Filed Pursuant to Rule 424(b)(3)
Registration No. 333-279314

INVESCO REAL ESTATE INCOME TRUST INC.
SUPPLEMENT NO. 15 DATED MARCH 26, 2026
TO THE PROSPECTUS DATED APRIL 15, 2025
This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Invesco Real Estate Income Trust Inc., dated April 15, 2025 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to the "Company," "we," "us," or "our" refer to Invesco Real Estate Income Trust Inc. and its subsidiaries unless the context specifically requires otherwise.
The purpose of this Supplement is to disclose:
•updates to the Prospectus; and
•our Annual Report on Form 10-K for the period ended December 31, 2025.
Prospectus Updates
The disclosure appearing in the “Experts” section of the Prospectus is supplemented with the following:
The financial statements of Invesco Real Estate Income Trust Inc. as of December 31, 2025 and 2024 and for each of the three years in the period ended December 31, 2025 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The financial statements of Vida JV LLC as of December 31, 2025 and 2024 and for each of the three years in the period ended December 31, 2025 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
Annual Report on Form 10-K
The Prospectus is hereby supplemented with our Annual Report on Form 10-K for the year ended December 31, 2025 (the “Annual Report”), that was filed with the SEC on March 26, 2026, a copy of which is attached to this Supplement as Appendix A. The attached Annual Report does not include exhibits, except for the financial statements of Vida JV LLC attached as Exhibit 99.1 to the Annual Report, which are included in Appendix A following the Annual Report.

Appendix A
Annual Report on Form 10-K for the Year Ended December 31, 2025

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________________________________________________
FORM 10-K
_______________________________________________________________

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the fiscal year ended December 31, 2025
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the transition period to
Commission File Number: 000-56655
____________________________________________________________________________________________________________________________
Invesco Real Estate Income Trust Inc.
(Exact name of Registrant as specified in its charter)
_______________________________________________________________

Maryland	83-2188696
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2300 N Field Street Suite 1200 Dallas, Texas (address of principal executive office)	75201 (Zip Code)
Registrant’s telephone number, including area code: (972)715-7400
_______________________________________________________________
Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Securities registered pursuant to Section 12(g) of the Securities Exchange Act of 1934:
Common Stock, par value $0.01 per share
________________________________________________
Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☐    No  ☒
Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    Yes  ☐    No  ☒
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).    Yes  ☒    No  ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    Yes  ☒   No  ☐
Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report. ☐
If securities are registered pursuant to Section 12(b) of the Act, indicate by check mark whether the financial statements of the registrant included in the filing reflect the correction of an error to previously issued financial statements. ☐
Indicate by check mark whether any of those error correction are restatements that required a recovery analysis of incentive-based compensation received by any of the registrant’s executive officers during the relevant recovery period pursuant to § 240.10D-1(b)  ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act.) Yes  ☐    No  ☒
The aggregate market value of the common stock held by non-affiliates of the registrant: There is currently no established public market for the Registrant’s shares of common stock.
As of March 26, 2026, the issuer had the following shares outstanding: 275,995 shares of Class T common stock, 483,418 shares of Class S common stock, 524,603 shares of Class D common stock, 3,833,399 shares of Class I common stock, 1,318,952 shares of Class E common stock, 15,418,839 shares of Class N common stock, 1,021,631 shares of Class S-PR common stock, and 530,522 shares of Class K-PR common stock.
DOCUMENTS INCORPORATED BY REFERENCE
None.

PART I
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS; RISK FACTORS SUMMARY
Forward-Looking Statements
This Annual Report on Form 10-K contains forward-looking statements within the meaning of the United States securities laws and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include about information possible or assumed future results of our business, investment strategies, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “project,” “forecast” or similar expressions and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” and any other statement that necessarily depends on future events, we intend to identify forward-looking statements, although not all forward-looking statements may contain such words. These statements include our strategies, plans and objectives for future operations, including those relating to future growth, capital raising and availability of funds, and are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, future economic, competitive, industry and market conditions, regulatory developments, future business decisions, and other aspects of our business or general economic conditions, all of which are difficult or impossible to accurately predict and many of which are beyond our control. Although we believe the assumptions underlying the forward-looking statements, and the forward-looking statements themselves, are reasonable based on the information available to management at the time such statements are made, any of the assumptions could be inaccurate and, therefore, you should not place undue reliance on these forward-looking statements. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Some of these factors are described under the headings “Business”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Report. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Risk Factor Summary
This section summarizes some of the risks potentially affecting our business, results of operations, prospects, financial condition and liquidity. This summary does not address all of the risks that we face and should be read in conjunction with the full risk factors contained below.
Risks Related to Our Organizational Structure
•You will not have the opportunity to evaluate our future investments before we make them, which makes your investment more speculative.
•There is no public trading market for shares of our common stock.
•Your ability to have your shares repurchased through our share repurchase plan is limited.
•The amount and source of distributions we may make to our stockholders is uncertain.
•We may pay distributions from sources other than our cash flow from operations.
•The Adviser manages our portfolio pursuant to very broad investment guidelines and generally is not required to seek the approval of our board of directors for each investment, financing or asset allocation decision, which may result in our making riskier investments and which could adversely affect our results of operations and financial condition.
•The purchase price and repurchase price for shares of our common stock are generally based on our prior month’s NAV and are not based on any public trading market.
•Our NAV per share amounts may change materially if the appraised values of properties materially change.
•Valuations and appraisals of our properties and real estate-related assets are estimates of fair value and may not necessarily correspond to realizable value.
•There are various risks associated with our DST program.
•Certain provisions of Maryland law and in our organizational documents could inhibit changes in control.
•Failures of or damage to, cyber attacks on or unauthorized access to, the information technology systems or facilities we use could result in significant limits on our ability to conduct our operations and activities, costs and reputational damage.
•The recent advancements in and increased use of artificial intelligence, or AI, present risks and challenges that may adversely impact our business.
Risks Related to Investments in Real Estate
•Economic, market and political conditions could unfavorably impact our portfolio.
•Our portfolio may be concentrated in a limited number of asset types, geographies or investments.
•We may change our investment and operational policies or our investment guidelines without stockholder consent.
•We face significant competition in acquiring properties, and then from owners, operators and developers of properties.
•We may continue to make joint venture investments, which could be adversely affected by our lack of sole decision-making authority, reliance on the financial condition of our joint venture partners, and disputes with joint venture partners.
•In our due diligence review of potential investments, we or those we rely upon may not identify all relevant facts that may be necessary or helpful in evaluating potential investments.
•We rely on property managers to effectively operate our properties and leasing agents to lease vacancies in our properties.
•We may be unable to renew leases as leases expire.
•Our properties may be leased at below-market rates under long-term leases.
•We could become subject to liability for environmental violations, regardless of whether we caused such violations.
•We may have difficulty selling our properties, which may limit our flexibility and ability to pay distributions.
•External factors may affect the demand for or revenues derived from the properties in which we invest.
Risks Related to Investments in Real Estate-Related Credit Assets
•Debt-oriented real estate investments face a number of general market-related risks that can affect the creditworthiness of the issuer.
•We face creditor risks with respect to our portfolio.
•Certain risks associated with the underlying collateral of our commercial real estate loans may affect our results of operations and financial condition.
•We may invest in commercial mortgage loans which are non-recourse in nature.
•The foreclosure process on loans or CMBS may be lengthy and expensive.
•Increases in interest rates could adversely affect our ability to acquire target assets that satisfy our investment objectives and increase the amount of our loan payments.
•The risk of default or insolvency by our underlying investments with a levered capital structure may cause us to incur losses.
•We may incur contingent liabilities in connection with the disposition of investments.
Risks Related to Investments in Real Estate-Related Securities
•We may invest in a wide range of real estate-related securities pursuant to our broad investment guidelines.

•Investments in real estate-related debt securities are subject to risks including various creditor risks and early redemption features which may materially adversely affect our results of operations and financial condition.
•Some of our real estate-related securities investments may become distressed.
•Certain risks associated with CMBS securities may adversely affect the value of our investments or our results of operations and financial condition.
•We will face “credit spread widening” risk related to our investment in securities.
•There are certain risks associated with the insolvency of obligations backing mortgage-backed securities and other investments.
•There are certain risks associated with CMBS interest shortfalls.
•The lack of liquidity in our securities investments may adversely affect our business.
•We may utilize non-recourse securitizations of certain of our CMBS investments.
•We may invest in structured products, real estate corporate debt, high yield securities, preferred equity and other REITs, which each have distinctive investment risks
•We will face risks related to our investments in commercial real estate collateralized loan obligations.
•We may invest in subordinated debt, which is subject to greater credit risk than senior debt.
•Our investments in operating companies are subject to unique risk and these companies may not be profitable.
•We may acquire and sell residential credit investments, which may subject us to legal, regulatory and other risks.
•We may engage in hedging transactions, which involve numerous risks.
•There are certain conflicts, risks and restrictions associated with investments in securities affiliated with our Adviser.
Risks Related Debt Financing
•We incur mortgage indebtedness and other borrowings, which increases our business risks, could hinder our ability to make distributions and could decrease the value of your investment.
•In certain cases, financings for our properties may be recourse to us.
•If we draw on a line of credit to fund repurchases or for any other reason, our financial leverage ratio could increase beyond our target.
•We may use repurchase agreements to finance our securities investments, which may expose us to risks that could result in losses and harm our liquidity.
•Our hedging may not be effective, or we may encounter adverse changes in the credit market.
Risks Related to our Relationship with the Adviser and the Dealer Manager
•We depend on the Adviser to select our investments and otherwise conduct our business.
•The termination or replacement of the Adviser could trigger a repayment event under our mortgage loans for some of our properties and the credit agreement governing any of our lines of credit.
•The Adviser’s inability to retain the services of key real estate professionals could hurt our performance.
•The fees we pay in connection with our operations and offerings and the agreements entered into with Invesco affiliates were not determined on an arm’s-length basis and may not be on the same terms we could achieve from a third party.
Risks Related to Conflicts of Interest
•There are a significant number and types of conflicts of interest in our relationship with our Adviser and Invesco and its affiliates, which could result in decisions that are not in the best interests of our stockholders.
Tax Risks
•Investment in our capital stock has various U.S. federal income tax risks, and there are risks involved with the requirements associated with our REIT qualification.
Website Disclosure
We use our website (www.inreit.com) as a channel of distribution of company information. The information we post through this channel may be deemed material. Accordingly, investors should monitor this channel, in addition to following our press releases and Securities and Exchange Commission (“SEC”) filings. The contents of our website are not, however, a part of this Annual Report on Form 10-K.

ITEM 1.    BUSINESS
References herein to “Invesco Real Estate Income Trust,” the “Company,” “INREIT,” “we,” “us,” or “our” refer to Invesco Real Estate Income Trust Inc., a Maryland corporation, and its subsidiaries unless the context specifically requires otherwise.
General Description of Business and Operations
We are a Maryland corporation focused on investing in stabilized, income-oriented commercial real estate in the United States. To a lesser extent, we also originate, acquire and manage private real estate debt and invest in real estate-related securities. We own, and expect to continue to own, all or substantially all of our assets through Invesco REIT Operating Partnership L.P. (the “Operating Partnership” or “INREIT OP”), of which we are the sole general partner. We currently operate in nine reportable segments: healthcare, office, industrial, self-storage, multifamily, student housing, grocery-anchored retail, real estate debt and real estate-related securities. We are externally managed and advised by Invesco Advisers, Inc. (the “Adviser”), a registered investment advisor and an indirect, wholly-owned subsidiary of Invesco Ltd. (“Invesco”), an independent global investment management firm. Our Adviser utilizes the personnel and global resources of Invesco Real Estate, the real estate investment center of Invesco, to provide investment management services to us.
Our portfolio of income producing assets consists of healthcare, office, industrial, self-storage, multifamily, student housing and grocery-anchored retail properties, as well as real estate debt, concentrated in growth markets across the United States. As of December 31, 2025, we hold ownership interests in 68 properties, four positions in private real estate debt investments and a $33.3 million portfolio of liquid real estate-related securities. For more information on our portfolio, including details about our investments, allocation and results of operations, see Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
We elected and intend to continue to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes and generally will not be subject to U.S. federal income taxes on our taxable income to the extent we annually distribute all of our net taxable income to stockholders and maintain our qualification as a REIT. We operate our business in a manner that permits our exclusion from the definition of “Investment Company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”).
In May 2021, we commenced our initial public offering of up to $3.0 billion in shares of common stock. In November 2024, our initial public offering terminated and we commenced our follow-on public offering of up to $3.0 billion, consisting of up to $2.4 billion in shares in our primary offering (the “Primary Offering”) and up to $600.0 million in shares under our distribution reinvestment plan (collectively, the “Public Offering”). We are offering to sell any combination of five classes of shares of our common stock, Class T shares, Class S shares, Class D shares, Class I shares and Class E shares in the Public Offering, with a dollar value up to the maximum offering amount. The share classes have different upfront selling commissions and dealer manager fees and different ongoing stockholder servicing fees. The purchase price per share for each class of our common stock sold in the Public Offering will vary and will generally equal our prior month’s net asset value (“NAV”) per share for such class, as determined monthly, plus any applicable upfront selling commissions and dealer manager fees. We intend to continue selling shares in our follow-on public offering on a monthly basis. As of December 31, 2025, we have received gross aggregate proceeds of $236.6 million through our public offerings.
In addition to the Public Offering, we are conducting multiple private offerings of our common stock (collectively the “Private Offerings”). As of December 31, 2025, we have received gross proceeds of $609.6 million from the Private Offerings.
In August 2022, our board of directors authorized management to initiate, through the Operating Partnership, a program (the “DST Program”) to issue and sell up to a maximum aggregate offering amount of $3.0 billion of beneficial interests (“Interests”) in specific Delaware statutory trusts (the “DSTs”) holding real properties (the “DST Properties”). The Interests will be issued and sold to “accredited investors,” as that term is defined under Regulation D promulgated by the SEC under the Securities Act of 1933, as amended (the “Securities Act”) in private placements exempt from registration pursuant to Section 4(a)(2) of the Securities Act (the “DST Offerings”). Under the DST Program, each DST Property may be sourced from our real properties or from third parties, will be held in a separate DST, and will be leased back by a wholly-owned subsidiary of the Operating Partnership in accordance with a master lease agreement. Each master lease agreement is guaranteed by the Operating Partnership, which has a fair market value purchase option (the “FMV Option”) giving it the right, but not the obligation, to acquire the interests in the applicable DST from the investors any time after two years from the closing of the applicable DST offering in exchange for units of the Operating Partnership (“OP Units”) or cash. After a one-year holding period, investors who acquire OP Units under the FMV Option generally have the right to cause the Operating Partnership to redeem all or a portion of their OP Units for, at our sole discretion, shares of our common stock, cash, or a combination of both.

The DST Program gives us the opportunity to expand and diversify our capital-raising strategies by offering what we believe to be an attractive investment product for investors that may be seeking replacement properties to complete like-kind exchange transactions under Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”). Certain affiliates of the Adviser receive fees in connection with the sale of the Interests and the management of the DSTs. We intend to use the net offering proceeds from the DST Program to make investments in accordance with our investment strategy and policies, reduce our borrowings, repay indebtedness, fund the repurchase of shares of all classes of our common stock under our share repurchase plan and for other corporate purposes. We commenced our DST Program in February 2023. As of December 31, 2025, we have raised $219.3 million net proceeds from our DST Program.
Our Adviser
We are externally managed by our Adviser, and under the advisory agreement between us and the Adviser (the “Advisory Agreement”), our Adviser provides us with the day-to-day management of our business and has the authority to source, evaluate and monitor our investment opportunities and make decisions related to the acquisition, management, financing and disposition of our assets, in accordance with our investment objectives, guidelines, policies and limitations. Each of our officers is an employee of our Adviser or one of its affiliates.
Our Adviser is an indirect, wholly owned subsidiary of Invesco, Ltd. (“Invesco”), an independent global investment management firm with a comprehensive range of active, passive and alternative investment capabilities constructed over many years to help clients achieve their investment objectives. Invesco has a significant presence in the retail and institutional markets within the investment management industry in the Americas, EMEA (Europe, Middle East and Africa) and Asia-Pacific, serving clients in more than 120 countries. As of December 31, 2025, Invesco managed approximately $2.2 trillion in assets for investors around the world.
Our board of directors has ultimate oversight and policy-making authority over us, including responsibility for governance, financial controls, compliance and disclosure. Our Adviser is at all times subject to the supervision and oversight of our board of directors and has only such functions and authority as we delegate to it. Under the Advisory Agreement, our Adviser is entitled to receive a management fee and expense reimbursements. In addition, Invesco REIT Special Limited Partner L.L.C. (the “Special Limited Partner”), a wholly-owned subsidiary of Invesco, is entitled to receive a performance participation interest from the Operating Partnership. Refer to Item 13 — “Certain Relationships and Related Transactions, and Director Independence” in Part III of this Report for a discussion of our relationship with our Adviser.
Investment Objectives
Our investment objectives are as follows:
•to provide our stockholders with stable, current income in the form of monthly distributions;
•to protect invested capital;
•to generate growth in NAV through disciplined investment selection and hands-on, proactive management; and
•to create portfolio diversification by investing across markets and real property types.
We cannot assure you that we will achieve our investment objectives.
Investment Strategy
Our investment strategy is to invest primarily in stabilized, income-oriented commercial real estate in the United States. To a lesser extent, we originate, acquire and manage private real estate debt, including loans secured or backed by real estate, preferred equity interests and interests in private debt funds. We also invest in liquid real estate-related equity and debt securities intended to provide us with current income and a source of liquidity for our share repurchase plan, cash management and other purposes.

Invesco Real Estate has long-standing and extensive relationships throughout the real estate industry. We believe we directly benefit from Invesco Real Estate’s ability to transact in scale with speed and certainty.

Investments in Properties
We invest primarily in stabilized, income-oriented commercial real estate in the United States. We currently invest in a broad range of properties including multifamily, industrial, grocery-anchored retail, office, healthcare, student housing, self-storage and manufactured housing, and may invest in property types such as hotels, senior living, single-family rentals, and data centers.

Although our portfolio is entirely comprised of properties located in the United States, once our portfolio has achieved sufficient scale, we may selectively diversify our portfolio on a global basis through investments in properties located outside of the United States.

In addition to stabilized properties, we may also acquire assets that require some amount of capital investment in order to be renovated or repositioned. We generally will limit investment in new developments on a standalone basis, but may consider development that is ancillary to an overall investment.

We do not designate specific geography or sector allocations for the portfolio. Rather, we intend to invest in regions or asset classes where we see the best opportunities that support our investment objectives.
Investments in Private Real Estate Debt
We also originate and acquire loans, which may include commercial mortgage loans, bank loans, mezzanine loans and other interests relating to real estate, and invest in other forms of private real estate debt such as preferred equity, participations in mortgages and loans, real estate-related debt securities and other debt secured by or related to commercial real estate.
Commercial mortgage loans are typically secured by single-family rental, multifamily or commercial property and are subject to risks of delinquency and foreclosure. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower.
Mezzanine loans in which we invest generally take the form of subordinated loans secured by a pledge of the ownership interests of either the entity owning the real property or an entity that owns (directly or indirectly) the interest in the entity owning the real property. These types of investments typically involve a higher degree of risk than mortgage lending because the investment may become unsecured as a result of foreclosure by the senior lender.
Investments in Liquid Real Estate-Related Equity and Debt Securities
Our investments in liquid real estate-related equity and debt securities provide us with current income and a source of liquidity for our share repurchase plan, cash management and other purposes.
We invest in equity securities of REITs and other real estate-related companies, including common stock and preferred equity securities.
Our investments in liquid real estate-related debt securities will focus on non-distressed public real estate-related debt securities, which may include CMBS, RMBS, CLOs and corporate bonds of publicly-traded REITs. Our investments in CMBS may include multi-issuer CMBS, single-issuer CMBS, re-REMICs and “rake bonds,” in each case, relating to real estate-related companies or assets.
We may invest in securities that are unregistered (but are eligible for purchase and sale by certain qualified institutional buyers) or are held by control persons of the issuer and securities that are subject to contractual restrictions on their resale.

Investment in Affiliated Fund
Our investments in real estate-related securities include an investment in a real estate fund managed by the Adviser (any such fund managed by the Adviser or its affiliate, an “Affiliated Fund”). The Affiliated Fund invests primarily in mortgage loans that are collateralized by commercial and residential real estate throughout the United States. We may invest in additional Affiliated Funds that invest primarily in stabilized, income-oriented commercial real estate and real estate-related securities or real estate debt.
The ownership interests we acquire in the Affiliated Funds will generally be treated in the same way as investments by other investors in the Affiliated Funds. The value of our investments in Affiliated Funds are excluded from our NAV and the net asset value of the Operating Partnership for purposes of calculating the management fee we pay to the Adviser. Refer to Note 18 — “Related Party Transactions” to our consolidated financial statements in this Annual Report on Form 10-K for further details regarding the calculation of the management fee.
Derivative Instruments and Hedging Activities
Subject to maintaining our status as a REIT and compliance with any applicable exemption from being regulated as a commodity pool operator, we use derivatives for limited hedging purposes. Our principal investments in derivative instruments may include options contracts, futures contracts, options on futures contracts, forward contracts, interest rate swaps and interest rate caps.
Borrowing Policies
We use financial leverage to provide additional funds to support our investment activities. This allows us to make more investments than would otherwise be possible, resulting in a broader portfolio. Subject to the limitation on indebtedness in our charter described below, our target leverage ratio is approximately 50% to 60%. We calculate our “leverage ratio” by dividing (1) the sum of our consolidated property-level debt, entity-level debt, and debt-on-debt, net of cash and restricted cash, by (2) the asset value of our real estate investments, private real estate debt investments and equity in our real estate-related securities portfolio (in each case measured using the greater of fair market value and cost), including our net investment in unconsolidated investments. For purposes of determining the asset value of our real estate investments, we include the asset value of the DST Properties. Our leverage ratio calculation does not include (i) indebtedness incurred in connection with funding a deposit in advance of the closing of an investment, (ii) indebtedness incurred as other working capital advances, (iii) indebtedness on our real estate securities investments, or (iv) the pro rata share of debt within our unconsolidated investments. Further, the refinancing of any amount of existing indebtedness will not be deemed to constitute incurrence of new indebtedness for purposes of the leverage ratio calculation so long as no additional amount of net indebtedness is incurred in connection therewith (excluding the amount of transaction expenses associated with such refinancing).
Our liquid real estate-related securities portfolio may have embedded leverage, including through the use of repurchase agreements and derivatives, including, but not limited to, options contracts, futures contracts, options on futures contracts, forward contracts and interest rate swaps. During times of increased investment and capital market activity, but subject to the limitation on indebtedness for money borrowed in our charter described below, we may employ greater leverage in order to quickly build a broader portfolio of assets. We may leverage our portfolio by assuming or incurring secured or unsecured property-level or entity-level debt. An example of property-level debt is a mortgage loan secured by an individual property or portfolio of properties incurred or assumed in connection with our acquisition of such property or portfolio of properties. Examples of entity-level debt are secured lending agreements assumed in connection with the origination of commercial loans or a line of credit obtained by us or the Operating Partnership. We currently have a secured lending agreement and a revolving line of credit from financial institutions. Borrowings under the line of credit or any future lines of credit may be used to repurchase shares of our common stock, fund acquisitions and for any other corporate purpose.
Our actual leverage level will be affected by a number of factors, some of which are outside our control. Significant inflows of proceeds from the sale of shares of our common stock generally will cause our leverage as a percentage of our net assets, or our leverage ratio, to decrease, at least temporarily. Significant outflows of equity as a result of repurchases of shares of our common stock generally will cause our leverage ratio to increase, at least temporarily. Our leverage ratio will also increase or decrease with decreases or increases, respectively, in the value of our portfolio. If we borrow under a line of credit to fund repurchases of shares of our common stock or for other purposes, our leverage would increase and may exceed our target leverage. In such cases, our leverage may remain at the higher level until we receive additional net proceeds from our continuous offering or sell some of our assets to repay outstanding indebtedness.

Our board of directors reviews our aggregate borrowings at least quarterly. In connection with such review, our board of directors may determine to modify our target leverage ratio in light of then-current economic conditions, relative costs of debt and equity capital, fair values of our properties, general conditions in the market for debt and equity securities, growth and investment opportunities or other factors. We may exceed our targeted leverage ratio at times if the Adviser deems it advisable for us. For example, if we fund a repurchase under a line of credit, we will consider actual borrowings when determining whether we are at our leverage ratio target, but not unused borrowing capacity. If, therefore, we are at a leverage ratio of approximately 50% to 60% and we borrow additional amounts under a line of credit, or if the value of our portfolio decreases, our leverage ratio could exceed 50% to 60%. In the event that our leverage ratio exceeds our target, regardless of the reason, we will thereafter endeavor to manage our leverage back down to our target.
There is no limit on the amount we may borrow or the number of mortgages we may place with respect to any individual property or portfolio. However, under our charter we may not incur indebtedness for money borrowed in an amount exceeding 300% of the cost of our net assets, which approximates borrowing 75% of the cost of our investments. This limitation includes indebtedness for money borrowed with respect to our securities portfolio. “Net assets” is defined as our total assets other than intangibles valued at cost (prior to deducting depreciation, reserves for bad debts and other non-cash reserves) less total liabilities. However, we may borrow in excess of this amount if such excess is approved by a majority of our independent directors, and disclosed to stockholders in our next quarterly report, along with justification for such excess.
Our charter prohibits us from obtaining loans from any of our directors, Invesco or any of their affiliates, unless approved by a majority of our board of directors (including a majority of our independent directors) not otherwise interested in the transaction as fair, competitive and commercially reasonable and on terms and conditions not less favorable than comparable loans between unaffiliated parties under the same circumstances.
Governmental Regulations
We intend to continue to conduct our business so that neither we nor any of our subsidiaries are required to register as an investment company under the Investment Company Act.
As an owner of real estate, our operations are subject, in certain instances, to supervision and regulation by U.S. and other governmental authorities, and may be subject to various laws and judicial and administrative decisions imposing various requirements and restrictions, which, include among other things: (i) federal and state securities laws and regulations; (ii) federal, state and local tax laws and regulations; (iii) state and local laws relating to real property; (iv) federal, state and local environmental laws, ordinances, and regulations; and (v) various laws relating to housing, including permanent and temporary rent control and stabilization laws, the Americans with Disabilities Act of 1990 and the Fair Housing Amendment Act of 1988, among others.
In our judgment, compliance with the regulations described herein has not had a material adverse effect on our business, assets, results of operations, or financial condition. While we expect that additional new regulations will be adopted and existing ones may change in the future, it is not possible at this time to forecast the exact nature of any future legislation, regulations, judicial decisions, orders or interpretations, nor their impact upon our future business, assets, results of operations, financial condition, or prospects. For additional information on government regulation, refer to Item 1A — “Risk Factors — Risks Related to Investments in Real Estate.”
Our Taxation as a REIT
We qualified to be taxed as a REIT for U.S. federal income tax purposes commencing with the taxable year ended December 31, 2020. To maintain our REIT qualification, we must meet a number of organizational and operational requirements, including that we are generally required to distribute at least 90% of our REIT taxable income to our stockholders annually. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent we annually distribute all of our net taxable income (determined without regard to our net capital gain and dividends-paid deduction) to stockholders and maintain our qualification as a REIT. For additional tax status information, refer to Item 1A — “Risk Factors — Tax Risks.”

We have formed wholly-owned subsidiaries to function as taxable REIT subsidiaries (“TRSs”). In general, a TRS may perform additional services for our tenants, earn income and hold assets that would not be qualifying gross income for purposes of the gross income tests for REIT qualification or would not be qualifying assets for purposes of the asset tests, and generally may engage in any real estate or non-real estate-related business other than management or operation of a lodging facility or a health care facility. Domestic TRSs will be subject to taxation at the federal, state and local levels, as applicable. We will account for applicable income taxes by utilizing the asset and liability method. As such, we will record deferred tax assets and liabilities for the future tax consequences resulting from the difference between the carrying value of existing assets and liabilities and their respective tax basis. A valuation allowance for deferred tax assets is provided if we believe all or some portion of the deferred tax asset may not be realized.
Competition
We face competition from various entities for investment opportunities in properties, including other REITs, pension funds, insurance companies, investment funds and other companies, partnerships and developers. In addition to third-party competitors, other programs sponsored by the Adviser and its affiliates, particularly those with investment strategies that overlap with ours, will seek investment opportunities under the Adviser’s prevailing policies and procedures. At times, these entities may have greater access to capital to acquire properties than we have.
We have access to our Adviser’s professionals and their industry expertise, which we believe provides us with a competitive advantage. These professionals help us assess investment risks and determine appropriate pricing for certain potential investments. We believe these relationships will enable us to compete more effectively for attractive investment opportunities. Despite certain competitive advantages, we may not be able to achieve our business goals or expectations due to the competitive risks that we face. For additional information concerning these competitive risks, refer to Item 1A — “Risk Factors — Risks Related to Investments in Real Estate.”
Human Capital
We do not have any employees. We are externally managed by the Adviser under the Advisory Agreement, and our Adviser is responsible for providing us with our management team. Our executive officers may also serve as officers of the Adviser, and are employed by the Adviser or one of its affiliates. Our Adviser and its affiliates are not obligated to dedicate any of their employees exclusively to us, and our Adviser, its affiliates and their employees are not obligated to dedicate any specific portion of time to our business. See Item 13 — “Certain Relationships and Related Transactions, and Director Independence—Certain Transactions with Related Persons—The Adviser.” Invesco's long-term success, including our Adviser’s success in managing our business, depends on its ability to retain, develop, engage and attract top talent. Invesco invests significantly in talent development, employee benefit programs, technology and other resources that support its employees in developing their full potential. Invesco believes that an employee community that is diverse and inclusive, engaged in their communities and invested in employee well-being will drive positive outcomes for its clients and shareholders.
Tenants
We are dependent upon the ability of current tenants to pay their contractual rent amounts as the rents become due. For the year ended December 31, 2025, there were no tenants that individually represented more than 10% of our total rental revenue.
Conflicts of Interest
We are subject to conflicts of interest arising out of our relationship with Invesco and the Adviser. See the disclosure under “Review of Our Policies” below as well as Item 1A — “Risk Factors — Risks Related to Conflicts of Interest.”
Available Information
Stockholders may obtain copies of our filings with the SEC, free of charge from the website maintained by the SEC at www.sec.gov or from our website at www.inreit.com. We also routinely post on our website important information about the Company, including press releases and other information. We are providing the address to our website solely for the information of investors. The information on our website is not a part of, nor is it incorporated by reference into this Annual Report on Form 10-K.

Review of Our Policies
Our board of directors, including our independent directors, have reviewed the policies described in this Annual Report on Form 10-K and determined that they are in the best interest of our stockholders because: (1) they increase the likelihood that we will be able to implement and execute our business strategies; (2) our executive officers, directors and affiliates of the Adviser have expertise with the type of real estate investments we seek; (3) borrowings enable us to purchase additional investments, thereby increasing portfolio diversification and our ability to achieve investment objectives; (4) there are sufficient property acquisition opportunities with the attributes that we seek; and (5) corporate governance best practices and high ethical standards help promote our long-term performance, thereby increasing our likelihood of generating income for our stockholders and preserving stockholder capital.
Our board of directors, including our independent directors, has examined the material terms, factors and circumstances surrounding any transactions or arrangements between the Company and any of our directors, the Adviser, the Sponsor or any affiliate thereof described herein. On the basis of such examination, our board of directors, including our independent directors, has determined that such transactions are fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

ITEM 1A.     RISK FACTORS
You should specifically consider the following material risks in addition to the other information contained in this Annual Report on Form 10-K. The occurrence of any of the following risks might have a material adverse effect on our business and financial condition. The risks and uncertainties discussed below are not the only ones we face, but do represent those risks and uncertainties that we believe are most significant to our business, operating results, financial condition, prospects and forward-looking statements. As used herein, the term “you” refers to our current stockholders or potential investors in our common stock, as applicable.
Risks Related to Our Organizational Structure
You will not have the opportunity to evaluate our future investments before we make them, which makes your investment more speculative.
We are not able to provide you with any information relating to any future investments that we may make. Because we have not held certain of our current investments for a long period of time, it may be difficult for you to evaluate our success in achieving our investment objectives. We will continue to seek to invest substantially all of the future net offering proceeds from our offerings, after the payment of fees and expenses, in the acquisition of investments identified by the Adviser. However, because you will be unable to evaluate the economic merit of our future investments before we make them, you will have to rely entirely on the ability of the Adviser to select suitable and successful investment opportunities. Furthermore, the Adviser has broad discretion in selecting the types of properties in which we will invest and the tenants of those properties. We may be subject to similar risks in relation to investments made by entities in which we acquire an interest but do not control, such as the Affiliated Funds. These factors increase the risk that your investment in our common stock may not generate returns comparable to other real estate investment alternatives.
There is no public trading market for shares of our common stock and therefore your ability to dispose of your shares will likely be limited to repurchase by us. If you do sell your shares to us, you may receive less than the price you paid.
There is no current public trading market for shares of our common stock, and we do not expect that such a market will ever develop. Therefore, repurchase of shares by us will likely be the only way for you to dispose of your shares and such repurchases are limited by our share repurchase plan. We will repurchase shares of each class at a price equal to the transaction price of the shares being repurchased on the date of repurchase (which will generally be equal to our prior month’s NAV per share for each class) and not based on the price at which you initially purchased your shares. Subject to limited exceptions, shares repurchased within one year of the date of issuance will be repurchased at 95% of the applicable transaction price. As a result, you may receive less than the price you paid for your shares if you sell them to us under our share repurchase plan.

Your ability to have your shares repurchased through our share repurchase plan is limited, and the amount of shares we may repurchase is subject to caps.
In any particular month, we may choose to repurchase fewer shares than have been requested to be repurchased under our share repurchase plan, or none at all, in our discretion at any time. We may repurchase fewer shares than have been requested to be repurchased due to lack of readily available funds because of adverse market conditions beyond our control, the need to maintain liquidity for our operations or to fund the repurchase of shares held by Massachusetts Mutual Life Insurance Company (“MassMutual”), under the contractual share redemption rights we have granted MassMutual or a determination that investing in real property or other illiquid investments is a better use of our capital than repurchasing our shares. In addition, the total number of shares that we will repurchase under our share repurchase program is limited, in any calendar month, to no more than 2% of our aggregate NAV (measured using the aggregate NAV as of the end of the immediately preceding month) and, in any calendar quarter, to no more than 5% of our aggregate NAV (measured using the average aggregate NAV at the end of the immediately preceding three months). Further, our board of directors may modify or suspend our share repurchase plan. Our board may determine that it is in our best interests and the interest of our stockholders to suspend the share repurchase plan as a result of regulatory changes, our becoming aware of undisclosed material information that we believe should be publicly disclosed before shares are repurchased, a lack of available funds, a determination that repurchase requests are having an adverse effect on our operations or other factors. Upon a suspension of our share repurchase plan, our board of directors will consider at least quarterly whether the continued suspension of our share repurchase plan remains in our best interest and the best interest of our stockholders. However, our board of directors is not required to authorize the recommencement of our share repurchase plan within any specified period of time. If the total number of all shares requested to be repurchased in any given month are not repurchased, funds will be allocated pro rata based on the total number of shares being repurchased and subject to the volume limitation. All unsatisfied repurchase requests must be resubmitted after the start of the next month or quarter, or upon the recommencement of the share repurchase plan, as applicable.
The vast majority of our assets consist of properties that generally cannot be readily liquidated without impacting our ability to realize full value upon their disposition. Therefore, we may not always have a sufficient amount of cash to immediately satisfy repurchase requests. Should repurchase requests, in our judgment, place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on us as a whole, or should we otherwise determine that investing our liquid assets in real properties or other illiquid investments rather than repurchasing our shares is in our best interests as a whole, then we may choose to repurchase fewer shares than have been requested to be repurchased, or none at all. Because we are not required to authorize the recommencement of the share repurchase plan within any specified period of time, we may effectively terminate the plan by suspending it indefinitely. As a result, your ability to have your shares repurchased by us may be limited and at times you may not be able to liquidate your investment.

Events that may cause our stockholders to request that we repurchase their shares may materially adversely affect our cash flow and our results of operations and financial condition.
Events affecting the U.S. or global economy, such as the general negative performance of the real estate sector, inflation, unemployment, actual or perceived instability in the U.S. banking system, high interest rates, armed conflicts, geopolitical instability, civil unrest, terrorism, natural and environmental disasters, and market volatility, could cause our stockholders to seek to sell their shares to us under our share repurchase plan at a time when such events are adversely affecting the performance of our assets. Even if we decide to satisfy all resulting repurchase requests, our cash flow could be materially adversely affected. In addition, if we determine to sell assets to satisfy repurchase requests, we may not be able to realize the return on such assets that we may have been able to achieve had we sold at a more favorable time, and our results of operations and financial condition, including, without limitation, breadth of our portfolio by property type and location, could be materially adversely affected.
If we are unable to raise substantial additional funds, we will be limited in the number and type of investments we make and the value of your investment in us will be more dependent on the performance of any of the specific assets we acquire.
Our public offering is being made on a “best efforts” basis, meaning that our dealer manager and participating broker-dealers are only required to use their best efforts to sell shares of our common stock and have no firm commitment or obligation to purchase any shares. The amount of proceeds we raise in our offerings, including our public offering, may be substantially less than the amount we would need to create a diversified portfolio of investments. If we are unable to raise substantial funds, we will make fewer investments resulting in less diversification in terms of the type, number, geography and size of investments that we make. In that case, the likelihood that any single asset’s performance would adversely affect our profitability will increase. Further, we expect to have certain fixed operating expenses, including expenses of being a public reporting company, regardless of whether we are able to raise substantial funds in our offerings. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions to you.

The amount and source of distributions we may make to our stockholders is uncertain, and we may be unable to generate sufficient cash flows from our operations to make distributions to our stockholders at any time in the future.
We will not establish a minimum distribution payment level, and our ability to make distributions to our stockholders may be adversely affected by a number of factors. We may not generate sufficient income to make distributions to our stockholders. Our board of directors (or a committee of our board of directors) will make determinations regarding distributions based upon, among other factors, our financial performance, debt service obligations, debt covenants, REIT qualification and tax requirements and capital expenditure requirements. Among the factors that could impair our ability to make distributions to our stockholders are:
•changes in the economy;
•the limited size of our portfolio;
•our inability to invest the proceeds from sales of our shares on a timely basis in income-producing properties;
•our inability to realize attractive risk-adjusted returns on our investments;
•our need for liquidity to pay share repurchase requests;
•high levels of expenses or reduced revenues that reduce our cash flow or non-cash earnings; and
•defaults in our investment portfolio or decreases in the value of our investments.
As a result, we may not be able to make distributions to our stockholders at any time in the future, and the level of any distributions we do make to our stockholders may not increase or even be maintained over time, any of which could materially and adversely affect the value of your investment. As discussed below, we may fund distributions to our stockholders from sources other than cash flow from operations.

We may pay distributions from sources other than our cash flow from operations, including, without limitation, the sale of or repayment of our assets, borrowings or offering proceeds, and we have no limits on the amounts we may pay from such sources.
We may not generate sufficient cash flow from operations to fully fund distributions to our stockholders. Therefore, we may fund distributions to our stockholders from sources other than cash flow from operations, including, without limitation, the sale of or repayment of our assets, borrowings, or offering proceeds (including from sales of our common stock or Operating Partnership units). The extent to which we pay distributions from sources other than cash flow from operations will depend on various factors, including the level of participation in our distribution reinvestment plan, the extent to which the Adviser elects to receive its management fee in shares of our common stock or units of the Operating Partnership and the Special Limited Partner elects to receive distributions on its performance participation interest in units of the Operating Partnership, how quickly we invest the proceeds from our current and any future offering and the performance of our investments, including our real estate-related securities portfolio. Funding distributions from the sales of or repayment of our assets, borrowings, or proceeds of our offerings will result in us having less funds available to acquire properties or other real estate-related investments. As a result, the return you realize on your investment may be reduced. Doing so may also negatively impact our ability to generate cash flows. Likewise, funding distributions from the sale of additional securities will dilute your interest in us on a percentage basis and may impact the value of your investment especially if we sell these securities at prices less than the price you paid for your shares. We may be required to continue to fund our regular distributions from a combination of some of these sources if our investments fail to perform, if expenses are greater than our revenues or due to numerous other factors. We have not established a limit on the amount of our distributions that may be paid from any of these sources.
To the extent we borrow funds to pay distributions, we would incur borrowing costs and these borrowings would require a future repayment. The use of these sources for distributions and the ultimate repayment of any liabilities incurred could adversely impact our ability to pay distributions in future periods, decrease our NAV, decrease the amount of cash we have available for operations and new investments and adversely impact the value of your investment.
We may also defer operating expenses or pay expenses (including the fees of the Adviser or distributions to the Special Limited Partner) with shares of our common stock or Operating Partnership units in order to preserve cash flow for the payment of distributions. The ultimate repayment of these deferred expenses could adversely affect our operations and reduce the future return on your investment. We may repurchase shares or redeem Operating Partnership units from the Adviser or Special Limited Partner shortly after issuing shares or units as compensation. The payment of expenses in shares of our common stock or with Operating Partnership units will dilute your ownership interest in our portfolio of assets. There is no guarantee any of our operating expenses will be deferred and the Adviser and Special Limited Partner are under no obligation to receive future fees or distributions in shares of our common stock or Operating Partnership units and may elect to receive such amounts in cash.
To date, all of the distributions we have paid to stockholders have been funded through a combination of cash flows from our operations, distributions from unconsolidated investments and distributions reinvested in shares of our common stock through our distribution reinvestment plan.
The Adviser manages our portfolio based on broad investment guidelines and generally is not required to seek the approval of our board of directors for each investment, financing or asset allocation decision it makes, which may result in our making riskier investments and which could adversely affect our results of operations and financial condition.
Our board of directors approved broad investment guidelines that delegate to the Adviser the authority to execute acquisitions and dispositions of real estate properties and real estate-related securities on our behalf, in each case so long as such investments are consistent with the investment guidelines and our charter. There can be no assurance that the Adviser will be successful in applying any strategy or discretionary approach to our investment activities. Our board of directors reviews our investment guidelines on an annual basis (or more often as it deems appropriate) and reviews our investment portfolio periodically. The prior approval of our board of directors or a committee of independent directors will be required only as set forth in our charter (including for transactions with affiliates of the Adviser) or for the acquisition or disposition of assets that are not in accordance with our investment guidelines. In addition, in conducting periodic reviews, our directors rely primarily on information provided to them by the Adviser. Furthermore, transactions entered into on our behalf by the Adviser may be costly, difficult or impossible to unwind when they are subsequently reviewed by our board of directors.

Payments to the Adviser in the form of common stock or Operating Partnership units they elect to receive in lieu of fees or distributions will dilute future cash available for distribution to our stockholders.
The Adviser may choose to receive shares of our common stock or Operating Partnership units in lieu of certain fees and the Special Limited Partner may choose to receive Operating Partnership units in lieu of certain distributions. The holders of all Operating Partnership units are entitled to receive cash from operations pro rata with the distributions being paid to us and such distributions to the holders of the Operating Partnership units will reduce the cash available for distribution to us and to our stockholders. Furthermore, under certain circumstances the Operating Partnership units held by the Adviser or the Special Limited Partner are required to be repurchased in cash at the holder’s election, and there may not be sufficient cash to make such a repurchase payment; therefore, we may need to use cash from operations, borrowings, offering proceeds or other sources to make the payment, which will reduce cash available for distribution to you or for investment in our operations. Repurchases of our shares of common stock or Operating Partnership units from the Adviser paid to the Adviser as a management fee are not subject to the monthly and quarterly volume limitations or the Early Repurchase Deduction, and such sales receive priority over other shares being submitted for repurchase under the share purchase plan during such period.
Purchases and repurchases of shares of our common stock are not made based on the current NAV per share of our common stock as of the date of purchase or repurchase.
Generally, our offering price per share and the price at which we make repurchases of our shares will equal the NAV per share of the applicable class as of the last calendar day of the prior month, plus, in the case of our offering price, applicable upfront selling commissions and dealer manager fees. The NAV per share as of the date on which you make a subscription request or repurchase request may be significantly different than the transaction price you pay or the repurchase price you receive. Certain of our investments or liabilities are subject to high levels of volatility from time to time and could change in value significantly between the end of the prior month as of which our NAV is determined and the date that you purchase or we repurchase your shares, however the prior month’s NAV per share will generally continue to be used as the transaction price per share and repurchase price per share. In exceptional circumstances, we may in our sole discretion, but are not obligated to, sell and repurchase shares at a different price that we believe reflects the NAV per share of such stock more appropriately than the prior month’s NAV per share, including by updating a previously disclosed transaction price, in cases where we believe there has been a material change (positive or negative) to our NAV per share since the end of the prior month and we believe an updated price is appropriate. Even in such extraordinary cases, the offering price and repurchase price will not equal our NAV per share as of the date of purchase or repurchase.

Valuations and appraisals of our real properties and real estate-related securities are estimates of fair value and may not necessarily correspond to realizable value.
For the purposes of calculating our monthly NAV, our properties are generally initially valued at cost, which we expect to represent fair value at that time. Thereafter, valuations of properties are determined by one of our independent valuation advisors, based on appraisals of each of our properties on at least a quarterly basis in accordance with valuation guidelines approved by our board of directors. Any mortgages, mortgage participations and mezzanine loans in our portfolio will be valued monthly by one of our independent valuation advisors. Our property-level and entity-level debt will be valued quarterly by one of our independent valuation advisors. Our other investments in other real estate-related assets will be valued quarterly or monthly, as applicable, at fair market value by the Adviser. The valuations of our real properties are based on asset and portfolio level information provided by the Adviser, which information will not be independently verified by our independent valuation advisor. In addition, our investments in certain real estate-related securities and real estate-related operating companies, while a component of NAV, are valued by the Adviser, and will not be reviewed by our independent valuation advisors or appraised.
Within the parameters of our valuation guidelines, the valuation methodologies used to value our properties involve subjective judgments and projections and may not be accurate. Valuation methodologies will also involve assumptions and opinions about future events, which may or may not turn out to be correct. Valuations and appraisals of our properties and real estate-related securities are only estimates of fair value. Ultimate realization of the value of an asset depends to a great extent on economic, market and other conditions beyond our control and the control of the Adviser and our independent valuation advisor. Further, valuations do not necessarily represent the price at which an asset would sell, since market prices of assets can only be determined by negotiation between a willing buyer and seller. As such, the carrying value of an asset may not reflect the price at which the asset could be sold in the market, and the difference between carrying value and the ultimate sales price could be material. There will be no retroactive adjustment in the valuation of such assets, the offering price of our shares of common stock, the price we paid to repurchase shares of our common stock or NAV-based fees we paid to the Adviser and Invesco Distributors, Inc., our dealer manager (the “Dealer Manager”), to the extent such valuations prove to not accurately reflect the realizable value of our assets. Because the price investors will pay for shares of our common stock in our offerings and the price at which the shares may be repurchased by us pursuant to our share repurchase plan will generally be based on our prior month’s NAV per share, investors may pay more than realizable value or receive less than realizable value for their investments.
Our NAV per share amounts may change materially if the appraised values of our properties materially change from prior appraisals or the actual operating results for a particular month differ from what we originally budgeted for that month.

Quarterly appraisals of our properties are conducted on a rolling basis, such that properties are appraised at different times but each property would be appraised at least quarterly. When these appraisals are reflected in our NAV calculations, there may be a material change in our NAV per share amounts for each class of our common stock from those previously reported. The changes in a property’s value may be as a result of property-specific changes or as a result of more general changes to real estate values resulting from local, national or global economic changes. For example, an unexpected termination or renewal of a material lease, a material increase or decrease in vacancies or an unanticipated structural or environmental event at a property may cause the value of a property to change materially, and material changes in the lending markets may cause the value of our private real estate debt investments and property-level or entity-level debt to change, yet obtaining sufficient relevant information after the occurrence has come to light or analyzing fully the financial impact of such an event may be difficult to do and may require some time. In addition, actual operating results for a given month may differ from what we originally budgeted for that month, which may cause a material increase or decrease in the NAV per share amounts. As a result, the NAV per share may not reflect a material event until such time as sufficient information is available and analyzed, and the financial impact is fully evaluated, such that our NAV may be appropriately adjusted in accordance with our valuation guidelines. We will not retroactively adjust the NAV per share of each class reported for the previous month. Therefore, because a new quarterly appraisal may differ materially from the prior appraisal or the actual results from operations may be better or worse than what we previously budgeted for a particular month, the adjustment to reflect the new appraisal or actual operating results may cause the NAV per share for each class of our common stock to increase or decrease, and depending on the circumstance, the resulting potential disparity in our NAV may be in favor or to the detriment of either stockholders who submit their shares for repurchase, stockholders who buy new shares, or existing stockholders.

NAV calculations are not governed by governmental or independent securities, financial or accounting rules or standards.
The methods used by the Adviser and State Street to calculate our NAV, including the components used in calculating our NAV, is not prescribed by rules of the SEC or any other regulatory agency. Further, there are no accounting rules or standards that prescribe which components should be used in calculating NAV, and our NAV is not audited by our independent registered public accounting firm. We will calculate and publish NAV solely for purposes of establishing the price at which we sell and repurchase shares of our common stock, and you should not view our NAV as a measure of our historical or future financial condition or performance. The components and methodology used in calculating our NAV may differ from those used by other companies now or in the future.
In addition, calculations of our NAV, to the extent that they incorporate valuations of our assets and liabilities, are not prepared in accordance with generally accepted accounting principles, also known as GAAP. These valuations may differ from liquidation values that could be realized in the event that we were forced to sell assets.
Additionally, errors may occur in calculating our NAV, which could impact the price at which we sell and repurchase shares of our common stock and the amount of the Adviser’s management fee and the Special Limited Partner’s performance participation interest.
We have incurred GAAP net losses attributable to stockholders and an accumulated deficit in the past and may incur GAAP net losses attributable to stockholders and continue to have an accumulated deficit in the future.
For the year ended December 31, 2025, we had a GAAP net loss attributable to common stockholders of $9.8 million resulting in a GAAP net loss per share of common stock, basic and diluted, of $0.43. Our accumulated deficit and cumulative distributions as of December 31, 2025 was $175.4 million. We may incur net losses and continue to have an accumulated deficit in the future.
We face risks associated with the deployment of our capital.
In light of the nature of our offerings and our investment strategy and the need to be able to deploy capital quickly to capitalize on potential investment opportunities, if we have difficulty identifying and purchasing suitable investments on attractive terms, there could be a delay between the time we receive net proceeds from our offerings and the time we invest such net proceeds. We may also from time to time hold cash pending deployment into investments or have less than our targeted leverage, which cash or shortfall in target leverage may at times be significant, particularly at times when we are receiving high amounts of offering proceeds or times when there are few attractive investment opportunities. Such cash may be held in an account that may be invested in money market accounts or other similarly temporary investments.
In the event we are unable to find suitable investments, such cash may be maintained for longer periods which would be dilutive to overall investment returns. This could cause a substantial delay in the time it takes for your investment to realize its full potential return and could adversely affect our ability to pay regular distributions of cash flow from operations to you. It is not anticipated that the temporary investment of such cash into money market accounts or other similar temporary investments pending deployment into investments will generate significant interest, and investors should understand that such low interest payments on the temporarily invested cash may adversely affect overall returns. In the event we fail to timely invest the net proceeds of this offering or do not deploy sufficient capital to meet our targeted leverage, our results of operations and financial condition may be adversely affected.

The DST Program could subject us to liabilities from litigation or otherwise.

Our DST Program raises capital in private placements exempt from registration under the Securities Act through the sale of beneficial interests to “accredited investors” in specific Delaware statutory trusts holding DST Properties (as defined herein). See “Investment Objectives and Strategies— DST Program.” We expect that the DST Program will give us the opportunity to expand and diversify our capital-raising strategies by offering what we believe to be an attractive investment product for investors that may be seeking replacement properties to complete like-kind exchange transactions under Section 1031 of the Code. However, there is no guarantee that the DST Program will provide the tax benefits expected by investors. Investors who acquire beneficial interests through such private placements may be seeking certain tax benefits that depend on the interpretation of, and compliance with, federal and state income tax laws and regulations. As the sole member and manager of the general partner of the Operating Partnership, we may become subject to liability, from litigation or otherwise, as a result of the DST Program, including in the event an investor fails to qualify for any desired tax benefits.

The DST Program will not shield us from risks related to the performance of the DST Properties held through such structures.
Under the DST Program, certain of our existing real properties and real properties acquired from third parties may be placed into Delaware statutory trusts, the beneficial interests of which will be sold to investors. We will hold long-term leasehold interests in each DST Property under a master lease, which will be fully guaranteed by the Operating Partnership. Under each master lease we will be responsible for subleasing the DST Property to occupying tenants until the earlier of the expiration of the master lease or the Operating Partnership’s exercise of the FMV Option, which means that we bear the risk that the underlying cash flow from a DST Property may be less than the master lease payments. Therefore, even though we will no longer own the DST Property, because of the fixed terms of the master lease guaranteed by our Operating Partnership, negative performance by the DST Property could affect cash available for distributions to our stockholders and would likely have an adverse effect on our results of operations. In addition, although the Operating Partnership will hold a FMV Option to reacquire each DST Property, the purchase price will be based on the then-current fair market value of the DST Property subject to the master lease. Therefore, we may pay more for the DST Property upon the FMV Option exercise if it appreciates while held by the Delaware statutory trust than if we had not placed such property in the DST Program.

We own beneficial interests in trusts owning DST Properties that will be subject to the agreements under our DST Program, which may have an adverse effect on our results of operations, relative to if the DST Program agreements did not exist.
In connection with our DST Program, we own and may continue to own, through our taxable REIT subsidiary, beneficial interests in Delaware statutory trusts owning DST Properties that are subject to the terms of the agreements provided by our DST Program. The DST Program agreements may limit our ability to encumber, lease or dispose of our beneficial interests. Such agreements could affect our ability to turn our beneficial interests into cash and could affect cash available for distributions to our stockholders. The DST Program agreements, and in some cases, the financing documents, used in connection with the DST Program could also impair our ability to take actions that would otherwise be in the best interests of our stockholders and, therefore, may have an adverse effect on our results of operations and NAV, relative to if the DST Program agreements did not exist.
DST Properties may be less liquid than other assets, which could impair our ability to utilize cash proceeds from sales of such DST Properties for other purposes such as paying down debt, distributions or additional investments.
DST Properties may later be reacquired by the Operating Partnership through the exercise of the FMV Option. In such a case, an investor who acquires Operating Partnership units in a tax-deferred exchange for its DST beneficial interests will generally still be tied to the DST Property in terms of the substituted basis the investor will take in its Operating Partnership units and the built-in-gain attributable to those units. As a result, if the DST Property is subsequently sold, unless we effectuate a like-kind exchange under Section 1031 of the Code, then tax will be triggered on the investor’s remaining built-in-gain. Although we are not contractually obligated to do so, we intend to execute 1031 exchanges in such situations rather than trigger gain. Any replacement property acquired in connection with a 1031 exchange will similarly be tied to the investors with similar considerations if such replacement property ever is sold. As a result of these factors, placing real properties into the DST Program may limit our ability to access liquidity from such real properties or replacement properties through sale without triggering taxes due to the built-in-gain tied to investors in the DST Program. Such reduced liquidity could impair our ability to utilize cash proceeds from sales for other purposes such as paying down debt, distributions or additional investments.

Certain provisions of Maryland law could inhibit changes in control.

Certain provisions of the Maryland General Corporation Law (the “MGCL”) may have the effect of deterring a third party from making a proposal to acquire us or of impeding a change in control under circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then-prevailing market price of our common stock. Under the MGCL, certain “business combinations” between us and an “interested stockholder” (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the outstanding voting stock of the corporation or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation) or an affiliate thereof are prohibited for five years after the most recent date on which the stockholder becomes an interested stockholder. Thereafter, the MGCL imposes two super-majority stockholder voting requirements on these business combinations. Under the statute, our board of directors has, by resolution, exempted business combinations between us and any other person, including Invesco and the Adviser, provided that such business combination is first approved by our board of directors.

The “control share” provisions of the MGCL provide that “control shares” of a Maryland corporation (defined as voting shares of stock that, if aggregated with all other shares of stock owned or controlled by the acquirer, would entitle the acquirer to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of issued and outstanding control shares) have no voting rights except to the extent approved by stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding votes entitled to be cast by the acquirer of control shares, officers of the corporation and employees of the corporation who are also directors. Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Additionally, Title 3, Subtitle 8 of the MGCL (“Subtitle 8”) permits our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement certain corporate governance provisions, some of which (for example, a classified board) we do not yet have. Our charter contains a provision whereby we have elected to be subject to the provision of Subtitle 8 relating to the filling of vacancies on our board of directors by only a majority of the remaining directors, even if the remaining directors constitute less than a quorum, and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we vest in our board of directors the exclusive power to fix the number of directorships, provided that the number is not less than three.

These provisions may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of us under circumstances that otherwise could provide the holders of shares of common stock with the opportunity to realize a premium over the then-current market price.

Ownership limitations may restrict change of control or business combination opportunities in which our stockholders might receive a premium for their shares.

For us to qualify as a REIT, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of any calendar year. To preserve our REIT qualification, among other purposes, our charter generally prohibits any person from directly or indirectly owning more than 9.9% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our capital stock or more than 9.9% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock. This ownership limitation could have the effect of discouraging a takeover or other transaction in which holders of our common stock might receive a premium for their shares over the then-prevailing market price or which holders might believe to be otherwise in their best interests.

Our authorized but unissued shares of capital stock may prevent a change in our control.

Our charter authorizes us to issue additional authorized but unissued shares of common stock or preferred stock, provided that the issuance of preferred stock must also be approved by a majority of independent directors not otherwise interested in the transaction who will have access at our expense to our legal counsel or to independent legal counsel. In addition, our board of directors may, without stockholder approval, amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue and classify or reclassify any unissued shares of common stock or preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board of directors may establish a class or series of shares of common stock or preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders.

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

Maryland law provides that a director has no liability in the capacity as a director if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in the corporation’s best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. As permitted by the MGCL, subject to certain additional limitations of the North American Securities Administrators Association’s Statement of Policy Regarding Real Estate Investment Trusts, as revised and adopted on May 7, 2007 (the “NASAA REIT Guidelines”), our charter limits the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

•actual receipt of an improper benefit or profit in money, property or services; or
•a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

In addition, our charter generally requires us to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, (b) any individual who, while a director or officer and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (c) our Adviser or any of its affiliates acting as our agent. Notwithstanding the above, our charter provides that we may not indemnify a director, the Adviser and any of our or the Adviser’s affiliates unless such person has determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests, such person was acting on our behalf or performing services for us, the liability or loss was not the result of negligence or misconduct by any of our non-independent directors, the Adviser or any of our or the Adviser’s affiliates or gross negligence or willful misconduct by any of our independent directors, and the indemnification or agreement to hold harmless is recoverable only out of our net assets or the proceeds of insurance and not from the stockholders. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law.

Maryland law and our organizational documents limit our stockholders’ ability to amend our charter or dissolve us without the approval of our board of directors.

Although the NASAA REIT Guidelines indicate that stockholders should be permitted to amend our charter or terminate us without the necessity for concurrence by our board of directors, we are required to comply with the MGCL, which provides that any amendment to our charter or any dissolution of our company must first be declared advisable by our board of directors. Therefore, our stockholders may vote to authorize the amendment of our charter or the dissolution of our company, but only after such action has been declared advisable by our board of directors. Accordingly, the only proposals to amend our charter or to dissolve our company that will be presented to our stockholders will be those that have been declared advisable by our board of directors.

Your interest in us will be diluted if we issue additional shares, and your interest in our assets will also be diluted if the Operating Partnership issues additional units.
Holders of shares of our common stock will not have preemptive rights to any shares of stock that we issue in the future. Our board of directors may elect, without stockholder approval, to: (1) sell additional shares of our common stock in our current offering or future private or public offerings; (2) issue shares of our common stock or units in the Operating Partnership in private offerings; (3) issue shares of our common stock or units in the Operating Partnership upon the exercise of the options we may grant to our independent directors or future employees; (4) issue shares of our common stock or units in the Operating Partnership to the Adviser or the Special Limited Partner, or their successors or assigns, in payment of an outstanding obligation to pay fees for services rendered to us or the performance participation interest; (5) issue shares of our common stock or units in the Operating Partnership to sellers of properties we acquire, (6) issue shares of our common stock as compensation to our independent directors, or (7) issue equity incentive compensation to the senior executive officers of affiliated service providers or to third parties as satisfaction of obligations under incentive compensation arrangements. If you purchase shares of our common stock in our public offering, you will incur immediate dilution in the net tangible book value of your investment as a result of accumulated depreciation and amortization on our assets and costs and fees and expenses incurred in connection with the public offering. Net tangible book value does not reflect our estimated value per share nor does it necessarily reflect the value of our assets upon an orderly liquidation of the Company in accordance with our investment objectives. Furthermore, you may experience a dilution in the value of your shares depending on the terms and pricing of any share issuances (including the shares being sold in our public offering) and the value of our assets at the time of issuance. To the extent we issue additional shares of common stock after you purchase shares of our common stock in this offering, your percentage ownership interest in us will be diluted. Because we hold all of our assets through the Operating Partnership, to the extent we issue additional units of the Operating Partnership, including in connection with the Operating Partnership’s exercise of its FMV Option to acquire DST Properties, your percentage ownership interest in our assets will be diluted. Subject to limitations contained in our charter, we may issue, or cause to be issued, limited partnership units in the Operating Partnership in any manner (and on such terms and for such consideration) in exchange for real estate. Because certain classes of the units of the Operating Partnership may, in the discretion of our board of directors, be exchanged for shares of our common stock, any merger, exchange or conversion between the Operating Partnership and another entity ultimately could result in the issuance of a substantial number of shares of our common stock, thereby diluting the percentage ownership interest of other stockholders. Because of these and other reasons, our stockholders may experience substantial dilution in their percentage ownership of our shares or their interests in the underlying assets held by the Operating Partnership.
Our UPREIT structure may result in potential conflicts of interest with limited partners in the Operating Partnership whose interests may not be aligned with those of our stockholders.
Our directors and officers have duties to our Company and our stockholders under Maryland law and our charter in connection with their management of the company. At the same time, we, as general partner, have fiduciary duties under Delaware law to the Operating Partnership and to the limited partners in connection with the management of the Operating Partnership. Our duties as general partner of the Operating Partnership and its partners may come into conflict with the duties of our directors and officers to our company and our stockholders. Under Delaware law, a general partner of a Delaware limited partnership owes its limited partners the duties of good faith and fair dealing. Other duties, including fiduciary duties, may be modified or eliminated in the partnership’s partnership agreement. The partnership agreement of the Operating Partnership provides that, for so long as we own a controlling interest in the Operating Partnership, any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners may be resolved in favor of our stockholders.
Additionally, the partnership agreement expressly limits our liability by providing that we and our officers, directors, agents and employees will not be liable or accountable to the Operating Partnership for losses sustained, liabilities incurred or benefits not derived if we or our officers, directors, agents or employees acted in good faith. In addition, the Operating Partnership is required to indemnify us and our officers, directors, employees, agents and designees to the extent permitted by applicable law from and against any and all claims arising from operations of the Operating Partnership, unless it is established that: (1) the act or omission was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (2) the indemnified party received an improper personal benefit in money, property or services; or (3) in the case of a criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.
The provisions of Delaware law that allow the fiduciary duties of a general partner to be modified by a partnership agreement have not been tested in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties.

Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act.
We intend to conduct our operations so that neither we, nor the Operating Partnership nor the subsidiaries of the Operating Partnership are investment companies under the Investment Company Act. However, there can be no assurance that we and our subsidiaries will be able to successfully avoid operating as an investment company.
A change in the value of any of our assets could negatively affect our ability to maintain our exception from the definition of investment company under the Investment Company Act. To maintain compliance with the applicable exception from the definition of investment company under the Investment Company Act, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional assets that we might not otherwise have acquired or may have to forgo opportunities to acquire assets that we would otherwise want to acquire and would be important to our investment strategy.
If we were required to register as an investment company, we would become subject to substantial regulation with respect to our capital structure (including our ability to use borrowings), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), and portfolio composition, including disclosure requirements and restrictions with respect to diversification and industry concentration, and other matters. Compliance with the Investment Company Act would, accordingly, limit our ability to make certain investments and require us to significantly restructure our business plan, which could materially adversely affect our NAV and our ability to pay distributions to our stockholders. If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement, and a court could impose a receiver to take control of and liquidate our company.
We depend on the Adviser to develop appropriate systems and procedures to control operational risks.
Operational risks arising from mistakes made in the confirmation or settlement of transactions, from transactions not being properly booked, evaluated or accounted for or other similar disruption in our operations may cause us to suffer financial losses, the disruption of our business, liability to third parties, regulatory intervention or damage to our reputation. We rely heavily on our Adviser’s financial, accounting and other data processing systems. The ability of our Adviser’s systems to accommodate transactions could also constrain our ability to properly manage our portfolio. Generally, the Adviser will not be liable for losses incurred due to the occurrence of any such errors.
We are subject to the risk that our trading orders in real estate-related securities may not be executed in a timely and efficient manner due to various circumstances, including, without limitation, systems failure or human error. As a result, we could be unable to achieve the market position selected by the Adviser or might incur a loss in liquidating our positions. Since some of the markets in which we effect transactions may be over-the-counter or interdealer markets, the participants in such markets are typically not subject to credit evaluation or regulatory oversight comparable to which members of exchange-based markets are subject. We are also exposed to the risk that a counterparty will not settle a transaction in accordance with its terms and conditions, thereby causing us to suffer a loss.
Other disruptive events, including, but not limited to, natural disasters and public health crises, may adversely affect our ability to conduct our operations. Such adverse effects may include the inability of the Adviser’s employees, or the employees of its affiliates and other service providers, to perform their responsibilities as a result of any such event. Such disruptions to our operations could have a significant impact on our financial condition.

We are highly dependent on information technology, and any and failures of or damage to, attack on or unauthorized access to our Adviser’s information technology systems or facilities, or those of third parties with which we do business or that facilitate our business activities, including as a result of cyber-attacks, could result in significant limits on our ability to conduct our operations and activities, costs and reputational damage.
We are highly dependent on the use of various proprietary and third-party information and security technology, software applications and other technology systems to operate our business, including those of our Adviser and its affiliates and other service providers. We are also dependent on the effectiveness of Invesco’s information and cyber security infrastructure, policies, procedures and capabilities to protect our technology and digital systems and the data that reside on or are transmitted through them.
In recent years, several financial services firms suffered cyber-attacks launched both domestically and from abroad, resulting in the disruption of services to clients, loss or misappropriation of confidential data, litigation and regulatory enforcement actions and reputational harm. Cyber security incidents and cyber-attacks have been occurring globally at a more frequent and severe level. Invesco’s status as a global financial institution and the nature of its client base may enhance the risk that it is targeted by such cyber threats, which could impact us. Although Invesco takes protective measures, including measures to secure information through system security technology, has many controls, processes, digital backup and recovery processes in place, and seeks to continually monitor and develop its systems to protect its and our technology infrastructure and data from misappropriation or corruption, Invesco’s technology systems may still be vulnerable to unauthorized access as a result of an external attack, actions by its employees or vendors with access to its or our systems, computer malware or other events that have a security impact and that result in the disclosure or release of confidential information inadvertently or through malfeasance, or result in the loss (temporarily or permanently) of data, applications or systems. The third parties with which we or our Adviser do business or which facilitate our business activities, including financial intermediaries and technology infrastructure, data storage and service providers, are also susceptible to the foregoing risks (including those related to the third parties with which they are similarly interconnected or on which they otherwise rely), and our or their business operations and activities may therefore be adversely affected, perhaps materially, by failures, terminations, errors or malfeasance by, or attacks or constraints on, one or more financial, technology or infrastructure institutions or intermediaries with whom we or they are interconnected or conduct business. We do not control the cyber security plans and systems put in place by Invesco and third-party service providers, and such service providers may have limited indemnification obligations to us or our Adviser in the event a cyber incident causes us to incur loss or damages.

A breach of our Invesco's technology systems could damage our reputation; could result in the unauthorized disclosure or modification or loss of sensitive or confidential information (including client data); unauthorized disclosure, modification or loss of proprietary information relating to our business; inability to process client or company transactions and processes; breach and termination of client contracts; liability for stolen assets, information or identity; remediation costs to repair damage caused by the breach, including damage to systems and recovery of lost data; additional security costs to mitigate against future incidents; regulatory actions (including fines and penalties, which could be material) and litigation costs resulting from the incident. These consequences could have a material adverse effect on our business and results of operations. In addition, any insurance we maintain against the risk of this type of loss may not be sufficient to cover all actual losses or may not apply to circumstances relating to any particular breach or other cyber incident.
Finally, we depend on Invesco’s headquarters in Atlanta, Georgia, and its offices in Dallas, Texas, where Invesco Real Estate’s headquarters are located, and certain other offices located elsewhere, for the continued operation of our business. A disaster or a disruption in the infrastructure that supports our business, including a disruption involving electronic communications or other services used by us or third parties with whom we conduct business, or directly affecting Invesco’s offices, could have a material adverse impact on our ability to continue to operate our business without interruption. Invesco’s disaster recovery programs may not be sufficient to mitigate the harm that may result from such a disaster or disruption. In addition, insurance and other safeguards might only partially reimburse us for our losses, if at all.

The recent advancements in and increased use of AI present risks and challenges that may adversely impact our business.
Invesco or its or our third-party vendors, clients or counterparties have developed, and may continue to develop or incorporate artificial intelligence (“AI”) technology in certain business processes, services or products. The development and use of AI presents a number of risks and challenges to our business. The legal and regulatory environment relating to AI is rapidly evolving, in the U.S., E.U. and internationally, and includes regulation targeted specifically at AI technology, including the EU AI Act, portions of which have already come into force with more to follow this year and in future years, as well as provisions in intellectual property, privacy, consumer protection, employment and other laws applicable to the use of AI. Global divergence in AI regulations and evolving standards could create conflicting requirements across jurisdictions, increase compliance costs, and heighten enforcement risk. These evolving laws and regulations could require changes in Invesco’s implementation of AI technology, increase its or our compliance costs and the risk of non-compliance, and restrict or impede its ability to develop, adopt and deploy AI technologies efficiently and effectively. If not appropriately governed, managed and controlled, AI models, particularly generative AI models, may produce output or take action that is incorrect or outdated, that result in the release of personal, confidential or proprietary information, that reflect biases included in the data on which they are trained or introduced during the training or fine tuning process, that infringe on the intellectual property rights of others, or that is otherwise harmful. The complexity and limited transparency of many AI models makes it challenging to understand why they generate particular outputs, increasing governance and monitoring risks. Use of third-party AI models may introduce additional risk, as we may have limited visibility into their training data, validation processes, and controls to prevent unauthorized or harmful content. This results in potential risks arising from the inclusion of any unauthorized material in the training data for their models, and the effectiveness of the steps these third parties have taken to limit the risks associated with the output of their models, matters over which we and Invesco may have limited visibility. Further, AI tools, whether embedded in third party systems or in tools that we or Invesco develops, that are used to support regulated activities such as investment decision making and client reporting present unique risks, including errors in algorithms or assumptions, data quality issues, and potential bias, that could adversely affect investment performance and increase business and compliance risks. Any of these risks could expose our Adviser or us to liability or adverse legal or regulatory consequences and harm its or our reputation and the public perception of its or our business or the effectiveness of our security measures. In addition to our Adviser’s use of AI technologies, it and we are exposed to risks arising from the use of AI technologies by bad actors to commit fraud and misappropriate funds and to facilitate cyberattacks. Generative AI may be exploited to create sophisticated phishing schemes, ransomware attacks, or other cyber threats, which could result in financial losses, liquidity outflows, or systemic market disruptions. If our or Invesco’s use of AI becomes controversial, we may experience brand or reputational harm, competitive harm, or legal liability.
In addition, technology is subject to rapid advancements and changes and our competitors may, from time to time, implement newer technologies or more advanced platforms for their products, including those based on AI, which could adversely affect our business if we are unable to remain competitive.

Compliance with the SEC’s Regulation Best Interest by participating broker-dealers may negatively impact our ability to raise capital in our public offering, which would harm our ability to achieve our investment objectives.
Broker-dealers must comply with Regulation Best Interest, which, among other requirements, establishes a new standard of conduct for broker-dealers and natural persons who are associated persons of a broker-dealer when making a recommendation of any securities transaction or investment strategy involving securities to a retail customer. The impact of Regulation Best Interest on broker-dealers participating in our public offering cannot be determined at this time, and it may negatively impact whether broker-dealers and associated persons recommend our public offering to certain retail customers. If Regulation Best Interest reduces our ability to raise capital in our public offering, it would harm our ability to create a diversified portfolio of investments and achieve our investment objectives.

Failure to obtain and maintain an exemption from being regulated as a commodity pool operator could subject us to additional regulation and compliance requirements that could materially adversely affect our business, results of operations and financial condition.
Registration with the U.S. Commodity Futures Trading Commission (the “CFTC”) as a “commodity pool operator” or any change in our operations (including, without limitation, any change that causes us to be subject to certain specified covered statutory disqualification) necessary to maintain our ability to rely upon an applicable exemption from being regulated as a commodity pool operator could adversely affect our ability to implement our investment program, conduct our operations or achieve our objectives and subject us to certain additional costs, expenses and administrative burdens. Furthermore, any determination by us to cease or to limit investing in interests that may be treated as “commodity interests” in order to comply with the regulations of the CFTC may have a material adverse effect on our ability to implement our investment objectives and to hedge risks associated with our operations.
Risks Related to Investments in Real Estate
Our operating results will be affected by economic, market and political conditions and regulatory changes that impact the real estate market in general.
We will be subject to risks generally attributable to the ownership of real property, including:
•changes in global, national, regional or local economic, demographic or capital market conditions;
•future adverse national real estate trends, including increasing vacancy rates, declining rental rates and general deterioration of market conditions;
•changes in supply of or demand for similar properties in a given market or metropolitan area, which could result in rising vacancy rates or decreasing market rental rates;
•increased competition for properties targeted by our investment strategy;
•bankruptcies, financial difficulties or lease defaults by our tenants;
•increases in interest rates and lack of availability of financing;
•continued inflation;
•increasing insurance premiums and the potential for uninsured or underinsured property losses;
•events or conditions beyond our control, including natural disasters, extreme weather conditions, climate change-related risks (including climate-related transition risks and acute and chronic physical risks), acts of terrorism, armed conflicts and outbreaks of contagious disease; and
•changes in government rules, regulations and fiscal policies, including increases in property taxes, changes in zoning laws, limitations on rental rates, and increasing costs to comply with environmental laws.
Any deterioration of the real estate market as a result of these conditions may cause us to experience losses related to our assets or to sell assets at a loss, and could negatively affect our performance and our ability to meet our obligations and make distributions to stockholders.
Our portfolio is currently concentrated in a limited number of asset types and investments, and may in the future be concentrated in a limited number of asset types, geographies or investments.

Our portfolio may be heavily concentrated at any time in only a limited number of asset types, geographies or investments, and, as a consequence, our aggregate return may be substantially affected by the unfavorable performance of even a single investment. To the extent that our investments are concentrated in a particular type of asset or geography, our portfolio may become more susceptible to fluctuations in value resulting from adverse economic or business conditions affecting that particular type of asset or geography. The degree to which our portfolio is concentrated in a limited number of industries, geographies or investments may be increased if we are not able to raise significant capital in our offerings. For investments that the Adviser intends to finance (directly or by selling assets), there is a risk that such financing may not be completed, which could result in our holding a larger percentage of our assets in a single investment and asset type than desired. Investors have no assurance as to the degree of diversification in our investments, either by geographic region or asset type.

We may change our investment and operational policies without stockholder consent.
Except for changes to the investment restrictions contained in our charter, which require stockholder consent to amend, we may change our investment and operational policies, including our policies with respect to investments, operations, indebtedness, capitalization and distributions, at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier or more highly leveraged than, the types of investments described in this Report. Our board of directors also approved broad investment guidelines with which we must comply, but these guidelines provide the Adviser with broad discretion and can be changed by our board of directors. A change in our investment strategies may, among other things, increase our exposure to real estate market fluctuations, default risk and interest rate risk, all of which could materially affect our results of operations and financial condition.
We face risks associated with property acquisitions.
We intend to continue to acquire properties and portfolios of properties, including large portfolios that could result in changes to our capital structure. Our acquisition activities and their success are subject to the following risks:
•we may be unable to complete an acquisition after making a non-refundable deposit or guarantee and incurring certain other acquisition-related costs;
•we may be unable to obtain financing for acquisitions on commercially reasonable terms or at all;
•acquired properties may fail to perform as expected;
•acquired properties may be located in new markets in which we may face risks associated with a lack of market knowledge or understanding of the local economy, lack of business relationships in the area and unfamiliarity with local governmental and permitting procedures; and
•we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations.
In addition, while we intend to invest primarily in stabilized income-oriented real estate, we also invest in assets that require some amount of capital investment in order to be renovated or repositioned. These investments are generally subject to higher risk of loss than investments in stabilized real estate and there is no guarantee that any renovation or repositioning will be successful, or that the actual costs will not be greater than our estimates.

We operate in a highly competitive market for investment opportunities and competition for investment opportunities may reduce our profitability and the return on your investment.
We face competition from various entities for investment opportunities in properties, including other REITs, real estate operating companies, pension funds, insurance companies, investment funds and companies, partnerships and developers, some of which are likely a source of reasonable alternatives under Regulation Best Interest. In addition to third-party competitors, other programs sponsored by the Adviser and its affiliates, particularly those with investment strategies that overlap with ours, may seek investment opportunities under Invesco Real Estate’s prevailing policies and procedures. Many of these entities may have greater access to capital to acquire properties than we have. Many of our competitors are not subject to the operating constraints associated with REIT tax compliance, maintenance of an exemption from the Investment Company Act or disclosure requirements under the Securities and Exchange Act of 1934, as amended. Competition from these entities may reduce the number of suitable investment opportunities offered to us or increase the bargaining power of property owners seeking to sell. Additionally, disruptions and dislocations in the credit markets could have a material impact on the cost and availability of debt to finance real estate acquisitions, which is a key component of our acquisition strategy. The lack of available debt on reasonable terms or at all could result in a further reduction of suitable investment opportunities and create a competitive advantage for other entities that have greater financial resources than we do. In addition, over the past several years, a number of real estate funds and publicly traded and non-exchange traded REITs have been formed and others have been consolidated (and many such existing funds have grown in size) for the purpose of investing in real estate or real estate-related assets. Additional real estate funds, vehicles and REITs with similar investment objectives are expected to be formed in the future by other unrelated parties and further consolidations may occur (resulting in larger funds and vehicles). Consequently, it is expected that competition for appropriate investment opportunities would reduce the number of investment opportunities available to us and adversely affect the terms, including price, upon which investments can be made. This competition may cause us to acquire properties and other investments at higher prices or by using less-than-ideal capital structures, and in such case our returns will be lower and the value of our assets may not appreciate or may decrease significantly below the amount we paid for such assets. If such events occur, you may experience a lower return on your investment.
We may continue to make joint venture investments. Joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on the financial condition of our joint venture partners and disputes between us and our joint venture partners.
We have, and may again in the future, co-invest with third parties in partnerships or other entities that own real estate properties. We may acquire non-controlling interests or shared control interests in joint ventures. Even if we have some control in a joint venture, we would not be able to exercise sole decision-making authority. Investments in joint ventures may, under certain circumstances, involve risks not present were another party not involved, including the possibility that joint venture partners might become bankrupt or fail to fund their required capital contributions. Joint venture partners may have economic or other business interests or goals that are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the joint venture partner would have full control over the joint venture. Disputes between us and joint venture partners may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our business. Consequently, actions by or disputes with joint venture partners might result in subjecting properties owned by the joint venture to additional risk. In some cases, our joint venture partner may be entitled to property management fees, promote or other incentive fee payment as part of the arrangement of the joint venture. In addition, we may in certain circumstances be liable for the actions of our joint venture partners.
We will not participate in joint ventures in which we do not have or share control to the extent that we believe such participation would potentially threaten our status as a non-investment company exempt from the Investment Company Act.

If we have a right of first refusal to buy out a joint venture partner, we may be unable to finance such a buy-out if it becomes exercisable or we are required to purchase such interest at a time when it would not otherwise be in our best interest to do so. If our interest is subject to a buy/sell right, we may not have sufficient cash, available borrowing capacity or other capital resources to allow us to elect to purchase an interest of a joint venture partner subject to the buy/sell right, in which case we may be forced to sell our interest as the result of the exercise of such right when we would otherwise prefer to keep our interest. In some joint ventures we may be obligated to buy all or a portion of our joint venture partner’s interest in connection with a crystallization event, and we may be unable to finance such a buy-out when such crystallization event occurs, which may result in interest or other penalties accruing on the purchase price. If we buy our joint venture partner’s interest we will have increased exposure in the underlying investment. The price we use to buy our joint venture partner’s interest or sell our interest is typically determined by negotiations between us and our joint venture partner and there is no assurance that such price will be representative of the value of the underlying property or equal to our then-current valuation of our interest in the joint venture that is used to calculate our NAV. Finally, we may not be able to sell our interest in a joint venture if we desire to exit the venture for any reason or if our interest is likewise subject to a right of first refusal of our joint venture partner, our ability to sell such interest may be adversely impacted by such right. Joint ownership arrangements with Invesco affiliates may also entail further conflicts of interest. Joint venture partners may receive ongoing fees in connection with providing service to the joint venture or its properties, including promote fees, beyond their equity investment, which would reduce the amount of our economic interest.
Some additional risks and conflicts related to our joint venture investments (including joint venture investments with Invesco affiliates) include:
•tax, Investment Company Act and other regulatory requirements applicable to the joint venture partner may cause it to want to take actions contrary to our interests;
•joint venture partners may be in a position to take action or withhold consent contrary to our recommendations, instructions or requests;
•the joint venture partner may have joint control or joint governance of the joint venture even in cases where its economic stake in the joint venture is significantly less than ours;
•depending on the governance structure of such joint venture partner, decisions of such vehicle may be subject to approval by individuals who are independent of Invesco;
•under the joint venture arrangement, we and the joint venture partner may have a buy/sell right and, as a result of an impasse that triggers the exercise of such right, we may be forced to sell our investment in the joint venture, or buy the joint venture partner’s share of the joint venture at a time when it would not otherwise be in our best interest to do so; and
•joint venture partners may fail to meet their obligations to the joint venture as a result of financial distress or otherwise, and we would be forced to make contributions to maintain the value of the property.
In our due diligence review of potential investments, we may rely on third-party consultants and advisors and representations made by sellers of potential portfolio properties, and we may not identify all relevant facts that may be necessary or helpful in evaluating potential investments.
Before making investments, due diligence will typically be conducted in a manner that we deem reasonable and appropriate based on the facts and circumstances applicable to each investment. Due diligence may entail evaluation of important and complex business, financial, tax, accounting, environmental, social, governance, real property and legal issues. Outside consultants, legal advisors, appraisers, accountants, investment banks and other third parties, including affiliates of the Adviser or Invesco, may be involved in the due diligence process to varying degrees depending on the type of investment, the costs of which will be borne by us. Such involvement of third-party advisors or consultants may present a number of risks primarily relating to the Adviser’s reduced control of the functions that are outsourced. Where affiliates of Invesco are utilized, the Adviser’s management fee will not be offset for the fees paid or expenses reimbursed to such affiliates. In addition, if the Adviser is unable to timely engage third-party providers, the ability to evaluate and acquire more complex targets could be adversely affected. In the due diligence process and making an assessment regarding a potential investment, the Adviser will rely on the resources available to it, including information provided by the target of the investment and, in some circumstances, third-party investigations. The due diligence investigation carried out with respect to any investment opportunity may not reveal or highlight all relevant facts that may be necessary or helpful in evaluating such investment opportunity, which could lead to losses in the value of our portfolio. Moreover, such an investigation will not necessarily result in the investment being successful. There can be no assurance that attempts to provide downside protection with respect to investments, including the risk management procedures described in this Report, will achieve their desired effect, and potential investors should regard an investment in us as being speculative and having a high degree of risk.

The inability of property managers to effectively operate our properties and leasing agents to lease vacancies in our properties would hurt our financial performance.
The Adviser hires property managers to manage our properties and leasing agents to lease vacancies in our properties. These property managers may be our affiliates or partners in joint ventures we enter into. We may also use property managers in which we invest to provide these property management, leasing and similar services. The property managers will have significant decision-making authority with respect to the management of our properties. We will be particularly dependent on property managers of any hospitality and leisure properties we invest in. Our ability to direct and control how our properties are managed on a day-to-day basis may be limited because we engage other parties to perform this function. Thus, the success of our business may depend in large part on the ability of our property managers to manage the day-to-day operations and the ability of our leasing agents to lease vacancies in our properties. Any adversity experienced by, or problems in our relationship with, our property managers or leasing agents could adversely impact the operation and profitability of our properties.
We depend on tenants for our revenue, and therefore our revenue is dependent on the success and economic viability of our tenants. Our reliance on single or significant tenants in certain properties may decrease our ability to lease vacated space.

Rental income from real property, directly or indirectly, constitutes a significant portion of our income. Delays in collecting accounts receivable from tenants could adversely affect our cash flows and financial condition. In addition, the inability of a single major tenant or a number of smaller tenants to meet their rental obligations would adversely affect our income. Therefore, our financial success is indirectly dependent on the success of the businesses operated by the tenants in our properties or in the properties securing loans we may own, including in the face of global economic events, tariffs, natural disasters and public health or pandemic crises, labor shortages, immigration policies, elevated consumer prices or broad inflationary pressure. The weakening of the financial condition of or the bankruptcy or insolvency of a significant tenant or a number of smaller tenants and vacancies caused by defaults of tenants or the expiration of leases may adversely affect our operations and our ability to pay distributions to our stockholders.
Some of our properties may be leased to a single or significant tenant and, accordingly, may be suited to the particular or unique needs of such tenant. We may have difficulty replacing such a tenant if the floor plan of the vacant space limits the types of businesses that can use the space without major renovation. In addition, the resale value of the property could be diminished because the market value of a particular property will depend principally upon the value of the leases of such property.
We may be unable to renew leases as leases expire, which could adversely impact our operating results.
We may not be able to lease properties that are vacant or become vacant because a tenant decides not to renew its lease or by the continued default of a tenant under its lease. In addition, certain of the properties we acquire may have some level of vacancy at the time of acquisition. Certain other properties may be specifically suited to the particular needs of a tenant and may become vacant after we acquire them. Even if a tenant renews its lease or we enter into a lease with a new tenant, the terms of the new lease may be less favorable than the terms of the old lease. In addition, the resale value of the property could be diminished because the market value may depend principally upon the value of the property’s leases. If we are unable to promptly renew or enter into new leases, or if the rental rates are lower than expected, our results of operations and financial condition will be adversely affected. For example, following the termination or expiration of a tenant’s lease there may be a period of time before we will begin receiving rental payments under a replacement lease. During that period, we will continue to bear fixed expenses such as interest, real estate taxes, maintenance, security, repairs and other operating expenses. In addition, declining economic conditions may impair our ability to attract replacement tenants and achieve rental rates equal to or greater than the rents paid under previous leases. Increased competition for tenants may require us to make capital improvements to properties which would not have otherwise been planned. Any unbudgeted capital improvements that we undertake may divert cash that would otherwise be available for distributions or for satisfying repurchase requests. Ultimately, to the extent that we are unable to renew leases or re-let space as leases expire, decreased cash flow from tenants will result, which could adversely impact our operating results.
We may be required to expend funds to correct defects or to make improvements before a tenant can be found for a property at an attractive lease rate or an investment in a property can be sold. No assurance can be given that we will have funds available to correct those defects or to make those improvements. In acquiring a property, we may agree to lock-out provisions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed on that property. These factors and others that could impede our ability to respond to adverse changes in the performance of our properties could significantly affect our financial condition and operating results.

Our properties face significant competition.
We face significant competition from owners, operators and developers of properties. Substantially all of our properties face competition from similar properties in the same market. This competition may affect our ability to attract and retain tenants and may reduce the rents we are able to charge. These competing properties may have vacancy rates higher than our properties, which may result in their owners being willing to lease available space at lower prices than the space in our properties. If one of our properties were to lose an anchor tenant, this could impact the leases of other tenants, who may be able to modify or terminate their leases as a result.
Our properties may be leased at below-market rates under long-term leases.
We may seek to negotiate longer-term leases to reduce the cash flow volatility associated with lease rollovers, provided that contractual rent increases are generally included. In addition, where appropriate, we will seek leases that provide for operating expenses, or expense increases, to be paid by the tenants. These leases may allow tenants to renew the lease with pre-defined rate increases. If we do not accurately judge the potential for increases in market rental rates, or if our negotiated increases provide for a discount to then-current market rental rates (in exchange for lower volatility), we may set the rental rates of these long-term leases at levels such that even after contractual rental increases, the resulting rental rates are less than then-current market rental rates. Further, we may be unable to terminate those leases or adjust the rent to then-prevailing market rates. As a result, our income and distributions to our stockholders could be lower than if we did not enter into long-term leases.
Continued inflation may adversely affect our financial condition and results of operations.

Continued inflation could have an adverse impact on any floating-rate mortgages, credit facility and general and administrative expenses, as these costs could increase at a rate higher than our rental and other revenue. Inflation could also have an adverse effect on consumer spending, which could impact our tenants’ revenues and, in turn, our percentage rents, where applicable, as well as our tenants’ ability to pay rent. Also, inflation could cause increases in operating expenses, which could increase occupancy costs for tenants and, to the extent that we are unable to recover operating expenses from tenants, could increase operating expenses for us. Inflation could also result in increases in market interest rates, which could not only negatively impact consumer spending and tenant investment decisions, but would also increase the borrowing costs associated with our existing debt and any future debt that we incur.

Leases of long-term duration or which include renewal options that specify a maximum rate increase may result in below-market lease rates over time if we do not accurately estimate inflation or market lease rates. Provisions of our leases designed to mitigate the risk of inflation and unexpected increases in market lease rates, such as periodic rental increases, may not adequately protect us from the impact of inflation or unexpected increases in market lease rates. If we are subject to below-market lease rates on a significant number of our properties pursuant to long-term leases and our operating and other expenses are increasing faster than anticipated, our business, financial condition, results of operations, cash flows or our ability to satisfy our debt service obligations or to pay distributions on our common stock could be materially adversely affected.

Rising interest rates could adversely impact the value of our investments.
Interest rates are one of the variables that affect real estate asset prices. A number of other factors are also important, including real estate market fundamentals, inflation expectations, and investor investment horizons and return targets. For real estate, changes in interest rates influence real estate capitalization rates, with higher interest rates ultimately resulting in higher capitalization rates and lower property values, all other things being equal.

We are subject to losses that are either uninsurable, not economically insurable or that are in excess of our insurance coverage.
There are certain types of losses (including, but not limited to, losses arising from environmental conditions, earthquakes, tornados and hurricanes, fires, acts of war or certain kinds of terrorist attacks) that are not insured, in full or in part, because they are either uninsurable or the cost of insurance makes it, in our belief, economically impractical to maintain such coverage. We carry commercial general liability insurance, property insurance and terrorism insurance with respect to our communities with limits and on terms we consider commercially reasonable. If an uninsured loss or liability were to occur, whether because of a lack of insurance coverage or a loss in excess of insured limits, we could lose our capital invested in an asset, as well as the anticipated future revenues from such asset. We would also continue to be obligated to repay any mortgage indebtedness or other obligations related to the asset. If an uninsured liability to a third party were to occur, we would incur the cost of defense and settlement with, or court ordered damages to, that third party. A significant uninsured property or liability loss could materially and adversely affect our business and our financial condition and results of operations.
We could become subject to liability for environmental violations, regardless of whether we caused such violations.
We could become subject to liability in the form of fines or damages for noncompliance with environmental laws and regulations. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid hazardous materials, the remediation of contaminated property associated with the disposal of solid and hazardous materials and other health and safety-related concerns. Some of these laws and regulations may impose joint and several liability on tenants, owners or managers for the costs of investigation or remediation of contaminated properties, regardless of fault or the legality of the original disposal. Under various federal, state and local environmental laws, ordinances, and regulations, a current or former owner or manager of real property may be liable for the cost to remove or remediate hazardous or toxic substances, wastes, or petroleum products on, under, from, or in such property. These costs could be substantial and liability under these laws may attach whether or not the owner or manager knew of, or was responsible for, the presence of such contamination. Even if more than one person may have been responsible for the contamination, each liable party may be held entirely responsible for all of the clean-up costs incurred.
In addition, third parties may sue the owner or manager of a property for damages based on personal injury, natural resources, or property damage or for other costs, including investigation and clean-up costs, resulting from the environmental contamination. The presence of contamination on one of our properties, or the failure to properly remediate a contaminated property, could give rise to a lien in favor of the government for costs it may incur to address the contamination, or otherwise adversely affect our ability to sell or lease the property or borrow using the property as collateral. In addition, if contamination is discovered on our properties, environmental laws may impose restrictions on the manner in which the property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants. There can be no assurance that future laws, ordinances or regulations will not impose any material environmental liability, or that the environmental condition of our properties will not be affected by the operations of the tenants, by the existing condition of the land or by operations in the vicinity of the properties. There can be no assurance that these laws, or changes in these laws, will not have a material adverse effect on our business, results of operations or financial condition.
Our properties are subject to property taxes that may increase in the future, which could adversely affect our cash flow.
Our properties are subject to real and personal property taxes that may increase as property tax rates change and as the properties are assessed or reassessed by taxing authorities. Some of our leases may provide that the property taxes, or increases therein, are charged to the lessees as an expense related to the properties that they occupy. As the owner of the properties, however, we will be ultimately responsible for payment of the taxes to the government. If property taxes increase, our tenants may be unable (or not obligated) to make the required tax payments, ultimately requiring us to pay the taxes. In addition, we will generally be responsible for property taxes related to any vacant space. If we purchase residential properties, the leases for such properties typically will not allow us to pass through real estate taxes and other taxes to residents of such properties. Consequently, any tax increases may adversely affect our results of operations at such properties.

Certain of our investments are subject to ground leases, which provide limited rights to the underlying property.
We have invested and, in the future, may invest from time to time in real estate properties that are subject to ground leases. As a lessee under a ground lease, we may be exposed to the possibility of losing the property upon termination of the ground lease, or an earlier breach by us, which may adversely impact our investment performance. Furthermore, ground leases generally provide for certain provisions that limit the ability to sell certain properties subject to the lease. In order to assign or transfer rights and obligations under certain ground leases, we will generally need to obtain consent of the landlord of such property, which, in turn, could adversely impact the price realized from any such sale.
We face risks in effecting operating improvements.
In some cases, the success of an investment will depend, in part, on our ability to restructure and effect improvements in the operations of a property. The activity of identifying and implementing restructuring programs and operating improvements at property entails a high degree of uncertainty. There can be no assurance that we will be able to successfully identify and implement such restructuring programs and improvements.

We may have difficulty selling our properties, which may limit our flexibility and ability to pay distributions.
Because real estate investments are relatively illiquid, it could be difficult for us to promptly sell one or more of our properties on favorable terms. Additionally, we may agree to lock-out or other provisions when we acquire a property that materially restrict us from selling such property or our interest in such property for a period of time. This may limit our ability to change our portfolio quickly in response to adverse changes in the performance of any such property or economic or market trends. In addition, U.S. federal tax laws that impose a 100% excise tax on gains from sales of dealer property by a REIT (generally, property held for sale, rather than investment) could limit our ability to sell properties and may affect our ability to sell properties without adversely affecting returns to our stockholders. These restrictions could adversely affect our results of operations and financial condition.

External factors may affect the demand for or revenues derived from the properties in which we invest, which could adversely affect our results of operations, financial condition and ability to make distributions.

Certain economic, seasonal and other external factors can affect the demand for, or revenues derived from, specific sectors of our portfolio, which can negatively impact the value of the properties in which we invest, or the income that we derive from those investments. For example:
•Our medical office building (“MOB”) operations generally depend on the competitiveness and financial viability of the hospitals on or near whose campuses our MOBs are located and their ability to attract physicians and other healthcare-related tenants to our MOBs. To the extent that we rely on proximity to and affiliations with hospitals to create leasing demand in our MOBs, our MOB operating results could be materially and adversely affected by a hospital’s inability to remain competitive or financially viable, or to attract physicians, physician groups and other healthcare-related tenants;
•A decrease in enrollment, including by a university reducing the number of student admissions or as a result of changes to federal funding for higher education, could reduce the demand for our student housing property and our occupancy rates may decline;
•A decrease in manufacturing activity in the United States, the outsourcing of manufacturing activities to less expensive foreign manufacturing workers, decreased port activity or a decline in imports, or an increased supply of industrial properties in the United States can decrease the demand for our industrial properties;
•Our self-storage investments are subject to operating risks common to the self-storage industry, which include crime and pilfering, business layoffs or downsizing, industry slowdowns, relocation of businesses and changing demographics, changes in supply of, or demand for, similar or competing self-storage properties in an area and the excess amount of self-storage space in a particular market, changes in market rental rates and inability to collect rents from customers, or an inability to promptly re-let units or rates upon such re-letting being significantly lower than expected; and

•Retail properties are subject to the risk that tenants may be unable to make their lease payments or may decline to extend a lease upon its expiration. A lease termination by a tenant that occupies a large area of a retail center (commonly referred to as an anchor tenant) could negatively impact the business of other retail lessees, given a decrease in foot traffic, and also impact the leasing terms of other tenants, who may be entitled to modify their lease terms. Any such modifications or conditions could be unfavorable to us as the property owner and could decrease rents or expense recoveries. In addition, retailers leasing any retail properties we may acquire will face continued competition from other market participants, which could adversely affect our tenants and, consequently, our revenues and funds available for distribution.
We could be negatively impacted by the condition of Fannie Mae or Freddie Mac and by changes in government support for multifamily housing.
Fannie Mae and Freddie Mac are a major source of financing for multifamily real estate in the United States. We may utilize loan programs sponsored by these entities as a key source of capital to finance our growth and our operations. Since 2011, members of Congress have introduced and Congressional committees have considered a substantial number of bills that include comprehensive or incremental approaches to winding down Fannie Mae and Freddie Mac or changing their purposes, businesses or operations. A decision by the U.S. government to eliminate or downscale Fannie Mae or Freddie Mac or to reduce government support for multifamily housing more generally may adversely affect interest rates, capital availability, development of multifamily communities and the value of multifamily assets and, as a result, may adversely affect our future growth and operations. Any potential reduction in loans, guarantees and credit- enhancement arrangements from Fannie Mae and Freddie Mac could jeopardize the effectiveness of the multifamily sector’s derivative securities market, potentially causing breaches in loan covenants, and through reduced loan availability, impact the value of multifamily assets, which could impair the value of a significant portion of multifamily communities. Specifically, the potential for a decrease in liquidity made available to the multifamily sector by Fannie Mae and Freddie Mac could:
•make it more difficult for us to secure new takeout financing for any multifamily development projects we acquire;
•hinder our ability to refinance any completed multifamily assets;
•decrease the amount of available liquidity and credit that could be used to broaden our portfolio through the acquisition of multifamily assets; and
•require us to obtain other sources of debt capital with potentially different terms.
Increased levels of unemployment could adversely affect the occupancy and rental rates of our multifamily properties.
For our multifamily properties, increased levels of unemployment in multifamily markets could significantly decrease occupancy and rental rates at such properties. In times of increasing unemployment, multifamily occupancy and rental rates have historically been adversely affected by:
•oversupply or reduced demand for apartment homes;
•rental residents deciding to share rental units and therefore rent fewer units;
•potential residents moving back into family homes or delaying leaving family homes;
•a reduced demand for higher-rent units;
•a decline in household formation;
•persons enrolled in college delaying leaving college or choosing to proceed to or return to graduate school in the absence of available employment;
•rent control or rent stabilization laws, or other laws regulating housing, which could prevent us from raising rents sufficiently to offset increases in operating costs;
•the inability or unwillingness of residents to pay rent increases; and
•increased collection losses.
These factors generally have contributed to lower rental rates. Our results of operations, financial condition and ability to make distributions to you may be adversely affected if these factors do not improve or worsen.

If any credit market disruptions or economic slowdowns occur, any investments in multifamily properties may face increased competition from single-family homes and condominiums for rent and new supply, which could limit our ability to retain residents, lease apartment units or increase or maintain rents.
Our multifamily properties compete with numerous housing alternatives in attracting residents, including single-family homes and condominiums available for rent. Competition can also be impacted by the addition of new supply of multifamily properties. Such competitive housing alternatives may become more prevalent in a particular area in the event of any tightening of mortgage lending underwriting criteria, homeowner foreclosures, declines in single-family home and condominium sales or lack of available credit. The number of single-family homes and condominiums for rent in a particular area could limit our ability to retain residents, lease apartment units or increase or maintain rents.
Rent control and other changes in applicable laws, or noncompliance with applicable laws, could adversely affect our multifamily properties.
Lower revenue growth or significant unanticipated expenditures may result from rent control or rent stabilization laws or other residential landlord/tenant laws. Municipalities may implement, consider or be urged by advocacy groups to consider rent control or rent stabilization laws and regulations or take other actions that could limit our ability to raise rents based on market conditions. These initiatives and any other future enactments of rent control or rent stabilization laws or other laws regulating multifamily housing, as well as any lawsuits against us arising from such rent control or other laws, may reduce rental revenues or increase operating costs. Such laws and regulations may limit our ability to charge market rents, increase rents, evict tenants or recover increases in our operating costs and could make it more difficult or less profitable for us to dispose of properties in certain circumstances. Expenses associated with investments in multifamily properties, such as debt service, real estate taxes, insurance and maintenance costs, are generally not reduced when circumstances cause a reduction in rental income from such properties.
Political changes may affect the real estate markets.
The regulatory environment in the United States can be impacted by changes in administration and future legislative developments. The outcome of elections creates uncertainty with respect to legal, tax and regulatory regimes in which we and our investments, as well as the Adviser and its affiliates, will operate. Any significant changes in, among other things, economic policy (including with respect to interest rates and foreign trade or tariffs, or student aid programs), the regulation of the investment management industry, tax law, immigration policy, government actions to address housing needs, and/or government entitlement programs could have a material adverse impact on us and our investments.

The impacts of climate-related initiatives at the U.S. federal and state levels remain uncertain at this time but could result in increased operating costs.
Government authorities and various interest groups are promoting laws and regulations that could limit greenhouse gas, or GHG, emissions due to concerns over contributions to climate change. The United States Environmental Protection Agency, or EPA, has moved to regulate GHG emissions from large stationary sources, including electricity producers, and mobile sources, through fuel efficiency and other requirements, using its existing authority under the Clean Air Act. Moreover, certain state and regional programs are being implemented to require reductions in GHG emissions. Any additional taxation or regulation of energy use, including as a result of (1) the regulations that EPA has proposed or may propose in the future, (2) state programs and regulations, or (3) renewed GHG legislative efforts by future Congresses, could result in increased operating costs that we may not be able to effectively pass on to our tenants. In addition, any increased regulation of GHG emissions could impose substantial costs on our industrial tenants. These costs include, for example, an increase in the cost of the fuel and other energy purchased by our industrial tenants and capital costs associated with updating or replacing their trucks earlier than planned. Any such increased costs could impact the financial condition of our industrial tenants and their ability to meet their lease obligations and to lease or re-lease our properties.
Risks Related to Investments in Real Estate-Related Credit Assets
Debt-oriented real estate investments face a number of general market-related risks that can affect the creditworthiness of issuers, and modifications to certain loan structures and market terms make it more difficult to monitor and evaluate investments.
We invest in real estate-related debt investments. Any deterioration of real estate fundamentals generally, and in the United States in particular, could negatively impact our performance by making it more difficult for issuers to satisfy their debt payment obligations, increasing the default risk applicable to issuers, or making it relatively more difficult for us to generate attractive risk-adjusted returns. Changes in general economic conditions will affect the creditworthiness of issuers or real estate collateral relating to our investments and may include economic or market fluctuations, changes in environmental and zoning laws, casualty or condemnation losses, regulatory limitations on rents, decreases in property values, changes in the appeal of properties to tenants, changes in supply and demand for competing properties in an area (as a result, for instance, of overbuilding), fluctuations in real estate fundamentals (including average occupancy, operating income and room rates for hotel properties), the financial resources of tenants, changes in availability of debt financing, including as a result of bank failures, which may render the sale or refinancing of properties difficult or impracticable, changes in building, environmental and other laws, energy and supply shortages, various uninsured or uninsurable risks, natural disasters, political events, trade barriers, currency exchange controls, changes in government regulations (such as rent control), changes in real property tax rates and operating expenses, changes in interest rates, changes in the availability of debt financing or mortgage funds which may render the sale or refinancing of properties difficult or impracticable, increased mortgage defaults, increases in borrowing rates, negative developments in the economy or political climate that depress travel activity, environmental liabilities, contingent liabilities on disposition of assets, acts of God, terrorist attacks, war, demand or real estate values generally and other factors that are beyond the control of the Adviser. There can be no assurance that there will be a ready market for the resale of investments because investments may not be liquid. Illiquidity may result from the absence of an established market for the investments, as well as legal or contractual restrictions on their resale by us. The value of securities of companies which service the real estate business sector may also be affected by such risks.
We cannot predict whether economic conditions generally, and the conditions for commercial loan investing in particular, will deteriorate in the future. Declines in the performance of the U.S. and global economies or in the commercial loan markets could have a material adverse effect on our investment activities.
We face creditor risks with respect to our portfolio.
Our real estate-related debt investments generally are subject to various creditor risks, including (i) the possible invalidation of an investment transaction as a “fraudulent conveyance” under the relevant creditors’ rights laws, (ii) so called lender liability claims by the issuer of the obligations and (iii) environmental liabilities that may arise with respect to collateral securing the obligations. Differences in creditor laws, including those in various jurisdictions in which we may lend, may also adversely affect our rights as a lender with respect to other creditors, and may involve more difficult or complex processes to liquidate, foreclose, or otherwise recover on collateral underlying our loans. Additionally, adverse credit events with respect to any underlying company or property, such as missed or delayed payment of interest and/or principal, bankruptcy, receivership or distressed exchange, can significantly diminish the value of our investment in any such asset or property. In this case, the risk of loss of principal in the investment will be exacerbated.

Certain risks associated with the underlying collateral of our commercial real estate loans may affect our results of operations and financial condition.
The collateral value of an underlying property may be less than the outstanding amount of our investment. In cases in which the collateral consists of partnership or similar interests, our rights and level of security may be less than if we held a mortgage loan. Our commercial real estate loans may also contain collateral that is not underwritten as part of the value securing such loan, including without limitation, residential properties. Even though certain collateral may not be considered as part of the value securing a loan, such collateral may present risks that could adversely affect the value of other collateral (e.g., tenants of residential properties may exercise rights that could adversely impact the ability to develop or re-develop land for another intended purpose).
Our commercial real estate loans may not be secured by a mortgage but may instead be secured by partnership interests or other collateral that may provide weaker rights than a mortgage. In the event of default, our source of repayment will be limited to the value of the collateral and may be subordinate to other lienholders.
Increases in interest rates could adversely affect our ability to acquire target assets that satisfy our investment objectives.
Rising interest rates generally reduce the demand for mortgage loans due to the higher cost of borrowing. A reduction in the volume of mortgage loans originated may affect the volume of targeted assets available to us, which could adversely affect our ability to acquire assets that satisfy our investment objectives. Rising interest rates may also cause our targeted assets that were issued before an interest rate increase to provide yields that are below prevailing market interest rates. If rising interest rates cause us to be unable to acquire a sufficient volume of our targeted assets with a yield that is above our borrowing cost, our ability to satisfy our investment objectives and to generate income and pay dividends may be materially and adversely affected.
We may invest in commercial mortgage loans which are non-recourse in nature and include limited options for financial recovery in the event of default; an event of default may adversely affect our results of operations and financial condition.
We invest, and may in the future invest from time to time, in commercial mortgage loans, including mezzanine loans and B-notes, which are secured by multifamily, commercial or other properties and are subject to risks of delinquency and foreclosure and risks of loss. Commercial real estate loans are generally not fully amortizing, which means that they may have a significant principal balance or balloon payment due on maturity. Full satisfaction of the balloon payment by a commercial borrower is heavily dependent on the availability of subsequent financing or a functioning sales market, as well as other factors such as the value of the property, the level of prevailing mortgage rates, the borrower’s equity in the property and the financial condition and operating history of the property and the borrower. In certain situations, and during periods of credit distress, the unavailability of real estate financing may lead to default by a commercial borrower. In addition, in the absence of any such takeout financing, the ability of a borrower to repay a loan secured by an income-producing property will depend upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Furthermore, we may not have the same access to information in connection with investments in commercial mortgage loans, either when investigating a potential investment or after making an investment, as compared to publicly traded securities.
Commercial mortgage loans are usually non-recourse in nature. Therefore, if a commercial borrower defaults on the commercial mortgage loan, then the options for financial recovery are limited in nature. To the extent the underlying default rates with respect to the pool or tranche of commercial real estate loans in which we directly or indirectly invest increase, the performance of our investments related thereto may be adversely affected. Default rates and losses on commercial mortgage loans will be affected by a number of factors, including global, regional and local economic conditions in the area where the mortgage properties are located, the borrower’s equity in the mortgage property, the financial circumstances of the borrower, tenant mix and tenant bankruptcies, property management decisions, including with respect to capital improvements, property location and condition, competition from other properties offering the same or similar services, environmental conditions, real estate tax rates, tax credits and other operating expenses, governmental rules, regulations and fiscal policies, acts of God, terrorism, social unrest and civil disturbances. A continued decline in specific commercial real estate markets and property valuations may result in higher delinquencies and defaults and potentially foreclosures. In the event of default, the lender will have no right to assets beyond collateral attached to the commercial mortgage loan. The overall level of commercial mortgage loan defaults remains significant, and market values of the underlying commercial real estate remain distressed in many cases. It has also become increasingly difficult for lenders to dispose of foreclosed commercial real estate without incurring substantial investment losses, ultimately leading to a decline in the value of such investments.

In the event of any default under a mortgage or real estate loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage or real estate loan, which could have a material adverse effect on our profitability. In the event of the bankruptcy of a mortgage or real estate loan borrower, the mortgage or real estate loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage or real estate loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Additionally, in the event of a default under any senior debt, the junior or subordinate lender generally forecloses on the equity, purchases the senior debt or negotiates a forbearance or restructuring arrangement with the senior lender in order to preserve its collateral.
We may find it necessary or desirable to foreclose on certain of the loans or CMBS we may acquire, and the foreclosure process may be lengthy and expensive.
We may find it necessary or desirable to foreclose on certain of the loans or CMBS we may acquire, and the foreclosure process may be lengthy and expensive. The protection of the terms of the applicable loan, including the validity or enforceability of the loan and the maintenance of the anticipated priority and perfection of the applicable security interests may not be adequate. Furthermore, claims may be asserted by lenders or borrowers that might interfere with enforcement of our rights. Borrowers may resist foreclosure actions by asserting numerous claims, counterclaims and defenses against us, including, without limitation, lender liability claims and defenses, even when the assertions may have no basis in fact, in an effort to prolong the foreclosure action and seek to force the lender into a modification of the loan or a favorable buy-out of the borrower’s position in the loan. In some states, foreclosure actions can take several years or more to litigate. At any time prior to or during the foreclosure proceedings, the borrower may file for bankruptcy or its equivalent, which would have the effect of staying the foreclosure actions and further delaying the foreclosure process and potentially result in a reduction or discharge of a borrower’s debt. Foreclosure may create a negative public perception of the related property, resulting in a diminution of its value, and in the event of any such foreclosure or other similar real estate owned-proceeding, we would also become the subject to the various risks associated with direct ownership of real estate, including environmental liabilities. Even if we are successful in foreclosing on a loan, the liquidation proceeds upon sale of the underlying real estate may not be sufficient to recover our cost basis in the loan, resulting in a loss to us. Furthermore, any costs or delays involved in the foreclosure of the loan or a liquidation of the underlying property will further reduce the net proceeds and, thus, increase the loss.
We may incur contingent liabilities in connection with the disposition of investments.
In connection with the disposition of an investment, we may be required to make certain representations about the business, financial affairs and other aspects (such as environmental, property, tax, insurance and litigation) of such investment typical of those made in connection with the sale of a business or other investment comparable to the investment being sold. We may also be required to indemnify the purchasers of such investment to the extent that any such representations are inaccurate or with respect to certain potential liabilities. These arrangements may result in the incurrence of contingent liabilities for which the Adviser may establish reserves or escrow accounts.
Risks Related to Investments in Real Estate-Related Securities

We may invest in a wide range of real estate-related securities pursuant to our broad investment guidelines.

Pursuant to our broad investment guidelines, our real estate-related securities investments may include, but are not limited to, CMBS, real estate-related corporate credit, mortgages, loans, mezzanine and other forms of debt (including residential mortgage-backed securities and other residential credit and debt of real estate-related companies), common stock, preferred equity and derivatives, and such investments may not be secured by real estate assets. The Adviser may also employ new investment techniques or invest in new instruments that it believes will help achieve our investment objectives, whether or not such investment techniques or instruments are specifically defined herein, so long as such investments are consistent with the investment guidelines and our charter. New investment techniques or instruments may not be thoroughly tested in the market before being employed and may have operational or theoretical shortcomings which could result in unsuccessful investments and, ultimately, losses to us. In addition, any new investment technique or instrument developed by us may be more speculative than earlier investment techniques or instruments and may involve material and unanticipated risks. Our board of directors may also change our investment guidelines without the consent of our stockholders.

Investments in real estate-related debt securities are subject to risks including various creditor risks and early redemption features which may materially adversely affect our results of operations and financial condition.
The debt securities and other interests in which we invest may include secured or unsecured debt at various levels of an issuer’s capital structure. The debt securities in which we may invest may not be protected by financial covenants or limitations upon additional indebtedness, may be illiquid or have limited liquidity, and may not be rated by a credit rating agency. With respect to our portfolio of debt securities, such investments are also subject to other creditor risks, including (1) the possible invalidation of an investment transaction as a “fraudulent conveyance” under relevant creditors’ rights laws, (2) so-called lender liability claims by the issuer of the obligation and (3) environmental liabilities that may arise with respect to collateral securing the obligations. Differences in creditor laws may also adversely affect our rights as a holder of preferred equity with respect to other equity holders, and may involve more difficult or complex processes to liquidate, foreclose, or otherwise recover on collateral underlying our loans. The debt securities in which we may invest be illiquid or have limited liquidity, and may not be rated by a credit rating agency. Our investments in debt securities may be subject to early redemption features, refinancing options, pre-payment options or similar provisions which, in each case, could result in the issuer repaying the principal on an obligation held by us earlier than expected, resulting in a lower return to us than anticipated or reinvesting in a new obligation at a lower return to us.
Some of our securities investments may become distressed resulting in securities with a high risk of default and/or illiquidity.
While it is generally anticipated that our real estate-related investments will focus primarily on investments in non-distressed real estate-related interests (based on our belief that there is not a low likelihood of repayment), our investments may become distressed following our acquisition thereof. During an economic downturn or recession, securities of financially troubled or operationally troubled issuers are more likely to go into default than securities of other issuers. Securities of financially troubled issuers and operationally troubled issuers are less liquid and more volatile than securities of companies not experiencing financial difficulties. The market prices of such securities are subject to erratic and abrupt market movements and the spread between bid and asked prices may be greater than normally expected. Investment in the securities of financially troubled issuers and operationally troubled issuers involves a high degree of credit and market risk. There is no assurance that the Adviser will correctly evaluate the value of the assets collateralizing such investments or the prospects for a successful reorganization, loan re-financing or similar action.
These financial difficulties may never be overcome and may cause issuers to become subject to bankruptcy or other similar administrative proceedings. There is a possibility that we may incur substantial or total losses on our investments and in certain circumstances, be exposed to certain additional potential liabilities that may exceed the value of our original investment therein. For example, under certain circumstances, a lender who has inappropriately exercised control over the management and policies of a debtor may have its claims subordinated or disallowed or may be found liable for damages suffered by parties as a result of such actions. In any reorganization or liquidation proceeding relating to our investments, we may lose our entire investment, may be required to accept cash or securities with a value less than our original investment or may be required to accept different terms, including payment over an extended period of time. In addition, under certain circumstances payments to us may be reclaimed if any such payment or distribution is later determined to have been a fraudulent conveyance, preferential payment, or similar transactions under applicable bankruptcy and insolvency laws. Furthermore, bankruptcy laws and similar laws applicable to administrative proceedings may delay our ability to realize on collateral for loan positions we held, or may adversely affect the economic terms and priority of such loans through doctrines such as equitable subordination or may result in a restructure of the debt through principles such as the “cramdown” provisions of the bankruptcy laws.
Our debt investments will face prepayment risk and interest rate fluctuations that may impact the value of our investments.

During periods of declining interest rates, borrowers may prepay principal earlier than scheduled, requiring us to reinvest at lower yields. Debt investments frequently have call features allowing issuers to redeem investments before maturity especially if refinancing becomes more economical or credit improves. In addition, market prices of our investments may fluctuate with changes in interest rates. During periods of declining interest rates, the market price of fixed-rate debt investments generally rises. Conversely, during periods of rising interest rates, the market price of such investments generally declines. The magnitude of these fluctuations in the market price of debt investments is generally greater for securities with longer maturities. These could impact the value of our investments.

Our CMBS and debt securities face risks associated with extensions that may adversely affect our results of operations and financial condition.
Our CMBS and other CRE Debt Securities may be subject to extension, resulting in the term of the securities being longer than expected. Extensions are affected by a number of factors, including the general availability of financing in the market, the value of the related mortgaged property, the borrower’s equity in the mortgaged property, the financial circumstances of the borrower, fluctuations in the business operated by the borrower on the mortgaged property, competition, general economic conditions and other factors. Such extensions may also be made without the Adviser’s consent.
Certain risks associated with CMBS may adversely affect our results of operations and financial condition.
We invest in pools or tranches of CMBS which are subject to various risks and uncertainties, including credit, market, interest rate, prepayment, extension, structural and legal risks. CMBS differ from traditional debt securities in that their investment characteristics are directly tied to the performance of the underlying pool of mortgage loans secured by income-producing properties. As a result, CMBS are subject not only to securities market risks, but also to risks similar to those associated with direct exposure to commercial real estate loans, since their cash flows and valuations depend on the performance of the underlying properties and borrowers. While we intend to analyze and underwrite our CMBS investments from a fundamental real estate perspective, there can be no assurance that such underwriting practices will yield their desired results or that we will be able to effectively achieve our investment objectives.

The prospect of full repayment of the mortgage loans underlying CMBS depends on the ability of the commercial borrower to generate current income from its commercial property. The ability to generate current income from a commercial property is affected by a variety of factors. Such factors include differences in the management ability and track record of the commercial borrower, and geographic or industry concentration. Commercial borrowers may also lack the incentive to invest the funds necessary to maintain and attract tenants in the properties underlying the commercial mortgage loans to the extent the value of the mortgage exceeds the property value. Unlike residential mortgage loans, most commercial mortgage loans are not significantly amortized over the loans’ terms. Instead, with most commercial mortgage loans the bulk of the loan balance is payable at maturity with a one-time payment, commonly known as a “balloon payment.” Full satisfaction of the balloon payment by a commercial borrower is heavily dependent on the availability of subsequent financing, which can be negatively impacted by a difficult credit environment. Usually, a commercial borrower will seek out another loan to satisfy the balloon payment on a commercial mortgage loan. Therefore, full satisfaction of a commercial mortgage loan will be affected by a commercial borrower’s access to credit. In certain situations, including during periods of credit distress, the unavailability of real estate financing may lead to default by a commercial borrower.

Mortgage loans are usually non-recourse in nature. Therefore, if a borrower defaults on the mortgage loan underlying the CMBS, the options for financial recovery are limited in nature. To the extent the underlying default rates with respect to the loans comprising a pool or tranche of CMBS in which we invest increase, the performance of our investments related thereto may be adversely affected. Default rates and losses on mortgage loans underlying the CMBS will be affected by a number of factors, including global, regional and local economic conditions in the area where the mortgage properties are located, the borrower’s equity in the mortgage property and the financial circumstances of the borrower. A decline in specific real estate markets and property valuations may result in higher delinquencies and defaults. In the event of default, the lender will have no right to assets beyond collateral attached to the mortgage loan. There can be no guarantee that our investments in CMBS will not be adversely affected by such risks.

The value of CMBS is subject to risk from possible geographic or industry concentration. In addition to investing in pools or tranches of CMBS, we may in certain circumstances invest in securities relating to a single issuer or a handful of issuers, which involves a high degree of concentrated risk with no certainty of any return of capital. These risks may be further pronounced in cases where the CMBS is secured by a relatively small or less diverse pool of underlying loans or real estate assets. Certain geographic regions or industries may be more adversely affected from economic pressures when compared to other geographic regions or industries. A pool of CMBS by mortgage loans with a substantial geographic or industry concentration will be more susceptible to the economic environment of such concentrated geographic regions or industries, and therefore could be at greater risk for a substantial loss in value.

We will face “credit spread widening” risk related to our investment in securities.
For reasons not necessarily attributable to any of the risks set forth herein (for example, supply/demand imbalances or other market forces), the credit spreads of the securities in which we invest may increase substantially, causing a decline in the price of the securities. It may not be possible to predict, or to hedge against, such “credit spread widening” risk. In addition, mark-to-market accounting of our investments will have an interim effect on the reported value prior to realization of an investment.
There are certain risks associated with the insolvency of obligations backing mortgage-backed securities and other investments.
The real estate loans backing mortgage-backed securities (“MBS”), which include the CMBS in which we will invest, and other investments we may make may be subject to various laws enacted in the applicable jurisdiction of the borrower for the protection of creditors. If an unpaid creditor files a lawsuit seeking payment, the court may invalidate all or part of the borrower’s debt as a fraudulent conveyance, subordinate such indebtedness to existing or future creditors of the borrower or recover amounts previously paid by the borrower in satisfaction of such indebtedness, based on certain tests for borrower insolvency and other facts and circumstances, which may vary by jurisdiction. There can be no assurance as to what standard a court would apply to determine whether the borrower was “insolvent” after giving effect to the incurrence of the indebtedness constituting the mortgage backing the CMBS and other investments, or that regardless of the method of valuation, a court would not determine that the borrower was “insolvent” after giving effect to such incurrence. In addition, in the event of the insolvency of a borrower, payments made on such mortgage loans could be subject to avoidance as a “preference” if made within a certain period of time (which may be as long as one year and one day) before insolvency.
There are certain risks associated with CMBS interest shortfalls.
Our CMBS investments may be subject to interest shortfalls due to interest collected from the underlying loans not being sufficient to pay accrued interest to all of the CMBS. Interest shortfalls to the CMBS trust will occur when the servicer does not advance full interest payments on defaulted loans. The servicer in a CMBS trust is required to advance monthly principal and interest payments due on a delinquent loan. Once a loan is delinquent for a period of time (generally 60 days), the servicer is required to obtain a new appraisal to determine the value of the property securing the loan. The servicer is only required to advance interest based on the lesser of the loan amount or 90%, generally, of the appraised value. Interest shortfalls occur when 90%, generally, of the appraised value is less than the loan amount and the servicer does not advance interest on the full loan amount. The resulting interest shortfalls impact interest payments on the most junior class in the trust first. As interest shortfalls increase, more senior classes may be impacted. Over time, senior classes may be reimbursed for accumulated shortfalls if the delinquent loans are resolved, but there is no guarantee that shortfalls will be collected. Interest shortfalls to the CMBS trust may also occur because of accumulated advances and expenses on defaulted loans. When a defaulted loan or foreclosed property is liquidated, the servicer will be reimbursed for accumulated advances and expenses prior to payments to CMBS bond holders. If proceeds are insufficient to reimburse the servicer or if a defaulted loan is modified and not foreclosed, the servicer is able to make a claim on interest payments that is senior to the bond holders to cover accumulated advances and expenses. If the claim is greater than interest collected on the loans, interest shortfalls could impact one or more bond classes in a CMBS trust until the servicer’s claim is satisfied.
The lack of liquidity in our securities investments may adversely affect our business.
There can be no assurance that there will be a ready market for the resale of our securities investments because such investments may not be liquid. Illiquidity may result from the absence of an established market for the investments, as well as legal or contractual restrictions on their resale by us, particularly for certain of our loan investments. The credit markets, including the CMBS and preferred equity markets, have periodically experienced decreased liquidity on the primary and secondary markets during periods of market volatility. Such market conditions could re-occur and would impact the valuations of our investments and impair our ability to sell such investments if we were required to liquidate all or a portion of our investments quickly. Additionally, certain of our securities investments may be subject to holding period and other restrictions that limit our ability to sell such investments.

We may utilize non-recourse securitizations of certain of our CMBS investments, which may expose us to risks that could result in losses.
We may seek to utilize non-recourse securitizations of certain of our CMBS investments to the extent consistent with REIT and Investment Company Act requirements. This would likely involve us creating a special-purpose vehicle, contributing a pool of our assets to the entity, and selling interests in the entity on a non-recourse basis to purchasers (whom we would expect to be willing to accept a lower interest rate to invest in investment-grade loan pools). We would expect to retain all or a portion of the equity in the securitized pool of loans or investments. Prior to any such financing, we may use short-term facilities to finance the acquisition of securities until a sufficient quantity of securities had been accumulated, at which time we would refinance these facilities through a securitization, such as a CMBS, or issuance of CLOs, or the private placement of loan participations or other long-term financing. If we were to employ this strategy, we would be subject to the risk that we would not be able to acquire, during the period that our short-term facilities are available, a sufficient amount of eligible securities to maximize the efficiency of a CMBS, CLO or private placement issuance. We also would be subject to the risk that we would not be able to obtain short-term credit facilities or would not be able to renew any short-term credit facilities after they expire should we find it necessary to extend our short-term credit facilities to allow more time to seek and acquire the necessary eligible securities for a long-term financing. The inability to consummate securitizations of our portfolio to finance our loans and investments on a long-term basis could require us to seek other forms of potentially less attractive financing or to liquidate assets at an inopportune time or price, which could adversely affect our performance and our ability to grow our business. Moreover, conditions in the capital markets, including volatility and disruption in the capital and credit markets, may not permit a non-recourse securitization at any particular time or may make the issuance of any such securitization less attractive to us even when we do have sufficient eligible assets. We may also suffer losses if the value of the mortgage loans we acquire declines prior to securitization. Declines in the value of a mortgage loan can be due to, among other things, changes in interest rates and changes in the credit quality of the loan. In addition, transaction costs incurred in executing transactions impact any liability that we may incur, or may be required to reserve for, in connection with executing a transaction can cause a loss to us. To the extent that we incur a loss executing or participating in future securitizations for the reasons described above or for other reasons, it could materially and adversely impact our business and financial condition.
In addition, the securitization of investments in our portfolio might magnify our exposure to losses because any equity interest we retain in the issuing entity would be subordinate to the notes issued to investors and we would, therefore, absorb all of the losses sustained with respect to a securitized pool of assets before the owners of the notes experience any losses. The inability to securitize our portfolio may hurt our performance and our ability to grow our business. At the same time, the securitization of our loans or investments might expose us to losses, as the residual loans or investments in which we do not sell interests will tend to be riskier and more likely to generate losses. Moreover, the Dodd-Frank Act contains a risk retention requirement for all asset-backed securities, which requires both public and private securitizers to retain not less than 5% of the credit risk of the assets collateralizing any asset-backed security issuance. Significant restrictions exist, and additional restrictions may be added in the future, regarding who may hold risk retention interests, the structure of the entities that hold risk retention interests and when and how such risk retention interests may be transferred. Therefore, such risk retention interests will generally be illiquid. As a result of the risk retention requirements, we may be required to purchase and retain certain interests in a securitization into which we sell mortgage loans or when we act as issuer, may be required to sell certain interests in a securitization at prices below levels that such interests have historically yielded or may be required to enter into certain arrangements related to risk retention that we have not historically been required to enter into and, accordingly, the risk retention rules may increase our potential liabilities and reduce our potential profits in connection with securitization of mortgage loans. It is likely, therefore, that these risk retention rules will increase the administrative and operational costs of asset securitizations.
We may invest in structured products or similar products that may include structural and legal risks.
We may invest from time to time in structured products. These investments may include debt securities issued by a private investment fund that invests, on a leveraged basis, in credit assets originated by banks or other third parties, high-yield debt or other asset groups, certificates issued by a structured investment vehicle that holds pools of commercial mortgage loans, as well as MBS credit default swaps (e.g., CMBX). Our investments in structured products will be subject to a number of structural and legal risks, including risks related to the fact that the structured products will be leveraged. Many structured products contain covenants designed to protect the providers of debt financing to such structured products. A failure to satisfy those covenants could result in the untimely liquidation of the structured product and a complete loss of our investment therein. The value of an investment in a structured product will depend on the investment performance of the assets in which the structured product invests and will, therefore, be subject to all of the risks associated with an investment in those assets. These risks include the possibility of a default by, or bankruptcy of, the issuers of such assets or a claim that the pledging of collateral to secure any such asset constituted a fraudulent conveyance or preferential transfer that can be subordinated to the rights of other creditors of the issuer of such asset or nullified under applicable law.

We may invest in real estate corporate debt, which consists of secured and unsecured obligations issued by companies in the business of owning and/or operating real estate-related businesses.
We may invest in corporate debt obligations of varying maturities issued by U.S. and foreign corporations and other business entities, which may include loans, corporate bonds, debentures, notes and other similar corporate debt instruments, including convertible securities. Bonds are fixed or variable rate debt obligations, including bills, notes, debentures, money market instruments and similar instruments and securities. Corporate debt is generally used by corporations, including REITs, and other issuers to borrow money from investors. The issuer pays the investor a rate of interest and normally must repay the amount borrowed on or before maturity. The rate of interest on corporate debt may be fixed, floating or variable, and may vary inversely with respect to a reference rate. The rate of return or return of principal on some debt obligations may be linked or indexed to the level of exchange rates between the U.S. dollar and a foreign currency or currencies. Debt instruments may be acquired with warrants attached. Certain bonds are “perpetual” in that they have no maturity date.
Our investments in real estate-related corporate credit are subject to a number of risks, including interest rate risk, credit risk, high yield risk, issuer risk, foreign (non-U.S.) investment risk, inflation/deflation risk, liquidity risk, smaller company risk and management risk. We generally will not have direct recourse to real estate assets owned or operated by the issuers of the corporate debt obligations that we invest in and the value of such corporate debt obligations may be impacted by numerous factors and may not be closely tied to the value of the real estate held by the corporate issuer.
We invest in high yield securities which are generally subject to more risk than higher rated securities.
Debt securities that are, at the time of purchase, rated below investment grade (below Baa by Moody’s and below BBB by S&P and Fitch), an equivalent rating assigned by another nationally recognized statistical rating organization or unrated but judged by the Adviser to be of comparable quality, are commonly referred to as “high yield” securities. Investments in high yield securities generally provide greater income than investments in higher quality securities, but they also typically entail greater price volatility and principal and income risk, including the possibility of default and bankruptcy. High yield securities are regarded as predominantly speculative with respect to the issuer’s continuing ability to meet principal and interest payments. Debt securities in the lowest investment grade category also may be considered to possess some speculative characteristics by certain investors and rating agencies. In addition, analysis of the creditworthiness of issuers of high yield securities may be more complex than for issuers of higher quality securities.
High yield securities may be more susceptible to real or perceived adverse economic and competitive industry conditions than investment grade securities. A projection of an economic downturn or of a period of rising interest rates, for example, could cause a decline in high yield security prices because the advent of a recession could lessen the ability of an issuer to make principal and interest payments on its debt obligations. If an issuer of high yield securities defaults, in addition to risking non-payment of all or a portion of interest and principal, we may incur additional expenses to seek recovery. The market prices of high yield securities structured as zero-coupon, step-up or payment-in-kind securities will normally be affected to a greater extent by interest rate changes, and therefore tend to be more volatile than the prices of securities that pay interest currently and in cash.
The secondary market on which high yield securities are traded may be less liquid than the market for investment grade securities. Less liquidity in the secondary trading market could adversely affect the price at which we could sell a high yield security, and could adversely affect the NAV of our shares. Adverse publicity and investor perceptions, whether or not based on fundamental analysis, may decrease the values and liquidity of high yield securities, especially in a thinly-traded market. When secondary markets for high yield securities are less liquid than the market for investment grade securities, it may be more difficult to value the securities because such valuation may require more research, and elements of judgment may play a greater role in the valuation because there is less reliable, objective data available. During periods of thin trading in these markets, the spread between bid and asked prices is likely to increase significantly and we may have greater difficulty selling our portfolio securities. We will be more dependent on the Adviser’s research and analysis when investing in high yield securities.

We may invest in real estate-related preferred equity, which is subordinate to any indebtedness, but involves different rights.
We have in the past and may in the future invest from time to time in non-controlling preferred equity positions, common equity and other real estate-related interests. Preferred equity investments generally rank junior to all existing and future indebtedness, including commercial mezzanine and mortgage loans, but rank senior to the owners’ common equity. Preferred equity investments typically pay a dividend rather than interest payments and often have the right for such dividends to accrue if there is insufficient cash flow to pay currently. These interests are not secured by the underlying real estate, but upon the occurrence of a default, the preferred equity provider typically has the right to effectuate a change of control with respect to the ownership of the property. In addition, equity investments may be illiquid or have limited liquidity due to lock-out periods, limited trading volume or other limitations or prohibitions against their transfer, sale, pledge or disposition, including any necessary registration with the SEC requiring coordination with the issuer for the sale of such securities. Our investments in real estate-related equity securities will involve risks relating to the particular issuer of the equity securities, including the financial condition and business outlook of the issuer. Issuers of real estate-related equity securities are subject to their own operating and other expenses and may be subject to a management fee and/or performance-based compensation (e.g., promote), which we as equity holders will indirectly bear.
We may invest in equity or preferred equity securities of REITs and other real estate-related companies, which subjects us to certain risks including those risks associated with an investment in our own common stock.
We invest in equity securities of REITs and other real estate-related companies that are subject to the risks of the real estate market and securities market.
REITs are dependent upon specialized management skills, have limited diversification and are, therefore, subject to risks inherent in financing a limited number of projects. REITs may be subject to management fees and other expenses, and so when we invest in REITs, we will bear our proportionate share of the costs of the REITs’ operations. Investing in REITs and real estate-related companies involves certain unique risks in addition to those risks associated with investing in the real estate industry in general. The market value of REIT shares and the ability of the REIT to distribute income may be adversely affected by several factors, including the risks described herein that relate to an investment in our common stock. REITs depend generally on their ability to generate cash flow to make distributions to stockholders, and certain REITs have self-liquidation provisions by which mortgages held may be paid in full and distributions of capital returns may be made at any time. In addition, distributions received by us from REITs may consist of dividends, capital gains or return of capital. Generally, dividends received by us from REIT shares and distributed to our stockholders will not constitute “qualified dividend income” eligible for the reduced tax rate applicable to qualified dividend income. In addition, the performance of a REIT may be affected by changes in the tax laws or by its failure to qualify for tax-free pass-through of income.
A REIT may impose limits on how much of its securities any one investor may own. These ownership limitations may result in an investor being unable to purchase (or otherwise obtain economic exposure to) the desired amounts of certain REITs. In some circumstances, we may seek and obtain a waiver from a REIT to exceed the REIT’s ownership limitations without being subject to the adverse consequences of exceeding such limit were a waiver not obtained, provided that we comply with the provisions of the waiver.
REITs (especially mortgage REITs) are subject to interest rate risk. Rising interest rates may cause REIT investors to demand a higher annual yield, which may, in turn, cause a decline in the market price of the equity securities issued by a REIT.
Investing in certain REITs and real estate-related companies, which often have small market capitalizations, may also involve the same risks as investing in other small capitalization companies. REITs and real estate-related companies may have limited financial resources and their securities may trade less frequently and in limited volume and may be subject to more abrupt or erratic price movements than larger company securities.

We will face risks related to our investments in commercial real estate collateralized loan obligations.
We may sponsor or invest in commercial real estate collateralized loan obligations (“CRE CLOs”). CRE CLOs are securitization vehicles typically collateralized by a revolving and actively managed pool of commercial real estate mortgage loans, which may include transitional, bridge, or other non stabilized commercial mortgage loans. These loans are often secured by income producing commercial properties and may be subject to refinancing risk, interest rate risk, and property level cash flow volatility. Cash flows from a CRE CLO are distributed pursuant to a contractual waterfall that allocates interest and principal to multiple tranches with differing risk profiles. Junior, residual, or equity tranches are subordinate to senior and mezzanine tranches and are typically the first to absorb losses resulting from borrower defaults, declines in collateral value, or other adverse credit events. As a result, investments in these tranches are highly sensitive to collateral performance, loan management decisions, and broader commercial real estate market conditions, and may experience significant volatility or loss of principal. Although senior CRE CLO tranches may benefit from structural credit enhancement provided by subordinate tranches, all CRE CLO tranches remain exposed to risks including loan defaults, declining property values, reduced recoveries, extension risk, and adverse market perceptions of the CRE CLO asset class. In stressed environments, deterioration in collateral performance or diversion of cash flows to protect senior tranches may materially reduce or eliminate distributions to junior or residual holders. CRE CLOs may charge a management fee and administrative expenses.
CRE CLOs are generally privately offered and sold, and thus are not registered under any securities laws. As a result, investments in CRE CLOs may be characterized as illiquid assets and their valuations may be more volatile, particularly during periods of market stress or reduced investor demand for securitized investments. Also, the performance of a CRE CLO is dependent on the action of the collateral manager and special servicer, whose decisions regarding loan selection, reinvestment, modifications, extensions or workouts may materially affect cash flows and ultimate returns. We may invest in CRE CLO tranches for which we do not control or influence these decisions, and the interest of the collateral manager, directing certificate holder, or controlling class may not align with our interests as an investor. With respect to the management and servicing of those tranches, the related special servicer or collateral manager may take actions that could adversely affect our interests. In addition to the risks associated with debt instruments (e.g., interest rate risk and credit risk), CRE CLOs carry additional risks including, but not limited to: (i) uncertainty regarding the timing and amount of cash distributions; (ii) deterioration in commercial real estate fundamentals; (iii) subordination to other tranches in the capital structure; and (iv) the potential for disputes or unexpected outcomes arising from the complexity of the securitization structure.
We may invest in subordinated debt, which is subject to greater credit risk than senior debt.
We may invest in debt instruments, including junior tranches of CMBS, that are subordinated in an issuer’s capital structure. To the extent we invest in subordinated debt of an issuer’s capital structure or subordinated CMBS bonds, such investments and our remedies with respect thereto, including the ability to foreclose on any collateral securing such investments, will be subject to the rights of any senior creditors and, to the extent applicable, contractual inter-creditor or participation agreement provisions.
Investments in subordinated debt involve greater credit risk of default than the senior classes of the issue or series. Subordinated tranches of CMBS or other investments absorb losses from default before other more senior tranches of CMBS to which it is subordinate are put at risk. As a result, to the extent we invest in subordinate debt instruments (including CMBS), we would potentially receive payments or interest distributions after, and must bear the effects of losses or defaults on the senior debt (including underlying mortgage loans, senior mezzanine debt or senior CMBS bonds) before, the holders of other more senior tranches of debt instruments with respect to such issuer.

Our investments in operating companies are subject to unique risk and these companies may not be profitable.
We invest in real estate-related operating companies, such as development companies or property managers, which in turn may develop or service the assets of, or provide technology or services to, (1) our company, (2) the Adviser or its affiliates, (3) Other Invesco Accounts or (4) third parties. We may make such investments in order to provide access to real estate investments within our investment strategy or to enhance our financial performance. Our investments in real estate-related operating companies may take the form of preferred equity or other non-controlling interests, including debt interests. The nature of our interest in a real estate-related operating company may not permit us to actively manage or control the operations of such real estate-related operating company. A real estate-related operating company in which we invest may not be profitable at the time of our investment, or at any time, and may be exposed to stringent and complex federal, state and local laws, ordinances and regulations, including those related to financial crime, permits, government contracting, conservation, exploration and production, lending, tenancy, occupational health and safety, employment law and regulation, foreign investment and environmental protection. As a result of the foregoing risks and the risks inherent in an investment in any business, we may not be able to fully recover our investment in an operating company.
There are certain risks associated with the servicers of commercial real estate loans underlying CMBS and other investments in debt securities.
The exercise of remedies and successful realization of liquidation proceeds relating to commercial real estate loans underlying CMBS and other debt securities may be highly dependent on the performance of the servicer or special servicer. The servicer may not be appropriately staffed or compensated to immediately address issues or concerns with the underlying loans. Such servicers may exit the business and need to be replaced, which could have a negative impact on the portfolio due to lack of focus during a transition. Special servicers frequently are affiliated with investors who have purchased the most subordinate bond classes, and certain servicing actions, such as a loan extension instead of forcing a borrower pay off, may benefit the subordinate bond classes more so than the senior bonds. While servicers are obligated to service the portfolio subject to a servicing standard and maximize the present value of the loans for all bond holders, servicers with an affiliate investment in the CMBS or other debt securities may have a conflict of interest. There may be a limited number of special servicers available, particularly those which do not have conflicts of interest. In addition, to the extent any such servicers fail to effectively perform their obligations pursuant to the applicable servicing agreements, such failure may adversely affect our investments.
We may engage in hedging transactions, which involve numerous risks.
Subject to REIT qualification requirements and compliance with any applicable exemption from being regulated as a commodity pool operator, we may enter into derivatives transactions including, but not limited to options contracts, futures contracts, options on futures contracts, forward contracts, U.S. Treasury futures, and interest rate swaps for limited hedging purposes. Our use of derivative instruments may be particularly speculative and involves investment risks and transaction costs to which we would not be subject absent the use of these instruments, and use of derivatives generally involves leverage in the sense that the investment exposure created by the derivatives may be significantly greater than our initial investment in the derivative. Leverage magnifies investment, market and certain other risks. Thus, the use of derivatives may result in losses in excess of principal and greater than if they had not been used. The ability to successfully use derivative investments depends on the ability of the Adviser. The skills needed to employ derivatives strategies are different from those needed to select portfolio investments and, in connection with such strategies, the Adviser must make predictions with respect to market conditions, liquidity, market values, interest rates or other applicable factors, which may be inaccurate. The use of derivative investments may require us to sell or purchase portfolio investments at inopportune times or for prices below or above the current market values, may limit the amount of appreciation we can realize on an investment or may cause us to hold a security that we might otherwise want to sell. We will also be subject to credit risk with respect to the counterparties to our derivatives contracts (whether a clearing corporation in the case of exchange- traded instruments or another third party in the case of over-the-counter instruments). In addition, the use of derivatives is subject to additional unique risks associated with such instruments including a lack of sufficient asset correlation, heightened volatility in reference to interest rates or prices of reference instruments and duration/term mismatch, each of which may create additional risk of loss.

We may acquire CMBS affiliated with Invesco.
We may acquire CMBS whereby mortgages underlying the MBS were issued by, properties underlying the mortgages in the CMBS are owned by, or the CMBS is serviced by Invesco, Other Invesco Accounts or their affiliates. While we will be acquiring such CMBS from third parties on terms already negotiated by and agreed with third parties and will forgo all non-economic rights (including voting rights) in such MBS as long as the affiliation persists, which we believe should mostly mitigate any conflicts of interest, there is no assurance that such procedures will adequately address all of the conflicts of interest that may arise or will address such conflicts in a manner that results in the allocation of a particular investment opportunity to us or is otherwise favorable to us. While the mortgage loans underlying such CMBS are generally made in advance of any issuance of the CMBS, our investment, or the expectation of our investment, in such a CMBS may have the potential to affect the pricing terms of underlying mortgage loans for properties owned by Other Invesco Accounts. To the extent that any of our executives are also executives of Invesco, the same personnel may determine the price and terms for the investments for both us and these entities and there can be no assurance that any procedural protections, such as obtaining market prices or other reliable indicators of fair value, will prevent the consideration we pay for these investments from exceeding their fair value or ensure that we receive terms for a particular investment opportunity that are as favorable as those available from an independent third party.
Any indirect investment we make, including in the Affiliated Funds, will be subject to similar business, real estate and real estate debt risks.

Our indirect investments, including in the Affiliated Funds, are subject to many of the same business, real estate and real estate debt risks as we are. For example, the Affiliated Funds:

•may not have sufficient available funds to make distributions or redeem interests in the funds upon request of investors without delay;
•expect to acquire additional assets or dispose of assets in the further which, if unsuccessful, could affect our ability to pay dividends to our stockholders;
•intend to use borrowing to partially fund acquisitions, originations or investments, which may result in foreclosures and unexpected debt-service requirements and indirectly negatively affect our ability to pay dividends do our stockholders;
•are also dependent on Invesco Real Estate and its key employees for its success;
•also operate in a competitive business with competitors who have significant financial resources and operational flexibility;
•depend on its tenants or borrowers for its revenue and may rely on certain significant tenants or borrowers;
•are subject to risks associates with terrorism, uninsured losses and high insurance costs;
•will be affected by general economic and regulatory factors it cannot control or predict; and
•will be subject to taxes and operating expenses that may increase.

To the extent the operations and ability of the Affiliated Funds, or any other entity through which we indirectly invest in real estate or real estate debt, to make distributions or redeem interests in the funds is adversely affected by any of these risks, our operations and ability to pay distributions to you will be adversely affected. The Affiliated Funds may make investments in countries or regions where neither we nor the Affiliated Funds have previously invested, which may expose the Affiliated Funds to additional risk with regard to that jurisdiction’s applicable laws, which may adversely impact our investments in the Affiliated Fund.

Our ability to redeem all or a portion of our investment in the Affiliated Funds is subject to significant restrictions.

Our investment in the Affiliated Funds is subject to significant restrictions. Our investments in the Affiliated Funds generally will be treated the same as investments by other investors in the Affiliated Funds, and the managers of the Affiliated Funds may limit redemptions, including as a result of certain tax, regulatory or other considerations. We may not be able to exit the Affiliated Funds or liquidate all or a portion of our interests in the Affiliated Funds.

We cannot assure you that the Affiliated Funds will have capital available on favorable terms or at all to fund the redemption of interests. If the Affiliated Funds are not able to raise additional capital to meet redemption requests, the Affiliated Funds may be required to sell assets that they would otherwise elect to retain or sell assets or otherwise raise capital on less than favorable terms or at a time when they would not otherwise do so. If the Affiliated Funds are forced to sell any assets under such circumstances, the disposition of such assets could materially adversely impact their operations and ability to make distributions to us and, consequently, the value of our investment in the Affiliated Funds.
Risks Related to Debt Financing
We have incurred and will continue to incur mortgage indebtedness and other borrowings and expect to incur additional debt, which may increase our business risks, could hinder our ability to make distributions and could decrease the value of your investment.
The acquisition of investment properties may be financed in substantial part by borrowing, which increases our exposure to loss. Under our charter, we have a limitation that precludes us from borrowing in excess of 300% of our net assets, which approximates borrowing 75% of the cost of our investments (unless a majority of our independent directors approves any borrowing in excess of the limit and we disclose the justification for doing so to our stockholders), but such restriction does not restrict the amount of indebtedness we may incur with respect to any single investment. Our target leverage ratio is approximately 50% to 60%. We calculate our “leverage ratio” by dividing (1) the sum of the Company’s consolidated property-level debt, entity-level debt and debt-on-debt, net of cash and restricted cash, by (2) the asset value of the Company’s real estate investments, private real estate debt investments and equity in the Company’s real estate-related securities portfolio (in each case measured using the greater of fair market value and cost), including the Company’s net investment in unconsolidated investments. The use of leverage involves a high degree of financial risk and will increase the exposure of the investments to adverse economic factors such as rising interest rates, downturns in the economy or deteriorations in the condition of the investments. Principal and interest payments on indebtedness (including mortgages having “balloon” payments) will have to be made regardless of the sufficiency of cash flow from the properties. Our investments will be impaired by a smaller decline in the value of the properties than is the case where properties are owned with a proportionately smaller amount of debt.
We may incur or increase our mortgage debt by obtaining loans secured by a portfolio of some or all of the real estate properties acquired and may borrow under mortgages on properties after they are acquired. Depending on the level of leverage and decline in value, if mortgage payments are not made when due, one or more of the properties may be lost (and our investment therein rendered valueless) as a result of foreclosure by the mortgagee(s). A foreclosure may also have substantial adverse tax consequences for us.
Many of these same issues also apply to credit facilities which are expected to be in place at various times as well. For example, the loan documents for such credit facilities may include various coverage ratios, the continued compliance with which may not be completely within our control. If such coverage ratios are not met, the lenders under such credit facilities may declare any unfunded commitments to be terminated and declare any amounts outstanding to be due and payable. We may also rely on short-term financing that would be especially exposed to changes in availability.
Although borrowings by us have the potential to enhance overall returns that exceed our cost of funds, they will further diminish returns (or increase losses on capital) to the extent overall returns are less than our cost of funds. As a result, the possibilities of profit and loss are increased. Borrowing money to purchase properties provides us with the advantages of leverage, but exposes us to greater market risks and higher current expenses.

In certain cases, financings for our properties may be recourse to us.
Generally, commercial real estate financings are structured as non-recourse to the borrower, which limits a lender’s recourse to the property pledged as collateral for the loan, and not the other assets of the borrower or to any parent of borrower, in the event of a loan default. However, lenders customarily will require that a creditworthy parent entity enter into so-called “recourse carveout” guarantees to protect the lender against certain bad-faith or other intentional acts of the borrower in violation of the loan documents. A “bad boy” guarantee typically provides that the lender can recover losses from the guarantors for certain bad acts, such as fraud or intentional misrepresentation, intentional waste, willful misconduct, criminal acts, misappropriation of funds, voluntary incurrence of prohibited debt and environmental losses sustained by lender. In addition, “bad boy” guarantees typically provide that the loan will be a full personal recourse obligation of the guarantor, for certain actions, such as prohibited transfers of the collateral or changes of control and voluntary bankruptcy of the borrower. It is expected that the financing arrangements with respect to our investments generally will require “bad boy” guarantees from us or the Operating Partnership and in the event that such a guarantee is called, our assets could be adversely affected. Moreover, our “bad boy” guarantees could apply to actions of the joint venture partners associated with our investments. While the Adviser expects to negotiate indemnities from such joint venture partners to protect against such risks, there remains the possibility that the acts of such joint venture partner could result in liability to us under such guarantees. We may provide “bad boy” guarantees on behalf of Other Invesco Accounts investing alongside us and as such guarantees are not for borrowed money, they will typically not be included under our leverage limitations.
If we draw on a line of credit to fund repurchases of our common stock or for any other reason, our financial leverage ratio could increase beyond our target.
We have a revolving line of credit with a financial institution that is secured by certain of our assets and we may seek to obtain additional lines of credit in an effort to provide for a ready source of liquidity for any business purpose, including to fund repurchases of shares of our common stock in the event that repurchase requests exceed our operating cash flow or net proceeds from our offerings. There can be no assurances that we will be able to borrow under or maintain our existing line of credit or obtain additional lines of credit on financially reasonable terms. In addition, we may not be able to obtain lines of credit of an appropriate size for our business. If we borrow under a line of credit to fund repurchases of shares of our common stock, our financial leverage will increase and may exceed our target leverage ratio. Our leverage may remain at the higher level until we receive additional net proceeds from our offerings or generate sufficient operating cash flow or proceeds from asset sales to repay outstanding indebtedness. In connection with a line of credit, distributions may be subordinated to payments required in connection with any indebtedness contemplated thereby.
We may use repurchase agreements to finance our securities investments, which may expose us to risks that could result in losses and harm our liquidity.
We may use repurchase agreements as a form of leverage to finance our securities investments, and the proceeds from repurchase agreements generally will be invested in additional securities. There is a risk that the market value of the securities acquired from the proceeds received in connection with a repurchase agreement may decline below the price of the securities underlying the repurchase agreement that we have sold but remain obligated to repurchase. Repurchase agreements also involve the risk that the counterparty liquidates the securities we delivered to it under the repurchase agreements following the occurrence of an event of default under the applicable repurchase agreement by us. In addition, there is a risk that the market value of the securities we retain may decline. If the buyer of securities under a repurchase agreement were to file for bankruptcy or experiences insolvency, we may be adversely affected. Furthermore, our counterparty may require us to provide additional margin in the form of cash, securities or other forms of collateral under the terms of the derivative contract. Also, in entering into repurchase agreements, we bear the risk of loss to the extent that the proceeds of the repurchase agreement are less than the value of the underlying securities. In addition, the interest costs associated with repurchase agreements transactions may adversely affect our results of operations and financial condition, and, in some cases, we may be worse off than if we had not used such instruments.

Volatility in the financial markets and challenging economic conditions could adversely affect our ability to secure debt financing on attractive terms and our ability to service any future indebtedness that we may incur.
Volatility in the global credit markets could make it more difficult for us to obtain favorable financing for investments. A widening of credit spreads, coupled with the extreme volatility of the global debt markets and a rise in interest rates, dramatically reduce investor demand for high yield debt and senior bank debt, which in turn could lead some investment banks and other lenders to be unwilling to finance new investments or to only offer committed financing for these investments on unattractive terms. If the overall cost of borrowing increases, either by increases in the index rates or by increases in lender spreads, the increased costs may result in future acquisitions generating lower overall economic returns and potentially reducing future cash flow available for distribution. Disruptions in the debt markets negatively impact our ability to borrow monies to finance the purchase of, or other activities related to, real estate assets. If we are unable to borrow monies on terms and conditions that we find acceptable, we likely will have to reduce the number of properties we can purchase, and the return on the properties we do purchase may be lower. In addition, we may find it difficult, costly or impossible to refinance indebtedness that is maturing. Moreover, to the extent that such marketplace events are not temporary, they could have an adverse impact on the availability of credit to businesses generally and could lead to an overall weakening of the U.S. economy.
Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.
When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to obtain additional loans. Loan documents we enter into may contain covenants that limit our ability to further mortgage or dispose of the property or discontinue insurance coverage. In addition, loan documents may limit our ability to enter into or terminate certain operating or lease agreements related to the property. Loan documents may also require lender approval of certain actions and as a result of the lender’s failure to grant such approval, we may not be able to take a course of action we deem most profitable. These or other limitations may adversely affect our flexibility and our ability to make distributions to you and the value of your investment.
If we enter into financing arrangements involving balloon payment obligations, it may adversely affect our ability to make distributions to our stockholders.
Some of our financing arrangements may require us to make a lump-sum or “balloon” payment at maturity. Our ability to make a balloon payment is uncertain and may depend upon our ability to obtain replacement financing or our ability to sell particular properties. At the time the balloon payment is due, we may not be able to refinance the balloon payment on terms as favorable as the original loan or sell the particular property at a price sufficient to make the balloon payment. Such a refinancing would be dependent upon interest rates and lenders’ policies at the time of refinancing, economic conditions in general and the value of the underlying properties in particular. The effect of a refinancing or sale could affect the rate of return to stockholders and the projected time of disposition of our assets.
Failure to hedge effectively against interest rate changes may materially adversely affect our results of operations and financial condition.
Subject to any limitations required to qualify as a REIT, we may seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements, such as interest rate cap or collar agreements and interest rate swap agreements. These agreements involve risks, such as the risk that counterparties may fail to honor their obligations under these arrangements and that these arrangements may not be effective in reducing our exposure to interest rate changes. These interest rate hedging arrangements may create additional assets or liabilities from time to time that may be held or liquidated separately from the underlying property or loan for which they were originally established. Hedging may reduce the overall returns on our investments. Failure to hedge effectively against interest rate changes may materially adversely affect our results of operations and financial condition.

Increases in interest rates increase the amount of our loan payments, which may adversely affect our ability to make distributions to our stockholders.
Interest we pay on our loan obligations will reduce cash available for distributions. We have obtained and will likely in the future obtain variable rate loans, and as a result, increases in interest rates could increase our interest costs, which could reduce our cash flows and our ability to make distributions to you. In addition, if we need to repay existing loans during periods of rising interest rates, we could be required to liquidate one or more of our investments at times that may not permit realization of the maximum return on such investments. While we cannot predict factors which may or may not affect interest rates, certain of our mortgage notes and Revolving Credit Facility financings are variable rate and indexed to the Secured Overnight Financing Rate (“SOFR”) (the “Reference Rate”).
We may encounter adverse changes in the credit markets.
Any adverse changes in the global credit markets could make it more difficult for us to obtain favorable financing. Our ability to generate attractive investment returns for our stockholders will be adversely affected to the extent we are unable to obtain favorable financing terms. If we are unable to obtain favorable financing terms, we may not be able to adequately leverage our portfolio, may face increased financing expenses or may face increased restrictions on our investment activities, any of which would negatively impact our performance.
Risks Related to our Relationship with the Adviser and the Dealer Manager
We depend on the Adviser to select our investments and otherwise conduct our business, and any material adverse change in its financial condition or our relationship with the Adviser could have a material adverse effect on our business and ability to achieve our investment objectives.
Our success is dependent upon our relationship with, and the performance of, the Adviser in the acquisition and management of our portfolio and our corporate operations. The Adviser may suffer or become distracted by adverse financial or operational problems in connection with Invesco’s business and activities unrelated to us and over which we have no control. Should the Adviser fail to allocate sufficient resources to perform its responsibilities to us for any reason, we may be unable to achieve our investment objectives or to pay distributions to our stockholders.
The termination or replacement of the Adviser could trigger a repayment event under our financing arrangements.
Lenders for certain of our properties have required provisions in the mortgage loan documentation that would make the termination or replacement of the Adviser an event requiring the immediate repayment of the full outstanding balance of the loan. The termination or replacement of the Adviser could trigger repayment of outstanding amounts under the credit agreements governing the lines of credit that we may obtain. If a repayment event occurs with respect to any of our financing arrangements, our results of operations and financial condition may be adversely affected.
The Adviser’s inability to retain the services of key real estate professionals could hurt our performance.
Our success depends to a significant degree upon the contributions of certain key real estate professionals employed by the Adviser, each of whom would be difficult to replace. There is ever-increasing competition among alternative asset firms, financial institutions, private equity firms, investment advisors, investment managers, real estate investment companies, real estate investment trusts and other industry participants for hiring and retaining qualified investment professionals and there can be no assurance that such professionals will continue to be associated with us or the Adviser, particularly in light of our perpetual-life nature, or that replacements will perform well. Neither we nor the Adviser have employment agreements with these key real estate professionals and they may not remain associated with us or the Adviser. If any of these persons were to cease their association with us or the Adviser, our operating results could suffer. Our future success depends, in large part, upon the Adviser’s ability to attract and retain highly skilled managerial, operational and marketing professionals. If the Adviser loses or is unable to obtain the services of highly skilled professionals, our ability to implement our investment strategies could be delayed or hindered.

The success of our public offering is dependent, in part, on the ability of the Dealer Manager to retain key employees and to successfully build and maintain a network of licensed broker-dealers.
The dealer manager for our public offering is Invesco Distributors, Inc. The success of our public offering and our ability to implement our business strategy is dependent upon the ability of our Dealer Manager to retain key employees and to build and maintain a network of licensed securities broker-dealers and other agents. If the Dealer Manager is unable to retain qualified employees or build and maintain a sufficient network of participating broker-dealers to distribute shares of our common stock in our public offering, we may not be able to raise adequate proceeds through our public offering to implement our investment strategy. In addition, the Dealer Manager currently serves and may serve as dealer manager for other issuers. As a result, the Dealer Manager may experience conflicts of interest in allocating its time between our public offering and such other issuers, which could adversely affect our ability to raise adequate proceeds through our public offering and implement our investment strategy. Further, the participating broker-dealers retained by the Dealer Manager may have numerous competing investment products, some with similar or identical investment strategies and areas of focus as us, which they may elect to emphasize to their clients.
The fees we pay in connection with our operations and offerings and the agreements entered into with the Adviser, the Dealer Manager and their affiliates were not determined on an arm’s-length basis and therefore may not be on the same terms we could receive from a third party.
The compensation paid to the Adviser, Dealer Manager and other affiliates of Invesco for services they provide us was not determined on an arm’s-length basis. All service agreements, contracts or arrangements between or among Invesco and its affiliates, including the Adviser and us, were not negotiated at arm’s length. Such agreements include the Advisory Agreement, the Operating Partnership’s partnership agreement, our dealer manager agreements with the Dealer Manager, and any property-related corporate services and other agreements we may enter into with affiliates of the Adviser from time to time. As a result, the terms of these agreements may not be on the same terms we might receive from a third party.
We do not own the Invesco name, but we may use it as part of our corporate name under a trademark sublicense agreement with an affiliate of Invesco. Use of the “Invesco” name by other parties or the termination of our trademark sublicense agreement may harm our business.
We have entered into a trademark sublicense agreement with the Adviser, as the sub-licensor, pursuant to which it has granted us a revocable, royalty-free, non-exclusive, non-transferable right and license to use the “Invesco” name as part of our corporate name in connection with activities associated with being a real estate investment trust. Under the sublicense agreement, we have a right to use this name for so long as the Adviser serves as our advisor and the trademark license agreement between Adviser and Invesco Holding Company Limited (“IHCL”) is not terminated. IHCL and its affiliates will retain the right to continue using the “Invesco” name. We will further be unable to preclude IHCL from licensing or transferring the ownership of the “Invesco” name to third parties, some of whom may compete with us. Consequently, we will be unable to prevent any damage to goodwill that may occur as a result of the activities of IHCL or others. Furthermore, in the event that the trademark sublicense agreement is terminated, we will be required to, among other things, change our name. Any of these events could disrupt our recognition in the marketplace, damage any goodwill we may have generated and otherwise harm our business.

Risks Related to Conflicts of Interest

Certain conflicts of interest are discussed below. Our stockholders should be aware that there will be occasions when the Adviser and its affiliates will encounter conflicts of interest in connection with their relationship to us. The below discussion enumerates certain conflicts of interest. There can be no assurance that Invesco, the Adviser and its affiliates will resolve all conflicts of interest in a manner that is favorable to us and our stockholders.
Various potential and actual conflicts of interest will arise, and these conflicts may not be identified or resolved in a manner favorable to us.
Various potential and actual conflicts of interest will arise as a result of our overall investment activities and the overall investment activities of Invesco, the Dealer Manager, the Adviser and their affiliates. Invesco may in the future engage in further activities that may result in additional conflicts of interest not addressed below. If any matter arises that we and our affiliates (including the Adviser) determine in our good faith judgment constitutes an actual conflict of interest, we and our affiliates (including the Adviser) may take such action as we determine in good faith may be necessary or appropriate to ameliorate the conflict. Transactions between us and Invesco or its affiliates will require approval by our board of directors, including a majority of our independent directors. There can be no assurance that our board of directors or Invesco will identify or resolve all conflicts of interest in a manner that is favorable to us.
The Adviser faces a conflict of interest because the fees it receives for services performed are based in part on our NAV, which the Adviser is ultimately responsible for determining.
The Adviser is paid a management fee for its services based on our NAV, which is calculated by State Street, based on valuations provided by the Adviser. In addition, the distributions to be received by the Special Limited Partner with respect to its performance participation interest in the Operating Partnership are based in part upon the Operating Partnership’s net assets (which is a component of our NAV). The calculation of our NAV includes certain subjective judgments with respect to estimating, for example, the value of our portfolio and our accrued expenses, net portfolio income and liabilities, and, therefore, our NAV may not correspond to realizable value upon a sale of those assets. The Adviser may benefit by us retaining ownership of our assets at times when our stockholders may be better served by the sale or disposition of our assets in order to avoid a reduction in our NAV. If our NAV is calculated in a way that is not reflective of our actual NAV, then the purchase price of shares of our common stock or the price paid for the repurchase of your shares of common stock on a given date may not accurately reflect the value of our portfolio, and your shares of our common stock may be worth less than the purchase price or more than the repurchase price.
The Adviser’s management fee and the Special Limited Partner’s performance participation interest may not create proper incentives or may induce the Adviser and its affiliates to make certain investments, including speculative investments, which increase the risk of our real estate portfolio.
We pay the Adviser a management fee regardless of the performance of our portfolio. The Adviser’s entitlement to a management fee, which is not based upon performance metrics or goals, might reduce its incentive to devote its time and effort to seeking investments that provide attractive risk-adjusted returns for our portfolio. We may be required to pay the Adviser a management fee in a particular period despite experiencing a net loss or a decline in the value of our portfolio during that period.
The existence of the Special Limited Partner’s performance participation interest in the Operating Partnership, which is based on our total distributions plus the change in NAV per share, may create an incentive for the Adviser to make riskier or more speculative investments on our behalf than it would otherwise make in the absence of such performance-based compensation. In addition, the change in NAV per share is based on the value of our investments on the applicable measurement dates and not on realized gains or losses. As a result, the performance participation interest may receive distributions based on unrealized gains in certain assets at the time of such distributions and such gains may not be realized when those assets are eventually disposed of.
Because the management fee and performance participation are based on our NAV, the Adviser may also be motivated to accelerate acquisitions in order to increase NAV or, similarly, delay or curtail repurchases to maintain a higher NAV, which would, in each case, increase amounts payable to the Adviser and the Special Limited Partner.

Our management team may face conflicts in allocating time and resources between various projects.
Our management team devotes such time as they deem necessary to conduct our business affairs in an appropriate manner. However, a core group of real estate professionals devote such time as is reasonably necessary to our activities and also to the activities of numerous other Invesco investment vehicles and any successor funds thereto (and their respective investments) and their related entities (which may include separate accounts, dedicated managed accounts or investment funds formed for specific geographical areas or investments). Consequently, conflicts are expected to arise in the allocation of personnel, and we may not receive the level of support and assistance that we otherwise might receive if we were internally managed. The Adviser and its affiliates are not restricted from entering into other investment advisory relationships or from engaging in other business activities.
Certain principals and employees may be involved in and have a greater financial interest in the performance of Other Invesco Accounts, and such activities may create conflicts of interest in making investment decisions on our behalf.
Certain of the principals and employees of the Adviser or its affiliates may be subject to a variety of conflicts of interest relating to their responsibilities to us and the management of our business and the distribution of our shares in any offerings. Such individuals may serve in an advisory capacity to Other Invesco Accounts or other investment vehicles, as members of an investment or advisory committee or a board of directors (or similar such capacity) for one or more investment funds, corporations, foundations or other organizations, and may participate in the distribution of the securities of other issuers, including those that have investment objectives similar to ours. Such positions may create a conflict between the services and advice provided to such entities and the responsibilities owed to us. The Other Invesco Accounts or other investment funds in which such individuals may become involved may have investment objectives that overlap with ours. Furthermore, certain principals and employees of the Adviser or its affiliates may have a greater financial interest in the performance of such other funds or accounts than our performance. This involvement may create conflicts of interest in making investments on our behalf and on behalf of such other funds, accounts and other entities. Although the Adviser will generally seek to minimize the impact of any such conflicts, there can be no assurance they will be resolved favorably to us. Also, Invesco personnel are generally permitted to invest in alternative investment funds, private equity funds, real estate funds, hedge funds and other investment vehicles, including Other Invesco Accounts, as well as engage in other personal trading activities relating to companies, assets, securities or instruments (subject to Invesco’s Code of Conduct requirements), some of which may involve conflicts of interest. Such personal securities transactions will, in certain circumstances, relate to securities or instruments, which can be expected to also be held or acquired by us or Other Invesco Accounts, or otherwise relate to companies or issuers in which we have or acquire a different principal investment (including, for example, with respect to seniority). There can be no assurance that conflicts of interest arising out of such activities will be resolved in our favor. Investors will not receive any benefit from any such investments, and the financial incentives of Invesco personnel in such other investments could be greater than their financial incentives in relation to us.
Certain Other Invesco Accounts have similar or overlapping investment objectives and guidelines, and we will not be allocated certain opportunities and may be allocated opportunities with lower relative returns.
Through Other Invesco Accounts, Invesco currently invests and plans to continue to invest third-party capital in a wide variety of investment opportunities in the United States and globally. There will be overlap of real property, private real estate debt and real estate-related securities investment opportunities with certain Other Invesco Accounts that are actively investing and similar overlap with future Other Invesco Accounts. See “—Invesco may raise or manage Other Invesco Accounts which could result in the reallocation of Invesco personnel and the direction of potential investments to such Other Invesco Accounts” below. This overlap will from time to time create conflicts of interest, which the Adviser and its affiliates will seek to manage in a fair and equitable manner in their sole discretion in accordance with Invesco Real Estate’s prevailing procedures. These procedures provide for a rotation of opportunities among us and the eligible Other Invesco Accounts managed by Invesco Real Estate, subject to certain exceptions in Invesco Real Estate’s allocation policies and procedures with respect to (1) clearly defined and agreed-upon strategic or geographically focused assemblage strategies, (2) a priority for value add opportunities for Invesco Real Estate’s closed-end fund series and (3) a priority for real estate-related debt origination opportunities for Invesco Real Estate’s discretionary debt funds.
Currently, one Other Invesco Account is an open-ended fund that invests in stabilized, income-focused commercial real estate and real estate-related debt opportunities in primary and select secondary markets in the United States. As of December 31, 2025, this Other Invesco Account had $5.4 billion of gross assets under management and $388.8 million of unused capital commitments.

Additionally, one Other Invesco Account is an open-ended fund that invests primarily in substantially leased, income-producing core commercial real estate in major metropolitan areas in the United States. As of December 31, 2025, this Other Invesco Account had $11.6 billion of gross assets under management and $3.0 million of unused capital commitments.
As discussed above, with respect to Other Invesco Accounts managed by Invesco Real Estate with investment objectives or strategies that overlap with ours but that do not have priority over us, investment opportunities are allocated on a rotational basis among us and one or more Other Invesco Accounts in accordance with Invesco Real Estate’s prevailing procedures on a basis that the Adviser and its affiliates believe to be fair and equitable in their sole discretion, subject to the following general considerations: (1) any applicable investment objectives of ours and such Other Invesco Accounts (which, for us, includes our primary objective of providing current income in the form of regular, stable cash distributions to achieve an attractive distribution yield); (2) the sourcing and timing of the transaction; (3) the size and nature of the investment; (4) the relative amounts of capital available for investment by us and such Other Invesco Accounts; (5) the sector, geography/location, expected return profile, expected distribution rates, anticipated cash flows, expected stability or volatility of cash flows, leverage profile, risk profile, and other features of the applicable investment opportunity and its impact on portfolio concentration and diversification; (6) in the case of securities, avoiding allocation that could result in de minimis or odd-lot investments; (7) any structural and operational differences between us and such Other Invesco Accounts and any applicable investment limitations (including, without limitation, exposure limits, hedging limits and diversification considerations) of us and such Other Invesco Accounts, investment limitations, parameters or contractual provisions of ours and such Other Invesco Accounts; (8) the eligibility of us and such Other Invesco Accounts to make such investment under applicable laws; (9) any other applicable tax, accounting, legal, regulatory compliance or operational considerations deemed relevant by the Adviser and its affiliates (including, without limitation, maintaining our qualification as a REIT and our status as a non-investment company exempt from the Investment Company Act) (e.g., joint venture investments between us and an Other Invesco Account must be on the same terms and satisfy the restrictions of all participants, such as lowest leverage targeted by any participant); and (10) any other requirements contained in the corporate governance documents of us and such Other Invesco Accounts and any other considerations deemed relevant by the Adviser, Invesco and their affiliates in good faith. Our board of directors (including our independent directors) has the duty to ensure that the allocation methodology described above is applied fairly to us.
The portfolio strategies employed by the Adviser or its affiliates in managing the Other Invesco Accounts could conflict with the strategies employed by the Adviser in managing our business and may adversely affect the marketability, exit strategy, prices and availability of the properties, securities and instruments in which we invest. The Adviser or its affiliates may also give advice to the Other Invesco Accounts that may differ from advice given to us even though their investment objectives or guidelines may be the same or similar to ours.
The amount of performance-based compensation charged or management fees paid by us may be less than or exceed the amount of performance-based compensation charged or management fees paid by Other Invesco Accounts. Such variation may create an incentive for Invesco to allocate a greater percentage of an investment opportunity to us or such Other Invesco Accounts, as the case may be.
Our Adviser also has discretion to choose which of our properties to syndicate in the DST Program, which presents conflicts because our Adviser and the Dealer Manager earn fees from the DST Program.

Invesco is subject to a number of conflicts of interest, regulatory oversight and legal and contractual restrictions due to its multiple business lines, which may reduce the synergies that we expect to draw on or otherwise reduce the opportunities available to us.
Invesco and its affiliates are involved in a number of other businesses and activities, which may result in conflicts of interest or other obligations that are disadvantageous to us. Specified policies and procedures implemented by Invesco to mitigate potential conflicts of interest and address certain regulatory requirements and contractual restrictions will from time to time reduce the synergies across Invesco’s various businesses that we expect to draw on for purposes of pursuing attractive investment opportunities. Because Invesco has many different asset management businesses, including a capital markets group, it is subject to a number of actual and potential conflicts of interest, greater regulatory oversight and subject to more legal and contractual restrictions than that to which it would otherwise be subject if it had just one line of business. In addressing these conflicts and regulatory, legal and contractual requirements across its various businesses, Invesco has implemented certain policies and procedures (e.g., information walls) that reduce the positive synergies that we expect to utilize for purposes of finding attractive investments. For example, the Adviser will from time to time come into possession of material, non-public information with respect to companies in which its private equity business may be considering making an investment or companies that are clients of Invesco. As a consequence, that information, which could be of benefit to us, might become restricted to those respective businesses and otherwise be unavailable to us. In addition, to the extent that Invesco or the Adviser is in possession of material, non-public information or is otherwise restricted from trading in certain securities, we also may be deemed to be in possession of such information or otherwise restricted. This could reduce the investment opportunities available to us, prevent us from exiting an investment or otherwise limit our investment flexibility. Additionally, the terms of confidentiality or other agreements with or related to companies in which any Invesco-sponsored fund has or has considered making an investment or which is otherwise a client of Invesco will from time to time restrict or otherwise limit our ability to make investments in or otherwise engage in businesses or activities competitive with such companies. Invesco may enter into one or more strategic relationships, in certain regions or with respect to certain types of investments that, although intended to provide greater opportunities for us, may require us to share such opportunities or otherwise limit the amount of an opportunity we can otherwise take.
Invesco and its affiliates engage in a broad spectrum of activities, including a broad range of activities relating to investments in the real estate industry, and have invested or committed billions of dollars in capital through various investment funds, managed accounts and other vehicles affiliated with Invesco. In the ordinary course of their business activities, Invesco and its affiliates may engage in activities where the interests of certain divisions or business centers of Invesco and its affiliates, including the Adviser, or the interests of their clients may conflict with the interests of our stockholders. Certain of these divisions and entities affiliated with the Adviser have or may have an investment strategy similar to ours and therefore may engage in competing activities with us. In particular, various Invesco Real Estate direct and listed real estate funds and other investment vehicles seek to invest in a broad range of real estate investments.
As part of its regular business, Invesco provides a broad range of investment advisory businesses. In addition, Invesco and its affiliates may provide services in the future beyond those currently provided. Our stockholders will not receive a benefit from the services provided to other investment vehicles or share in any of the fees generated by the provision of such services. Invesco may have relationships with, render services to or engage in transactions with government agencies or issuers or owners of securities that are, or are eligible to be, our investment opportunities. As a result, employees of Invesco or its affiliates may possess information relating to such issuers that is not known to the Adviser’s employees responsible for making investment decisions or for monitoring our investments and performing the other obligations under the Advisory Agreement. Those employees are not obligated to share any such information with us or the Adviser and may be prohibited by law or contract from doing so.
We may also co-invest with clients of the Adviser in particular properties or real estate-related operating companies, and the relationship with such clients could influence the decisions made by the Adviser with respect to such investments. Invesco and the Adviser are under no obligation to decline any engagements or investments in order to make an investment opportunity available to us. We may be forced to sell or hold existing investments as a result of relationships that Invesco or the Adviser may have or transactions or investments the Adviser and its affiliates may make or have made. We may also co-invest with such clients of the Adviser in particular properties or real estate-related operating companies and the relationship with such clients could influence the decisions made by the Adviser with respect to such investments. Furthermore, there can be no assurance that all potentially suitable investment opportunities that come to the attention of the Adviser will be made available to us.

Invesco may from time to time participate in underwriting or lending syndicates with respect to us or our subsidiaries or Other Invesco Accounts, or may otherwise be involved in the public offering or private placement of debt or equity securities issued by, or loan proceeds borrowed by us, or our subsidiaries. Such underwritings may be on a firm commitment basis or may be on an uncommitted “best efforts” basis. The Adviser may also, on our behalf or on behalf of other parties to a transaction involving us, effect transactions, including transactions in the secondary markets where it may nonetheless have a potential conflict of interest regarding us and the other parties to those transactions to the extent it receives commissions or other compensation from us and such other parties. Subject to applicable law, Invesco may receive underwriting fees, discounts, placement commissions, loan modification or restructuring fees, servicing (including loan servicing) fees, advisory fees, lending arrangement, consulting, monitoring, commitment, syndication, origination, organizational, financing and divestment fees (or, in each case, rebates of any such fees, whether in the form of purchase price discounts or otherwise, even in cases where Invesco or an Other Invesco Account or vehicle is purchasing debt) or other compensation with respect to the foregoing activities, which are not required to be shared with us or our stockholders. Invesco may nonetheless have a potential conflict of interest regarding us and the other parties to those transactions to the extent it receives commissions, discounts, fees or such other compensation from such other parties.
Purchases or sales of securities for our account (particularly marketable securities) may be bunched or aggregated with orders for Other Invesco Accounts. It is frequently not possible to receive the same price or execution on the entire volume of securities purchased or sold, and the various prices may be averaged, which may be disadvantageous to us.
Present and future activities of Invesco and its affiliates (including the Adviser and the Dealer Manager) may also give rise to additional conflicts of interest relating to us and our investment activities. In the event that any such conflict of interest arises, we will attempt to resolve such conflicts in a fair and equitable manner. Investors should be aware that conflicts will not necessarily be resolved in favor of our interests.
We co-invest with Invesco affiliates and such investments at times may be in different parts of the capital structure of an issuer and may involve conflicts of interest. When we hold investments in which Other Invesco Accounts have a different principal investment, conflicts of interest arise between us and Other Invesco Accounts, and the Adviser may take actions that are adverse to us.
We may co-invest with Other Invesco Accounts in investments that are suitable for both us and such Other Invesco Accounts. We or the Other Invesco Accounts make and hold investments at different levels of an issuer’s capital structure, which includes us making investments directly or indirectly relating to portfolio entities of Other Invesco Accounts and vice versa. To the extent we hold interests that are different (including with respect to their relative seniority) than those held by such Other Invesco Accounts, the Adviser and its affiliates will be presented with conflicts of interest. Other Invesco Accounts may also participate from time to time in a separate tranche of a financing with respect to an issuer/borrower in which we have an interest or otherwise in different classes of such issuer’s securities. If we make or have an investment in a property in which an Other Invesco Account has a mezzanine or other debt investment, Invesco may have conflicting loyalties between its duties to us and to other affiliates. In that regard, actions may be taken for the Other Invesco Accounts that are adverse to us, including with respect to the timing and manner of sale and actions taken in circumstances of financial duress. Furthermore, we may participate in investments related to the financing or refinancing of loan investments or portfolios held or proposed to be acquired by certain Other Invesco Accounts. While our participation in connection with any such investments and transactions are expected to be negotiated by third parties on market prices, such investments and transactions will give rise to potential or actual conflicts of interest.
There can be no assurance that any conflict will be resolved in our favor. Conflicts can also be expected to arise in determining the amount of an investment, if any, to be allocated among potential investors and the respective terms thereof. There can be no assurance that the return on our investment will be equivalent to or better than the returns obtained by the other affiliates participating in the transaction. In addition, it is anticipated that in a bankruptcy proceeding our interest will likely be subordinated or otherwise adversely affected by virtue of such Other Invesco Accounts’ involvement and actions relating to such investment. For example, in circumstances where we hold a junior mezzanine interest in an issuer, holders of more senior classes of debt issued by such entity (which may include Other Invesco Accounts) may take actions for their benefit (particularly in circumstances where such issuer faces financial difficulty or distress) that further subordinate or adversely impact the value of our investment in such issuer.

In connection with negotiating loans, bank or securitization financings in respect of our real estate-related transactions, Invesco will generally obtain the right to participate on its own behalf (or on behalf of vehicles it manages) in a portion of the financings with respect to such Invesco-sponsored transactions (including transactions where the underlying collateral includes property owned by Other Invesco Accounts) upon a set of terms already negotiated and agreed of third parties. We do not believe that this arrangement has an effect on the overall terms and conditions negotiated with the arrangers of such senior loans other than as described in the preceding sentence. If we make or have an investment in a property in which an Other Invesco Account has a mezzanine or other debt investment, or vice versa, Invesco may have conflicting loyalties between its duties to us and to other affiliates. Such investments may inherently give rise to conflicts of interest or perceived conflicts of interest between or among the various classes of securities that may be held by such entities. Because of the affiliation with Invesco, the Adviser may have a greater incentive to invest in Invesco-sponsored financings (as compared to real estate-related financings sponsored by other real estate firms or financial sponsors).
We may enter into joint ventures and other shared assets which will involve risks and conflicts of interests, including lack of sole decision-making authority.

We have, and may again in the future, co-invest with Invesco affiliates, including Other Invesco Accounts in shared assets that own real estate properties, typically through the formation of joint ventures. Such joint venture investments will involve risks and conflicts of interests. “Other Invesco Accounts” means collective investment funds, REITs, vehicles, separately managed accounts, products or other similar arrangements sponsored, advised, or managed by Invesco or one of its affiliates, including the Affiliated Funds, whether currently in existence or subsequently established (in each case, including any related successor funds, alternative vehicles, supplemental capital vehicles, seed funds, co-investment vehicles and other entities formed in connection with Invesco or its affiliates side-by-side or additional general partner investments with respect thereto).

In connection with any investments in which we participate alongside any Other Invesco Accounts, the Adviser may decline to exercise, or delegate to a third party, certain control, foreclosure and similar governance rights relating to such shared investments for legal, tax, regulatory or other reasons, which could result in us lacking sole decision-making control.

We will not participate in joint ventures in which we do not have or share control to the extent that we believe such participation would potentially threaten our status as a non-investment company exempt from the Investment Company Act. This may prevent us from receiving an allocation with respect to certain investment opportunities that are suitable for both us and one or more Other Invesco Accounts.

Furthermore, we may have conflicting fiduciary obligations if we acquire properties with our affiliates or other related entities; as a result, in any such transaction we may not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties. Joint ownership arrangements with Invesco affiliates may also entail further conflicts of interest.
We may purchase assets from or sell assets to the Adviser and its affiliates, and such transactions may cause conflicts of interest.
We may purchase assets from or sell assets to the Adviser and its affiliates or their respective related parties. These transactions involve conflicts of interest, as our sponsor may receive fees and other benefits, directly or indirectly, from or otherwise have interests in both parties to the transaction.

The Adviser may face conflicts of interest related to our investments in operating companies.

We invest in real estate-related operating companies, including property managers and development companies, that service owners and operators of real estate (each, a “Service Company”). A Service Company may be engaged by the Adviser, Other Invesco Accounts or their affiliates to service or develop assets in which the Adviser or Other Invesco Accounts hold an interest. The Adviser (and the Service Company as a result of its relationship with the Adviser) may have an incentive to provide lower pricing to Other Invesco Accounts. In addition to pricing, conflicts of interest may arise in determining the scope of services to be provided by a Service Company to an Other Invesco Account and the terms of any such engagement, including indemnification provisions. The Adviser (and the Service Company) also may face conflicts of interest in determining whether and the extent to which to exercise remedies against a defaulting Other Invesco Account, which may adversely impact the returns on our investment in the Service Company.
Similarly, Other Invesco Accounts may invest in real estate-related operating companies, including property managers, development companies or other real estate service providers (each, a “Related Service Company”). The Adviser may be incentivized to direct work for its clients and affiliates, including us and assets owned by us, towards such Related Service Companies, both to nurture these businesses and due to the compensation received as a result of the Other Invesco Accounts’ interest in such Related Service Companies. Conflicts may arise in determining whether the Company should engage a Related Service Company to service an asset and in determining the terms of such engagement, including price and other terms, such as indemnification provisions. The Adviser also may be conflicted in determining whether a Related Service Company has adequately performed its obligations to us and whether to impose any penalties available for failure to do so, which may adversely impact the assets serviced by a Related Service Company.
Invesco may structure certain investments such that Invesco will face conflicting fiduciary duties to us and certain debt funds.
It is expected that Invesco will structure certain investments such that one or more mezzanine or other investment funds, structured vehicles or other collective investment vehicles primarily investing in senior secured loans, distressed debt, subordinated debt, high yield securities, CMBS and other similar debt instruments managed by affiliates of Invesco (collectively, “Debt Funds”) are offered the opportunity to participate in the debt tranche of an investment allocated to us. The Adviser and its affiliates owe fiduciary duties to the Debt Funds as well as to us. If the Debt Funds purchase high yield securities or other debt instruments related to a property or real estate company that we hold an investment in (or if we make or have an investment in or, through the purchase of debt obligations become a lender to, a company or property in which a Debt Fund or an Other Invesco Account or another Invesco real estate fund or vehicle has a mezzanine or other debt investment), the Adviser and its affiliates will face a conflict of interest in respect of the advice given to, or the decisions made with regard to, the Debt Funds, such Other Invesco Accounts and us (e.g., with respect to the terms of such high yield securities or other debt instruments, the enforcement of covenants, the terms of recapitalizations and the resolution of workouts or bankruptcies).
Our Adviser will face conflicting fiduciary duties to us and the Affiliated Funds in which we invest and to Other Invesco Accounts that may invest in us.
We invest in and expect to continue to invest in Affiliated Funds, and Other Invesco Accounts invest in and are expected to continue to invest in us. The Adviser and its affiliates owe fiduciary duties to the Affiliated Funds and Other Invesco Accounts as well as to us. For example, if we require liquidity or our investment in an Affiliated Fund is not supporting our investment objectives or financial results, or if an Other Invesco Account is seeking liquidity or its investment in us is not supporting its investment objectives or financial results, the Adviser and its affiliates will face a conflict of interest in respect of the advice given to, or the decisions made with regard to, the Affiliated Fund or Other Invesco Account and us.

Invesco may raise or manage Other Invesco Accounts, which could result in the reallocation of Invesco personnel and the direction of potential investments to such Other Invesco Accounts.
Invesco, the Adviser and their affiliates reserve the right to raise or manage Other Invesco Accounts, including opportunistic and stabilized and substantially stabilized real estate funds or separate accounts, dedicated managed accounts, investments suitable for lower risk, lower return funds or higher risk, higher return funds, commercial loan obligation and trading investment vehicles, real estate funds primarily making investments globally, in a particular region outside of the U.S., or in a single sector of the real estate investment space (e.g., office, industrial, retail or multifamily) or making non-controlling investments in public and private debt and equity securities or investment funds that may have the same or similar investment objectives or guidelines as us or investments, including those raised by us and one or more managed accounts (or other similar arrangements structured through an entity) for the benefit of one or more specific investors (or related group of investors) which, in each case, may have investment objectives or guidelines that overlap with ours. See “—Certain Other Invesco Accounts have similar or overlapping investment objectives and guidelines, and we will not be allocated certain opportunities and may be allocated only opportunities with lower relative returns.” In particular, we expect that there will be overlap of real property and real estate-related securities investment opportunities with certain Other Invesco Accounts that are actively investing and similar overlap with future Other Invesco Accounts. The closing of an Other Invesco Account could result in the reallocation of Invesco personnel, including reallocation of existing real estate professionals, to such Other Invesco Account. In addition, potential investments that may be suitable for us may be directed toward such Other Invesco Account.
Invesco’s potential involvement in financing a third party’s purchase of assets from us could lead to potential or actual conflicts of interest.
We may from time to time dispose of all or a portion of an investment by way of a third-party purchaser’s bid where Invesco, the Adviser or one or more Other Invesco Accounts is providing financing as part of such bid or acquisition of the investment or underlying assets thereof. This may include the circumstance where Invesco or one or more Other Invesco Accounts is making commitments to provide financing at or prior to the time such third-party purchaser commits to purchase such investments or assets from us. Such involvement of Invesco or one or more Other Invesco Accounts as such a provider of debt financing in connection with the potential acquisition of portfolio investments by third parties from us may give rise to potential or actual conflicts of interest.
Disputes between Invesco and our joint venture partners who have pre-existing investments with Invesco may affect our investments relating thereto.
Some of the third-party operators and joint-venture partners with which the Adviser may elect to co-invest our capital may have pre-existing investments with Invesco. The terms of these preexisting investments may differ from the terms upon which we invest with such operators and partners. To the extent a dispute arises between Invesco and such operators and partners, our investments relating thereto may be affected.
Under certain circumstances, the Adviser may determine not to pursue some or all of an investment opportunity within our investment objectives and guidelines, including without limitation, as a result of our prior investments, business or other reasons applicable to us, Other Invesco Accounts, the Adviser or its affiliates.
Under certain circumstances, the Adviser may determine not to pursue some or all of an investment opportunity within our investment objectives and guidelines, including without limitation, as a result of business, reputational or other reasons applicable to us, Other Invesco Accounts, Invesco, the Adviser or their affiliates. In addition, the Adviser may determine that we should not pursue some or all of an investment opportunity, including, by way of example and without limitation, because we have already invested sufficient capital in the investment, sector, industry, geographic region or markets in question, as determined by the Adviser, or the investment is not appropriate for us for other reasons as determined by the Adviser. In any such case the Adviser could, thereafter, offer such opportunity to other parties, including Other Invesco Accounts, portfolio entities, joint venture partners, related parties or third parties. Any such Other Invesco Accounts may be advised by a different Invesco business center with a different investment committee, which could determine an investment opportunity to be more attractive than the Adviser believes to be the case with respect to us. In any event, there can be no assurance that the Adviser’s assessment will prove correct or that the performance of any investments actually pursued by us will be comparable to any investment opportunities that are not pursued by us. The Adviser, including its personnel, may receive compensation from any such party that makes the investment, including an allocation of carried interest, and any such compensation could be greater than amounts paid by us to the Adviser. In some cases, the Adviser or its affiliates may earn greater fees when Other Invesco Accounts participate alongside or instead of us in an investment.

The Adviser makes good faith determinations for allocation decisions based on expectations that may prove inaccurate. Information unavailable to the Adviser, or circumstances not foreseen by the Adviser at the time of allocation, may cause an investment opportunity to yield a different return than expected. There is no assurance that any conflicts arising out of the foregoing will be resolved in our favor. Invesco and the Adviser are entitled to amend their policies and procedures at any time without prior notice or our consent.
To the extent we acquire properties through joint ventures with Other Invesco Accounts, such investments will be allocated as described above, and we may be allocated interests in such joint ventures that are smaller than the interests of the Other Invesco Accounts. Generally, we expect the level of control we have with respect to any joint venture will correspond to our economic interest in such joint venture. We will not participate in joint ventures in which we do not have or share control to the extent that we believe such participation would potentially threaten our status as a non-investment company exempt from the Investment Company Act. This may prevent us from receiving an allocation with respect to certain investment opportunities that are suitable for both us and one or more Other Invesco Accounts.
The Adviser may have an opportunity to acquire a portfolio or pool of assets, securities and instruments that it determines in its sole discretion should be divided and allocated among us and Other Invesco Accounts. Such allocations generally would be based on its assessment of the expected returns and risk profile of the portfolio and the assets therein. For example, some of the assets in a pool may have an opportunistic return profile not appropriate for us. Also, a pool may contain both debt and equity instruments that our sponsor determines should be allocated to different funds. In all of these situations, the combined purchase price paid to a seller would be allocated among the multiple assets, securities and instruments in the pool and therefore among Other Invesco Accounts and us acquiring any of the assets, securities and instruments. Similarly, there will likely be circumstances in which we and Other Invesco Accounts will sell assets in a single or related transactions to a buyer. In some cases, a counterparty will require an allocation of value in the purchase or sale contract, though the Adviser could determine such allocation of value is not accurate and should not be relied upon. Unless an appraisal is required by our charter, our sponsor will generally rely upon internal analysis to determine the ultimate allocation of value, though it could also obtain third party valuation reports. Regardless of the methodology for allocating value, the Adviser will have conflicting duties to us and Other Invesco Accounts when they buy or sell assets together in a portfolio, including as a result of different financial incentives our sponsor has with respect to different vehicles, most clearly when the fees and compensation, including performance-based compensation, earned from the different vehicles differ. There can be no assurance that our investment will not be valued or allocated a purchase price that is higher or lower than it might otherwise have been allocated if such investment were acquired or sold independently rather than as a component of a portfolio shared with Other Invesco Accounts.
The Adviser may face conflicts of interests in choosing our service providers and certain service providers may provide services to the Dealer Manager, the Adviser or Invesco on more favorable terms than those payable by us.
Certain service providers or their affiliates (including accountants, administrators, lenders, bankers, brokers, attorneys, consultants, title agents, property managers and investment or commercial banking firms) that provide goods or services to us, Invesco or certain entities in which we have an investment may also provide goods or services to or have business, personal, financial or other relationships with Invesco and its other businesses. Such service providers referred to above may be investors in us, affiliates of the Dealer Manager or the Adviser, sources of financing and investment opportunities or co-investors or commercial counterparties or entities in which Invesco or Other Invesco Accounts have an investment, and payments by us to such service providers may indirectly benefit Invesco or such Other Invesco Accounts. In addition, certain employees of Invesco may have family members or relatives employed by such service providers. The Adviser or its affiliates may also provide administrative and other services to us. These relationships may influence us, Invesco or the Adviser in deciding whether to select or recommend such a service provider to perform services for us or a portfolio property (the cost of which will generally be borne directly or indirectly by us or such portfolio property, as applicable).
Service providers, or their affiliates, often charge different rates or have different arrangements for different types of services. For example, the fee for a given type of work may vary depending on the complexity of the matter as well as the expertise required and demands placed on the service provider. Therefore, to the extent the types of services used by us are different from those used by Invesco, the Adviser or its affiliates may pay different amounts or rates than those paid by us.

The Adviser and its affiliates may be subject to conflicts of interest related to tenants.
Certain properties owned by us or an Other Invesco Account may be leased out to tenants that are affiliates of Invesco, including but not limited to Other Invesco Accounts or their respective portfolio companies, which would give rise to a conflict of interest. In such events, the Adviser will endeavor to ensure that such conflicts are resolved in a fair and equitable manner, subject to applicable oversight of the board of directors.
The personnel of the Dealer Manager and the Adviser may trade in securities for their own accounts, subject to restrictions applicable to Invesco personnel.
The officers, directors, members, managers and employees of the Dealer Manager and the Adviser may trade in securities and make personal investments for their own accounts, subject to restrictions and reporting requirements as may be required by law and Invesco policies, or otherwise determined from time to time by the Dealer Manager or the Adviser. Such personal securities transactions and investments will, in certain circumstances, result in conflicts of interest, including to the extent they relate to (1) a company in which we hold or acquire an interest (either directly through a privately negotiated investment or indirectly through the purchase of securities or other traded instruments related thereto) and (2) entities that have interests which are adverse to ours or pursue similar investment opportunities as us.
Risks Related to our REIT Status and Certain Other Tax Items
If we do not qualify to be taxed as a REIT, we will be subject to tax as a regular corporation and could face a substantial tax liability.
We have operated and expect to continue to operate so as to qualify to be taxed as a REIT under the Code. However, qualification as a REIT involves the application of highly technical and complex Code provisions for which only a limited number of judicial or administrative interpretations exist. Notwithstanding the availability of cure provisions in the Code, various compliance requirements could be failed and could jeopardize our REIT status. Furthermore, new tax legislation, administrative guidance or court decisions, in each instance potentially with retroactive effect, could make it more difficult or impossible for us to qualify as a REIT. If we fail to qualify as a REIT in any tax year, then:
•we would be taxed as a regular domestic corporation, which under current laws would result in, among other things, being unable to deduct dividends paid to stockholders in computing taxable income and being subject to federal and applicable state and local income tax on our taxable income at regular corporate income tax rates;
•any resulting tax liability could be substantial and could have a material adverse effect on our book value;
•unless we were entitled to relief under applicable statutory provisions, we would be required to pay taxes, and therefore, our cash available for distribution to stockholders would be reduced for each of the years during which we did not qualify as a REIT and for which we had taxable income; and
•we generally would not be eligible to re-elect to be taxed as a REIT for the subsequent four full taxable years.
We may be subject to adverse legislative or regulatory tax changes that could increase our tax liability, reduce our operating flexibility and reduce the price of our common stock.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of U.S. federal income tax laws applicable to investments similar to an investment in shares of our common stock. The One Big Beautiful Bill Act, which was signed into law on July 4, 2025, made significant changes to the U.S. federal income tax laws in various areas. Among the notable changes, the One Big Beautiful Bill Act permanently extended certain provisions that were enacted in the Tax Cuts and Jobs Act of 2017, most of which were set to expire on December 31, 2025.
Although REITs generally receive certain tax advantages compared to entities taxed as regular corporations, it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate assets and/or mortgage loans to elect to be treated for U.S. federal income tax purposes as a corporation. As a result, our charter authorizes our board of directors to revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that changes to U.S. federal income tax laws and regulations or other considerations mean it is no longer in our best interests to qualify as a REIT.

There can be no assurance that future tax law changes will not increase income tax rates, impose new limitations on deductions, credits or other tax benefits, or make other changes that may adversely affect our business, cash flows or financial performance or a stockholder’s investment in us. You are urged to consult with your tax advisor with respect to the impact of these legislative changes on your investment in our shares and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our shares.
To maintain our REIT status, we may have to borrow funds on a short-term basis during unfavorable market conditions.
To qualify as a REIT, we generally must distribute annually to our stockholders dividends equal to a minimum of 90% of our net taxable income, determined without regard to the dividends-paid deduction and excluding net capital gains. We will be subject to regular corporate income taxes on any undistributed REIT taxable income, including undistributed net capital gain, each year. Additionally, we will be subject to a 4% nondeductible excise tax on any amount by which dividends paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from previous years. Payments we make to our stockholders under our share repurchase plan generally will not be taken into account for purposes of these distribution requirements. If we do not have sufficient cash to make distributions necessary to preserve our REIT status for any year or to avoid taxation, we may be forced to borrow funds or sell assets even if the market conditions at that time are not favorable for these borrowings or sales. These options could increase our costs or reduce our equity.
Compliance with REIT requirements may cause us to forgo otherwise attractive opportunities, which may hinder or delay our ability to meet our investment objectives and reduce your overall return.
To qualify as a REIT, we are required at all times to satisfy tests relating to, among other things, the sources of our income, the nature and diversification of our assets, the ownership of our stock and the amounts we distribute to our stockholders. Compliance with the REIT requirements may impair our ability to operate solely on the basis of maximizing profits. For example, we may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution.
Compliance with REIT requirements may force us to liquidate or restructure otherwise attractive investments.

To qualify as a REIT, at the end of each calendar quarter, at least 75% of the value of our assets must consist of cash, cash items, government securities and qualified real estate assets. The remainder of our investments in securities (other than qualified real estate assets, government securities and securities of our taxable REIT subsidiaries) generally cannot include more than 10% of the voting securities of any one issuer or more than 10% of the value of the outstanding securities of more than any one issuer (other than securities that qualify for the straight-debt safe harbor) unless we and such issuer jointly elect for such issuer to be treated as a “taxable REIT subsidiary” under the Code. Debt will generally meet the “straight debt” safe harbor if the debt is a written unconditional promise to pay on demand or on a specified date a certain sum of money, the debt is not convertible, directly or indirectly, into stock, and the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower’s discretion, or similar factors. Additionally, no more than 5% of the value of our assets (other than government securities, qualified real estate assets and securities of our taxable REIT subsidiaries) can consist of the securities of any one issuer, no more than 25% of the value of our assets may consist of “nonqualified publicly offered REIT debt instruments.” Further, no more than 25% (or 20% for taxable years ending on or before December 31, 2025) of the value of our assets may be represented by securities of one or more taxable REIT subsidiaries. If we fail to comply with these requirements at the end of any calendar quarter, we must dispose of a portion of our assets within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions in order to avoid losing our REIT qualification and suffering adverse tax consequences. In order to satisfy these requirements and maintain our qualification as a REIT, we may be forced to liquidate assets from our portfolio or not make otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

Our charter does not permit any person or group to own more than 9.9% of our outstanding common stock or of our outstanding capital stock of all classes or series, and attempts to acquire our common stock or our capital stock of all other classes or series in excess of these 9.9% limits would not be effective without an exemption from these limits by our board of directors.
For us to qualify as a REIT under the Code, not more than 50% of the value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (including certain entities treated as individuals for this purpose) during the last half of a taxable year other than the first taxable year in which we are taxed as a REIT. For the purpose of assisting our qualification as a REIT for U.S. federal income tax purposes, our charter prohibits beneficial or constructive ownership by any person or group of more than a certain percentage, which is expected to be 9.9%, by value or by number of shares, whichever is more restrictive, of the outstanding shares of our common stock or of our capital stock of all classes or series, which we refer to as the “Ownership Limits.” The constructive ownership rules under the Code and our charter are complex and may cause shares of the outstanding common stock or capital stock owned by a group of related persons to be deemed to be constructively owned by one person. As a result, the acquisition of less than 9.9% of our outstanding common stock or our capital stock by a person could cause another person to be treated as owning in excess of 9.9% of our outstanding common stock or our capital stock, respectively, and thus violate the Ownership Limits. There can be no assurance that our board of directors, as permitted in the charter, will not decrease these Ownership Limits in the future. Any attempt to own or transfer shares of our common stock or capital stock in excess of the Ownership Limits without the consent of our board of directors will result either in the shares in excess of the limit being transferred by operation of our charter to a charitable trust, and the person who attempted to acquire such excess shares not having any rights in such excess shares, or in the transfer being void.
The Ownership Limits may have the effect of precluding a change in control of us by a third party, even if such change in control would be in the best interests of our stockholders or would result in receipt of a premium to the price of our common stock (and even if such change in control would not reasonably jeopardize our REIT status). Any exemptions to the Ownership Limits granted in the future may limit the power of our board of directors to increase the Ownership Limits or grant further exemptions.
Non-U.S. stockholders may be required to file U.S. federal income tax returns and pay U.S. federal income tax upon their receipt of certain distributions from us or upon their disposition of shares of our common stock.
In addition to any potential withholding tax on ordinary dividends, a non-U.S. stockholder, other than a “qualified shareholder” or a “qualified foreign pension fund,” as each is defined in Section 897 of the Code, that disposes of a “United States real property interest” (“USRPI”) (which includes shares of stock of a U.S. corporation whose assets consist principally of USRPIs), or that receives a distribution from a REIT that is attributable to gains from such a disposition, is generally subject to U.S. federal income tax under the Foreign Investment in Real Property Tax Act of 1980, as amended (“FIRPTA”), on the amount received from (or, in the case of a distribution, to the extent attributable to gains from) such disposition. Subject to certain exceptions, FIRPTA gains must be reported on U.S. federal income tax returns and are taxable at regular U.S. federal income tax rates. Such tax does not apply, however, to gain on the disposition of stock in a REIT that is “domestically controlled.” Generally, a REIT is domestically controlled if less than 50% of its stock, by value, has been owned directly or indirectly by non-U.S. persons during a continuous five-year period ending on the date of disposition or, if shorter, during the entire period of the REIT’s existence. We cannot assure you that we will qualify as a domestically controlled REIT. If we were to fail to so qualify, amounts received by a non-U.S. stockholder on certain dispositions of shares of our common stock (including repurchases) would be subject to tax under FIRPTA, unless (1) our shares of common stock were regularly traded on an established securities market and (2) the non-U.S. stockholder did not, at any time during a specified testing period, hold more than 10% of our common stock. We do not expect our shares to be regularly traded on an established securities market. Prospective investors are urged to consult with their tax advisors regarding the application and impact of these rules.

A non-U.S. stockholder, other than a “qualified shareholder” or a “qualified foreign pension fund,” that receives a distribution from us that is attributable to gains from the disposition of a USRPI as described above, including in connection with a repurchase of our common stock, is generally subject to U.S. federal income tax under FIRPTA to the extent such distribution is attributable to gains from such disposition, regardless of whether the difference between the fair market value and the tax basis of the USRPI giving rise to such gains is attributable to periods prior to or during such non-U.S. stockholder’s ownership of our common stock, unless the relevant class of stock is regularly traded on an established securities market in the United States and such non-U.S. stockholder did not own more than 10% of such class at any time during the one-year period ending on the date of such distribution. In addition, a repurchase of our common stock, to the extent not treated as a sale or exchange, may be subject to withholding as an ordinary dividend.

Investments outside the United States may subject us to additional taxes and could present additional complications to our ability to satisfy the REIT qualification requirements.
Non-U.S. investments may subject us to various non-U.S. tax liabilities, including withholding taxes. In addition, operating in functional currencies other than the U.S. dollar and in environments in which real estate transactions are typically structured differently than they are in the United States or are subject to different legal rules may present complications to our ability to structure non-U.S. investments in a manner that enables us to satisfy the REIT qualification requirements. Even if we maintain our status as a REIT, entities through which we hold investments in assets located outside the United States may be subject to income taxation by jurisdictions in which such assets are located or in which our subsidiaries that hold interests in such assets are located. Any such taxes could adversely affect our business, results of operations, cash flows or financial condition, and our cash available for distribution to our stockholders will be reduced by any such foreign income taxes.
We may incur tax liabilities that would reduce our cash available for distribution to you.
Even if we qualify and maintain our status as a REIT, we may become subject to U.S. federal income taxes and related state and local taxes. For example, net income from the sale of properties or assets that are “dealer” properties or assets sold by a REIT (a “prohibited transaction” under the Code) will be subject to a 100% tax. We may not make sufficient distributions to avoid excise taxes applicable to REITs. If we were to fail either gross income test (and did not lose our REIT status because such failure was due to reasonable cause and not willful neglect), we would be subject to tax on the income that does not meet the gross income test requirements. We also may decide to retain net capital gain we earn from the sale or other disposition of our investments and pay income tax directly on such income. In that event, we could elect to cause our stockholders to be treated as if they earned that income and paid the tax we paid. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability unless they file U.S. federal income tax returns and thereon seek a refund of such tax. We also may be subject to state and local taxes on our income or property, including franchise, payroll, mortgage recording and transfer taxes, either directly or at the level of the other companies through which we indirectly own our assets, such as our domestic taxable REIT subsidiaries, which are subject to full U.S. federal, state, local and foreign corporate-level income taxes. Any taxes we pay directly or indirectly will reduce our cash available for distribution to you.
Restrictions on the deduction of all of our interest expense could prevent us from satisfying the REIT distribution requirements and avoiding the incurrence of income or excise taxes.
Under Section 163(j) of the Code, the deduction for business interest expense may be limited to the amount of the taxpayer’s business interest income plus 30% of the taxpayer’s “adjusted taxable income” unless the taxpayer’s gross receipts do not exceed $25 million per year during the applicable testing period or the taxpayer qualifies to elect and elects to be treated as an “electing real property trade or business.” A taxpayer’s adjusted taxable income will start with its taxable income and add back certain items including items of non-business income and expense, business interest income and business interest expense, net operating losses, any deductions for “qualified business income,” and any deductions for depreciation, amortization or depletion. A taxpayer that is exempt from the interest expense limitations as an electing real property trade or business is ineligible for certain expensing benefits and is subject to less favorable depreciation rules for real property. The rules for business interest expense will apply to us and at the level of each entity in which or through which we invest that is not a disregarded entity for U.S. federal income tax purposes. To the extent that our interest expense is not deductible, our taxable income will be increased, as will our REIT distribution requirements and the amounts we need to distribute to avoid incurring income and excise taxes.
Our board of directors is authorized to revoke our REIT election without stockholder approval, which may cause adverse consequences to our stockholders.
Our charter authorizes our board of directors to revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interests to qualify as a REIT. Our board of directors has duties to us and our stockholders under Maryland law and our charter and could only cause such changes in our tax treatment if it determines in good faith that such changes are in our best interests and in the best interests of our stockholders. In this event, we would become subject to U.S. federal income tax on our taxable income, and we would no longer be required to distribute most of our net income to our stockholders, which may cause a reduction in the total return to our stockholders.

You may have current tax liability on distributions you elect to reinvest in our common stock.
If you participate in our distribution reinvestment plan, you will be deemed to have received, and for U.S. federal income tax purposes will be taxed on, the amount reinvested in shares of our common stock to the extent the amount reinvested was not a tax-free return of capital. Therefore, unless you are a tax-exempt entity, you may be forced to use funds from other sources to pay your tax liability on the reinvested dividends.
We may choose to pay dividends in a combination of cash and shares of our common stock, in which case stockholders may be required to pay income taxes in excess of the cash dividends they receive.
We may choose to pay dividends in a combination of cash and shares of our common stock. Under IRS Revenue Procedures 2017-45, as a publicly offered REIT, we may give stockholders a choice, subject to various limits and requirements, of receiving a dividend in cash or in our common stock. As long as at least 20% of the total dividend is available in cash and certain other requirements are satisfied, the IRS will treat the stock distribution as a dividend (to the extent applicable rules treat such distribution as being made out of our earnings and profits). As a result, U.S. stockholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends they receive. In the case of non-U.S. stockholders, we generally will be required to withhold tax with respect to the entire dividend, which withholding tax may exceed the amount of cash such non-U.S. stockholder would otherwise receive.
Generally, ordinary dividends payable by REITs do not qualify for reduced U.S. federal income tax rates.
Currently, the maximum tax rate applicable to qualified dividend income payable to certain non-corporate U.S. stockholders is 20% (excluding the 3.8% Medicare tax). Dividends payable by REITs, however, are not eligible for the reduced rate except to the extent designated as capital gain dividends or qualified dividend income. Although this does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends could cause certain non-corporate investors to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common stock. However, non-corporate U.S. taxpayers may be entitled to claim a deduction in determining their taxable income of up to 20% of “qualified REIT dividends” (dividends not designated as capital gain dividends or qualified dividend income), subject to certain limitations. You are urged to consult with your tax advisor regarding your effective tax rate with respect to REIT dividends.
The failure of a mezzanine loan to qualify as a real estate asset could adversely affect our ability to qualify as a REIT.
We may acquire mezzanine loans, for which the IRS has provided a safe harbor but not rules of substantive law. Pursuant to the safe harbor, if a mezzanine loan meets certain requirements, it will be treated by the IRS as a real estate asset for purposes of the asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the 75% gross income test. We may acquire mezzanine loans that do not meet all of the requirements of this safe harbor. In the event we own a mezzanine loan that does not meet the safe harbor, the IRS could challenge such loan’s treatment as a real estate asset for purposes of the REIT asset and gross income tests and, if such a challenge were sustained, we could fail to qualify as a REIT.
Our taxable REIT subsidiaries are subject to special rules that may result in increased taxes.
We may conduct certain activities or invest in assets through one or more taxable REIT subsidiaries. A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a taxable REIT subsidiary. Other than some activities relating to hotel and health care properties, a taxable REIT subsidiary may generally engage in any business, including the provision of services to tenants of its parent REIT. A taxable REIT subsidiary is subject to U.S. federal income tax as a regular C corporation, including any applicable corporate alternative minimum tax.

No more than 25% (or 20% for taxable years ending on or before December 31, 2025) of the value of our total assets may consist of stock or securities of one or more taxable REIT subsidiaries. This requirement limits the extent to which we can conduct our activities through taxable REIT subsidiaries. The values of some of our assets, including assets that we hold through taxable REIT subsidiaries, may not be subject to precise determination, and values are subject to change in the future. Furthermore, if a REIT lends money to a taxable REIT subsidiary, the taxable REIT subsidiary may be unable to deduct all or a portion of the interest paid to the REIT, which could increase the tax liability of the taxable REIT subsidiary. In addition, as a REIT, we must pay a 100% penalty tax on certain payments that we receive if the economic arrangements between us and any of our taxable REIT subsidiaries are not comparable to similar arrangements between unrelated parties. We intend to structure transactions with any taxable REIT subsidiary on terms that we believe are arm’s length to avoid incurring the 100% excise tax described above; however, the IRS may successfully assert that the economic arrangements of any of our inter-company transactions are not comparable to similar arrangements between unrelated parties.
If the Operating Partnership failed to qualify as a partnership or is not otherwise disregarded for U.S. federal income tax purposes, we would cease to qualify as a REIT.
If the IRS were to successfully challenge the status of the Operating Partnership as a partnership or disregarded entity for U.S. federal income tax purposes, it would be taxable as a corporation. In the event that this occurs, it would reduce the amount of distributions that the Operating Partnership could make to us. This would also result in our failing to qualify as a REIT and becoming subject to a corporate-level tax on our income, which would substantially reduce our cash available to pay distributions and the yield on your investment.
Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.
The REIT provisions of the Code may limit our ability to hedge our assets and operations. Under these provisions, any income that we generate from hedging transactions will be excluded from gross income for purposes of the 75% and 95% REIT gross income tests if: (1) the instrument (A) hedges interest rate risk or foreign currency exposure on liabilities used to carry or acquire real estate assets, (B) hedges risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests or (C) hedges a position entered into pursuant to clause (A) or (B) after the extinguishment of such liability or disposition of the asset producing such income; and (2) such instrument is properly identified under applicable Treasury Regulations. Income from hedging transactions that do not meet these requirements will generally constitute non-qualifying income for purposes of both the 75% and 95% gross income tests. As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous or implement those hedges through a taxable REIT subsidiary. This could increase the cost of our hedging activities because our taxable REIT subsidiary would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in our taxable REIT subsidiary will generally not provide any tax benefit, except for being carried forward against future taxable income in the taxable REIT subsidiary.
The “taxable mortgage pool” rules may increase the taxes that we or our stockholders may incur, and may limit the manner in which we effect future securitizations.
Securitizations could result in the creation of taxable mortgage pools for U.S. federal income tax purposes. As a REIT, so long as we own 100% of the equity interests in a taxable mortgage pool, we generally would not be adversely affected by the characterization of the securitization as a taxable mortgage pool. Certain categories of stockholders, however, such as foreign stockholders eligible for treaty or other benefits, stockholders with net operating losses, and certain tax-exempt stockholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from us that is attributable to the taxable mortgage pool. Because we hold substantially all of our assets through the Operating Partnership, which is treated as a partnership for U.S. federal income tax purposes, the foregoing rules would not apply if the Operating Partnership was, or owned an equity interest in, a taxable mortgage pool, and any such taxable mortgage pool would be treated as a corporation for U.S. federal income tax purposes and could prevent us from qualifying as a REIT. These limitations may prevent us from using certain techniques to maximize our returns from securitization transactions. Similarly, if we acquire REMIC residual interests (or equity interests in taxable mortgage pools in a manner consistent with our REIT qualification) and generate “excess inclusion income,” a portion of our dividends received by a tax-exempt stockholder will be treated as unrelated business taxable income. The excess inclusion income would also be subject to adverse U.S. federal income tax rules in the case of U.S. taxable stockholders and non-U.S. stockholders.

Liquidation of our assets to repay obligations to our lenders may jeopardize our REIT qualification.

To qualify as a REIT, we must comply with requirements regarding our assets and sources of income. If we are compelled to liquidate our investments to repay obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our qualifications as a REIT.

Purchases of mortgages at a discount may affect our ability to satisfy the REIT asset and gross income tests.

Whether our loan holdings are treated as real estate assets and interest income thereon is treated as qualifying income for purposes of the 75% gross income test depends on whether the loans are adequately secured by real property. If a mortgage loan is secured by both real property and personal property, the value of the personal property exceeds 15% of the value of all property securing such loan, and the value of the real property at the time the REIT commits to make or acquire the loan is less than the highest principal amount (i.e., the face amount) of the loan during the year, interest earned on the loan will be treated as qualifying income only in proportion to the ratio of the value of the real property at the time the REIT commits to make or acquires the loan to the highest principal amount of the loan during the year.

Our qualification as a REIT could be jeopardized as a result of our interests in joint ventures or investment funds.

We may own or acquire interests in partnerships or limited liability companies that are joint ventures or investment funds. We may not have timely access to information from such partnerships and limited liability companies related to monitoring and managing our REIT qualification. If a partnership or limited liability company in which we own an interest but do not control takes or expects to take actions that could jeopardize our REIT qualification or require us to pay tax, we may be forced to dispose of our interest in such entity. It is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT gross income or asset test and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we are able to qualify for a statutory REIT “savings” provision, which may require us to pay a significant penalty tax to maintain our REIT qualification.

We may be required to report taxable income for certain investments in excess of the economic income we ultimately realize from them.

We may acquire debt instruments in the secondary market for less than their face amount. The discount at which such debt instruments are acquired may reflect doubts about their ultimate collectability rather than current market interest rates. The amount of such discount will nevertheless generally be treated as “market discount” for federal income tax purposes. Accrued market discount is reported as income when, and to the extent that, any payment of principal of the debt instrument is made. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions.

Some of the debt instruments that we acquire may have been issued with original issue discount. We will be required to report such original issue discount based on a constant yield method and will be taxed based on the assumption that all future projected payments due on such debt instruments will be made. If such debt instruments turn out not to be fully collectible, an offsetting loss deduction will become available only in the later year that uncollectability is provable.

In addition, we may acquire debt instruments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding instrument are “significant modifications” under the applicable Treasury Regulations, the modified instrument will be considered to have been reissued to us in a debt-for-debt exchange with the borrower. In that event, we may be required to recognize taxable gain to the extent the principal amount of the modified instrument exceeds our adjusted tax basis in the unmodified instrument, even if the value of the instrument or the payment expectations have not changed. Following such a taxable modification, we would hold the modified loan with a cost basis equal to its principal amount for federal tax purposes.

Finally, if any debt instruments acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income as it accrues, despite doubt as to its ultimate collectability. Similarly, we may be required to accrue interest income with respect to debt instruments at its stated rate regardless of whether corresponding cash payments are received or are ultimately collectible. In each case, while we would, in general, ultimately have an offsetting loss deduction available to us when such interest was determined to be uncollectible, the utility of that deduction could depend on our having taxable income in that later year or thereafter.
Retirement Plan Risks
If the fiduciary of an employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), fails to meet the fiduciary and other standards under ERISA, the Code or common law as a result of an investment in our stock, the fiduciary could be subject to civil penalties.
There are special considerations that apply to investing in our shares on behalf of a trust, pension, profit sharing or 401(k) plans, health or welfare plans, trusts, individual retirement accounts, or IRAs, or Keogh plans. If you are investing the assets of any of the entities identified in the prior sentence in our common stock, you should satisfy yourself that:
•the investment is consistent with your fiduciary obligations under applicable law, including common law, ERISA and the Code; the investment is made in accordance with the documents and instruments governing the trust, plan or IRA, including a plan’s investment policy;
•the investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA and other applicable provisions of ERISA and the Code;
•the investment will not impair the liquidity of the trust, plan or IRA;
•the investment will not produce “unrelated business taxable income” for the plan or IRA;
•our stockholders will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the plan or IRA; and
•the investment will not constitute a non-exempt prohibited transaction under Title I of ERISA or Section 4975 of the Code.
Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA, the Code, or other applicable statutory or common law may result in the imposition of civil penalties, and can subject the fiduciary to equitable remedies. In addition, if an investment in our shares constitutes a non-exempt prohibited transaction under Title I of ERISA or Section 4975 of the Code, the fiduciary that authorized or directed the investment may be subject to the imposition of excise taxes with respect to the amount invested.
If our assets at any time are deemed to constitute “plan assets” under ERISA, that may lead to the rescission of certain transactions, tax or fiduciary liability and our being held in violation of certain ERISA and Code requirements.
Stockholders subject to ERISA should consult their own advisors as to the effect of ERISA on an investment in the shares. If our assets are deemed to constitute “plan assets” of stockholders that are Covered Plans (as defined below) (1) certain transactions that we might enter into in the ordinary course of our business might have to be rescinded and may give rise to certain excise taxes and fiduciary liability under Title I of ERISA or Section 4975 of the Code; (2) our management, as well as various providers of fiduciary or other services to us (including the Adviser), and any other parties with authority or control with respect to us or our assets, may be considered fiduciaries or otherwise parties in interest or disqualified persons for purposes of the fiduciary responsibility and prohibited transaction provisions of Title I of ERISA and Section 4975 of the Code; and (3) the fiduciaries of stockholders that are Covered Plans would not be protected from “co-fiduciary liability” resulting from our decisions and could be in violation of certain ERISA requirements.

Accordingly, prospective investors that are (1) “employee benefit plans” (within the meaning of Section 3(3) of ERISA), which are subject to Title I of ERISA; (2) “plans” defined in Section 4975 of the Code, which are subject to Section 4975 of the Code (including “Keogh” plans and “individual retirement accounts”); or (3) entities whose underlying assets are deemed to include plan assets within the meaning of Section 3(42) of ERISA and the regulations thereunder (e.g., an entity of which 25% or more of the total value of any class of equity interests is held by “benefit plan investors”) (each such plan, account and entity described in clauses (1), (2) and (3) we refer to as “Covered Plans”) should consult with their own legal, tax, financial and other advisors prior to investing to review these implications in light of such investor’s particular circumstances. The sale of our common stock to any Covered Plan is in no respect a representation by us or any other person associated with the offering of our shares of common stock that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.
ITEM 1B.    UNRESOLVED STAFF COMMENTS
None.
ITEM 1C.    CYBERSECURITY

Cyber threats are considered one of the most significant risks facing financial institutions. Since our company is externally managed, we rely upon the operational and investment risk oversight functions of our Adviser and its affiliates. To mitigate risk from cyber threats, Invesco has a designated Global Chief Security Officer (“GCSO”) who leads its global security department, which is responsible for identifying, assessing and managing cybersecurity threats. The GCSO has experience in the public and private sectors, specializing in security, investigations and incident response. Invesco’s global security department oversees, among other things, the following groups across Invesco: Information Security, Strategic Intelligence, Corporate Security, Enterprise Resilience, Business Continuity, Crisis Management, Global Privacy Office, Business Security, and Projects and Strategy. This structure supports a more comprehensive, holistic approach to keeping our and Invesco’s clients, employees and critical assets safe, upholding privacy rights, and enabling a secure and resilient business.

Invesco’s information security program is led by its Chief Information Security Officer (“CISO”) who reports directly to the GCSO and has extensive experience in information security and risk management. Invesco’s information security program is designed to oversee all aspects of information security risk and seeks to ensure the confidentiality, integrity and availability of information assets, including the implementation of controls aligned with industry guidelines and applicable statutes and regulations to identify threats, detect attacks and protect its and our information assets.

Invesco’s cybersecurity program includes the following:

•Proactive assessments of technical infrastructure and security resilience are performed on a regular basis, which include penetration testing, offensive testing and maturity assessments.
•Conducting due diligence on third-party service providers regarding cybersecurity risks prior to on-boarding, periodic assessment of cybersecurity risks for existing third-party service providers and continuous monitoring for new third-party cybersecurity incidents.
•An incident response program that includes periodic testing and is designed to restore business operations as quickly and as orderly as possible in the event of a cybersecurity incident at Invesco or a third-party.
•Mandatory annual employee security awareness training, which focuses on cyber threats and security in general.
•Regular cyber phishing tests throughout the year to measure and raise employee awareness of cyber phishing threats.

Important to these programs is Invesco’s investment in threat-intelligence, its active engagement in industry and government security-related forums, and its utilization of external experts to challenge its program maturity, assess its controls and routinely test its capabilities.

Our board of directors oversees cybersecurity risk and receives updates, at a minimum, twice a year from the CISO (or designee) regarding cybersecurity, which updates include a review of our Adviser’s global security program and cybersecurity, including risks and protections for us and our Adviser. The Global Operational Risk Management Committee, one of Invesco’s risk management committees, provides executive-level oversight and monitoring of the end-to-end programs dedicated to managing information security and cyber related risk. In addition, the CISO provides quarterly updates to our enterprise risk management committee, which in turn provides quarterly updates to our board of directors, and members of our management team are included in Invesco’s incident response process in the event a cybersecurity incident occurs that could materially impact us.

As of December 31, 2025, we have not experienced any cyber incidents that have materially affected or are reasonably likely to materially affect our business strategy, results of operations or financial condition.
ITEM 2.    PROPERTIES
For an overview of our real estate investments, see Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Investment Portfolio.”
Principal Executive Offices
Our principal executive and administrative offices are located in leased space at 2300 N Field Street, Suite 1200, Dallas Texas 75201. As part of our Advisory Agreement, our Adviser is responsible for providing office space and office services required in rendering services to us. We consider these facilities to be suitable and adequate for the management and operations of our business.
ITEM 3.    LEGAL PROCEEDINGS
From time to time, we may be involved in various claims and legal actions arising in the ordinary course of business. As of December 31, 2025, we were not involved in any material legal proceedings.
ITEM 4.    MINE SAFETY DISCLOSURES
Not applicable.

PART II
ITEM 5.    MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES
Offerings of Common Stock
The Public Offering consists of five classes of shares of our common stock, Class T shares, Class S shares, Class D shares, Class I shares and Class E shares. The Private Offerings consist of some combination of our Class E shares and our Class S-PR shares, Class K-PR shares and Class N shares. Our Class S-PR shares and Class K-PR shares were authorized and initially issued in June 2025. The share classes have different upfront selling commissions and dealer manager fees, and different ongoing stockholder servicing fees. Shares of our common stock are not listed for trading on a stock exchange or other securities market, and there is no established public trading market for our common stock. As of March 26, 2026, there was 149 holders of record of our Class T common stock, 87 holders of record of our Class S common stock, 255 holders of record of our Class D common stock, 453 holders of record of our Class I common stock, 82 holders of record of our Class E common stock, one holder of record of our Class N common stock, 28 holders of record of our Class S-PR common stock and 21 holders of record of our Class K-PR common stock. This does not include the number of stockholders that hold shares in “street name” through banks or broker-dealers.
The following table details the selling commissions, dealer manager fees and stockholder servicing fees for each applicable share class as of December 31, 2025:

	Class T Shares	Class S Shares	Class D Shares	Class I Shares	Class E Shares	Class N Shares	Class S-PR Shares	Class K-PR Shares
Maximum Upfront Selling Commissions (% of Transaction Price)	up to 3.0%(1)	up to 3.5%	up to 1.5%	—	—	—	up to 3.5%	—
Maximum Upfront Dealer Manager Fees (% of Transaction Price)	0.50%(1)	—	—	—	—	—	—	—
Stockholder Servicing Fee (% of NAV)	0.85%(2)	0.85%	0.25%	—	—	—	0.85%	—
(1)For Class T shares sold in the Public Offering (other than as part of our distribution reinvestment plan), investors will pay upfront selling commissions of up to 3.0% of the transaction price and upfront dealer manager fees of 0.5% of the transaction price, however such amounts may vary at certain participating broker-dealers, provided that the sum will not exceed 3.5% of the transaction price.
(2)Consists of a representative stockholder servicing fee (0.65% per annum) and a dealer stockholder servicing fee (0.20% per annum).
The purchase price per share for each class of our common stock equals the transaction price plus applicable selling commissions and dealer manager fees. The transaction price generally equals our prior month's NAV per share. We calculate NAV in accordance with the valuation guidelines approved by our board of directors, as described further below. For the year ended December 31, 2025, the ratio of the costs of raising equity capital (including through the Primary Offering, Distribution Reinvestment Plan and Private Offerings) to the gross amount of equity capital raised was 3.21%.

The following table presents our monthly NAV per share for each of the eight classes of shares for the years ended December 31, 2025, 2024 and 2023:

	Class T Shares	Class S Shares	Class D Shares	Class I Shares	Class E Shares	Class N Shares	Class S-PR Shares	Class K-PR Shares
January 31, 2023	31.1058	31.0875	31.0800	31.2487	32.4021	31.8855	—	—
February 28, 2023	30.9648	30.9336	30.9308	31.1004	32.2862	31.7545	—	—
March 31, 2023	30.3180	30.2789	30.2835	30.4464	31.6349	31.1115	—	—
April 30, 2023	30.0882	30.0389	30.0839	30.2104	31.4018	30.8931	—	—
May 31, 2023	29.9930	29.9385	29.9949	30.1155	31.3297	30.8190	—	—
June 30, 2023	29.9694	29.9159	29.9698	30.0938	31.3335	30.8201	—	—
July 31, 2023	29.8027	29.7501	29.8028	29.9270	31.1905	30.6771	—	—
August 31, 2023	29.4636	29.4212	29.4647	29.5857	30.8672	30.3574	—	—
September 30, 2023	29.1110	29.1000	29.1182	29.2392	30.5235	30.0198	—	—
October 31, 2023	28.9098	28.9249	28.9245	29.0408	30.3427	29.8423	—	—
November 30, 2023	28.6406	28.6599	28.6571	28.7687	30.0871	29.5910	—	—
December 31, 2023	28.3690	28.3841	28.3823	28.4916	29.8254	29.3334	—	—
January 31, 2024	28.1773	28.1936	28.1969	28.3029	29.6524	29.1631	—	—
February 29, 2024	27.9514	27.9691	27.9698	28.0835	29.4420	28.9555	—	—
March 31, 2024	27.9451	27.9986	27.9657	28.0789	29.4666	28.9783	—	—
April 30, 2024	27.8093	27.8617	27.8300	27.9435	29.3543	28.8656	—	—
May 31, 2024	27.6983	27.7515	27.7187	27.8348	29.6276	28.7789	—	—
June 30, 2024	27.6190	27.6725	27.6417	27.7578	29.2145	28.7250	—	—
July 31, 2024	27.5189	27.5747	27.5418	27.6583	29.1406	28.6503	—	—
August 31, 2024	27.3375	27.3872	27.3533	27.4704	28.9724	28.4834	—	—
September 30, 2024	27.1109	27.1622	27.1270	27.2504	28.7630	28.2761	—	—
October 31, 2024	26.9824	27.0333	26.9982	27.1323	28.6575	28.1715	—	—
November 30, 2024	26.7516	26.8033	26.7692	26.9029	28.4430	27.9593	—	—
December 31, 2024	26.6218	26.6770	26.6401	26.7738	28.3371	27.8530	—	—
January 31, 2025	26.5534	26.6090	26.5720	26.7065	28.2961	27.8113	—	—
February 28, 2025	26.4786	26.5353	26.4974	26.6323	28.2464	27.7605	—	—
March 31, 2025	26.4513	26.5123	26.4697	26.6063	28.2495	27.7617	—	—
April 30, 2025	26.1534	26.2141	26.1718	26.3077	27.9632	27.4782	—	—
May 31, 2025	26.1518	26.2134	26.1707	26.3100	27.9939	27.5075	—	—
June 30, 2025	26.0615	26.1232	26.0804	26.2218	27.9293	27.4418	27.0728	27.0728
July 31, 2025	26.0286	26.0893	26.0464	26.1879	27.9248	27.4352	27.0284	27.0284
August 31, 2025	26.0532	26.1133	26.0702	26.2129	27.9836	27.4908	27.0364	27.0364
September 30, 2025	25.9867	26.0471	26.0037	26.1466	27.9447	27.4506	27.0135	27.0135
October 31, 2025	25.9567	26.0168	25.9734	26.1173	27.9458	27.4493	26.9873	26.9877
November 30, 2025	26.0373	26.0979	26.0544	26.1993	28.0658	27.5649	27.0029	27.0013
December 31, 2025	26.0583	26.1285	26.0768	26.2231	28.1231	27.6205	26.9953	26.9959

Net Asset Value
We calculate NAV in accordance with the valuation guidelines approved by our board of directors. We calculate our NAV for each class of shares based on the net asset values of our investments (including loans and real estate-related securities), the addition of any other assets (such as cash on hand) and the deduction of any liabilities (including mortgages, other indebtedness, the allocation/accrual of any performance participation to the Special Limited Partner and the deduction of any stockholder servicing fees specifically applicable to such class of shares). NAV is not a measure used under GAAP and the valuations of and certain adjustments made to our assets and liabilities used in the determination of NAV will differ from GAAP. You should not consider NAV to be equivalent to stockholders’ equity or any other GAAP measure.
To calculate our NAV for the purpose of establishing a purchase and repurchase price for our shares, we have adopted a model, as explained below, that adjusts the value of our assets and liabilities from historical cost to fair value generally in accordance with the GAAP principles set forth in FASB Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures. Our NAV per share for each class of shares will be calculated monthly by an affiliate of State Street Bank and Trust Company (“State Street”), a third-party firm that provides us with certain administrative and accounting services and such calculation will be reviewed and confirmed by the Adviser. For purposes of calculating NAV, we use the following valuation methods:
•Newly acquired, wholly-owned properties will initially be valued at cost, which is expected to represent fair value at that time. Generally, acquisition costs and expenses will initially be capitalized and reflected as a component of cost. Each property will be appraised within the first two full months after acquisition and no less than quarterly thereafter. Property appraisals are reported on a free and clear basis, irrespective of any property-level financing that may be in place. The primary methodology used to value properties is the income approach, whereby value is derived by determining the present value of an asset’s stream of future cash flows (for example, discounted cash flow analysis). Consistent with industry practices, the income approach incorporates subjective judgments regarding comparable rental and operating expense data, the capitalization or discount rate and projections of future rent and expenses based on appropriate evidence. Other methodologies that may also be used to value properties include sales comparison and cost approaches. Development assets, if any, will be valued at cost plus capital expenditures and join the annual appraisal cycle during the development stage when determined by the Adviser, but no later than completion. Acquisition costs and expenses incurred in connection with the acquisition of multiple wholly-owned properties that are not directly related to any single wholly-owned property generally will be allocated among the applicable wholly-owned properties pro rata based on relative values for purposes of the initial valuation at cost. Properties purchased as a portfolio or held in a joint venture that acquires properties over time may be valued on an aggregate basis. In addition to the aforementioned quarterly property appraisals, each month, the independent valuation advisor will also provide an opinion of reasonableness for the aggregate value of all properties that were not otherwise appraised by the independent valuation advisor.
•Properties held through joint ventures generally will be valued in a manner that is consistent with the guidelines described above for wholly-owned properties. Once the value of a property held by the joint venture is determined by an independent appraisal and the Adviser determines the fair value of any other assets and liabilities of the joint venture, the value of our interest in the joint venture is then determined by applying the distribution provisions of the applicable joint venture agreements to the value of the underlying property held by the joint venture.
•Due to our continuing involvement with each DST Property through the master lease arrangement and the FMV Option, each DST Property will generally be valued in a manner that is consistent with the guidelines described above for wholly-owned properties (without taking into account the master lease obligations). We will not include in NAV our interest (if any) in the DSTs that own such DST Properties.
•Mortgages, mortgage participations and mezzanine loans will initially be valued by the Adviser at our acquisition cost and thereafter may be revalued by an independent valuation advisor monthly. Revaluations of mortgages and loans reflect the changes including, but not limited to, interest rates, spreads, and key loan metrics and tests utilizing the collateral value and cash flows, including the estimated liquidation timing and proceeds. The fair value is determined by discounting the future contractual cash flows to the present value using a current market interest rate or spread. The market rate is determined through consideration of the interest rates for debt of comparable quality and maturity, and the value of the underlying real estate investment.

•Interest rate swaps and interest rate caps are valued using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. The fair values of interest rate caps are determined using the market standard methodology of discounting the future expected cash receipts that would occur if variable interest rates rise above the strike rate of the caps. The variable interest rates used in the calculation of projected receipts on the cap are based on an expectation of future interest rates derived from observable market interest rate curves and volatilities.
•Publicly traded debt and equity real estate-related assets that are not restricted as to salability or transferability will generally be valued by the Adviser monthly on the basis of publicly available market quotations or at fair value determined in accordance with GAAP. The Adviser may adjust the value of publicly traded debt and equity real estate-related assets that are restricted as to salability or transferability for a liquidity discount. In determining the amount of such discount, consideration is given to the nature and length of such restriction and the relative volatility of the market price of the security.
•Liquid non-real estate-related assets include credit rated government and corporate debt securities, publicly traded equity securities and cash and cash equivalents. Liquid non-real estate-related assets will be valued monthly by the Adviser based on market quotations or at fair value determined in accordance with GAAP. These carrying amounts reasonably approximate fair value due to the liquid and short-term nature of the instruments.
•Investments in privately placed debt instruments and securities of real estate-related operating businesses (other than joint ventures), such as real estate development or management companies, will be valued by the Adviser initially at cost (purchase price plus all related acquisition costs and expenses, such as legal fees and closing costs) and thereafter will be revalued quarterly at fair value. The fair value of real estate-related operating businesses is generally determined by using valuation methodologies such as discounted cash flow and market comparable analysis. The valuation analysis is supplemented with a qualitative assessment of the operating businesses’ operating metrics such as sales growth, revenue traction, margin, key account wins and stability of executives. In evaluating the fair value of our interests in certain commingled investment vehicles (such as investments in Affiliated Funds), values periodically assigned to such interests by the respective issuers or broker-dealers may be relied upon.
•Our liabilities include the fees payable to the Adviser, the Special Limited Partner and the Dealer Manager, accounts payable, accrued operating expenses, property-level debt, any entity-level debt and other liabilities. All liabilities will be valued using widely accepted methodologies specific to each type of liability. Newly incurred debt will initially be valued at par, which is expected to represent fair value at that time. All property-level or entity-level debt, including our secured lending agreement, will be revalued at fair value by an independent valuation advisor within the first three full months after closing and no less than quarterly thereafter. For purposes of calculating our NAV, stockholder servicing fees will be recognized as a liability and reflected in our NAV as and when the stockholder servicing fees become payable. Liabilities allocable to a specific class of shares are only included in the NAV calculation for that class. Other than property-level and entity-level debt, we include the cost basis of our liabilities as part of NAV, which approximates fair value. These carrying amounts reasonably approximate fair value due to the liquid and short-term nature of the instruments. We include as part of NAV the fair value of our property-level mortgages, which are valued quarterly by an independent valuation advisor primarily using the income approach’s discounted cash flow method.
•The cash received by us in exchange for the indirect sale of interests in each DST Property will be valued as an asset with a corresponding liability representing the non-controlling interests in the Delaware statutory trust that owns the DST Property and, therefore, has no net impact to our NAV calculation. No later than three full calendar months from the close of the offering of each DST Property, the independent valuation advisor will determine the value of the DST Property (taking into account the master lease obligations) no less frequently than quarterly, and that value will be multiplied by the third-party investors’ percentage interest in the DST Property to determine the fair value of the corresponding liability representing the non-controlling interests in the Delaware statutory trust that owns the DST Property on an ongoing basis.

The valuation of our real properties, derivative instruments, private real estate debt, the debt encumbering our real properties and the financing facilities, is performed by independent valuation advisors, Capright Property Advisors, LLC (“Capright”) and Chatham Financial Corp. (“Chatham”), each of which is a valuation firm selected by the Adviser and approved by our board of directors, including a majority of our independent directors. Capright values our real properties and Chatham values the property-level debt which encumbers our real properties, our entity-level debt, our private real estate debt investments and our derivative instruments. Capright and Chatham are engaged in the business of rendering opinions regarding the value of commercial real properties and real estate-related debt and are not affiliated with us or the Adviser.
At the beginning of each calendar year, the Adviser will develop a valuation plan with the objective of having each of our wholly-owned properties valued quarterly by an appraisal, except for newly acquired properties as described above. Capright will rely in part on property-level information provided by the Adviser, including (1) historical and projected operating revenues and expenses of the property, (2) lease agreements with respect to the property and (3) information regarding recent or planned capital expenditures. Appraisals of our properties will be performed in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practices, the real estate appraisal industry standards created by The Appraisal Foundation. Capright will generally perform the appraisals, but in its discretion, may engage other independent valuation firms to provide appraisals of certain of our properties. Any appraisal provided by a firm other than Capright will be performed in accordance with our valuation guidelines and will not be incorporated into the calculation of our NAV until Capright has confirmed the reasonableness of such appraisal. In addition, Capright also provides a monthly opinion of reasonableness for the aggregate value of all properties that were not appraised that month.
If an event becomes known to the Adviser (including through communication with our independent valuation advisors) that, in the opinion of the Adviser, is likely to have any material impact on previously provided estimated values of the affected properties, property-level debt or entity-level debt, the Adviser will notify the applicable independent valuation advisor. If, in the opinion of the applicable independent valuation advisor, such event is likely to have an impact on any previously provided valuations, the independent valuation advisor will recommend valuation adjustments that will be incorporated into our NAV calculation. For example, an unexpected termination or renewal of a material lease, a material change in vacancies, an unanticipated structural or environmental event at a property or capital market event may cause the value of a wholly-owned property to change materially, and material changes in the lending markets may cause the value of property-level or entity-level debt to change. Once the applicable independent valuation advisor has communicated the adjusted value estimate to the Adviser, the Adviser will cause such adjusted value to be included in our monthly NAV calculation.
Each class of our common stock will have an undivided interest in our assets and liabilities, other than class-specific stockholder servicing fees and management fees. In accordance with the valuation guidelines, State Street will calculate our NAV per share for each class as of the last calendar day of each month using a process that reflects several components (each as described above), including the estimated fair value of (1) each of our real properties (including the DST Properties) based in part upon individual appraisal reports provided periodically by Capright, (2) our real estate-related securities for which third-party market quotes are available, (3) our other real estate-related securities, if any, (4) our property-level and entity-level debt based in part upon individual valuation reports provided periodically by Chatham, and (5) our other assets and liabilities. Because stockholder servicing fees allocable to a specific class of shares will only be included in the NAV calculation for that class, the NAV per share for our share classes may differ. Operating Partnership units will be valued in the same fashion. Our valuation procedures include the following methodology to determine the monthly NAV of the Operating Partnership and its units. The Operating Partnership has classes of units that are each economically equivalent to our corresponding classes of shares. Accordingly, on the last day of each month, the NAV per Operating Partnership unit of such units equals the NAV per share of the corresponding class. To the extent the Operating Partnership has classes of units that do not correspond to a class of our shares, such units will be valued in a manner consistent with these guidelines. The NAV of the Operating Partnership on the last day of each month equals the sum of the NAVs of each outstanding Operating Partnership unit on such day.

The monthly NAV for each class of shares will be based on the net asset values of our investments (including loans and real estate-related securities), the addition of any other assets (such as cash on hand), and the deduction of any liabilities (including mortgages, other indebtedness, the allocation/accrual of any performance participation to the Special Limited Partner and the deduction of any stockholder servicing fees specifically applicable to such class of shares). At the end of each month, before taking into consideration class-specific expense accruals for that month, any change in our aggregate NAV (whether an increase or decrease) is allocated among each class of shares based on each class’s relative percentage of the previous aggregate NAV adjusted for any issuances of shares and repurchases of shares that were effective during such month. The NAV calculation will generally be available within 15 calendar days after the end of the applicable month. Changes in our monthly NAV includes, without limitation, accruals of our net portfolio income, interest expense, the management fee payable to the Adviser, any accrued performance participation with respect to the Special Limited Partner, distributions, unrealized/realized gains and losses on assets and liabilities, any applicable organization and offering costs and any expense reimbursements. Changes in our monthly NAV also include material non-recurring events, such as capital expenditures and material property acquisitions and dispositions occurring during the month. On an ongoing basis, the Adviser will adjust the accruals to reflect actual operating results and the outstanding receivable, payable and other account balances resulting from the accumulation of monthly accruals for which financial information is available.
The Adviser advanced all of our operating expenses (excluding the organizational and offering expenses discussed below) on our behalf through December 31, 2021. Beginning January 2022 and ceasing September 2022, we began ratably reimbursing the Adviser over 60 months for the operating expenses incurred prior to December 31, 2021 and will recommence reimbursements to the Adviser following the earlier of (1) the date that our NAV reaches $1.0 billion and (2) December 31, 2027. For purposes of calculating our NAV, operating expenses paid by the Adviser on our behalf through December 31, 2021, will not be reflected in our NAV until we reimburse the Adviser for such costs. In January 2022, we began reimbursing the Adviser on a quarterly basis for operating expenses incurred subsequent to December 31, 2021.
The Adviser advanced all of our organization and offering expenses (other than upfront selling commissions, dealer manager fees and stockholder servicing fees) through December 31, 2022. We will reimburse the Adviser for all of the foregoing advanced expenses ratably over the 60 months following the earlier of (1) the date that our aggregate NAV is at least $1.0 billion and (2) December 31, 2027. For purposes of calculating our NAV, the organization and offering expenses paid by the Adviser through December 31, 2022 are not recognized as expenses or as a component of equity and are not reflected in our NAV until we reimburse the Adviser for these costs. In January 2023, we began reimbursing the Adviser on a quarterly basis for organization and offering expenses incurred subsequent to December 31, 2022.
Following the aggregation of the net asset values of our investments, the addition of any other assets (such as cash on hand) and the deduction of any other liabilities, State Street incorporates any class-specific adjustments to our NAV, including additional issuances and repurchases of our common stock and accruals of class-specific stockholder servicing fees. For each applicable class of shares, the stockholder servicing fee is calculated as a percentage of the aggregate NAV for such class of shares. The declaration of distributions will reduce the NAV for each class of our common stock in an amount equal to the accrual of our liability to pay any such distribution to our stockholders of record of each class. NAV per share for each class is calculated by dividing such class’s NAV at the end of each month by the number of shares outstanding for that class at the end of such month.

The following table reconciles stockholders’ equity under GAAP per our consolidated balance sheets to our NAV:

in thousands	December 31, 2025	December 31, 2024
Stockholders' equity	$67,071	$102,268
Adjustments:
Class N redeemable common stock(1)	445,933	425,178
Unrealized net real estate and borrowings appreciation (depreciation)(2)	(16,533)	(27,036)
Accumulated depreciation and amortization(3)	141,816	108,062
Organization costs, offering costs and certain operating expenses(4)	12,000	12,000
Redeemable non-controlling interests attributable to INREIT OP(5)	—	2,018
Accrued stockholder servicing fee(6)	2,510	2,490
Impairment of investments in real estate(7)	6,182	6,182
Straight-line rent receivable(8)	(8,534)	(7,399)
Purchase and sale of interest in consolidated joint ventures(9)	(17,020)	—
Other	(862)	744
NAV	$632,563	$624,507
(1)MassMutual’s Class N shares have been classified as redeemable common stock, which is not a component of stockholders’ equity on our consolidated balance sheets in this Annual Report on Form 10-K, because MassMutual has the contractual right to redeem the shares under certain circumstances. MassMutual's redemption rights are not transferable. We include the value of these shares as a component of our NAV.
(2)Our investments in real estate are presented under historical cost in our consolidated financial statements included herein. Additionally, our mortgage notes, revolving credit facility, secured lending agreement and financing obligation (“Borrowings”) are presented at their carrying value in our consolidated financial statements. As such, any increases or decreases in the fair market value of our investments in real estate or our Borrowings are not included in our consolidated financial statements. For purposes of determining our NAV, our investments in real estate and our Borrowings are recorded at fair value.
(3)We depreciate our investments in real estate and amortize certain other assets and liabilities in accordance with GAAP. Such depreciation and amortization, including depreciation and amortization related to our investments in unconsolidated entities, is excluded for purposes of determining our NAV.
(4)The Adviser advanced all of our operating expenses on our behalf through December 31, 2021. Beginning January 2022 and ceasing September 2022, we began ratably reimbursing the Adviser over 60 months for the operating expenses incurred prior to December 31, 2021 and will recommence reimbursements to the Adviser following the earlier of (1) the date that our NAV reaches $1.0 billion and (2) December 31, 2027.
The Adviser advanced all of our organization and offering expenses (other than upfront selling commissions, dealer manager fees and ongoing stockholder servicing fees) incurred through December 31, 2022. We will reimburse the Adviser for all of our advanced expenses ratably over 60 months following the earlier of (1) the date our NAV reaches $1.0 billion and (2) December 31, 2027.
Under GAAP, operating costs are expensed as incurred and organization and offering costs are charged to equity as such amounts are incurred. For NAV, all such costs will be recognized as a reduction to NAV as they are reimbursed ratably over 60 months. The adjustment presented represents the difference between the organization costs, offering costs and certain operating expenses advanced by the Adviser and the amount that has been reimbursed to the Adviser.
(5)The Class E units in the Operating Partnership held by the Special Limited Partner have been classified as redeemable non-controlling interest, which is not a component of stockholders’ equity on our consolidated balance sheets in this Annual Report on Form 10-K. We include the value of these units as a component of our NAV. These Class E units are classified as redeemable non-controlling interest in the Operating Partnership on our consolidated balance sheets because Invesco REIT Special Limited Partner L.L.C. has the contractual right to redeem the units under certain circumstances.
(6)Accrued stockholder servicing fee represents the accrual for the cost of the stockholder servicing fee for Class T, Class S, Class D and Class S-PR shares. Under GAAP, we accrued the full cost of the stockholder servicing fee payable over the life of each share (assuming such share remains outstanding the length of time required to pay the maximum stockholder servicing fee) as an offering cost at the time we sold the Class T, Class S, and Class D shares. For Class S-PR shares, we accrued the full amount of stockholder servicing fee payable over an estimated investor holding period as an offering cost at the time we sold the shares. For purposes of calculating NAV, we recognize the stockholder servicing fee as a reduction of NAV on a monthly basis when such fee is paid.
(7)We record impairment of investments in real estate in accordance with GAAP. Any impairment recorded for GAAP is excluded for purposes of determining our NAV.
(8)We record straight-line rent in accordance with GAAP. Any resulting straight-line rent receivable or liability is excluded for purposes of determining our NAV.

(9)Under GAAP, contributions or distributions where there is an addition or reduction in the parent’s ownership interest and control is maintained are based on the carrying value of the property at the time of the transaction. Therefore, contributions or distributions from non-controlling interests in the property may not equal total consideration received or paid. For purposes of determining our NAV, contributions or distributions from non-controlling interests are equal to total consideration received or paid.
The following table provides a breakdown of the major components of our total NAV as of December 31, 2025 and 2024:

in thousands, except share data
Components of NAV	December 31, 2025	December 31, 2024
Investments in real estate	$1,006,986	$774,238
Investments in unconsolidated entities	157,442	148,905
Investments in real estate-related securities	33,259	56,472
Investments in commercial loans	95,335	12,996
Investment in affiliated fund	12,545	21,675
Cash and cash equivalents	25,578	48,820
Restricted cash	1,954	4,883
Other assets	2,230	4,395
Mortgage notes, revolving credit facility, secured lending agreement and financing obligation, net	(394,425)	(336,291)
Subscriptions received in advance	(401)	(835)
Other liabilities	(20,574)	(18,921)
Accrued performance participation interest	(151)	—
Management fee payable	(626)	(359)
Accrued stockholder servicing fees	(17)	(16)
Non-controlling interests in joint-ventures	(286,572)	(91,455)
Net asset value	$632,563	$624,507
Number of outstanding shares/units	23,183,377	22,676,865
The following table provides a breakdown of our total NAV and NAV per share by class as of December 31, 2025:

NAV Per Share (in thousands, except per share data)	Class T Shares	Class S Shares	Class D Shares	Class I Shares	Class E Shares	Class N Shares	Class S-PR Shares	Class K-PR Shares	Total
Net asset value	$7,085	$12,565	$13,402	$105,654	$36,372	$420,456	$24,474	$12,555	$632,563
Number of outstanding shares	271,887	480,891	513,924	4,029,060	1,293,308	15,222,610	906,613	465,084	23,183,377
NAV Per Share as of December 31, 2025	$26.0583	$26.1285	$26.0768	$26.2231	$28.1231	$27.6205	$26.9953	$26.9959
Our real estate properties are valued by an independent advisor using a discounted cash flow methodology. The following table summarizes the weighted averages of the key unobservable inputs used in the December 31, 2025 valuations:

Property Type	Discount Rate	Exit Capitalization Rate
Healthcare	7.3%	5.8%
Office	9.0%	7.3%
Industrial	7.9%	5.9%
Self-Storage	7.6%	5.8%
Multifamily	7.5%	5.5%
Student Housing	7.8%	5.8%
Retail	8.4%	7.3%
Manufactured Housing Community	10.0%	5.7%

These assumptions are determined by Capright and reviewed by the Adviser. A change in these assumptions would impact the calculation of the value of our property investments. For example, assuming all other factors remain unchanged, the changes listed below would result in the following effects on our investment values:

Input	Hypothetical Change	Healthcare Investment Values	Office Investment Values	Industrial Investment Values	Self-Storage Investment Values	Multifamily Investment Values	Student Housing Investment Values	Retail Investment Values	Manufactured Housing Community Investment Values
Discount Rate (weighted average)	0.25% decrease	+1.9%	+1.8%	+2.0%	+1.9%	+1.9%	+1.9%	+1.8%	+1.9%
Discount Rate (weighted average)	0.25% increase	(1.9)%	(1.7)%	(1.9)%	(1.9)%	(1.9)%	(1.8)%	(1.8)%	(1.9)%
Exit Capitalization Rate (weighted average)	0.25% decrease	+2.8%	+2.1%	+2.9%	+2.7%	+2.9%	+2.7%	+1.9%	+3.0%
Exit Capitalization Rate (weighted average)	0.25% increase	(2.6)%	(1.9)%	(2.7)%	(2.5)%	(2.7)%	(2.5)%	(1.8)%	(2.7)%
Distributions
We generally intend to distribute substantially all of our taxable income, which does not necessarily equal net income as calculated in accordance with GAAP, to our stockholders each year to comply with the REIT provisions of the Code. Distributions are at the discretion of our board of directors and include a review of earnings, cash flow, liquidity and capital resources.
The net distribution varies for each class based on the applicable stockholder servicing fee, which is deducted from the monthly distribution per share and paid directly to the applicable distributor.
The following table summarizes our distributions declared during the years ended December 31, 2025, 2024 and 2023.

	For the Year Ended		For the Year Ended		For the Year Ended
	December 31, 2025		December 31, 2024		December 31, 2023
in thousands	Amount	Percentage	Amount	Percentage	Amount	Percentage
Distributions
Payable in cash	$14,366	38%	$14,964	41%	$23,956	69%
Reinvested in shares	23,474	62%	21,880	59%	10,888	31%
Total distributions	$37,840	100%	$36,844	100%	$34,844	100%
Sources of Distributions
Cash flows from operating activities	$28,203	75%	$18,048	49%	$20,219	58%
Distributions of capital from investments in unconsolidated entities(1)	6,775	18%	7,516	20%	6,277	18%
Offering proceeds(3)	2,862	7%	11,280	31%	8,348	24%
Total sources of distributions	$37,840	100%	$36,844	100%	$34,844	100%

Cash flows from operating activities	$28,203		$18,048		$20,219
Funds from Operations(2)	$25,243		$23,875		$21,347
(1)Represents distributions received from equity method investments that are classified as cash flows from investing activities. These equity method investments currently include our interest in a joint venture through which we own our interest in the Sunbelt Medical Office Portfolio, our investment in San Simeon Holdings LLC (“San Simeon Preferred Equity”), which owns a multifamily property, our interest in a joint venture through which we hold our interests in a fully integrated retail platform operating company and non-controlling interests we own in fourteen retail properties. Distributions received from equity method investments are classified as either cash flows from operating or investing activities based on the cumulative earnings approach. See Note 2 — “Summary of Significant Accounting Policies” to our consolidated financial statements in this Annual Report on Form 10-K for additional details on the cumulative earnings approach. In addition, this amount represents distributions from our investment in an affiliated fund. The distributions received from this investment are classified as investing activities.
(2)See “—Funds from Operations, Adjusted Funds from Operations and Funds Available for Distribution” below for description of Funds from Operations (FFO), for reconciliation of FFO to GAAP net income (loss) attributable to INREIT stockholders and for considerations on how to review this metric.

(3)Offering proceeds represents distributions reinvested in shares of our common stock at the shareholders election through our distribution reinvestment plan.
The table below details the net distribution for each of our share classes for the years ended December 31, 2025, 2024 and 2023:

Declaration Year	Class T Shares	Class S Shares	Class D Shares	Class I Shares	Class E Shares	Class N Shares	Class S-PR Shares	Class K-PR Shares
2025	$1.4947	$1.4853	$1.6111	$1.6657	$1.6657	$1.6657	$0.9708	$0.9705
2024	$1.5647	$1.5575	$1.6266	$1.6677	$1.6677	$1.6677	$—	$—
2023	$1.5717	$1.6349	$1.6268	$1.6657	$1.6657	$1.6657	$—	$—
The following table outlines the tax character of our distributions paid in 2025, 2024 and 2023 as a percentage of total distributions. The distributions declared on December 31, 2025, 2024 and 2023 were paid in January of the following year and are excluded from the analysis below as they were a tax event in the subsequent year.

	Ordinary Income	Capital Gains(1)	Return of Capital
2025 Tax Year	—%	30.18%	69.82%
2024 Tax Year	6.57%	85.23%	8.20%
2023 Tax Year	—%	—%	100.00%
(1)For the years ended December 31, 2025 and 2024, 91.35% and 36.9% of distributions characterized as Capital Gains (or 27.57% and 31.45% of total distributions paid) are comprised of Unrecaptured Section 1250 Gains.

Funds from Operations, Adjusted Funds from Operations and Funds Available for Distribution
We believe funds from operations (“FFO”) is a meaningful non-GAAP measure. Our consolidated financial statements are presented in accordance with GAAP under historical cost accounting which, among other things, requires depreciation of real estate investments to be calculated on a straight-line basis. As a result, our operating results imply that the value of our real estate investments will decrease evenly over a set time period. However, we believe that the value of our real estate investments will fluctuate over time based on market conditions and as such, depreciation under historical cost accounting may be less informative. FFO is a standard REIT industry metric defined by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income or loss (computed in accordance with GAAP), excluding (i) gains or losses from sales of depreciable real property, (ii) impairment write-downs on depreciable real property, plus (iii) real estate-related depreciation and amortization and (iv) similar adjustments for non-controlling interests and unconsolidated entities.
We also believe that adjusted FFO (“AFFO”) is a meaningful non-GAAP measure of our operating results. AFFO further adjusts FFO to reflect the performance of our portfolio by adjusting for items we believe are not directly attributable to our operations. Our adjustments to FFO to arrive at AFFO include removing the impact of (i) straight-line rental income, (ii) amortization of capitalized tax abatements, (iii) amortization of above- and below-market lease intangibles, (iv) amortization of deferred financing costs, (v) organization expenses advanced by the Adviser, as well as repayment of those expenses, (vi) unrealized losses (gains) from changes in fair value of financial instruments, (vii) non-cash share based compensation awards and amortization of unvested restricted stock awards, (viii) non-cash performance participation interest or other non-cash incentive compensation even if repurchased by us (ix) debt extinguishment charges and (x) similar adjustments for non-controlling interests and unconsolidated entities. We may add additional adjustments from FFO to arrive at AFFO as appropriate.
We also believe funds available for distribution (“FAD”) is a meaningful non-GAAP measure that provides useful information for considering our operating results and certain other items relative to the amount of our distributions by removing the impact of certain non-cash items from our operating results. FAD is calculated as AFFO excluding (i) realized losses (gains) on investments in financial instruments and (ii) management fees paid in shares of our common stock or INREIT OP units even if repurchased by us, and including deductions for (a) recurring tenant improvements, leasing commissions, and other capital projects, (b) stockholder servicing fees paid during the period (c) certain operating expenses advanced by the Adviser, as well as repayment of those expenses, (d) accrued preferred return from preferred membership interest (e) accrued preferred return from preferred equity investment (f) accrued property incentive fees and (g) similar adjustments for non-controlling interests and unconsolidated entities. FAD is not indicative of cash available to fund our cash needs and does not represent cash flows from operating activities in accordance with GAAP, as it excludes adjustments for working capital items and actual cash receipts from interest income recognized on investments in commercial loans. Cash flows from operating activities in accordance with GAAP would generally be adjusted for such items. Furthermore, FAD is adjusted for stockholder servicing fees and recurring tenant improvements, leasing commissions and other capital expenditures, which are not considered when determining cash flows from operating activities in accordance with GAAP.
FFO, AFFO, and FAD should not be considered to be more relevant or accurate than the GAAP methodology in calculating net income (loss) or in evaluating our operating performance. In addition, FFO, AFFO, and FAD should not be considered as alternatives to net income (loss) as indications of our performance or as alternatives to cash flows from operating activities as indications of our liquidity, but rather should be reviewed in conjunction with these and other GAAP measurements. Further, FFO, AFFO, and FAD are not intended to be used as liquidity measures indicative of cash flow available to fund our cash needs, including our ability to make distributions to our stockholders. In addition, our methodology for calculating AFFO and FAD may differ from the methodologies employed by other companies to calculate the same or similar supplemental performance measures, and accordingly, our reported AFFO and FAD may not be comparable to the AFFO and FAD reported by other companies.

The following table presents a reconciliation of FFO, AFFO and FAD to net income (loss) attributable to our stockholders:

	For the Year Ended December 31,
in thousands	2025	2024	2023
Net income (loss) attributable to our stockholders	$(9,768)	$27,226	$(17,038)
Adjustments to arrive at FFO:
Real estate depreciation and amortization	31,117	24,550	25,491
Impairment loss on investments of real estate	—	—	7,924
(Gain) loss from disposition of investments in real estate	—	(33,628)	(54)
Amount attributed to unconsolidated entities for real estate depreciation and amortization	8,657	9,737	9,588
Amount attributed to non-controlling interests for real estate depreciation and amortization	(4,386)	(2,623)	(2,263)
Amount attributed to unconsolidated entities for (gain) loss on disposition of real estate	(377)	(1,987)	(2,301)
Amount attributed to non-controlling interests for (gain) loss on disposition of real estate	—	600	—
FFO attributed to our stockholders	$25,243	$23,875	$21,347
Adjustments to arrive at AFFO:
Straight-line rental income	(922)	(674)	(1,137)
Amortization of capitalized tax abatement(1)	167	167	476
Amortization of above- and below-market lease intangibles	(1,812)	(302)	(221)
Amortization of deferred financing costs	1,371	1,387	1,531
Debt extinguishment charges	485	193	632
Unrealized losses (gains) from changes in the fair value of financial instruments(2)	1,493	45	4,407
Non-cash share based compensation awards	250	100	98
Non-cash performance participation interest	151	—	—
Amount attributed to unconsolidated entities for above adjustments	2,387	3,130	2,842
Amount attributed to non-controlling interests for above adjustments	(916)	(181)	(493)
AFFO attributed to our stockholders	$27,897	$27,740	$29,482
Adjustments to arrive at FAD:
Non-cash management fee	3,018	2,013	1,720
Recurring tenant improvements, leasing commissions and other capital expenditures(3)	(714)	(924)	(3,646)
Accrued preferred return from preferred membership interest	(1,241)	(1,168)	(1,094)
Accrued preferred return from preferred equity investment	(712)	(352)	(346)
Stockholder servicing fees	(199)	(175)	(97)
Recurring capital expenditures attributed to unconsolidated entities(3)	(2,008)	(1,484)	(1,019)
Recurring capital expenditures attributed to non-controlling interests(3)	749	113	540
Realized (gains) losses on financial instruments(4)	967	2,038	3,357
Accrued property incentive fees	(92)	92	—
FAD attributed to our stockholders	$27,665	$27,893	$28,897
(1)We obtained tax abatements in conjunction with our purchase of the 3101 Agler property with an expiration date of December 31, 2031. We are amortizing the tax abatement over its remaining useful life as a component of property operating expenses in the consolidated statements of operations. As of December 31, 2025, accumulated amortization of the capitalized tax abatement was $0.6 million.
(2)Unrealized losses (gains) from changes in fair value of financial instruments primarily relates to mark-to-market changes on our investments in real estate-related securities, investment in affiliated fund, investments in commercial loans and derivatives.
(3)Recurring capital expenditures are required to maintain our investments. Capital expenditures exclude underwritten tenant improvements, leasing commissions and capital expenditures with useful lives over 10 years.

(4)Realized (gains) losses on financial instruments relates to the sale of real estate related securities, realized (gains) losses from derivative instruments and income from our investment in affiliated fund.
Unregistered Sales of Equity Securities
On October 1, 2025, we issued 9,303 unregistered Class E shares of common stock to the Adviser for payment of management fees for total consideration of $0.3 million.
On November 1, 2025, we issued 9,574 unregistered Class E shares of common stock to the Adviser for payment of management fees for total consideration of $0.3 million.
On December 1, 2025, we issued 10,863 unregistered Class E shares of common stock to the Adviser for payment of management fees for total consideration of $0.3 million.
On October 1, 2025, we issued 9,246 unregistered Class S-PR shares of common stock for total consideration of $0.3 million.
On November 1, 2025, we issued 10,180 unregistered Class S-PR shares of common stock for total consideration of $0.3 million.
On December 1, 2025, we issued 8,290 unregistered Class S-PR shares of common stock for total consideration of $0.2 million.
On October 1, 2025, we issued 13,204 unregistered Class K-PR shares of common stock or total consideration of $0.4 million.
On November 1, 2025, we issued 10,785 unregistered Class K-PR shares of common stock for total consideration of $0.3 million.
On December 1, 2025, we issued 1,519 unregistered Class K-PR shares of common stock for total consideration of approximately $41,000.
The below shows the total issuances of Class E, Class N and Class K-PR shares of common stock by us to pursuant to the distribution reinvestment plan in our Private Offerings for the three months ended December 31, 2025.

Date of Issuance	Class of Common Stock	Number of Shares Issued	Consideration Paid
10/10/2025	Class E	290	$8,117
10/10/2025	Class N	64,001	$1,759,414
11/10/2025	Class E	295	$8,245
11/10/2025	Class N	65,132	$1,787,926
11/10/2025	Class K-PR	68	$1,842
12/11/2025	Class E	293	$8,197
12/11/2025	Class N	64,757	$1,777,542
12/11/2025	Class K-PR	58	$1,570
The transactions described above were exempt from the registration provisions of the Securities Act by virtue of Section 4(a)(2) thereof.

Issuer Purchases of Equity Securities
Share Repurchase Plan
We have adopted a share repurchase plan, whereby on a monthly basis, stockholders may request that we repurchase all or any portion of their shares of any class, subject to the terms and conditions of the share repurchase plan. We may choose to repurchase all, some or none of the shares that have been requested to be repurchased in any month, in our discretion, subject to any limitations in the share repurchase plan. In addition, our ability to fulfill repurchase requests is subject to a number of limitations. As a result, share repurchases may not be available each month. To the extent we choose to repurchase shares in any particular month, we will only repurchase shares as of the opening of the last calendar day of that quarter (each such date, a “Repurchase Date”). Repurchases will be made at the transaction price in effect on the applicable Repurchase Date, except that shares that have not been outstanding for at least one year will be repurchased at 95% of the transaction price (the “Early Repurchase Deduction”), as further described below.
While stockholders may request on a monthly basis that we repurchase all or any portion of their shares pursuant to our share repurchase plan, we are not obligated to repurchase any shares and may choose to repurchase only some, or even none, of the shares that have been requested to be repurchased in any particular month in the discretion of our board of trustees.
The total amount of shares that we will repurchase is limited, in any calendar month, to no more than 2% of our aggregate NAV (measured using the aggregate NAV as of the end of the immediately preceding month) and, in any calendar quarter, to no more than 5% of our aggregate NAV (measured using the average aggregate NAV as of the end of the immediately preceding three months).
If the transaction price for the applicable month is not made available by the tenth business day prior to the last business day of the month (or is changed after such date), then no repurchase requests will be accepted for such month and stockholders who wish to have their shares repurchased the following month must resubmit their repurchase requests.
In the event that any stockholder fails to maintain the minimum balance of $500 of shares of our common stock, we may seek to repurchase all of the shares held by that stockholder at the transaction price in effect on the date we determine that the stockholder has failed to meet the minimum balance, less any Early Repurchase Deduction.
Shares issued to the Adviser as payment of the management fee are not subject to these repurchase limitations. The approval of our independent directors is required for any repurchase request of the Adviser or the Special Limited Partner that, when combined with any repurchase requests submitted through our Share Repurchase Plan, would cause the Company to exceed the limit on repurchases set forth in the plan. Any such approval must find that the repurchase of the Adviser’s shares or Operating Partnership units, or the Special Limited Partner’s Operating Partnership units in excess of the Share Repurchase Plan limits would not impair the capital or operations of the Company and be consistent with the fiduciary duties of the independent directors.
Early Repurchase Deduction
There is no minimum holding period for shares of our common stock and stockholders can request that we repurchase their shares at any time. However, subject to limited exceptions, shares that have not been outstanding for at least one year will be repurchased at 95% of the transaction price. This Early Repurchase Deduction will also generally apply to minimum account repurchases. The Early Repurchase Deduction will not apply to shares acquired through our distribution reinvestment plan.
The Early Repurchase Deduction will inure indirectly to the benefit of our remaining stockholders and is intended to offset the trading costs, market impact and other costs associated with short-term trading in our common stock. We may, from time to time, waive the Early Repurchase Deduction in the following circumstances (subject to certain conditions described below):
•repurchases resulting from death, qualifying disability or divorce; or
•in the event that a stockholder’s shares are repurchased because the stockholder has failed to maintain the $500 minimum account balance.

As set forth above, we may waive the Early Repurchase Deduction in respect of repurchase of shares resulting from the death qualifying disability (as such term is defined in Section 72(m)(7) of the Code) or divorce of a stockholder who is a natural person, including shares held by such stockholder through a trust or an individual retirement account or other retirement or profit-sharing plan, after (1) in the case of death, receiving written notice from the estate of the stockholder, the recipient of the shares through bequest or inheritance, or, in the case of a trust, the trustee of such trust, who shall have the sole ability to request repurchase on behalf of the trust, (2) in the case of qualified disability, receiving written notice from such stockholder, provided that the condition causing the qualifying disability was not pre-existing on the date that the stockholder became a stockholder or (3) in the case of divorce, receiving written notice from the stockholder of the divorce and the stockholder’s instructions to effect a transfer of the shares (through the repurchase of the shares by us and the subsequent purchase by the stockholder) to a different account held by the stockholder (including trust or an individual retirement account or other retirement or profit-sharing plan). We must receive the written repurchase request within 12 months after the death of the stockholder, the initial determination of the stockholder’s disability or divorce in order for the requesting party to rely on any of the special treatment described above that may be afforded in the event of the death, disability or divorce of a stockholder. In the case of death, such a written request must be accompanied by a certified copy of the official death certificate of the stockholder. If spouses are joint registered holders of shares, the request to have the shares repurchased may be made if either of the registered holders dies or acquires a qualified disability. If the stockholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, the right to waiver of the Early Repurchase Deduction upon death, disability or divorce does not apply.
Our board of directors has designated the following persons as “Key Persons” under our share repurchase plan: Chase Bolding, Scott Dennis, Stephanie Holder, Greg Kraus, Courtney Popelka, and Charlie Rose and any individual that replaces such persons. Our share repurchase plan provides that, upon a Key Person Triggering Event, then the Early Repurchase Deduction will be waived with respect to shares that have been purchased in the 12 months preceding the expiration of five business days after the public disclosure of the occurrence of such Key Person Triggering Event until the completion of six full calendar months from the time the Key Person Triggering Event is publicly disclosed. The waiver of the Early Repurchase Deduction set forth in this paragraph will not apply to shares acquired through our distribution reinvestment plan.
During the three months ended December 31, 2025, we repurchased shares of our common stock in the following amounts:

Month of:	Total Number of Shares Repurchased(1)	Average Price Paid per Share	Total Number of Shares Repurchased as Part of Publicly Announced Plans or Programs(2)	Maximum Number of Shares Pending Repurchase Pursuant to Publicly Announced Plans or Programs(3)
October 2025	53,000	$26.29	47,221	—
November 2025	39,643	26.36	33,864	—
December 2025	56,194	26.35	50,415	—
	148,837	$26.33	131,500	—
(1)The Total Number of Shares Repurchased and Average Price Paid per Share includes 17,336 Class E common shares held by the Adviser repurchased outside of the share repurchase plan, with an average price paid per share of $27.99, related to shares that were previously issued to the Adviser as payment of management fees.
(2)Publicly announced plans or programs include share repurchases under our share repurchase plan, if any.
(3)All repurchase requests under our share repurchase plan were satisfied.
ITEM 6.    RESERVED

ITEM 7.     MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this Annual Report on Form 10-K. In addition to historical data, this discussion contains forward-looking statements about our business, operations and financial performance based on current expectations that involve risks, uncertainties and assumptions. Our actual results may differ materially from those in this discussion as a result of various factors, including but not limited to those discussed in Part I Item 1A — “Risk Factors” in this Annual Report on Form 10-K.
Overview
We are a Maryland corporation formed in October 2018. We invest primarily in stabilized, income-oriented commercial real estate in the United States. To a lesser extent, we also originate and acquire private real estate debt and invest in real estate-related securities. We own, and expect to continue to own, all or substantially all of our assets through Invesco REIT Operating Partnership L.P. (“INREIT OP” or “Operating Partnership”), of which we are the sole general partner.
We are externally managed and advised by our Adviser, a registered investment advisor and an indirect, wholly-owned subsidiary of Invesco Ltd., an independent global investment management firm. Our Adviser utilizes the personnel and global resources of Invesco Real Estate, the real estate investment center of Invesco, to provide investment management services to us. We qualified to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes commencing with the taxable year ended December 31, 2020. To maintain our REIT qualification, we must meet a number of organizational and operational requirements, including that we are generally required to distribute at least 90% of our REIT taxable income to our stockholders annually. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent we annually distribute all of our net taxable income (determined without regard to our net capital gain and dividends-paid deduction) to stockholders and maintain our qualification as a REIT. We operate our business in a manner that permits our exclusion from the definition of “Investment Company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”).
As of December 31, 2025, we own or have invested in 68 properties. See “Investment Portfolio—Real Estate” below for additional information on these investments. As of December 31, 2025, we also own real estate-related securities, have investments in commercial loans and have invested in an affiliated fund which invests primarily in mortgage loans that are collateralized by commercial and residential real estate throughout the United States.
Public Offering
In May 2021, we commenced our initial public offering of up to $3.0 billion in shares of common stock. In November 2024, our initial public offering terminated and we commenced our follow-on public offering of up to $3.0 billion consisting of up to $2.4 billion in shares and up to $600.0 million in shares under our distribution reinvestment plan in the Public Offering. We are offering to sell any combination of five classes of shares of our common stock, Class T shares, Class S shares, Class D shares, Class I shares and Class E shares in the Public Offering, with a dollar value up to the maximum offering amount. The share classes have different upfront selling commissions and dealer manager fees and different ongoing stockholder servicing fees. The purchase price per share for each class of our common stock sold in the Public Offering will vary and will generally equal our prior month’s NAV per share for such class, as determined monthly, plus any applicable upfront selling commissions and dealer manager fees. We intend to continue selling shares in our follow-on public offering on a monthly basis.

As of March 26, 2026, we have received gross aggregate proceeds of $238.3 million through our public offerings.

Private Offerings
In addition to the Public Offering, we are conducting multiple private offerings of our common stock. As of March 26, 2026, we have received gross proceeds of $621.5 million in the Private Offerings.

In August 2022, our board of directors authorized management to initiate, through the Operating Partnership, a program (the “DST Program”) to issue and sell up to a maximum aggregate offering amount of $3.0 billion of beneficial interests (“Interests”) in specific Delaware statutory trusts (the “DSTs”) holding real properties (the “DST Properties”). These Interests will be issued and sold to “accredited investors,” as that term is defined under Regulation D promulgated by the SEC under the Securities Act of 1933, as amended (the “Securities Act”) in private placements exempt from registration pursuant to Section 4(a)(2) of the Securities Act (the “DST Offerings”). Under the DST Program, each DST Property may be sourced from our real properties or from third parties, will be held in a separate DST, and will be leased back by a wholly-owned subsidiary of the Operating Partnership in accordance with a master lease agreement. Each master lease agreement is guaranteed by the Operating Partnership, which has a fair market value purchase option (the “FMV Option”) giving it the right, but not the obligation, to acquire the interests in the applicable DST from the investors any time after two years from the closing of the applicable DST offering in exchange for units of the Operating Partnership (“OP Units”) or cash. After a one-year holding period, investors who acquire OP Units under the FMV Option generally have the right to cause the Operating Partnership to redeem all or a portion of their OP Units for, at our sole discretion, shares of our common stock, cash, or a combination of both.

The DST Program gives us the opportunity to expand and diversify our capital-raising strategies by offering what we believe to be an attractive investment product for investors that may be seeking replacement properties to complete like-kind exchange transactions under Section 1031 of the Internal Revenue Code of 1986, as amended. Certain affiliates of the Adviser receive fees in connection with the sale of the Interests and the management of the DSTs. We intend to use the net offering proceeds from the DST Program to make investments in accordance with our investment strategy and policies, reduce our borrowings, repay indebtedness, fund the repurchase of shares of all classes of our common stock under our share repurchase plan and for other corporate purposes. We commenced our DST Program in February 2023. As of March 26, 2026, we have raised $277.8 million net proceeds from our DST Program.
Factors Affecting Operating Results
Our results of operations are affected by a number of factors and depend on the rental income generated by the properties that we acquire or lend on, the timing of lease expirations, operating expenses, income or loss from unconsolidated entities, general market conditions and the competitive environment for real estate assets. Of these factors, evolving macroeconomic and geopolitical landscapes, interest rates, capital flows and transaction activity had the most direct impacts on our performance and financial condition during 2025.
Market Conditions
Our business is affected by conditions in the financial markets and economic conditions in the United States and, to a lesser extent, elsewhere in the world. Inflation and economic trend data, along with policy developments under the current administration, will ultimately determine if and when interest rates decline. These financial and economic conditions may be further impacted by increasing geopolitical tensions in the Middle East. For the time being, secured borrowing costs for core and core-plus real estate remain in the five to six percent range, which will inform how investors underwrite value and their conviction in required growth. Our investment decisions today are further colored by a divergence in sector fundamentals, impacts of recent changes to U.S. trade policies and the resulting effects on both near-term and long-term consumer demand. Our real estate portfolio is comprised of tangible, income-generating assets, the cash flows of which are less directly impacted by fluctuations in public markets. Recent changes to U.S. trade policies may cause construction costs to increase, which makes owning existing real estate below replacement cost attractive and a defensive place for capital preservation. These dynamics could create attractive entry points and investment opportunities as the market moves through an inflection point, further emphasizing the importance of disciplined, investment-level execution to generate outperformance.
Rental Property Operating Results
We generate rental property income by the properties that we acquire. The amount of rental revenue depends upon a number of factors, including our ability to enter into leases with above- or at-market value rents and rent collection, which is determined primarily by each current and future tenant’s financial condition and ability to make rent payments to us on time. Rental property operating expenses include real estate taxes, property insurance, repairs and maintenance, property management fees, utilities and other costs associated with owning real estate.

Our investments are diversified across real estate sectors, including industrial, healthcare, multifamily, student housing, office, and self-storage, as well as real estate debt. With our pipeline of new investments, available liquidity and low leverage, we believe we are well positioned to access private real estate as the market emerges from an inflection point. While market volatility and certain fundamental factors have affected and may continue to affect the commercial real estate market and our performance, we believe there are positive long-term fundamentals within our portfolio and benefits from our recent portfolio repositioning. In addition, we believe that demand will continue for Section 1031 investment products, supporting our DST Program.
2025 Highlights
Operating Results
•Declared monthly net distributions totaling $37.8 million for the year ended December 31, 2025. The details of the average annualized distribution rates and total returns are shown in the following table:

	Class T	Class S	Class D	Class I	Class E	Class N	Class S-PR	Class K-PR
Average Annualized Distribution Rate(1)	5.6%	5.6%	6.2%	6.4%	6.0%	6.1%	6.2%	6.2%
Year-to-Date Total Return, without upfront selling commissions(2)	3.6%	3.6%	4.1%	4.3%	5.3%	5.3%	3.4%	3.4%
Year-to-Date Total Return, assuming maximum upfront selling commissions(2)	—%	—%	2.5%	4.3%	5.3%	5.3%	(0.3)%	3.4%
Inception-to-Date Total Return, without upfront selling commissions(2)(3)	4.3%	4.4%	4.6%	4.9%	6.2%	7.8%	3.4%	3.4%
Inception-to-Date Total Return, assuming maximum upfront selling commissions(2)(3)	3.5%	3.6%	4.2%	4.9%	6.2%	7.8%	(0.3)%	3.4%
(1)The annualized distribution rate is calculated as the current month’s distribution annualized and divided by the prior month’s NAV, which is inclusive of all fees and expenses.
(2)Total return is calculated as the change in NAV per share during the respective periods plus any distributions per share declared in the period and assumes any distributions are reinvested in accordance with our distribution reinvestment plan.
(3)The inception date was June 1, 2021 for Class T, S and D shares; May 21, 2021 for Class I shares; May 14, 2021 for Class E shares; September 28, 2020 for Class N shares and June 30, 2025 for Class S-PR and K-PR shares.
Capital Activity
•During the year ended December 31, 2025, we raised $19.7 million of net proceeds from the sale of our common stock and $172.8 million in net proceeds from the DST Program.
Investments
•We purchased $13.2 million and sold $36.0 million in real estate-related securities bringing our total investment in real estate-related securities to $33.3 million for the year ended December 31, 2025.
•We acquired nine real estate properties for a total purchase price of $217.5 million, inclusive of acquisition-related costs. The properties include two industrial properties in North Carolina and Florida, a multifamily apartment community in Nevada, an office building in North Carolina and five manufactured housing communities in Texas, Arizona and Washington. The acquisitions are consistent with our strategy of acquiring income-producing commercial and residential real estate assets in growth markets across the United States.
•We increased our investment in our Retail GP Fund overall by $0.3 million as a result of two new investments and one sale of an investment bringing our net investment to $22.3 million.
•On February 7, 2025, we received proceeds of $0.8 million from the partial repayment of the 5805 N Jackson Gap commercial loan in connection with the extension of the maturity date of the loan.
•On February 28, 2025, we sold a 40% indirect leasehold interest in a student housing property, The Carmin, to an unaffiliated third party for a sale price of $138.5 million.

•On April 24, 2025, we completed a buyout of the joint venture partner for the Meridian Business 940, Capital Park 2919, and 3101 Agler properties that were previously included as part of the Midwest Industrial Portfolio.
•On December 10, 2025, we closed on The Catherine II Loan, a floating rate loan origination secured by a multifamily property located in Santa Monica, California, for a total commitment of $86.3 million and a principal balance of $83.1 million.

Financings
•On February 28, 2025, we refinanced The Carmin mortgage note in connection with the sale of 40% of the membership interest in the property. Proceeds from the new secured mortgage note were partially used to repay the existing mortgage. We incurred debt extinguishment charges of approximately $34,000 in connection with the refinancing.
•On April 24, 2025, we repaid the mortgage note secured by the Midwest Industrial Portfolio in connection with the joint venture buyout which had a total principal balance of $70.0 million and incurred debt extinguishment charges of $0.5 million.
•On July 25, 2025, we entered into a loan amendment to the existing Revolving Credit Facility. The amendment extended the maturity date to July 23, 2027 with an option to extend the maturity date to July 21, 2028, subject to certain conditions. The amendment also provides us the ability to request increases in aggregate commitments up to $250.0 million and modified pricing that borrowings under the Revolving Credit Facility carry interest at a rate equal to SOFR plus an applicable margin that is based on our leverage ratio.
•On December 9, 2025, we entered into a traditional repurchase agreement with Citibank for a total principal balance of $66.5 million. We have pledged one investment in a commercial loan with a fair value of $83.1 million as collateral for this agreement.

Investment Portfolio
Summary of Portfolio
The following chart summarizes the allocation of our investment portfolio based on fair value as of December 31, 2025:
Investment Allocation(1)
The following charts describe the diversification of our investments in real estate based on fair value as of December 31, 2025:
Property Type(2)
Geography(3)

(1)Investment allocation is measured as the asset value of each investment category (real estate property investments, private real estate debt, real estate-related securities or cash) against the total asset value of all investment categories, excluding the value of any third-party interests in such assets. Real estate investments include our direct property investments, unconsolidated investments and our interest in retail properties through INREIT’s interest in ITP Investments LLC. See “—Real Estate” below for additional information on these investments. Totals may not sum to 100% due to rounding.

(2)Property Type weighting is measured as the asset value of real estate investments for each sector category (Healthcare, Industrial, Office, Multifamily, Grocery-Anchored Retail, Self-Storage, Student Housing, Private Real Estate Debt, Other) against the total asset value of all real estate investments, excluding the value of any third-party interests in such real estate investments. The Other segment includes non-controlling interests in retail properties through our interest in ITP Investments LLC and our investments in manufactured housing communities. Totals may not sum to 100% due to rounding.
(3)Geography weighting excludes the asset value of any investments in private real estate debt, real estate-related securities or cash and is measured as the asset value of direct real estate properties and unconsolidated investments for each geographical category (East, Midwest, South, West) against the total asset value of all real estate property investments. Totals may not sum to 100% due to rounding.
As of December 31, 2025, we owned interests in 68 properties, which we acquired for a total purchase price of $1.1 billion, inclusive of closing costs. Our diversified portfolio of income producing assets consists of healthcare, office, industrial, self-storage, multifamily, student housing and grocery-anchored retail properties, as well as real estate debt investments, concentrated in growth markets across the United States.
The following table provides a summary of our real estate portfolio as of December 31, 2025:

Segment	Number of Properties	Sq. Feet / Units /Beds /Lots	Occupancy Rate	Gross Asset Value (in thousands)(1)	Segment Revenue (in thousands)(2)	Percentage of Total Segment Revenue
Industrial	14	2,354,714 sq. ft.	84%	$297,176	$18,145	21%
Healthcare	20	1,030,397 sq. ft.	94%	170,255	3,400	4%
Multifamily	3	739 units	95%	169,324	17,449	20%
Student Housing	1	833 beds	91%	116,065	13,801	16%
Office	2	181,517 sq. ft.	97%	86,044	3,022	4%
Self-Storage	8	463,395 sq. ft.	87%	82,340	7,090	8%
Grocery-Anchored Retail	1	122,308 sq. ft.	100%	60,347	5,643	7%
Other(3)	19	4,857,674 sq. ft. / 383 lots	94%	95,234	4,461	5%
Total	68			$1,076,785	$73,011	85%

(1)Based on fair value as of December 31, 2025. Gross Asset Value consists of $851.4 million of our allocable share of consolidated real estate properties and $225.4 million of our allocable share of the gross real estate value held by unconsolidated entities, in each case excluding the value of any third-party interests in such real estate investments. See “—Real Estate” below for additional information on these investments.
(2)Segment revenue is presented for the year ended December 31, 2025. Healthcare and Other segment revenue includes income from unconsolidated entities.
(3)The full amount of the Other segment is comprised of non-controlling interests we own in retail properties through our interest in ITP Investments LLC and our investments in manufactured housing communities. See “—Real Estate” below for additional information on these investments.
The following table provides a summary of our real estate debt as of December 31, 2025:

Segment	Number of Instruments	Fair Value (in thousands)(1)	Segment Revenue (in thousands)(2)	Percentage of Total Segment Revenue
Real Estate Debt	4	$71,448	$7,340	9%
(1)Based on fair value as of December 31, 2025. The Fair Value includes investments in commercial mortgages excluding the value of secured lending agreements, the investment in an affiliated debt fund and unconsolidated preferred equity. See “—Real Estate Debt” below for additional information on these investments.
(2)Segment revenue is presented for the year ended December 31, 2025. The Real Estate Debt segment revenue includes income from unconsolidated entities as a result of the San Simeon Preferred Equity investment, income from commercial loans and income from an investment in an affiliated fund.

The following table provides a summary of our real estate-related securities as of December 31, 2025:

Segment	Number of Instruments	Fair Value (in thousands)(1)	Segment Revenue (in thousands)(2)	Percentage of Total Segment Revenue
Real Estate-Related Securities	20	$33,259	$2,840	3%
(1)Based on fair value as of December 31, 2025. The Fair Value includes investments in liquid real estate-related securities consisting of investments in commercial mortgage backed securities (“CMBS”) and preferred stock of REITs. See “—Investments in Real Estate-Related Securities” below for additional information on these investments.
(2)Segment revenue is presented for the year ended December 31, 2025. The Real Estate-Related Securities segment revenue includes the gain (loss) from real estate-related securities, net.

Real Estate
The following table provides information regarding our portfolio of real estate as of December 31, 2025:

Segment and Investment	Number of Properties	Location(s)	Acquisition Date(s)	Ownership Interest	Sq. Feet / Units /Beds /Lots		Occupancy
Industrial:
13034 Excelsior(5)	1	Norwalk, CA	December 2020	100%	53,527	sq. ft.	100%
5201 Industry(5)	1	Pico Rivera, CA	December 2020	100%	40,480	sq. ft.	100%
Meridian Business 940(2)(5)	1	Aurora, IL	September 2021	100%	257,542	sq. ft.	100%
Capital Park 2919(2)(5)	1	Grove City, OH	January 2022	100%	378,283	sq. ft	100%
3101 Agler Road(2)(5)	1	Columbus, OH	March 2022	100%	160,000	sq. ft	100%
Earth City 13330(2)	1	Earth City, MO	March 2022	95%	542,600	sq. ft	42%
International Business 4535(5)	1	Charlotte, NC	July 2024	100%	61,200	sq. ft.	100%
NJ Exit 5 Industrial Portfolio	5	Lumberton, NJ	December 2024	95%	384,335	sq. ft.	85%
Buckhorn Industrial(5)	1	Mebane NC	August 2025	100%	265,200	sq. ft.	100%
Interstate Commerce(5)	1	Fort Pierce, FL	September 2025	100%	211,547	sq. ft.	100%
Total Industrial	14				2,354,714	sq. ft.

Healthcare:
Sunbelt Medical Office Portfolio(1)	20	CA, CO, FL, TN, TX	September 2020 / December 2020 / February 2021	42.5%	1,030,397	sq. ft.	94%
Total Healthcare	20				1,030,397	sq. ft.

Multifamily:
Everly Roseland(3)	1	Roseland, NJ	April 2022	57%	360	units	96%
Elan at Bluffview	1	Dallas, TX	November 2024	100%	181	units	98%
Fleetwood Apartments	1	Las Vegas, NV	August 2025	93%	198	units	91%
Total Multifamily	3				739	units

Student Housing:
The Carmin(6)	1	Tempe, AZ	December 2021	59%	833	beds	91%
Total Student Housing	1				833	beds

Office:
Willows Commerce 9805	1	Redmond, WA	December 2020	100%	80,980	sq. ft.	100%
Elizabeth on Seventh	1	Charlotte, NC	December 2025	100%	100,537	sq. ft.	93%
Total Office	2				181,517	sq. ft.
Self-Storage:
River Road Storage(5)	1	Salem, OR	September 2021	100%	76,034	sq. ft.	88%
South Loop Storage(5)	1	Houston, TX	September 2021	100%	66,981	sq. ft.	89%
University Parkway Storage(5)	1	Winston-Salem, NC	April 2022	100%	52,275	sq. ft.	91%
Bend Self-Storage Portfolio(5)	2	Bend, OR	June 2022	100%	62,705	sq. ft.	90%
Clarksville Self-Storage Portfolio(5)	3	Clarksville, TN	July 2022	100%	205,400	sq. ft.	83%
Total Self-Storage	8				463,395	sq. ft.

Grocery-Anchored Retail:
Cortlandt Crossing	1	Mohegan Lake, NY	February 2022	100%	122,308	sq. ft.	100%
Total Grocery-Anchored Retail	1				122,308	sq. ft.

Other:
Retail GP Fund(4)	14	Various(4)	Various(4)	4.5% - 9%	4,857,674	sq. ft.	94%
Tanner Road MHC	1	Houston, TX	May 2025	100%	85	lots	100%
Arizona MHC Portfolio	3	Tucson, AZ	September 2025	100%	195	lots	89%
Silver Shores MHC	1	Everett, WA	November 2025	100%	103	lots	96%
Total Other	19
Total Investment Properties	68

(1)We hold our interest in the Sunbelt Medical Office Portfolio through a 50% ownership interest in a joint venture with Invesco U.S. Income Fund L.P., an affiliate of Invesco, (the “Invesco JV”). The Invesco JV holds an 85% ownership interest in a joint venture with a third party. We account for our investment using the equity method of accounting. The dates of acquisition in the table above reflect the dates of our investments in the Invesco JV.
(2)Meridian Business 940, Capital Park 2919, 3101 Agler and Earth City 13330 were previously presented as Midwest Industrial Portfolio. On April 24, 2025, we purchased the remaining 5% interest of the Meridian Business 940, Capital Park 2919 and 3101 Agler properties, in which we previously had a 95% ownership interest, from our joint venture partner.
(3)We hold our interest in Everly Roseland through a 60% consolidated ownership interest in Everly Roseland Co-Invest, a co-investment between INREIT OP and Invesco Real Estate Atlas US Everly LLC (“Atlas US”), an affiliate of Invesco and a majority owned subsidiary of Invesco Global Property Plus Fund. The Everly Roseland Co-Invest holds a 95% consolidated ownership interest in a joint venture with a third-party.
(4)We hold an 85% ownership interest in a joint venture, ITP Investments LLC (“ITP LLC”). ITP LLC has a 90% interest in PT Co-GP Fund, LLC (“Retail GP Fund”), which was formed to invest in retail properties through non-controlling general partner interests. The ownership interest in the table above reflects ITP LLC’s ownership interest. The properties were acquired over several transactions from October 2021 to December 2025 and are located throughout the United States.
(5)These properties are held through our DST Program as of December 31, 2025 and have been consolidated in our consolidated balance sheets. Any profits interest due to the third-party investors in the DST Program are reported within non-controlling interests in consolidated joint ventures in our consolidated balance sheets.
(6)On February 28, 2025, we sold a 40% indirect leasehold interest in The Carmin student housing property to an unaffiliated third party. Our new consolidated ownership interest is 59%. Subsequent to December 31, 2025, we amended our joint venture agreement resulting in a new consolidated ownership interest of 57%.

Lease Expirations
The following schedule details the expiring leases at our consolidated office, industrial, and grocery-anchored retail properties, as well as our unconsolidated healthcare properties by annualized base rent and square footage as of December 31, 2025. The table below excludes our self-storage, multifamily, manufactured housing and student housing properties as substantially all leases at such properties expire within 12 months.

Year	Number of Expiring Leases	Annualized Base Rent (in thousands)(1)(2)	% of Total Annualized Base Rent Expiring	Square Feet(2)	% of Total Square Feet Expiring
2026	50	$3,733	10%	347,246	13%
2027	35	2,849	8%	333,875	13%
2028	39	2,827	7%	85,867	3%
2029	37	6,063	16%	538,007	20%
2030	37	3,935	11%	209,424	8%
2031	12	1,020	3%	117,584	4%
2032	16	2,220	6%	77,809	3%
2033	13	1,748	5%	42,587	2%
2034	16	3,313	9%	324,662	12%
2035	12	4,003	11%	406,707	15%
Thereafter	26	5,409	14%	176,367	7%
Total	293	$37,120	100%	2,660,135	100%
(1)Annualized base rent is determined from the annualized December 31, 2025 base rent per leased square foot of the applicable year and excludes tenant recoveries, straight-line rent and above-market and below-market lease amortization.
(2)Annualized base rent and square feet are presented at our pro rata share.
Real Estate Debt
We hold an investment in San Simeon Preferred Equity. San Simeon Preferred Equity owns San Simeon Apartments, a 431 unit multifamily property in Houston, Texas which is 90% occupied. Our investment is structured as a preferred membership interest, and we account for our investment in the San Simeon Apartments using the equity method of accounting. At December 31, 2025, we hold a total equity investment of $30.1 million.
We have an investment in Invesco Commercial Mortgage Income - U.S. Fund, L.P. (“CMI”), an affiliate of Invesco managed by our Adviser, which invests primarily in mortgage loans that are collateralized by commercial and residential real estate throughout the United States. As of December 31, 2025, our investment in CMI was $12.5 million.

The following table summarizes our investments in commercial loans as of December 31, 2025 and 2024:

				December 31, 2025
in thousands	Origination Date	Loan Type	Periodic Payment Terms	Interest Rate(1)	Loan Amount(2)	Principal Balance Outstanding	Fair Value	Maturity Date(3)
5805 N Jackson Gap Loan	1/20/2023	Mezzanine	Interest only	12.48%	$12,245	$12,245	$12,235	2/9/2028
The Catherine II Loan	12/10/2025	Senior	Interest only	6.71%	86,250	83,100	83,100	12/9/2030
Total					$98,495	$95,345	$95,335

				December 31, 2024
in thousands	Origination Date	Loan Type	Periodic Payment Terms	Interest Rate(1)	Loan Amount(2)	Principal Balance Outstanding	Fair Value	Maturity Date(3)
5805 N Jackson Gap Loan	1/20/2023	Mezzanine	Interest only	12.48%	$13,007	$13,007	$12,996	2/9/2028
					$13,007	$13,007	$12,996
(1)Loan earns interest at Secured Overnight Financing Rate (“SOFR”) plus a spread.
(2)Loan amount consists of outstanding principal balance plus unfunded loan commitments.
(3)Assumes all extension options are exercised by the borrower; however, loans may be repaid prior to such date. Extension options are subject to certain conditions, as defined in the respective loan agreement.
On February 9, 2025, the borrower of 5805 N Jackson Gap Loan exercised its first option to extend the maturity date of the loan to February 9, 2026. In connection with the extension, the borrower repaid $0.8 million of the principal balance of the loan as required by the terms of the loan agreement. Subsequent to December 31, 2025, a short-term extension was granted to the borrower to extend the maturity date of the loan to March 9, 2026. On February 20, 2026, the loan was repaid in full at par value.
Investments in Real Estate-Related Securities
The following tables summarize our investments in real estate-related securities by asset type:

	December 31, 2025
in thousands	Principal Balance	Unamortized Premium (Discount)	Amortized Cost / Cost(1)	Unrealized Gain (Loss), Net	Fair Value	Period-end Weighted Average Yield	Weighted-Average Maturity Date
Non-agency CMBS	$31,974	$(1,065)	$30,909	$342	$31,251	4.95%	11/9/2027
Preferred stock of REITs	N/A	N/A	1,975	33	2,008	6.32%	N/A
Total	$31,974	$(1,065)	$32,884	$375	$33,259

	December 31, 2024
in thousands	Principal Balance	Unamortized Premium (Discount)	Amortized Cost / Cost(1)	Unrealized Gain (Loss), Net	Fair Value	Period-end Weighted Average Yield	Weighted-Average Maturity Date
Non-agency CMBS	$52,377	$(1,553)	$50,824	$49	$50,872	6.81%	1/14/2027
Common stock of REITs	N/A	N/A	5,543	56	5,600	4.41%	N/A
Total	$52,377	$(1,553)	$56,367	$105	$56,472
(1)For non-agency CMBS, the amount presented represents amortized cost. For preferred and common stock of REITs, the amount presented represents cost.

Results of Operations
The following table sets forth the results of our operations:

	For the Year Ended December 31,
in thousands	2025	2024	$ Change
Revenues
Rental revenue	$63,703	$59,303	$4,400
Income from commercial loans	2,750	3,701	(951)
Other revenue	4,435	3,090	1,345
Total revenues	70,888	66,094	4,794
Expenses
Rental property operating	27,198	25,561	1,637
General and administrative	7,128	7,714	(586)
Management fee – related party	3,018	2,013	1,005
Performance participation interest – related party	151	—	151
Depreciation and amortization	31,117	24,550	6,567
Total expenses	68,612	59,838	8,774
Other income (expense), net
Income (loss) from unconsolidated entities, net	2,198	2,476	(278)
Gain (loss) from real estate-related securities, net	2,840	3,688	(848)
Gain (loss) from disposition of investments in real estate	—	33,628	(33,628)
Debt extinguishment charges	(485)	(193)	(292)
Income (loss) from investment in affiliated fund, net	1,224	1,498	(274)
Gain (loss) on derivative instruments, net	(339)	2,001	(2,340)
Unrealized gain (loss) on commercial loans	1	170	(169)
Interest income	2,239	1,761	478
Interest expense	(17,153)	(24,171)	7,018
Other income (expense)	(872)	(370)	(502)
Total other income (expense), net	(10,347)	20,488	(30,835)
Net income (loss) attributable to Invesco Real Estate Income Trust Inc.	$(8,071)	$26,744	$(34,815)
Dividends to preferred stockholders	$—	$(4)	$4
Issuance and redemption costs of redeemed preferred stock	—	(24)	24
Net (income) loss attributable to non-controlling interests in consolidated joint ventures	(1,642)	531	(2,173)
Net (income) loss attributable to non-controlling interest in INREIT OP	(55)	(21)	(34)
Net income (loss) attributable to common stockholders	$(9,768)	$27,226	$(36,994)

Earnings (loss) per share:
Net income (loss) per share of common stock, basic and diluted	$(0.43)	$1.23	$(1.66)
Weighted average shares of common stock
Basic	22,904,056	22,183,231	720,825
Diluted	22,904,056	22,181,149	722,907

Rental Revenue, Other Revenue and Rental Property Operating Expenses
Our rental revenue primarily consists of fixed contractual base rent from our tenants and is recognized on a straight-line basis over the non-cancelable terms of the related leases. Our rental property operating expenses generally include the costs of ownership of real estate, including insurance, utilities, real estate taxes and repair and maintenance expense. Rental revenue, other revenue and rental property operating expenses increased by $4.4 million, $1.3 million and $1.6 million, respectively, for the year ended December 31, 2025 as compared to the same period in 2024. Rental revenue and property operating expenses increased due to the acquisition of nine new properties in the last twelve months. The increase in other revenue is due to an increase in interests sold in our DST Program in 2025 driving an increase in the organizational and offering expense reimbursements and closing cost reimbursements that we receive.
Income from Commercial Loans and Unrealized Gain (Loss) on Commercial Loans
During the year ended December 31, 2025, income from our commercial loans decreased by $1.0 million compared to the year ended December 31, 2024. The decrease was primarily due to the repayment of the 9801 Blue Grass Loan that matured in 2024 and the partial repayment of the principal on the 5805 N Jackson Gap Loan in February 2025 partially offset by income from The Catherine II Loan that was originated in December 2025. Unrealized gain (loss) on commercial loans decreased by $0.2 million driven by changes to the interest rate environment as compared to 2024.

General and Administrative Expenses
During the year ended December 31, 2025, general and administrative expenses decreased $0.6 million compared to the year ended December 31, 2024. The decrease was primarily due to the reimbursement of $1.1 million issued from the Adviser for expenses incurred by us for third-party support for our DST Program, partially offset by higher corporate level expenses in the current year.
Management Fee - Related Party
During the year ended December 31, 2025, the management fee increased by $1.0 million compared to the year ended December 31, 2024 due to increases in our net asset value.

Performance Participation Interest - Related Party
During the year ended December 31, 2025, the performance participation interest increased approximately $0.2 million consistent with increases in our net asset value. There was no performance participation interest accrual for the year ended December 31, 2024.
Depreciation and Amortization
During the year ended December 31, 2025, depreciation and amortization increased $6.6 million compared to the year ended December 31, 2024, primarily due to the acquisition of nine new properties in the last twelve months.
Income (Loss) from Unconsolidated Entities, Net
During the year ended December 31, 2025, income (loss) from unconsolidated entities, net decreased $0.3 million compared to the year ended December 31, 2024. This was primarily due to a decrease in income from the Retail GP Fund caused by higher gains from dispositions in the prior year as compared to the current year.
Gain (Loss) from Real Estate-Related Securities, Net
During the year ended December 31, 2025, gain (loss) from real estate-related securities, net decreased by $0.8 million compared to the year ended December 31, 2024. The decrease was primarily due to market fluctuations on CMBS holdings.
Gain (Loss) from Disposition of Investments in Real Estate
There were no dispositions of investments in real estate during the year ended December 31, 2025. During the year ended December 31, 2024, we completed dispositions of two self-storage properties and a student housing property for a total gain of $33.6 million.

Debt Extinguishment Charges
During the year ended December 31, 2025, we incurred debt extinguishment charges of $0.5 million from the early repayment of the mortgage notes secured by The Carmin and Midwest Industrial Portfolio properties. During the year ended December 31, 2024, we incurred debt extinguishment charges of $0.2 million related to the early repayment of the mortgage on the Bixby Kennesaw property as a result of the sale.
Income (Loss) from Investment in Affiliated Fund, Net
During the year ended December 31, 2025, income (loss) from investment in affiliated fund, net decreased by $0.3 million compared to the year ended December 31, 2024. The decrease is primarily due to a decrease in net investment income caused by partial redemptions and distributions which decreased our investment and unrealized loss allocations of the fund.
Gain (Loss) on Derivative Instruments, Net
During the year ended December 31, 2025, gain (loss) on derivative instruments, net decreased $2.3 million compared to the year ended December 31, 2024. The decrease is primarily due to a decrease in contractual interest received from the derivative instruments due to expired and terminated contracts.
Interest Income
During the year ended December 31, 2025, interest income increased by $0.5 million compared to the year ended December 31, 2024. The increase was primarily due to a higher average cash balance in 2025 compared to 2024.

Interest Expense
During the year ended December 31, 2025, interest expense decreased by $7.0 million compared to the year ended December 31, 2024. The decrease is primarily due to the repayment of the mortgage for the Bixby Kennesaw property in December 2024 and the repayment of the mortgage related to the Midwest Industrial Portfolio in April 2025.
Other Income (Expense)
During the year ended December 31, 2025, other expense increased by $0.5 million compared to the year ended December 31, 2024. This increase was primarily due to an increase in income tax expense in the current year driven by increased activity at the TRS entity.
Refer to Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of the Annual Report on Form 10-K for the year ended December 31, 2024 for discussion of our consolidated results of operations for the year ended December 31, 2024 compared to the year ended December 31, 2023.

Liquidity and Capital Resources
Liquidity
Our primary needs for liquidity and capital resources are to fund our investments, to make distributions to our stockholders, to repurchase shares of our common stock under our share repurchase plan, to pay our offering costs and operating fees and expenses and to pay interest on our borrowings. We will obtain the funds required to purchase investments and conduct our operations from the net proceeds of our Private Offerings, our Public Offering, DST Program and any future offerings we may conduct (collectively, the “Capital Raising Programs”), from secured and unsecured borrowings from banks and other lenders and from net cash provided by operating activities. Generally, cash needs for items other than asset acquisitions are met from operations, and cash needs for asset acquisitions are funded by our Capital Raising Programs and debt financings. However, there may be a delay between the sale of our shares and our purchase of assets that could result in a delay in the benefits to our stockholders, if any, of returns generated from our investment operations.
Our target leverage ratio is approximately 50% to 60%. As used herein, “leverage ratio” is measured by dividing (x) the sum of the Company’s consolidated property-level debt, entity-level debt and debt-on-debt, net of cash and restricted cash, by (y) the asset value of the Company’s real estate investments, private real estate debt investments and equity in the Company’s real estate-related securities portfolio (in each case measured using the greater of fair market value and cost), including the Company’s net investment in unconsolidated investments. For purposes of determining the asset value of the Company’s real estate investments, the Company includes the asset value of the DST Properties due to the master lease structure, including the Company’s fair market value purchase option. The leverage ratio calculation does not include (i) indebtedness incurred in connection with funding a deposit in advance of the closing of an investment, (ii) indebtedness incurred as other working capital advances, (iii) indebtedness on the Company’s real estate securities investments or (iv) the pro rata share of debt within the Company’s unconsolidated investments. Further, the refinancing of any amount of existing indebtedness will not be deemed to constitute incurrence of new indebtedness for purposes of the leverage ratio calculation so long as no additional amount of net indebtedness is incurred in connection therewith (excluding the amount of transaction expenses associated with such refinancing). Our charter prohibits us from borrowing more than 300% of our net assets, which approximates borrowing 75% of the cost of our investments. We may exceed this limit if a majority of our independent directors approves each borrowing in excess of the limit and we disclose the justification for doing so to our stockholders.
If we are unable to raise substantial funds in the Capital Raising Programs, we will make fewer investments resulting in less diversification in terms of the type, number and size of investments we make. Further, we have certain fixed operating expenses, including certain expenses as a publicly offered REIT, regardless of whether we are able to raise substantial funds in the Capital Raising Programs. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions.
The Adviser and its affiliates provide us with our management team, including our officers and appropriate support personnel. The Adviser or the Adviser's affiliates may provide us services that would otherwise be performed by third parties. In such event, we will reimburse the Adviser or the Adviser's affiliate the cost of performing such services provided that such reimbursements will not exceed the amount that would be payable if such services were provided by a third party in an arms-length transaction.
The Adviser advanced all of our operating expenses on our behalf through December 31, 2021. Beginning January 2022 and ceasing September 2022, we began ratably reimbursing the Adviser over 60 months for the operating expenses incurred prior to December 31, 2021 and will recommence reimbursements to the Adviser following the earlier of (1) the date that our NAV reaches $1.0 billion and (2) December 31, 2027. As of December 31, 2025 and 2024, we have $5.4 million, respectively, due to the Adviser for advanced operating expenses that are recorded as a component of due to affiliates on our consolidated balance sheets.
The Adviser advanced all of our organization and offering expenses (other than upfront selling commissions, dealer manager fees, and ongoing stockholder servicing fees) incurred through December 31, 2022. We will begin reimbursing the Adviser for advanced organization and offering expenses upon the earlier of (1) the date that our NAV reaches $1.0 billion and (2) December 31, 2027. We will reimburse the Adviser for all of our advanced expenses ratably over 60 months following such date. As of December 31, 2025 and 2024, we have $6.8 million, respectively, due to the Adviser for advanced organization and offering expenses that are recorded as a component of due to affiliates on our consolidated balance sheets.

In January 2022, we began reimbursing the Adviser on a quarterly basis for operating expenses incurred subsequent to December 31, 2021. As of December 31, 2025 and 2024, we have $3.8 million and $4.9 million, respectively, due to the Adviser for operating expenses. The amount due to the Adviser is recorded as a component of due to affiliates on our consolidated balance sheets.
In January 2023, we began reimbursing the Adviser on a quarterly basis for organization and offering expenses incurred subsequent to December 31, 2022. As of December 31, 2025 and 2024, we have $0.5 million and $1.4 million, respectively, due to the Adviser for organization and offering expenses that are recorded as a component of due to affiliates on our consolidated balance sheets.
Under our charter, we may reimburse the Adviser, at the end of each fiscal quarter, for total operating expenses paid by the Adviser. However, we may not reimburse the Adviser at the end of any fiscal quarter for total operating expenses (as defined in our charter) that, in the four consecutive fiscal quarters then ended, exceed the greater of 2% of average invested assets or 25% of net income determined without reduction for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of our assets for that period (the “2%/25% Guidelines”).
We may reimburse the Adviser for expenses in excess of the 2%/25% Guidelines if a majority of our independent directors determines that such excess expenses (an “Excess Amount”) are justified based on unusual and non-recurring factors. Operating expenses for the four fiscal quarters ended December 31, 2025 did not exceed the charter-imposed limitation.
MassMutual committed to purchase $400.0 million of Class N common stock in the Private Offerings and fully met its commitment as of December 31, 2022.
Beginning January 1, 2026 and continuing until we have repurchased $200.0 million of MassMutual shares, we are required to repurchase MassMutual shares on a monthly basis, subject to thresholds based on monthly net offering proceeds. In any month, MassMutual may choose to waive our obligation to repurchase shares. We are required to limit repurchases to ensure that the aggregate NAV of MassMutual shares is at least $50.0 million. MassMutual has waived this repurchase obligation through March 31, 2026.
Beginning January 1, 2026, MassMutual holds the right to request that we repurchase MassMutual shares on a monthly basis, subject to thresholds based on monthly net offering proceeds and the Company’s NAV. This right to request that we repurchase MassMutual shares is in addition to the requirement to repurchase MassMutual shares described in the preceding paragraph. We will not be required to repurchase (1) in any calendar year, more than $150.0 million of MassMutual shares or (2) in any calendar month, MassMutual shares with an aggregate repurchase price equal to more than 100% of the net proceeds to us from the sale of shares of our common stock during such month. MassMutual has not exercised the right to request repurchases as of March 26, 2026.
Capital Resources
As of December 31, 2025, our indebtedness includes a secured lending agreement for one investment in a commercial loan, three mortgages secured by their corresponding properties and a financing obligation. We also have additional funds available to us through our revolving credit facility. As of December 31, 2025, we have a $40.0 million balance on our revolving credit facility.

Our borrowing arrangements include a revolving credit facility, secured lending agreement and mortgage notes payable. The table below summarizes our borrowing arrangements as of December 31, 2025 and 2024:

			December 31, 2025				Principal Balance Outstanding
$ in thousands	Current Maturity	Extended Maturity Date(1)	Interest Rate(2)	Weighted Average Interest Rate	Maximum Facility Size	Available Capacity	December 31, 2025	December 31, 2024
Revolving Credit Facility	7/23/2027	7/21/2028	S + applicable margin(3)	5.57%	$250,000	$60,000	$40,000	$—

Secured Lending Agreement
Repurchase Agreement
Citibank	12/9/2027	12/9/2029	S + 1.70%	5.46%	$160,200	$93,720	$66,480	$—

Mortgage Notes Payable
The Carmin	3/5/2026	3/5/2032	S + 1.75%	5.96%	$84,000	$—	$84,000	$65,500
Cortlandt Crossing	3/1/2027	N/A	3.13%	3.13%	39,660	—	39,660	39,660
Everly Roseland	4/28/2027	4/28/2029	S + 1.45%	5.78%	113,500	1,842	111,658	111,441
Midwest Industrial Portfolio	N/A	N/A	N/A	3.19%	N/A	N/A	—	70,000
Total mortgages payable							235,318	286,601
Deferred financing costs, net							(570)	(1,335)
Mortgages payable, net							$234,748	$285,266
(1)Assumes all available extension options are exercised upon meeting certain conditions, which may include payment of a non-refundable extension fee.
(2)The term “S” refers to the relevant floating benchmark rate, SOFR.
(3)Borrowings under the Revolving Credit Facility carry interest at a rate equal to (i) SOFR, (ii) SOFR with an interest period of one, three or six-months, or (iii) a Base Rate, where the base rate is the highest of (a) federal funds rate plus 0.5%, (b) the rate of interest as publicly announced by Bank of America , N.A. (“Bank of America”) as its “prime rate”, (c) SOFR with an interest period of one month plus 1.0%, or (d) 1.0%, in each case, plus an applicable margin that is based on our leverage ratio.
As of December 31, 2025, we were in compliance with all loan covenants in our revolving credit facility, secured lending and mortgage note agreements.
We have a Revolving Credit Facility with Bank of America, which was amended on July 25, 2025. The amendment extended the maturity date from September 5, 2025 to July 23, 2027 and grants an option to extend the term to July 21, 2028, subject to certain conditions. With the amendment, the aggregate commitment is $100.0 million with an ability to request increases up to $250.0 million in aggregate commitments. With the amendment, the unused commitment fee was modified to be 0.25% if usage is less than 50% and 0.15% if usage is greater than or equal to 50% that accrues on the daily amount by which the aggregate commitments exceed the total outstanding balance of the Revolving Credit Facility.
On December 9, 2025, we entered into a traditional repurchase agreement with Citibank. We have pledged one investment in a commercial loan with a fair value of $83.1 million as collateral for this agreement. We segregate the commercial real estate loan that we have pledged as collateral in our books and records. Our repurchase agreement counterparty has the right to resell or repledge the collateral posted but has the obligation to return the pledged collateral upon maturity of the repurchase agreement.
We have entered into mortgage notes that are secured by our real estate investments.
On February 28, 2025, we sold a 40% indirect leasehold interest in The Carmin student housing property and refinanced the mortgage note secured by the property. Proceeds from the new secured mortgage note were partially used to repay the existing mortgage. We incurred debt extinguishment charges of approximately $34,000 in connection with the refinancing of the mortgage note.
On April 24, 2025, we repaid the mortgage note secured by Meridian Business 940, Capital Park 2919, 3101 Agler and Earth City 13330 (collectively the “Midwest Industrial Portfolio”) in connection with our buyout of the joint venture partner. We incurred debt extinguishment charges of $0.5 million from the early repayment of the mortgage note.

In connection with the sale and leaseback of The Carmin property, as of December 31, 2025, we hold a financing obligation on our condensed consolidated balance sheets of $54.0 million, net of debt issuance costs. We entered into a ground lease executed as a sale and leaseback transaction in 2021 whereby we sold The Carmin to an unaffiliated third party for $54.0 million and simultaneously leased back the property from the same unaffiliated third party for 104 years. We accounted for the sale and leaseback of The Carmin as a failed sale and leaseback transaction because the lease is classified as a finance lease. Accordingly, we did not recognize the sale of The Carmin, and we recorded the net proceeds from the sale as a financing lease obligation. We continue to account for the property as a real estate investment in our consolidated financial statements and depreciate the property as if we were the legal owner. We allocate the rental payments we make under the lease between interest expense and principal repayment of the financing obligation using the effective interest method and amortize over the 104 year lease term. The total principal payments will not exceed the difference between the gross proceeds from the sale of $54.0 million and the initial carrying value of the land of $17.6 million, resulting in maximum principal payments of $36.3 million over the term of the arrangement.
See Note 10 — “Borrowings” to our consolidated financial statements in this Annual Report on Form 10-K for a discussion of our borrowing arrangements.
Other potential future sources of capital include incremental secured or unsecured financings from banks or other lenders and proceeds from the sale of assets. If necessary, we may use financings or other sources of capital in the event of unforeseen significant capital expenditures. We have not yet identified any sources for these types of financings.
At December 31, 2025, we had cash and cash equivalents of $25.6 million and restricted cash of $2.0 million. Our restricted cash consists of subscriptions received in advance, amounts in escrow for taxes and insurance related to mortgages at certain properties and security deposits.

Capital Uses
During periods when we are selling more shares than we are repurchasing, we primarily use our capital to acquire our investments, which we also fund with other capital resources. During periods when we are repurchasing more shares than we are selling, we primarily use our capital to fund repurchases. During the year ended December 31, 2025, we received repurchase requests below the applicable repurchase limits under our Share Repurchase Plan and fulfilled all repurchase requests.
Our operating expenses include, among other things, the management fee we pay to the Adviser and the performance participation allocation that INREIT OP pays to the Special Limited Partner, both of which will impact our liquidity to the extent the Adviser or the Special Limited Partner elects to receive such payments in cash, or subsequently redeem shares or OP units previously issued to them. To date, the Adviser and the Special Limited Partner have both always elected to be paid in shares or OP units, resulting in a non-cash expense.
Forward-Looking Statements Regarding Liquidity
We believe that with respect to liquidity, we are well positioned with $85.6 million of immediate liquidity as of December 31, 2025, made up of $60.0 million of undrawn capacity on our Revolving Credit Facility and $25.6 million of cash and cash equivalents. In addition, we hold $33.3 million in investments in real estate-related securities that could be liquidated to satisfy any potential liquidity requirements.

Cash Flows
The following table provides a breakdown of the net change in our cash and cash equivalents and restricted cash:

in thousands	For the Year Ended December 31, 2025	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
Cash flows provided by operating activities	$28,203	$18,048	$20,219
Cash flows provided by (used in) investing activities	(272,634)	12,093	26,469
Cash flows provided by (used in) financing activities	218,904	(20,454)	(48,558)
Net increase (decrease) in cash and cash equivalents and restricted cash	$(25,527)	$9,687	$(1,870)
Operating Activities — Cash flows from operating activities of $28.2 million for the year ended December 31, 2025 and $18.0 million for the year ended December 31, 2024, respectively, consists of our net loss of $8.1 million in 2025 and net income of $26.7 million in 2024 adjusted for non-cash items and changes in assets and liabilities. The change in our assets and liabilities is primarily due to the timing of cash receipts and cash payments, including amounts we owe our affiliates.
Investing Activities — Cash flows from investing activities decreased $284.7 million during the year ended December 31, 2025 compared to the corresponding period in 2024 primarily due to acquisitions of real estate and originations of commercial loans of $189.4 million together with no additional proceeds from dispositions of real estate or repayments of commercial loans of $150.4 million in 2025, partially offset by an increase in net proceeds from the real estate-related securities portfolio of $50.2 million. Cash flows from investing activities decreased $14.4 million during the year ended December 31, 2024 compared to the corresponding period in 2023 primarily due to acquisitions of real estate and purchases of real estate related securities of $141.8 million. These decreases were offset by proceeds from the dispositions of real estate, proceeds from the repayment of the Blue Grass commercial loan, proceeds from the sale of real estate related securities, and distributions of capital from unconsolidated entities of $99.1 million together with no additional investments in our affiliated fund or originations of commercials loans of $28.0 million.
Financing Activities — Cash flows from financing activities increased $239.4 million for the year ended December 31, 2025 compared to the corresponding period in 2024 primarily due to increases in contributions from our non-controlling interests primarily related to DST proceeds, cash proceeds from the sale of an interest in The Carmin and net borrowings of $263.1 million. The increase was offset by a decrease in net proceeds and repurchases of common stock of $17.1 million and cash paid in connection with the buyout of our joint venture partner in the Midwest Industrial Portfolio of $1.5 million. Cash flows provided by financing activities decreased $28.1 million for the year ended December 31, 2024 compared to the corresponding period in 2023 primarily due to contributions from our non-controlling interests and a decrease in common stock distributions for an overall increase of $44.6 million. This increase was offset by decreases in subscriptions received in advance, proceeds from the issuance of common stock, stock repurchases and net borrowings of $15.7 million.
Critical Accounting Policies and Estimates
Our consolidated financial statements are prepared in accordance with GAAP, which requires the use of estimates and assumptions that involve the exercise of judgment and use of assumptions as to future uncertainties. Accounting estimates and assumptions discussed in this section are those that we consider to be the most critical to an understanding of our financial statements because they involve significant judgments and uncertainties. All of these estimates reflect our best judgment about current, and for some estimates, future economic and market conditions and their effects based on information available as of the date of these financial statements. If conditions change from those expected, it is possible that materially different amounts could be reported in our financial statements.

Purchase Price Allocation of Acquired Real Estate
Upon the acquisition of a property, we assess the fair value of acquired tangible and intangible assets and liabilities (including land, buildings, tenant improvements, above-market and below-market leases, acquired in-place leases, other identified intangible assets and assumed liabilities) and allocate the purchase price to the acquired assets and assumed liabilities on a relative fair value basis in accordance with Accounting Standard Codification 805, Business Combinations. All expenses related to the acquisition are capitalized and allocated among the identified assets. Generally, the most significant portion of the allocation is to building and land and requires the use of market-based estimates and assumptions.
We estimate value using methods similar to those used by independent appraisers (e.g., discounted cash flow analysis). Factors considered in our analysis include an estimate of carrying costs during hypothetical expected lease-up periods, considering current market rental rates and costs to execute similar leases. We also consider information obtained about each property as a result of our pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets and liabilities acquired. In estimating carrying costs, management also includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, depending on specific local cap rates and discount rates. We also estimate costs to execute similar leases, including leasing commissions, legal and other related expenses to the extent that such costs are not already incurred in connection with a new lease origination as part of the transaction. We also consider the nature and extent of our existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and management’s expectations of lease renewals (including those existing under the terms of the lease agreement), among other factors. A change in any of the assumptions above, which are subjective, could have a material impact on our results of operations.
The allocation of the purchase price directly affects the following in our consolidated financial statements:
•the amount of purchase price allocated to the various tangible and intangible assets and liabilities on our consolidated balance sheets;
•the amounts allocated to the value of above-market and below-market lease values are amortized to rental income over the remaining non-cancelable terms of the respective leases. The amounts allocated to all other tangible and intangible assets are amortized to depreciation or amortization expense. Thus, depending on the amounts allocated between land and other depreciable assets, changes in the purchase price allocation among our assets could have a material impact on our FFO, a metric which is used by many REIT investors to evaluate our operating performance; and
•the period of time over which tangible and intangible assets are depreciated varies greatly, and thus, changes in the amounts allocated to these assets will have a direct impact on our results of operations. Intangible assets are generally amortized over the respective life of the leases. Also, we depreciate our buildings up to 40 years, but do not depreciate our land. These differences in timing could have a material impact on our results of operations.

Impairment of Long-Lived Assets
We review real estate properties (including any related amortizable intangible assets or liabilities) for impairment each quarter or when there is an indicator, including property operating performance, changes in anticipated holding period, general market conditions, that the value of the real estate properties may be impaired. A property value is considered impaired if our estimate of current and expected operating cash flows of the property over its anticipated hold period is less than the net carrying value of the property. Our estimate of the expected future cash flows used in testing for impairment is subjective and based on, among other things, our estimates regarding future market conditions, rental rates, occupancy levels, costs of tenant improvements, assumptions regarding the residual value of our properties at the end of our anticipated holding period, discount rates, exit capitalization rates and the length of our anticipated holding period. In preparing the projection of undiscounted future cash flows, we estimate exit capitalization rates and market rental rates using information that we obtain from market comparability studies and other comparable sources, and apply the undiscounted cash flows against our expected holding period. These assumptions could differ materially from actual results. If changes in our strategy or the market conditions result in a reduction in the holding period and an earlier sale date, an impairment loss could be recognized and such loss could be material. If impairment were indicated, the carrying value of the property would be written down to its estimated fair value based on our best estimate of the property’s discounted future cash flows using market derived capitalization rates, discount rates and market rental rates applied against our expected hold period.
Impairment of Investments in Unconsolidated Entities
We review investments in unconsolidated entities for impairment each quarter or when there is an indicator that the carrying amount of the investments may not be fully recoverable. An investment is considered to be impaired when the decline in value below the carrying amount is determined to be other than temporary. Our evaluation of considering whether factors indicate that a potential impairment has occurred can require us to exercise significant judgment. If impairment was indicated, the carrying amount of the investment would be written down to its fair value based on our best estimate, which is also subjective and requires the use of certain assumptions. Our estimate of the fair value used in testing investments in unconsolidated entities for impairment is calculated in a manner similar to our real estate properties.
Valuation of Investments in Commercial Loans
We have elected the fair value option for our commercial real estate loan investments. We believe the fair value option will provide its financial statements users with reduced complexity, greater consistency, understandability and comparability. In the month that we originate or acquire a loan, the par value of the loan represents the fair value of the transaction. Thereafter, an independent valuation advisor values our commercial loan investments monthly using a discounted cash flow analysis. The yield used in the discounted cash flow analysis is determined by comparing the features of the loan to the interest rates and terms required by lenders in the new loan origination market for similar loans and the yield required by investors acquiring similar loans in the secondary market as well as a comparison of current market and collateral conditions to those present at origination or acquisition.
Redeemable Equity Instruments
We report our Class N redeemable common stock and redeemable non-controlling interest in INREIT OP on our consolidated balance sheets at redemption value. Redemption value is determined based on our NAV per share or unit as of our balance sheet date. For purposes of determining our NAV, our investments in real estate are recorded at fair value based on third party valuations prepared by licensed appraisers in accordance with standard industry practice.
These fair value estimates of our investments in real estate are particularly important as they are used for the calculation of NAV, which determines the adjustment to the carrying value of our Class N redeemable common stock and redeemable non-controlling interest in INREIT OP. Significant differences in the fair value of our Class N redeemable common stock and redeemable non-controlling interest in INREIT OP stock may result from changes in market conditions that cause our NAV, and thus the redemption value, to increase or decrease during the period. Although increases and decreases in our NAV do not have an impact to our consolidated statements of operations, they would cause a significant change in our equity.
Pending Accounting Pronouncements
See Note 2 — “Summary of Significant Accounting Policies” to our consolidated financial statements in this Annual Report on Form 10-K for a discussion of pending accounting pronouncements.

ITEM 7A.    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
The primary components of our market risk are related to interest rates, credit and real estate values. While we do not seek to avoid risk completely, we believe that risk can be quantified from historical experience, and we seek to actively manage that risk, to earn sufficient compensation to justify taking those risks and to maintain capital levels consistent with the risks we undertake.
Interest Rate Risk
We are exposed to interest rate changes primarily as a result of long-term debt used to maintain liquidity, fund capital expenditures and expand our investment portfolio and operations. Market fluctuations in real estate financing affect the availability and cost of funds needed to expand our investment portfolio. In addition, restrictions upon the availability of real estate financing or high interest rates for real estate loans could adversely affect our ability to dispose of real estate in the future. We seek to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. We use derivative financial instruments to hedge exposures to changes in interest rates on loans secured by our assets.
Interest rate risk is highly sensitive to many factors, including governmental, monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. We are subject to interest rate risk in connection with floating rate debt secured by our properties, our Revolving Credit Facility, our investments in real estate securities, our investments in commercial loans and our investment in an affiliated debt fund. We are also subject to interest rate risk through our investments in unconsolidated entities that have been financed with floating rate debt. We seek to manage our exposure to interest rate risk by utilizing a combination of fixed- and floating-rate financing with staggered maturity dates and through interest rate protection agreements to cap a portion of our variable rate debt. Additionally, we may hedge our interest rate risk by using derivative contracts to fix the interest expense on a portion of our floating-rate debt.
Certain of our mortgage notes and Revolving Credit Facility financings are variable rate and indexed to SOFR. As of December 31, 2025, we had borrowed $275.3 million under our mortgage notes and Revolving Credit Facility. Of our total borrowings, $235.7 million bears variable rate interest. As of December 31, 2025, a 50 basis point increase or decrease in SOFR assuming no changes in the composition of our borrowings over a twelve-month period results in a projected increase or decrease in interest expense of $0.2 million, net of the impact of our interest rate hedges. As of December 31, 2025, a 100 basis point increase or decrease in SOFR assuming no changes in the composition of our borrowings over a twelve-month period results in a projected increase or decrease in interest expense of $0.4 million, net of the impact of our interest rate hedges.
We have invested a portion of our portfolio in fixed and floating rate real estate-related debt securities. On floating-rate securities, our net income will increase or decrease depending on interest rate movements. As of December 31, 2025, a 50 basis point increase or decrease in SOFR assuming no changes in the composition of our portfolio of real estate-related debt securities over a twelve-month period results in a projected increase or decrease in interest income of $0.1 million. As of December 31, 2025, a 100 basis point increase or decrease in SOFR assuming no changes in the composition of our portfolio of real estate-related debt securities over a twelve-month period results in a projected increase or decrease in interest income of $0.2 million.
As of December 31, 2025, we have originated $28.9 million variable rate mezzanine and senior commercial loans, net of the secured lending agreement, that are indexed to SOFR. As of December 31, 2025, a 50 basis point increase or decrease in SOFR assuming no changes in the composition of our commercial loan portfolio results in a projected increase or decrease in interest income of $0.1 million. As of December 31, 2025, a 100 basis point increase or decrease in SOFR assuming no changes in the composition of our commercial loan portfolio results in a projected increase or decrease in interest income of $0.3 million.
Credit Risk
We are exposed to credit risk with respect to the tenants that occupy properties we own. To mitigate this risk, we undertake a credit evaluation of major tenants prior to making an investment. This analysis includes extensive due diligence of a potential tenant’s creditworthiness and business, as well as an assessment of the strategic importance of the property to the tenant’s core business operations.

Additionally, we are exposed to credit risk in the real estate-related debt investments that we make with respect to a borrower’s ability to make required interest and principal payments on scheduled due dates. We manage this risk by conducting a credit analysis prior to making an investment and by actively monitoring our portfolio and its underlying credit quality. In addition, we re-evaluate the credit risk inherent in our investments on a regular basis pursuant to fundamental considerations such as gross domestic product, unemployment, interest rates, retail sales, store closings/openings and corporate earnings. Where applicable, we also review key property and loan-level metrics including, but not limited to, payment status, debt-service coverage ratios, debt yields, current loan-to-value ratios, occupancy rates, and tenant rent rolls along with property sponsorship. These characteristics assist in determining the likelihood and severity of underlying loan losses as well as prepayment and extension expectations. We then perform structural analysis to project investment cash flows and assess subordination levels relative to underlying collateral performance expectations. This analysis allows us to quantify our opinions of credit quality and fundamental value, which are key drivers of portfolio management decisions.
Finally, we may be exposed to counterparty credit risk under the terms of a derivative contract. If the fair value of a derivative contract is positive, the counterparty will owe us, which creates credit risk for us. If the fair value of a derivative contract is negative, we will owe the counterparty and, therefore, do not have credit risk. We will seek to minimize the credit risk in derivative instruments by entering into transactions with high-quality counterparties. As of December 31, 2025, we held derivative instruments with a fair value asset balance of $0.4 million and a fair value liability balance of $0.5 million.
Real Estate Market Value Risk
Commercial property values are subject to volatility and may be adversely affected by a number of factors, including but not limited to: national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors); local real estate conditions; changes or continued weakness in specific industry segments; construction quality, age and design; demographic factors; and retroactive changes to building or similar codes. Changes in commercial property values are difficult to predict with accuracy. We model a range of valuation scenarios and the resulting impacts to our business.
ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
The financial statements required by this item and the reports of the independent accountants thereon required by Item 15 appear in the accompanying consolidated financial statements beginning on page F-1.
ITEM 9.    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
None.
ITEM 9A.    CONTROLS AND PROCEDURES
Evaluation of Disclosure Controls and Procedures
The Company maintains disclosure controls and procedures (as that term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are designed to ensure that information required to be disclosed in the Company’s reports under the Exchange Act is recorded, processed, and summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to the Company’s management, including its Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosures. Any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives. An evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the period covered by this Annual Report on Form 10-K was made under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer. Based upon this evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures (a) are effective to ensure that information required to be disclosed by us in reports filed or submitted under the Exchange Act is timely recorded, processed, summarized and reported and (b) include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in reports filed or submitted under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

Changes in Internal Controls over Financial Reporting

There were no changes in our internal control over financial reporting (as such term is defined in Rules 13a–15(f) and 15d–15(f) under the Exchange Act) that occurred during the fourth quarter of 2025, that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Management’s Annual Report on Internal Control over Financial Reporting
Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f) and 15d-15(f). Our management, including our principal executive officer and principal financial officer, evaluated as of December 31, 2025, the effectiveness of our internal control over financial reporting based on the framework in “Internal Control-Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013). Based on its evaluation, our management has concluded that we maintained effective internal control over financial reporting as of December 31, 2025.

The rules of the SEC do not require, and this Annual Report on Form 10-K does not include, an attestation report of an independent registered public accounting firm regarding internal control over financial reporting.
ITEM 9B.    OTHER INFORMATION
Rule 10b5-1 Trading Plans
During the fiscal quarter ended December 31, 2025, none of our directors or officers (as defined in Rule 16a-1(f) under the Exchange Act) adopted or terminated a “Rule 10b5-1 trading arrangement” or “non-Rule 10b5-1 trading arrangement” as each term is defined in Item 408 of Regulation S-K.
ITEM 9C.     DISCLOSURE REGARDING FOREIGN JURISDICTIONS THAT PREVENT INSPECTIONS
Not applicable.

PART III
ITEM 10.    DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
Our directors and executive officers are set forth below.

Name	Age	Position
R. Scott Dennis	67	Director and Chair of the Board and Chief Executive Officer
Chase A. Bolding	41	President and Co-Lead Portfolio Manager
Courtney Popelka	49	Chief Financial Officer and Treasurer
Stephanie Holder	41	Director
Paul S. Michaels	65	Director
R. David Kelly	62	Lead Independent Director
Julie Arrowsmith	57	Independent Director
Ray Nixon	73	Independent Director
Paul E. Rowsey	71	Independent Director

R. Scott Dennis. Mr. Dennis has served as our Chief Executive Officer and as Chair of our Board of Directors since 2019. Mr. Dennis has been with Invesco Real Estate, the real estate investment center of Invesco, for more than 32 years. He has served as Chief Executive Officer of Invesco Real Estate since 2011, and was appointed Global Head of Invesco Private Markets in August 2025 after having served as Chief Executive Officer of Invesco Private Markets since 2019. He is responsible for the day-to-day strategy execution and management of Invesco Real Estate’s global real estate business. Mr. Dennis has served as Chair of the Board of Invesco Commercial Real Estate Finance Trust, Inc. since December 2022. Prior to becoming Chief Executive Officer of Invesco Real Estate, Mr. Dennis served as co-head of Invesco Real Estate’s North American group and head of its U.S. acquisitions team from 1992 to 2008. Prior to joining Invesco Real Estate, Mr. Dennis served in the investment banking group at Bankers Trust Company, where he was responsible for structuring equity and debt investments on behalf of Bankers Trust Company and its clients. Prior to that, Mr. Dennis was with Trammell Crow Company, where he was responsible for investments on behalf of the company’s opportunity funds. He has been directly involved in over $90 billion of real estate investments. Mr. Dennis earned a B.B.A. in Finance and Real Estate from The University of Texas at Austin. Mr. Dennis is a valuable member of our Board of Directors because of his experience overseeing the operations and growth of Invesco Real Estate and his significant investment experience.

Chase A. Bolding. Mr. Bolding was appointed as President on March 19, 2025 and is our Co-Lead Portfolio Manager, previously serving as Lead Portfolio Manager (2023-2026) and Portfolio Manager (2019 to 2023). Mr. Bolding is Managing Director, Head of North America Real Estate, and Chief Investment Officer at Invesco Real Estate. Mr. Bolding has 15 years of real asset investment experience, and his investment capabilities include equity, debt, and joint ventures across the full risk-return spectrum. In addition to his role as our President and Lead Portfolio Manager, Mr. Bolding co-chairs IRE’s CIO Council, serves on IRE’s Investment Committee and chairs IRE’s Screening (Equity) Committee and Platform Investments Committee. Prior to joining Invesco Real Estate, Mr. Bolding worked for Greenfield Partners, a real estate private equity fund headquartered in Connecticut from 2007 to 2010. Mr. Bolding earned a B.A. in Economics from The University of Texas at Austin and holds the Chartered Financial Analyst® (CFA) designation.

Courtney Popelka. Ms. Popelka has served as our Treasurer and Chief Financial Officer since October 7, 2024. Ms. Popelka was appointed as Chief Financial Officer (CFO) for Private Markets for Invesco Ltd. in October 2024. In that role, she provides strategic finance leadership and is responsible for the financial reporting teams supporting Invesco’s Private Markets products. Ms. Popelka previously served as Senior Director, then Managing Director, Head of US Fund Operations from 2015 to 2024, responsible for overseeing the day-to-day operations of the Invesco US real estate fund platform, including the core, core plus, high return, debt, and retail strategies. She began her investment career in 1999 and joined Invesco Real Estate in 2009, serving as senior controller of the real estate group. Ms. Popelka earned a Bachelor of Business Administration in Accounting and a master’s degree in finance from Texas A&M University. She is a certified public accountant (CPA).

Stephanie Holder. Ms. Holder was appointed as a director on August 6, 2025. She has served as Managing Director and Head of Dispositions and Financing at Invesco Real Estate (IRE) since 2021, after previously serving as Senior Director from 2018-2021. Ms. Holder is responsible for IRE’s sales and financing efforts nationwide and serves on the North American Management Committee for IRE. In addition, she is Committee Chair for IRE’s Equity Investment Committee, a member of the Credit Investment Committee and part of the CIO Council for North America. She began her investment career in 2006 and joined IRE in 2008 with the Acquisitions group and transitioned into the Dispositions group in 2009. Prior to joining Invesco, she was an analyst for Lincoln Property Company working on the Invesco account valuing assets within the portfolio. She has a background centered on commercial real estate and finance. Ms. Holder earned both a Master of Business Administration and a Bachelor of Business Administration with a major concentration in real estate finance from Southern Methodist University. Ms. Holder is a valuable member of our board of directors because of her investment and financing expertise and history with Invesco Real Estate.

Paul S. Michaels. Mr. Michaels has served as one of our directors since January 2019. Mr. Michaels has over 40 years of real estate experience including both debt and equity transactions in industrial, multifamily, retail and office properties. Mr. Michaels was employed by Invesco Real Estate from its inception in 1983 to his retirement in March 2020. Mr. Michaels served as Invesco Real Estate’s Director of North American Direct Real Estate from 2008 until his retirement. Mr. Michaels served as Chairperson of Invesco Real Estate’s Investment Committee from 2008 to 2019. Mr. Michaels also served as Director of U.S. Portfolio Management from 1991 to 2008. Mr. Michaels earned a B.B.A. in Finance and Real Estate from the University of Texas at Austin. Mr. Michaels is a valuable member of our board of directors because of his extensive real estate investment experience and history with Invesco Real Estate.

R. David Kelly. Mr. Kelly has served as one of our independent directors since 2019 and as our lead independent director since 2020. Mr. Kelly has over 35 years of investment experience, including serving both public companies and private companies in the financial advisory and real estate development sectors. Mr. Kelly is the founder and managing partner of StraightLine Realty Partners, LLC, an alternative investment platform with investments in real estate, financial services and venture capital. Mr. Kelly has served as lead independent director of Invesco Commercial Real Estate Finance Trust, Inc. since March 2023. Mr. Kelly also serves as Chairman and CEO of Croesus and Company, an international real estate advisory firm; as lead director of TCW Direct Lending, focused on lending senior-secured loans primarily to US-based mid-market companies; as an independent director of Acadia Healthcare (NASDAQ: ACHC) and as an at-large director of Ashton Woods Homes. From 2007 to 2017, Mr. Kelly served as a trustee and Chairman of the Teacher’s Retirement System of Texas. From 2001 to 2006, Mr. Kelly was a gubernatorial appointee to the Texas Public Finance Authority (TPFA) and served as Chairman from 2002 to 2006. Mr. Kelly’s previous corporate directorships include Croesus Merchants International Singapore, Hong Kong-based Everglory Financial Holdings, and Dubai-based AI Masah Capital Limited. His civic and professional leadership experience includes service as director of the Children’s Medical Center Plano Governing Board, as member of Children’s Health Investment and Finance Committees, a Trustee of the Dallas Fire and Police Pension Fund and on the Advisory Board of Sponsors for Educational Opportunity. Mr. Kelly earned a B.A. in Economics from Harvard University and an M.B.A. from Stanford University. Mr. Kelly is a valuable member of our board of directors because of his prior service as a director and his experience as an executive officer, including in the financial advisory and real estate investment fields.

Julie Arrowsmith. Ms. Arrowsmith was appointed as an independent director effective July 1, 2025. She is an accomplished executive and board member with over 25 years of leadership experience in accounting, finance and corporate strategy in the real estate and hospitality sectors. Ms. Arrowsmith served as the chief executive officer for two years at G6 Hospitality LLC, the owner, operator and franchisor of the Motel 6 and Studio 6 brands, until it was sold in December 2024. Prior to her CEO role, Ms. Arrowsmith served as the chief financial officer of G6 Hospitality LLC from October 2012 to January 2023, after having served in senior finance and accounting roles at Accor North America from 1995-2012. Prior to that, Ms. Arrowsmith held various audit roles with Deloitte from 1990 to 1995. Ms. Arrowsmith has served on the board of the University of North Texas College of Merchandising, Hospitality and Tourism since 2022. Ms. Arrowsmith earned a B.S. in Accounting from Texas A&M University, earned her certification in public accountancy in Texas, and is a member of the National Association of Corporate Directors. Ms. Arrowsmith brings an extensive background in accounting, financial reporting and corporate governance and qualifies as an audit committee financial expert, as such term is defined by applicable SEC rules and regulations.
Ray Nixon. Mr. Nixon has served as one of our independent directors since 2019. Mr. Nixon has over 45 years of industry experience and is the current Chairman of Nixon Capital, a value oriented investment management firm. Previously, Mr. Nixon served as the Executive Director and Portfolio Manager at the $80 billion investment firm Barrow, Hanley, Mewhinney & Strauss, LLC from 1994 until his retirement in 2019. Mr. Nixon served as a member of Smith Barney, Inc.’s Investment Policy Committee and as the firm’s lead institutional stockbroker for the Southwest from 1979 to 1994. Mr. Nixon chaired from 2011-2024 the Texas Health Resources Investment Committee, which oversees an $8 billion fund. Mr. Nixon has served as an independent director of Invesco Commercial Real Estate Finance Trust, Inc. since March 2023. He is a Trustee of the UT Southwestern Foundation and a member of the investment committee and is also a former member of the board of directors of the $85 billion endowment for the University of Texas and Texas A&M University. Mr. Nixon previously served as a research analyst for the Teacher Retirement System of Texas. Mr. Nixon earned a B.A. and an M.B.A. from the University of Texas at Austin. Mr. Nixon is a valuable member of our board of directors because of his extensive investment industry experience, prior service as a director and successful leadership through multiple economic cycles.
Paul E. Rowsey. Mr. Rowsey has served as one of our independent directors since 2019 and as chair of our Audit Committee since July 1, 2025. Since 2000, Mr. Rowsey has served as Chairman, managing partner, and co-founder of E2M Partners, LLC, a privately-held real estate investment management company. Previously, Mr. Rowsey served as the Executive Chairman of JLB Partners LLC, a privately-held real estate operating and development company, from 2018 to 2021. Before that, Mr. Rowsey held executive leadership roles at real estate companies Compatriot Capital, Rosewood Property Company, and Property Company of America. Mr. Rowsey was an attorney at Hewitt, Johnson, Swanson & Barbee from 1980 to 1984. Mr. Rowsey has served as an independent director of Invesco Commercial Real Estate Finance Trust, Inc. since March 2023 and currently serves on the boards of Forum Energy Technologies, Inc. (NYSE: FET), a publicly-held, Houston-based energy service company, Powdr Corporation, a privately-held alpine skiing and outdoor adventure company, Snowbird Holdings LLC, a privately-held alpine skiing and hospitality company, and Teton Holdings Corporation, a Wyoming-based trust company. Mr. Rowsey served on the board of KDC Holdings LLC, a commercial real estate and development company, from 2008 until 2021, and the board of Valaris plc, a publicly-held, London-based, offshore drilling company, as its Chairman, from 2000 until 2021. Mr. Rowsey served as Lead Director of JLB Partners LLC, a multi-family development and investment company, from 2012 to 2018. Mr. Rowsey has also served on the boards of Crescent Real Estate Equities Company, Village Green Holdings LLC, and AMC, Inc. Mr. Rowsey’s board tenure includes audit committee, compensation committee, and nominating and governance committee service. Mr. Rowsey earned a B.A. in History and Management Science from Duke University and a J.D. from Southern Methodist School of Law, and is a citizen of the Cherokee Nation. Mr. Rowsey is a valuable member of our Board of Directors because of his experience as a director and executive officer for public and private companies and real estate investment and development companies, and his expertise in legal matters.
The individuals who serve as our executive officers have certain responsibilities arising from Maryland law, our charter and our bylaws. These responsibilities include executing contracts and other instruments in our name and on our behalf and such other responsibilities as may be prescribed by our board of directors from time to time. Our officers will devote such portion of their time to our affairs as is required for the performance of their responsibilities, but they are not required to devote all of their time to us.

Committees of the Board of Directors

Our entire board of directors is responsible for supervising our business. However, pursuant to our charter, our board of directors may delegate some of its powers to one or more committees as deemed appropriate by the board of directors, provided that each committee consists of at least a majority of independent directors. Members of each committee are appointed by our board of directors.

Audit Committee. Our board of directors has established an audit committee, which consists of Messrs. Kelly, Nixon, Rowsey and Ms. Arrowsmith. Mr. Rowsey serves as the chairperson of the audit committee and Ms. Arrowsmith serves as the “audit committee financial expert” as that term is defined by the SEC. The SEC has determined that the audit committee financial expert designation does not impose on a person with that designation any duties, obligations or liability that are greater than the duties, obligations or liability imposed on such person as a member of the audit committee of the board of directors in the absence of such designation. The audit committee assists the board of directors in overseeing:
•our accounting and financial reporting processes;
•the integrity and audits of our financial statements;
•our compliance with legal and regulatory requirements;
•the qualifications and independence of our independent auditors; and
•the performance of our internal and independent auditors.

In addition, the audit committee selects the independent auditors to audit our annual financial statements and reviews with the independent auditors the plans and results of the audit engagement. The audit committee also approves the audit and non-audit services provided by the independent public accountants and the fees we pay for these services.

The board of directors has adopted procedures for the processing of complaints relating to accounting, internal control and auditing matters. The audit committee oversees the review and handling of any complaints submitted pursuant to such procedures and of any whistleblower complaints.
Corporate Governance

Codes of Conduct. We have adopted a Code of Conduct that applies to our officers, executive directors and employees (if any), and to all of the officers and employees of the Adviser and its affiliates deemed to be within the scope of the Code of Conduct in light of the services they provide, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions while they are performing services for us. Our Code of Conduct, as it relates to those also covered by Invesco’s code of conduct, operates in conjunction with, and in addition to, Invesco’s code of conduct. Our Code of Conduct is designed to comply with SEC regulations relating to codes of conduct and ethics.

Our Board has also approved a separate code of conduct that applies to all members of our board (the “Directors’ Code of Conduct” and together with the Code of Conduct, our “codes of conduct”). Among other matters, our codes of conduct are designed to deter wrongdoing and to promote:
• honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•compliance with applicable governmental laws, rules and regulations;
•prompt internal reporting of violations of the code of conduct to appropriate persons identified in the code of conduct; and
•accountability for adherence to our codes of conduct.
Our Code of Conduct and Directors’ Code of Conduct are available on our website, www.inreit.com. Stockholders may also request a copy of the Code of Conduct or Directors’ Code of Conduct, which will be provided without charge, by writing to Invesco Real Estate Income Trust Inc. at 2300 N Field Street, Suite 1200, Dallas, Texas 75201, Attention: Compliance. If, in the future, we amend, modify or waive a provision in the Code of Conduct or Directors’ Code of Conduct, we may, rather than filing a Current Report on Form 8-K, satisfy the disclosure requirement by posting such information on our website as necessary.

Corporate Governance Guidelines. We have also adopted corporate governance guidelines to advance the functioning of our board of directors, the audit committee and any other committees of our board of directors and to set forth our board of directors’ expectations as to how it and they should perform its and their respective functions.

Insider Trading Policy and Procedures. To promote compliance with applicable insider trading laws, rules and regulations, the company has adopted an insider trading policy that governs the purchase, sale, and/or other disposition of our securities by our directors, officers and employees, and by the Adviser. Our insider trading policy includes pre-clearance requirements and procedures for our directors and executive officers prior to effecting any transaction involving our securities and a pre-approval requirement for those individuals prior to entering into a Rule 10b5-1 trading plan, or any amendment, suspension or termination of a Rule 10b5-1 trading plan. Our insider trading policy is included as Exhibit 19.1 to this Annual Report on Form 10-K.

Delinquent Section 16(a) Reports

Sections 16(a) of the Exchange Act requires certain officers, directors and persons who beneficially own more than 10% of the company’s common shares to file reports of ownership and reports of changes in ownership with the SEC. The reporting officers, directors and 10% shareholders are also required by SEC rules to furnish the company with copies of all Section 16(a) reports they file. Based solely on its review of copies of such reports, the company believes that all Section 16(a) filing requirements applicable to its directors, reporting officers and 10% shareholders were complied with during 2025 except that the filing of the initial statement of beneficial ownership (Form 3) for Mr. Clifford Stoops, our Chief Accounting Officer (CAO), relating to his appointment as CAO, was made one business day after the deadline, due to an unforeseen delay in obtaining Mr. Stoops’ EDGAR filing codes.
ITEM 11.     EXECUTIVE COMPENSATION
Compensation of Directors

Our directors who are affiliated with Invesco or the Adviser, who we refer to as executive directors, do not receive additional compensation for serving on the board of directors or committees thereof. Our board of directors periodically reviews the level and form of the compensation of our non-executive directors, including how such compensation relates to director compensation of companies of comparable size, industry and complexity. As a part of its review, the board of directors received a report from the Adviser on comparable non-executive director compensation practices and levels at companies of comparable size, industry and complexity.

The board of directors approved non-executive director compensation for the 2025 service period as follows:

Cash Fee	Annual cash fee in the amount of $62,500, payable in quarterly installments in arrears
Supplemental Audit Chair Fee	Additional annual cash fee in the amount of $15,000, payable in quarterly installments in arrears
Supplemental Fee for the Lead Independent Director	Additional annual cash fee in the amount of $5,000, payable in quarterly installments in arrears
Equity Award	Annual equity award in the amount of $62,500 in the form of shares of Class E common stock. Equity awards are paid for service in advance and subject to a one-year vesting requirement.
Director Compensation Table
The following table sets forth the compensation paid to our non-executive directors during the year ended December 31, 2025:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Julie Arrowsmith(3)	$31,250	$97,039	$128,289
Paul E. Rowsey	$70,000	$75,000	$145,000
Ray Nixon	$62,500	$75,000	$137,500
R. David Kelly	$67,500	$75,000	$142,500
Retired Directors
James H. Forson(3)	$38,750	$—	$38,750
(1)Reflects fees earned during the year ended December 31, 2025, and includes the annual base fee and, as applicable, Lead Independent Director and the Audit Committee Chair supplemental fee. Fees earned during the year may be paid in a subsequent calendar year.

(2)Reflects with respect to Ms. Arrowsmith, (i) an equity award as of July 1, 2025 of 787 shares of Class E common stock reflecting her service for the period July 1, 2025 through the end of the 2025 service term and (ii) with respect to each non-executive director (including Ms. Arrowsmith), an annual equity award as of December 1, 2025 of 10,735 shares of Class E common stock for the 2026 service period. The equity awards vest on the anniversary of the date of grant. Reflects the full grant date fair value of such equity awards, determined in accordance with GAAP.
(3)Mr. Forson retired from the board effective June 30, 2025. Ms. Arrowsmith was appointed to serve as a director of the Company effective July 1, 2025, to fill the vacancy created by Mr. Forson’s departure.

The board of directors approved non-executive director compensation for the 2026 service period as follows:

Cash Fee	Annual cash fee in the amount of $75,000, payable in quarterly installments in arrears
Supplemental Audit Chair Fee	Additional annual cash fee in the amount of $17,500, payable in quarterly installments in arrears
Supplemental Fee for the Lead Independent Director	Additional annual cash fee in the amount of $5,000, payable in quarterly installments in arrears
Equity Award	Annual equity award in the amount of $75,000 in the form of shares of Class E common stock. Equity awards are paid for service in advance and subject to a one-year vesting requirement.

We do not pay our directors additional fees for attending board of director meetings, but we reimburse each of our directors for actual and reasonable out-of-pocket expenses incurred in attending board of director and committee meetings (including, but not limited to, the cost of airfare, hotel and food). The shares of stock granted to our non-executive directors are granted pursuant to the terms and conditions of our equity incentive plan, which has been adopted by our board of directors and approved by our stockholders.
Executive Compensation
We are externally managed and do not have any employees. Our executive officers are employees of the Adviser or one of its affiliates. Our Advisory Agreement provides that the Adviser is responsible for managing our investment activities. As a result, our executive officers do not receive any cash compensation from us or any of our subsidiaries for serving as our executive officers but, instead, receive compensation from the Adviser or its affiliates. In addition, we do not reimburse the Adviser for compensation it pays to our executive officers. The Advisory Agreement does not require our executive officers to dedicate a specific amount of time to fulfilling the Adviser’s obligations to us under the Advisory Agreement. Accordingly, the Adviser cannot identify the portion of the compensation it awards to our executive officers that relates solely to such executives’ services to us, as the Adviser does not compensate its employees specifically for such services. Furthermore, we do not have employment agreements with our executive officers; we do not provide pension or retirement benefits, perquisites or other personal benefits to our executive officers; our executive officers have not received any nonqualified deferred compensation; and we do not have arrangements to make payments to our executive officers upon their termination or in the event of a change in control of us. In addition, we do not intend to grant equity awards to our executive officers.
Although we do not pay our executive officers any cash compensation, we pay the Adviser the fees under the Advisory Agreement.
Compensation Committee Interlocks and Insider Participation
We do not have a compensation committee of our board of directors because we do not directly compensate our executive officers or reimburse the Adviser for their compensation. Our independent directors participate in the consideration of independent director compensation.
During the fiscal year ended December 31, 2025, R. Scott Dennis, our Chairman and Chief Executive Officer, served as a director of Invesco Commercial Real Estate Finance Trust, Inc. Beth Zayicek, who served as a director and as our Chief Operating Officer for a portion of 2025, also served as a director and as Chief Operating Officer of Invesco Commercial Real Estate Finance Trust, Inc. during 2025.

ITEM 12.    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The following table sets forth, as of March 26, 2026, information regarding the number and percentage of shares owned by each director, our named executive officers, all directors and executive officers as a group, and any person known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes securities that a person has the right to acquire within 60 days. The address for each of the persons named below is in care of our principal executive offices at 2300 N Field Street, Suite 1200, Dallas, Texas 75201.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
Directors and Executive Officers
Julie Arrowsmith(4)	3,471	*
Chase A. Bolding	3,900	*
R. Scott Dennis(1)	9,749	*
Stephanie Holder	—	*
R. David Kelly(2)(4)	13,494	*
Paul S. Michaels(3)	36,849	*
J. Ray Nixon(4)	17,674	*
Courtney Popelka	—	*
Paul E. Rowsey(4)	27,051	*
All current executive officers and directors as a group (9 persons)	112,188	*
Beneficial Owner of More Than 5% of Outstanding Shares
Massachusetts Mutual Life Insurance Company	15,418,839	66%
First Trust Capital Management L.P.	2,016,050	9%
Invesco Realty, Inc.	1,318,615	6%
* Represents less than 1%.
(1)Shares are owned by Dennis Family Partners, Ltd., a limited partnership which is indirectly owned by R. Scott Dennis and his wife and controlled by R. Scott Dennis.
(2)Includes 4,867 shares held by the Ralph David Kelly Revocable Trust, of which R. David Kelly is the grantor and trustee.
(3)Shares are owned by P&L Michaels Investments LLC, a limited liability company which is owned and controlled by Paul S. Michaels and his wife.
(4)As of March 26, 2026, with respect to each of the independent directors, 11,522 shares were unvested.
Securities Authorized for Issuance under Equity Compensation Plans
The following table summarizes information, as of December 31, 2025, relating to our equity compensation plans under which shares of our common stock or other equity securities may be granted from time to time:

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warranties, and rights	Weighted average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	—	$—	164,986
Equity compensation plans not approved by security holders	—	—	—
Total	—	$—	164,986

ITEM 13.    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE
Director Independence
Our charter and Corporate Governance Guidelines require a majority of the members of our board of directors to be “independent” directors in accordance with the criteria in our charter, bylaws, the applicable rules of the SEC and the listing standards of the New York Stock Exchange (“NYSE”). Our Audit Committee charter also requires that all members of our Audit Committee be “independent” directors. Based upon its review, our board of directors has affirmatively determined that each of Messrs. Kelly, Nixon, Rowsey and Ms. Arrowsmith are “independent” members of our board of directors under all applicable standards for independence, including with respect to service on our Audit Committee.

Our charter provides that a majority of our directors must be Independent Directors, except for a period of up to 60 days after the death, removal or resignation of an Independent Director pending the election of a successor Independent Director. Our charter defines an independent director as a director who is not and has not for the last two years been associated, directly or indirectly, with us or our Adviser. A director is deemed to be associated with us or our Adviser if he or she owns any interest (other than an interest in us or an immaterial interest in an affiliate of us) in, is employed by, is an officer or director of, or has any material business or professional relationship with us, our Adviser or any of their affiliates, performs services (other than as a director) for us, or serves as a director or trustee for more than three REITs sponsored by us or advised by our Adviser. A business or professional relationship will be deemed material per se if the gross income derived by the director from Invesco, the Adviser or any of their affiliates exceeds 5% of (1) the director’s annual gross income derived from all sources during either of the last two years or (2) the director’s net worth on a fair market value basis. An indirect association is defined to include circumstances in which the director’s spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law or brothers- or sisters-in-law is or has been associated with our sponsor, our Adviser or any of their affiliates or us. Our charter requires that a director have at least three years of relevant experience and demonstrate the knowledge required to successfully acquire and manage the type of assets that we intend to acquire to serve as a director. Our charter also requires that at all times at least one of our independent directors must have at least three years of relevant real estate experience.
Certain Transactions with Related Persons
The Adviser
We are externally managed by our Adviser, Invesco Advisers, Inc. The Adviser is an indirect, wholly-owned subsidiary of Invesco, and the registered investment advisor for Invesco Real Estate.
The Adviser utilizes the personnel and global resources of Invesco Real Estate to provide investment management services to us under the Advisory Agreement. The Adviser has contractual and fiduciary responsibilities to us under the Advisory Agreement and our stockholders and is responsible for sourcing, evaluating and monitoring our investment opportunities and making decisions related to the acquisition, management, financing and disposition of our assets, in accordance with our investment objectives, guidelines, policies and limitations, subject to oversight by our board of directors. We or the Adviser may retain other service providers in connection with our operations, including, without limitation, administration, legal and accounting support.
The Advisory Agreement
Our board of directors at all times has oversight and policy-making authority, including responsibility for governance, financial controls, compliance and disclosure with respect to our Company and the Operating Partnership. Under the Advisory Agreement, our board of directors has delegated to the Adviser the authority to source, evaluate and monitor our investments and make decisions related to the acquisition, management, financing and disposition of our assets, in accordance with our investment objectives, strategies, guidelines, policies and limitations, subject to oversight by our board of directors. The Adviser utilizes the personnel and global resources of Invesco Real Estate to provide investment management services to us under the Advisory Agreement, and we believe that Invesco Real Estate currently has sufficient staff and resources so as to be capable of fulfilling the duties set forth in the Advisory Agreement. Set forth below is a summary of certain terms of the Advisory Agreement.

Services
Under the terms of the Advisory Agreement, the Adviser is responsible for, among other things:
•serving as an advisor to us and the Operating Partnership with respect to the establishment and periodic review of our investment guidelines and our and the Operating Partnership’s investments, financing activities and operations;
•sourcing, evaluating and monitoring our and Operating Partnership’s investment opportunities and executing the acquisition, management, financing and disposition of our and Operating Partnership’s assets, in accordance with our investment objectives, strategies, guidelines, policies and limitations, subject to oversight by our board of directors;
•with respect to prospective acquisitions, purchases, sales, exchanges or other dispositions of investments, conducting negotiations on our and Operating Partnership’s behalf with sellers, purchasers, and other counterparties and, if applicable, their respective agents, advisors and representatives, and determining the structure and terms of such transactions;
•providing us with portfolio management and other related services;
•serving as our advisor with respect to decisions regarding any of our financings, hedging activities or borrowings;
•managing the DST Program whereby interests in DSTs are sold to third-party investors and the DST Properties held by such DSTs are leased back to the Operating Partnership or its subsidiaries; and
•engaging and supervising, on our and Operating Partnership’s behalf and at our and the Operating Partnership’s expense, various service providers.
The above summary is provided to illustrate the material functions which the Adviser will perform for us and it is not intended to include all of the services which may be provided to us by the Adviser or third parties.
Term and Termination Rights
The current term of the Advisory Agreement expires on December 31, 2026, subject to renewals by our board of directors for an unlimited number of successive one-year periods. Our independent directors will evaluate the performance of the Adviser before renewing the Advisory Agreement. The Advisory Agreement may be terminated:
•immediately by us (1) for “cause,” or (2) upon the bankruptcy of the Adviser;
•immediately by the Adviser upon a change of control (as defined in the Advisory Agreement) of our company or the Operating Partnership;
•upon 60 days’ written notice by us without cause or penalty upon the vote of a majority of our independent directors; or
•upon 60 days’ written notice by the Adviser.
“Cause” is defined in the Advisory Agreement to mean fraud, criminal conduct, willful misconduct or willful or negligent breach of fiduciary duty by the Adviser under the Advisory Agreement.
In the event the Advisory Agreement is terminated, the Adviser will be entitled to receive its prorated management fee through the date of termination. In addition, upon the termination or expiration of the Advisory Agreement, the Adviser will cooperate with us and take all reasonable steps requested to assist our board of directors in making an orderly transition of the advisory function.
Management Fee, Performance Participation Interest and Expense Reimbursements
Management Fee
As compensation for its services provided under the Advisory Agreement, we pay the Adviser a management fee equal to 1.0% of NAV for Class T shares, Class S shares, Class D shares, Class I shares, Class S-PR shares and Class K-PR shares per annum calculated and payable monthly. We will not pay a management fee on Class E shares. Commencing on January 16, 2030, we will pay the Adviser a management fee equal to 1.0% of NAV for Class N shares per annum payable monthly. In addition, we pay the Adviser 1.0% per annum payable monthly of the total consideration received by us for selling interests in the DST Program to third-party investors, which will be allocated among all classes of common stock based on each class’s relative percentage of aggregate NAV.
In calculating our management fee, we will use our NAV before giving effect to accruals for the management fee, performance participation interest, stockholder servicing fees or distributions payable on our shares. Notwithstanding the foregoing, the value of our investments in real estate funds managed by the Adviser or its affiliates will be excluded from our NAV for purposes of calculating the management fees.

The Adviser may elect to receive its management fee in cash, shares of our Class I common stock, shares of our Class E common stock, INREIT OP Class I units or INREIT OP Class E units. During the year ended December 31, 2025, we paid the Adviser $2.8 million in the form of 97,995 Class E shares for management fees.

Special Limited Partner Interest

So long as the Advisory Agreement has not been terminated (including by means of non-renewal), the Special Limited Partner will hold a performance participation interest in the Operating Partnership that entitles it to receive allocations from the Operating Partnership equal to (1) with respect to all classes of Operating Partnership units other than Class N units and Class E units, 12.5% of the Total Return, subject to a 6% Hurdle Amount and a High Water Mark, with a Catch-Up (each term as defined below) (the “Performance Participation”), and (2) with respect to Class N Operating Partnership units, 10% of the Class N Total Return, subject to a 7% Class N Hurdle Amount and a Class N High Water Mark, with a Catch-Up (each term as defined below) (the “Class N Performance Participation”).

Performance Participation
With respect to Class T units, Class S units, Class D units, Class I units, Class S-PR units and Class K-PR units, the Special Limited Partner will be allocated a Performance Participation in an amount equal to:
• First, if the Total Return for the applicable period exceeds the sum of (1) the Hurdle Amount for that period and (2) the Loss Carryforward Amount (any such excess, “Excess Profits”), 100% of such Excess Profits until the total amount allocated to the Special Limited Partner equals 12.5% of the sum of (x) the Hurdle Amount for that period and (y) any amount allocated to the Special Limited Partner pursuant to this clause (this is commonly referred to as a “Catch-Up”); and
•Second, to the extent there are remaining Excess Profits, 12.5% of such remaining Excess Profits.

No Performance Participation is allocated with respect to Class E Units.
“Total Return” for any period since the end of the prior calendar year shall equal the sum of:
(1)All distributions accrued or paid (without duplication) on the Operating Partnership units outstanding at the end of such period since the beginning of the then-current calendar year, plus
(2)The change in aggregate NAV of such units since the beginning of the year, before giving effect to (x) changes resulting solely from the proceeds of issuances of Operating Partnership units, (y) any allocation/accrual to the Performance Participation and (z) applicable stockholder servicing fee expenses (including any payments made to us for payment of such expenses).
“Hurdle Amount” for any period during a calendar year means that amount that results in a 6% annualized internal rate of return on the NAV of the Operating Partnership units (other than Class N units and Class E units) outstanding at the beginning of the then-current calendar year and all Operating Partnership units (other than Class N units and Class E units) issued since the beginning of the then-current calendar year, taking into account the timing and amount of all distributions accrued or paid (without duplication) on all such units and all issuances of Operating Partnership units over the period and calculated in accordance with recognized industry practices. The ending NAV of the Operating Partnership units used in calculating the internal rate of return will be calculated before giving effect to any allocation/accrual to the Performance Participation and applicable stockholder servicing fee expenses, provided that the calculation of the Hurdle Amount for any period will exclude any Operating Partnership units repurchased during such period, which units will be subject to the Performance Participation upon repurchase as described below.
Except as described below in regards to Loss Carryforward Amounts, any amount by which Total Return falls below the Hurdle Amount will not be carried forward to subsequent periods.

“Loss Carryforward Amount” shall initially equal zero and shall cumulatively increase by the absolute value of any negative annual Total Return and decrease by any positive annual Total Return, provided that the Loss Carryforward Amount shall at no time be less than zero and provided further that the calculation of the Loss Carryforward Amount will exclude the Total Return related to any Operating Partnership units (other than Class N units and Class E units) repurchased during such year, which units will be subject to the Performance Participation upon repurchase as described below. The effect of the Loss Carryforward Amount is that the recoupment of past annual Total Return losses will offset the positive annual Total Return for purposes of the calculation of the Performance Participation. This is referred to as a “High Water Mark.”

Class N Performance Participation
With respect to Class N Operating Partnership units only, the Special Limited Partner will be allocated a Class N Performance Participation in an amount equal to:
•First, if the Class N Total Return for the applicable period exceeds the sum of (1) the Class N Hurdle Amount for that period and (2) the Class N Loss Carryforward Amount (any such excess, “Class N Excess Profits”), 50% of such Class N Excess Profits until the total amount allocated to the Special Limited Partner equals 10% of the sum of (x) the Class N Hurdle Amount for that period and (y) any amount allocated to the Special Limited Partner pursuant to this clause (this is commonly referred to as a “Catch-Up”); and
•Second, to the extent there are remaining Class N Excess Profits, 10% of such remaining Class N Excess Profits.
“Class N Total Return” for any period since the end of the prior calendar year shall equal the sum of:
(1)all distributions accrued or paid (without duplication) on the Class N Operating Partnership units outstanding at the end of such period since the beginning of the then-current calendar year, plus
(2)the change in aggregate NAV of such Class N units since the beginning of the year, before giving effect to (x) changes resulting solely from the proceeds of issuances of Class N Operating Partnership units, (y) any allocation/accrual to the Class N Performance Participation and (z) applicable stockholder servicing fee expenses (including any payments made to us for payment of such expenses).
For the avoidance of doubt, the calculation of Class N Total Return will (1) include any appreciation or depreciation in the NAV of units issued during the then-current calendar year but (2) exclude the proceeds from the initial issuance of such units.
“Class N Hurdle Amount” for any period during a calendar year means that amount that results in a 7% annualized internal rate of return on the NAV of the Class N Operating Partnership units outstanding at the beginning of the then-current calendar year and all Class N Operating Partnership units issued since the beginning of the then-current calendar year, taking into account the timing and amount of all distributions accrued or paid (without duplication) on all such units and all issuances of Class N Operating Partnership units over the period and calculated in accordance with recognized industry practices. The ending NAV of the Class N Operating Partnership units used in calculating the internal rate of return will be calculated before giving effect to any allocation/accrual to the Class N Performance Participation and applicable stockholder servicing fee expenses, provided that the calculation of the Class N Hurdle Amount for any period will exclude any Class N Operating Partnership units repurchased during such period, which units will be subject to the Class N Performance Participation upon repurchase as described below.
Except as described below in regard to Class N Loss Carryforward Amounts, any amount by which Class N Total Return falls below the Class N Hurdle Amount will not be carried forward to subsequent periods.
“Class N Loss Carryforward Amount” shall initially equal zero and shall cumulatively increase by the absolute value of any negative annual Class N Total Return and decrease by any positive annual Class N Total Return, provided that the Class N Loss Carryforward Amount shall at no time be less than zero and provided further that the calculation of the Class N Loss Carryforward Amount will exclude the Class N Total Return related to any Class N Operating Partnership units repurchased during such year, which units will be subject to the Class N Performance Participation upon repurchase as described below. The effect of the Class N Loss Carryforward Amount is that the recoupment of past annual Class N Total Return losses will offset the positive annual Class N Total Return for purposes of the calculation of the Class N Performance Participation. This is referred to as a “Class N High Water Mark.”
Such allocations are made annually and accrue monthly. Distributions on the Performance Participation and Class N Performance Participation may be payable in cash, INREIT OP Class I units or INREIT OP Class E Units at the election of the Special Limited Partner. For the year ended December 31, 2025, the Special Limited Partner earned a performance participation interest that entitles it to receive $0.2 million. The amount was paid to the Special Limited Partner in the form of 5,369 Class E units of our Operating Partnership on February 2, 2026.

Operating Expense Reimbursement
The Adviser advanced all of our operating expenses on our behalf through December 31, 2021. Beginning January 2022 and ceasing September 2022, we began ratably reimbursing the Adviser over 60 months for the operating expenses incurred prior to December 31, 2021 and will recommence reimbursements to the Adviser following the earlier of (1) the date that our NAV reaches $1.0 billion and (2) December 31, 2027. Beginning January 1, 2022, we began reimbursing the Adviser on a quarterly basis for operating expenses incurred subsequent to December 31, 2021.
The Adviser initially provided us the first $825,000 for costs related to the DST Program and we are not required to reimburse the Advisor for that initial amount. We are only obligated to reimburse the Adviser for expenses related to the DST Program that exceed $825,000, with those amounts included in the quarterly reimbursement for operating expenses incurred subsequent to December 31, 2021, as noted above. As a supplement to this arrangement, on September 30, 2025, the Adviser reimbursed us $1.1 million for certain operating expenses we incurred for third-party support related to the DST Program.
Organization and Offering Expense Reimbursement
The Adviser advanced all of our organization and offering expenses on our behalf incurred through December 31, 2022. We will begin reimbursement of advanced organization and offering expenses on the earlier of (1) the date that our NAV reaches $1.0 billion and (2) December 31, 2027. We will reimburse the Adviser for all of the advanced expenses ratably over 60 months following such date. Beginning January 1, 2023, we also began reimbursing the Adviser on a quarterly basis for organization and offering expense incurred subsequent to December 31, 2022.

Reimbursement of Expenses Incurred by Adviser
We will reimburse the Adviser, subject to the limitations described below under “—Reimbursement by the Adviser,” for all costs and expenses of the Adviser and its affiliates incurred on our behalf (excluding the operating and organizational and offering expenses discussed above), provided that the Adviser will be solely responsible for any expenses related to any personnel of the Adviser who provide investment advisory services to us under the Advisory Agreement (including each of our executive officers and any directors who are also directors, officers or employees of the Adviser or any of its affiliates), including, without limitation, salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel. Without limiting the generality of the foregoing, such costs and expenses eligible for reimbursement include, without limitation, (1) the actual cost of goods and services used by us and obtained from third parties, including fees paid to administrators, consultants, attorneys, technology providers and other services providers, and brokerage fees paid in connection with the purchase and sale of investments and securities, (2) expenses of managing and operating our properties, whether payable to an affiliate or a non-affiliated person, (3) expenses in connection with the selection and acquisition of properties and real estate-related securities, whether or not such investments are acquired, (4) the compensation and expenses of our directors, (5) expenses relating to our compliance-related matters and regulatory filings relating to our activities, and (6) all fees, costs and expenses of non-investment advisory services rendered to us by the Adviser or its affiliates in accordance with terms of the Advisory Agreement, including, without limitation, salaries and the cost of employee benefit plans and insurance with respect to personnel of the Adviser.
During the year ended December 31, 2025, we recognized $1.6 million for total costs of support personnel, operational and travel expenses that were incurred by the Adviser.

Reimbursement by the Adviser

The Adviser will reimburse us for any expenses that cause our Total Operating Expenses, including any distributions made to the Special Limited Partner with respect to its performance participation interest in the Operating Partnership, in any four consecutive fiscal quarters to exceed the greater of: (1) 2% of our Average Invested Assets and (2) 25% of our Net Income.

To the extent that our Total Operating Expenses exceed these limits and the independent directors determine that the excess expenses were justified based on unusual and nonrecurring factors that they deem sufficient, the Adviser would not be required to reimburse us. Within 60 days after the end of any fiscal quarter for which our Total Operating Expenses for the four consecutive fiscal quarters then ended exceed these limits and our independent directors approve such excess amount, we will send our stockholders a written disclosure of such fact, or will include such information in our next quarterly report on Form 10-Q or in a current report on Form 8-K filed with the SEC, together with an explanation of the factors our independent directors considered in arriving at the conclusion that such excess expenses were justified. In addition, our independent directors will review at least annually the total fees and expense reimbursements for operating expenses paid to the Adviser and the Special Limited Partner to determine if they are reasonable in light of our performance, our net assets and our net income and the fees and expenses of other comparable unaffiliated REITs.
For purposes of these limits:
•“Total Operating Expenses” are all costs and expenses paid or incurred by us, as determined under generally accepted accounting principles, including the management fee and the performance participation, but excluding: (i) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and listing of our capital stock, (ii) property-level expenses incurred at each property, (iii) interest payments, (iv) taxes, (v) non-cash expenditures such as depreciation, amortization and bad debt reserves, (vi) incentive fees paid in compliance with our charter, (vii) acquisition fees and acquisition expenses related to the selection and acquisition of assets, whether or not a property is actually acquired, (viii) real estate commissions on the sale of property and (ix) other fees and expenses connected with the acquisition, disposition, management and ownership of real estate interests, mortgage loans or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).
•“Average Invested Assets” means, for any period, the average of the aggregate book value of our assets, invested, directly or indirectly, in equity interests in and loans secured by real estate, including all properties, real estate-related debt and real estate-related securities and consolidated and unconsolidated joint ventures or other partnerships, before deducting depreciation, amortization, impairments, bad debt reserves or other non-cash reserves, computed by taking the average of such values at the end of each month during such period.
•“Net Income” means, for any period, total revenues applicable to such period, less the total expenses applicable to such period other than additions to, or allowances for, non-cash charges such as depreciation, amortization, impairments and reserves for bad debt or other similar non-cash reserves.
For the year ended December 31, 2025, our Total Operating Expenses were 0.79% and 29.34% of each of our Average Invested Assets and our Net Income, respectively. Operating expenses for the four fiscal quarters ended December 31, 2025 did not exceed the charter-imposed limitation.

During the year ended December 31, 2025, we incurred management fees of $3.0 million. During the year ended December 31, 2025, the Special Limited Partner earned a performance participation interest of $0.2 million, the full amount which was accrued as of December 31, 2025. On February 2, 2026, we issued 5,369 Class E units of our Operating Partnership to the Special Limited Partner as payment for the 2025 performance fee. As of December 31, 2025, the Adviser advanced $5.4 million of operating expenses and $6.8 million of organization and offering expenses on our behalf.

Reimbursement of Expenses and Compensation Paid to Our Adviser and its Affiliates

During the year ended December 31, 2025, we paid the Adviser or its affiliates the following:

in thousands	December 31, 2025
Reimbursement of expenses paid on our behalf/incurred by the Adviser(1)	$9,186
Management fee(2)	2,752
Upfront commissions and dealer manager fees	19
Stockholder servicing fee	199
DST Program expenses	3,091
Total	$15,247
(1)This amount includes reimbursement of operating and offering expenses incurred after December 31, 2021 and December 31, 2022, respectively, as well as reimbursement of expenses incurred by the Adviser.

(2)During the year ended December 31, 2025, we issued 97,995 Class E shares to the Adviser as payment for management fees.
Independent Directors’ Review of Compensation
Our independent directors evaluate at least annually whether the compensation that we contract to pay to the Adviser is reasonable in relation to the nature and quality of services performed and that such compensation is within the limits prescribed by our charter. Our independent directors will supervise the performance of the Adviser and the compensation we pay to it to determine that the provisions of the Advisory Agreement are being carried out. This evaluation will be based on the factors set forth below, as well as any other factors deemed relevant by the independent directors:
•the amount of fees paid to the Adviser in relation to the size, composition and performance of our investments;
•the success of the Adviser in generating investments that meet our investment objectives;
•rates charged to other externally advised REITs and other similar investment entities by advisors performing similar services;
•additional revenues realized by the Adviser and its affiliates through their advisory relationship with us (including the performance participation interest paid to the Special Limited Partner);
•the quality and extent of the services and advice furnished by the Adviser;
•the performance of the assets, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations; and
•the quality of our portfolio in relationship to the investments generated by the Adviser for its own account.
Captive Insurance Program

In March 2024, the Adviser established a captive insurance program to provide a portion of the “all risk property insurance” for real estate properties managed by the Adviser and its affiliates in the United States, including the properties owned by us. The Adviser believes the captive insurance program will over time provide several benefits to the insured properties, including reducing the total cost of risk and managing the properties’ existing property risk retentions.

The captive insurance program currently manages the aggregate deductible first loss retention insurance position for the all risk property insurance that covers each of our properties and other real estate properties managed by the Adviser and its affiliates in the United States. No change is currently contemplated to the type or level of insurance maintained by the properties as a result of our participation in the captive insurance program, and all losses will continue to be subject to the current per incident deductible. In connection with our participation in the captive insurance program, the Company or its property-owning subsidiaries will be a member of a Vermont mutual insurance company (the “Mutual Insurance Company”) formed by the Adviser.

We will be required to pay to the Mutual Insurance Company our pro rata share of the premium for the first loss retention insurance described above. The pro rata share of such premium and costs is currently determined with the assistance of a third party insurance advisor or consultant and is calculated for any policy period on a benchmark basis of the premium that would be payable by us with respect to the insurance provided to the Company and its subsidiaries under the captive insurance program if such insurance was obtained on a standalone basis from a third party insurer in the insurance market. The determination of the pro rata share of premium and costs to be borne by us and other participants is subject to adjustment upon disposition or acquisition of properties occurring during the policy period.

The Adviser’s affiliated Vermont insurance company, IRE Core Insurance Services LLC, provides certain administrative services for the Mutual Insurance Company and is entitled to reimbursement from the Mutual Insurance Company (and thus, indirectly, from the Company and other participants) for such services at cost. In addition, the Mutual Insurance Company will reimburse IRE Core Insurance Services LLC for the fees and costs of certain third-party service providers retained in connection with such administrative services.

As described above, the Adviser has established the captive insurance program with the expectation that the program will over time reduce the total cost of risk and more efficiently manage the existing property risk retention of the Company and other participants. The Adviser believes that the administrative costs of forming and operating the Mutual Insurance Company will be fully offset by such reduction in the total cost of risk. Nonetheless, there can be no assurance that the anticipated benefits and cost efficiencies of the captive insurance program described above will be obtained (or be sufficient to fully offset the administrative costs relating thereto).

For the year ended December 31, 2025, we paid $0.4 million to Mutual Insurance Company for our wholly owned properties and $0.1 million for our properties held through joint ventures.
Investment in Shares by Invesco Realty, Inc.
As of December 31, 2025, Invesco Realty, Inc. has invested $39.0 million in the Company. There were no purchases or repurchases that took place during the year ended December 31, 2025. Invesco Realty, Inc. may not submit the shares it purchases for repurchase pursuant to our share repurchase plan until the third anniversary of their purchase, and any such repurchase request may be accepted only after all requests from unaffiliated stockholders have been fulfilled. Invesco or its affiliate must continue to hold at least $200,000 in shares of our common stock for so long as Invesco or any affiliate thereof serves as our external adviser.
Investment in Shares by IGP+
Invesco Global Property Plus Fund (“IGP+”), a sub-fund of Invesco Global Real Estate Fund FCP-RAIF, which is managed by an affiliate of the Adviser, previously invested $119.5 million in the Company. As of December 31, 2025, we have repurchased 3,004,014 Class E shares and Class I shares for $90.0 million which results in IGP+ having a net investment of $29.5 million.
In addition, we have a co-investment with a subsidiary of IGP+. See “—Co-Investments with Affiliated Products” below for more information.

Dealer Manager Agreements
Invesco Distributors, Inc., a registered broker-dealer affiliated with the Adviser, is our Dealer Manager. The Dealer Manager provides dealer manager services (1) in connection with our public offerings pursuant to the terms of the Amended and Restated Dealer Manager Agreement, dated March 20, 2025, by and among us, the Adviser and the Dealer Manager (2) in connection with our continuous private offering pursuant to the terms of the PR Dealer Manager Agreement, dated August 1, 2025, by and among us, the Adviser and the Dealer Manager and (3) in connection with our DST Program pursuant to the terms of the Amended and Restated DST Dealer Manager Agreement, dated March 20, 2025, by and among the Operating Partnership, Dealer Manager, and Invesco Real Estate Exchange LLC.
Upfront Selling Commissions and Dealer Manager Fees
The Dealer Manager is entitled to receive upfront selling commissions of up to 3.0%, and upfront dealer manager fees of up to 0.5%, of the transaction price of each Class T share sold in the Public Offering, however, such amounts may vary at certain participating broker-dealers, provided that the sum will not exceed 3.5% of the transaction price. The Dealer Manager is entitled to receive upfront selling commissions of up to 3.5% of the transaction price of each Class S share, up to 1.5% of the transaction price of each Class D share sold in the Public Offering and up to 3.5% of the transaction price of each Class S-PR share sold in the continuous private offering. With respect to the Public Offering, continuous private offering and DST Program, we anticipate that all or a portion of the upfront selling commissions and dealer manager fees will be retained by, or reallowed (paid) to, broker-dealers participating in the applicable offering. No upfront selling commissions or dealer manager fees are paid with respect to purchases of Class I shares, Class E shares sold in the Public Offering or Class K-PR shares sold in the continuous private offering, or shares of any class sold under our distribution reinvestment plan.
Stockholder Servicing Fees
Subject to FINRA limitations on underwriting compensation and certain other limitations described below, we pay the Dealer Manager selling commissions over time as stockholder servicing fees for ongoing services rendered to stockholders by participating broker-dealers or broker-dealers servicing investors’ accounts, referred to as servicing broker-dealers:
•with respect to our outstanding Class T shares equal to 0.85% per annum of the aggregate NAV of our outstanding Class T shares, consisting of a representative stockholder servicing fee of 0.65% per annum, and a dealer stockholder servicing fee of 0.20% per annum, of the aggregate NAV for the Class T shares; provided, however, with respect to Class T shares sold through certain participating broker-dealers, the representative stockholder servicing fee and the dealer stockholder servicing fee may be other amounts, and provided, further that the sum of such fees will always equal 0.85% per annum of the NAV of such shares;
•with respect to our outstanding Class S shares equal to 0.85% per annum of the aggregate NAV of our outstanding Class S shares;

•with respect to our outstanding Class D shares equal to 0.25% per annum of the aggregate NAV of our outstanding Class D shares; and
•with respect to our outstanding Class S-PR shares equal to 0.85% per annum of the aggregate NAV of our outstanding Class S-PR shares.
We will not pay a stockholder servicing fee with respect to our outstanding Class I shares, Class E shares or Class K-PR shares.
The stockholder servicing fees are paid monthly in arrears. The Dealer Manager reallows (pays) all or a portion of the stockholder servicing fees to participating broker-dealers and servicing broker-dealers for ongoing stockholder services performed by such broker-dealers and waives stockholder servicing fees to the extent a broker-dealer is not eligible to receive it for failure to provide such services. Because the stockholder servicing fees with respect to Class T shares, Class S shares, Class D shares and Class S-PR shares are calculated based on the aggregate NAV for all of the outstanding shares of each such class, it reduces the NAV with respect to all shares of each such class, including shares issued under our distribution reinvestment plan.
We will cease paying the stockholder servicing fee with respect to any Class T share, Class S share or Class D share held in a stockholder’s account at the end of the month in which the Dealer Manager in conjunction with the transfer agent determines that total upfront selling commissions, dealer manager fees and stockholder servicing fees paid with respect to the shares held by such stockholder within such account would exceed, in the aggregate, 8.75% (or, in the case of Class T shares sold through certain participating broker-dealers, a lower limit as set forth in the applicable agreement between the Dealer Manager and a participating broker-dealer at the time such Class T shares were issued) of the gross proceeds from the sale of such shares (including the gross proceeds of any shares issued under our distribution reinvestment plan upon the reinvestment of distributions paid with respect thereto or with respect to any shares issued under our distribution reinvestment plan directly or indirectly attributable to such shares). At the end of such month, such Class T share, Class S share or Class D share will convert into a number of Class I shares (including any fractional shares), each with an equivalent aggregate NAV as such share. Such servicing fee does not apply to the Class S-PR shares.
In addition, we will cease paying the stockholder servicing fee on the earlier to occur of the following: (1) a listing of Class I shares, (2) our merger or consolidation with or into another entity, or the sale or other disposition of all or substantially all of our assets, in each case in a transaction in which our stockholders receive cash or securities listed on a national securities exchange, or (3) with respect to Class T, Class S, and Class D shares, after the completion of the primary portion of any public offering, the end of the month in which we, with the assistance of the Dealer Manager, determine that, in the aggregate, underwriting compensation from all sources in connection with this offering, including upfront selling commissions and dealer manager fees, the stockholder servicing fee and other underwriting compensation, is equal to 10% of the gross proceeds from such public offering.
Eligibility to receive the stockholder servicing fee is conditioned on a broker-dealer providing the following ongoing services: assistance with recordkeeping, answering investor inquiries regarding us, including regarding distribution payments and reinvestments, helping investors understand their investments upon their request, and assistance with share repurchase requests. For Class T shares, representative stockholder services are answering investor inquiries regarding us, including regarding distribution payments and reinvestments, helping investors understand their investments upon their request, and assistance with share repurchase requests and dealer stockholder services are assistance with recordkeeping. If the applicable broker-dealer is not eligible to receive the stockholder servicing fee due to failure to provide these services, the Dealer Manager will waive the stockholder servicing fee that broker-dealer would have otherwise been eligible to receive. The stockholder servicing fees are ongoing fees that are not paid at the time of purchase.
Fees Paid to Our Dealer Manager
During the year ended December 31, 2025, we paid $0.2 million of stockholder servicing fees and approximately $19,000 of upfront selling commissions and upfront dealer manager fees to the Dealer Manager with respect to the outstanding Class T, Class S, Class D and Class S-PR shares. The Dealer Manager anticipates that all or a portion of the stockholder servicing fees, upfront selling commissions and dealer manager fees will be retained by, or reallowed (paid) to, participating broker-dealers. For information regarding our Dealer Manager fees related to the DST Program, see “—DST Program Fees and Expenses” below.

For more information regarding our relationship with these entities and other related party transactions, including the fees paid to our Adviser and its affiliates, see Note 18 – “Related Party Transactions” to our consolidated financial statements in this Annual Report on Form 10-K.

Relationship with MassMutual

Massachusetts Mutual Life Insurance Company, or MassMutual, is a significant shareholder of Invesco and owns the majority of our outstanding common stock with 15,222,610 shares outstanding as of December 31, 2025. During the year ended December 31, 2025, we issued 755,849 shares of Class N common stock to MassMutual as part of the distribution reinvestment plan for a total of $20.9 million.
MassMutual committed to purchase $400.0 million of Class N common stock in the Private Offerings and fully met its commitment as of December 31, 2022.

MassMutual Automatic Repurchase Rights

Beginning January 1, 2026 and continuing until we have repurchased $200.0 million of MassMutual shares, we are required to repurchase MassMutual shares on a monthly basis, subject to thresholds based on monthly net offering proceeds. In any month, MassMutual may choose to waive our obligation to repurchase shares. MassMutual has waived this repurchase obligation through March 31, 2026.
The aggregate amount (based upon aggregate repurchase price) of MassMutual Shares that we are required to repurchase in any month will be equal to (a) the sum of 100% of the monthly net proceeds to us from the sale of shares of common stock to IGP+ as of the Determination Date, plus (b) between 50% and 100% (in our discretion) of the monthly net proceeds to us from the sale of shares of common stock to persons other than IGP+ as of the Determination Date. “Determination Date” means the date that is two business days prior to the first calendar day of the month in which the repurchase occurs.
At all times, we will limit monthly repurchases as necessary to ensure that the aggregate NAV of MassMutual Shares is not less than $50.0 million.

MassMutual Repurchase Rights Upon Request

Beginning January 1, 2026, MassMutual holds the right to request that we repurchase any outstanding MassMutual shares subject to the terms set forth below. This right to request that we repurchase MassMutual shares is in addition to the requirement to repurchase MassMutual shares described above. MassMutual has not exercised the right to request repurchases as of March 26, 2026.

Such repurchases will be made monthly upon written request of MassMutual at then current Class N transaction price. The repurchase price of MassMutual Shares may never be less than the applicable NAV per share for the month immediately preceding the month in which the repurchase occurs. MassMutual may revoke a repurchase request in writing at any time prior to the repurchase date.

The aggregate amount (based upon aggregate repurchase price) of MassMutual shares that we are required to repurchase in any month upon MassMutual’s request will be limited to no more than (a) 15% of the net proceeds to us from the sale of shares of common stock and securities convertible into shares of common stock to persons other than MassMutual and its affiliates in the month immediately preceding the month in which MassMutual’s repurchase request is timely submitted, and (b) 1.5% of our aggregate NAV as of the last day of the month immediately preceding the month in which MassMutual’s repurchase request is timely submitted.

We will not be required to repurchase (1) in any calendar year, more than $150 million of MassMutual shares or (2) in any calendar month, MassMutual shares with an aggregate repurchase price equal to more than 100% of the net proceeds to us from the sale of shares of our common stock during such month.

MassMutual shares are not eligible for repurchase under our share repurchase plan.

MassMutual Registration Rights
We have entered into an exchange rights and registration agreement with MassMutual (the “Registration Rights Agreement”). After September 28, 2025, MassMutual may require us to exchange all or a portion of its Class N shares for any class of shares of our common stock being sold in the Primary Offering and file and maintain an effective registration statement with the SEC (for no longer than three years) registering the offer and sale of the new shares issued in the exchange. As of December 31, 2025, MassMutual has not made a request to exchange its Class N shares. MassMutual's rights under the Registration Rights Agreement will terminate when its shares of our common stock have an aggregate NAV of less than $20.0 million.

DST Program Fees and Expenses
Invesco Distributors, Inc. serves as the dealer manager for the DST Program. We pay the dealer manager upfront selling commissions of up to 5.0% of Interests sold, upfront dealer manager fees of up to 1.0% of Interests sold and placement fees of up to 1.0% of the Interests sold, some or all of which may be waived or reallowed to participating broker-dealers.
The DST dealer manager receives an investor servicing fee equal to 0.25% per annum of Interests sold, net of upfront fees and reimbursements, some or all of which may be waived or reallowed to participating broker-dealers.
Invesco DST Manager LLC, a subsidiary of the Adviser, is paid a management fee equal to 0.15% per annum of Interests sold, net of upfront fees and reimbursements, to serve as manager and signatory trustee of the DSTs.
During the year ended December 31, 2025, we paid $3.1 million to the Adviser and its affiliates for DST Program fees and expenses.
Co-Investments with Affiliated Products
We formed a joint venture with Invesco U.S. Income Fund L.P., an affiliate of Invesco, to acquire an interest in the Sunbelt Medical Office Portfolio. We and Invesco U.S. Income Fund L.P. each hold a 50% interest in the joint venture, which owns 85% of the Sunbelt Medical Office Portfolio.
We hold a 50% ownership interest in a real estate operating company focused on the aggregation and asset management of manufactured housing through Homestead Communities, LLC. Invesco U.S. Income Fund L.P. owns the remaining 50% ownership interest.
We hold our interest in Everly Roseland through a 60% consolidated ownership interest in Everly Roseland Co-Invest, a co-investment between INREIT OP and Invesco Real Estate Atlas US Everly LLC, an affiliate of Invesco and a majority owned subsidiary of IGP+. The Everly Roseland Co-Invest holds a 95% consolidated ownership interest in a joint venture with a third-party.

Investment in Affiliated Fund
As of December 31, 2025, we have an investment of $12.5 million in CMI, an affiliate of Invesco managed by our Adviser. CMI invests primarily in mortgage loans that are collateralized by commercial and residential real estate throughout the United States.
Adviser Capital Markets Service
We entered into a Financing Introduction Agreement, dated July 21, 2025, with the Adviser pursuant to which we pay the Adviser a fee to provide financing arrangement services upon the closing of mortgage financing on our assets. During the year ended December 31, 2025, we paid the Adviser a fee of $0.1 million for such services.
As the mortgage refinance transaction related to the Sunbelt Medical Office Portfolio is held in the Invesco JV, the total fee of $0.2 million was paid pro rata with U.S. Income Fund L.P. based on our respective ownership interest.
Other
As of December 31, 2025, we have a commitment of $30.0 million from Invesco Realty, Inc. that collateralizes our Revolving Credit Facility. As of December 31, 2024, we had a commitment of $65.0 million. On July 25, 2025, the commitment was reduced by $35.0 million from $65.0 million pursuant to and in accordance with the terms of the amended Revolving Credit Facility. We may be required to call capital under this commitment to repay outstanding obligations under our Revolving Credit Facility in the event of default, however this commitment is not available to fund our operating or investing activities. As of December 31, 2025, we have not called any of the commitment.

Related Party Transaction Policies

Our charter contains policies on transactions with affiliated persons. Under the charter, these transactions, if permitted, must be approved by a majority of our directors, including a majority of our independent directors, not otherwise interested in such transaction. In determining whether to approve or authorize a particular transaction with an affiliated person, the directors will consider whether the transaction between us and the related party is fair and reasonable to us and has terms and conditions no less favorable to us than those available from unaffiliated third parties.

For more information regarding our relationship with affiliated entities and other related party transactions, including the fees paid to our Adviser and its affiliates, see Note 18 – “Related Party Transactions” to our consolidated financial statements in this Annual Report on Form 10-K.
ITEM 14.    PRINCIPAL ACCOUNTING FEES AND SERVICES
The following table sets forth the fees billed by PricewaterhouseCoopers LLP (“PwC”) for the years ended December 31, 2025 and 2024:

in thousands	December 31, 2025	December 31, 2024
Audit fees	$815	$807
Audit-related fees	2	2
Tax fees	299	325
Total	$1,116	$1,134

Audit Fees. Audit fees include fees for services that normally would be provided by PwC in connection with statutory and regulatory filings or engagements and that generally only an independent accountant can provide. In addition to fees for the audit of our annual financial statements and the review of our quarterly financial statements in accordance with generally accepted auditing standard, this category contains fees for comfort letters, statutory audits, consents, and assistance with and review of documents filed with the SEC.
Audit-related services. Audit-related services consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.
Tax Fees. Tax fees include amounts billed to us for professional services performed by professional staff in our independent registered public accounting firm’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning and advice, including federal, state and local tax issues. Services may also include assistance with tax audits and appeals before the U.S. Internal Revenue Service and similar state and local taxing authorities, as well as federal, state and local tax issues related to REIT due diligence of property acquisitions.
Audit Committee Pre-Approval Policies and Procedures
In accordance with our Audit Committee pre-approval policy, all audit and non-audit services performed for us by our independent registered public accounting firm were pre-approved by the Audit Committee of our board of directors, which concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.
The pre-approval policy provides for categorical pre-approval of specified audit and permissible non-audit services. Services to be provided by the independent registered public accounting firm that are not within the category of pre-approved services must be approved by the Audit Committee prior to engagement, regardless of the service being requested or the dollar amount involved.
Requests or applications for services that require specific separate approval by the Audit Committee are required to be submitted to the Audit Committee, and must include a description of the services to be provided and a statement by the independent registered public accounting firm and principal accounting officer of the Company confirming that the provision of the proposed services does not impair the independence of the independent registered public accounting firm.
The Audit Committee may delegate pre-approval authority to one or more of its members or a subcommittee. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate to management its responsibilities to pre-approve services to be performed by the independent registered public accounting firm.

PART IV
ITEM 15.     EXHIBITS, FINANCIAL STATEMENT SCHEDULES
(a)(1) Financial Statements: The financial statements contained herein are set forth on pages F-3 - F-52 of this Annual Report on Form 10-K.
(a)(2) Financial Statement Schedules: Refer to Index to Financial Statements contained herein on page F -1 of this Annual Report on Form 10-K.
(a)(3) Exhibits: Refer to the Exhibit Index starting on page 131 of this Annual Report on Form 10-K.
Exhibit Index

Exhibit Number	Exhibit Description

3.1	Second Articles of Amendment and Restatement of Invesco Real Estate Income Trust Inc. (filed as Exhibit 3.1 to the Registration Statement on Form S-11 filed on March 31, 2021 and incorporated herein by reference).

3.2	Articles of Amendment to the Company's Charter, effective June 27, 2025 (filed as Exhibit 3.1 to the Current Report on Form 8-K filed on June 30, 2025 and incorporated herein by reference).

3.3	Articles Supplementary Classifying and Designating a Class of Common Stock as Class S-PR Common Stock, effective June 27, 2025 (filed as Exhibit 3.2 to the Current Report on Form 8-K filed on June 30, 2025 and incorporated herein by reference).

3.4	Articles Supplementary Classifying and Designating a Class of Common Stock as Class K-PR Common Stock, effective June 27, 2025 (filed as Exhibit 3.3 to the Current Report on Form 8-K filed on June 30, 2025 and incorporated herein by reference).

3.5	Bylaws of Invesco Real Estate Income Trust Inc. (filed as Exhibit 3.2 to the Registration Statement on Form S-11 filed on March 31, 2021 and incorporated herein by reference).

4.1	Distribution Reinvestment Plan (filed as Exhibit 4.1 to the Post-Effective Amendment No. 8 on Form S-11 on filed on April 12, 2024 and incorporated herein by reference).

4.2*	Description of Securities of Invesco Real Estate Income Trust Inc.

10.1	Amended and Restated Advisory Agreement, dated June 27, 2025, by and among Invesco Real Estate Income Trust Inc., Invesco REIT Operating Partnership LP and Invesco Advisers, Inc. (filed as Exhibit 10.1 to the Current Report on Form 8-K filed on June 30, 2025 and incorporated herein by reference)

10.2	Amended and Restated Limited Partnership Agreement of Invesco REIT Operating Partnership LP., dated October 6, 2025 (filed as Exhibit 10.1 to the Current Report on Form 8-K filed on October 10, 2025 and incorporated herein by reference).

10.3	Amended and Restated Dealer Manager Agreement, dated March 20, 2025, by and between Invesco Real Estate Income Trust Inc. and Invesco Distributors, Inc. (filed as Exhibit 10.4 to the Annual Report on Form 10-K filed on March 24, 2025 and incorporated herein by reference).

10.4	Revolving Credit Agreement, dated as of January 22, 2021, by and among Invesco REIT Operating Partnership LP, Invesco Real Estate Income Trust Inc., Bank of America, N.A. and the other parties thereto (filed as Exhibit 10.7 to the Registration Statement on Form S-11 filed on March 31, 2021 and incorporated herein by reference).

10.5	Waiver and First Amendment to Revolving Credit Agreement, dated March 25, 2021, by and among Invesco REIT Operating Partnership LP, Invesco Real Estate Income Trust Inc. and Bank of America, N.A. (filed as Exhibit 10.15 to the Registration Statement on Form S-11 filed on March 31, 2021 and incorporated herein by reference).

10.6	Second Amendment to Revolving Credit Facility, dated January 21, 2022, by and among Invesco REIT Operating Partnership LP, Invesco Real Estate Income Trust Inc., Bank of America, N.A. and the other parties thereto (filed as Exhibit 10.1 to the Current Report on Form 8-K on January 24, 2022 and incorporated herein by reference).

10.7	LIBOR Transition Amendment, dated January 21, 2022, by and among Invesco REIT Operating Partnership LP, Invesco Real Estate Income Trust Inc., Bank of America, N.A. and the other parties thereto (filed as Exhibit 10.2 to the Current Report on Form 8-K, as filed on January 24, 2022 and incorporated herein by reference).

10.8	Third Amendment to Revolving Credit Facility, dated February 1, 2023, by and among Invesco REIT Operating Partnership LP, Invesco Real Estate Income Trust Inc. and Bank of America, N.A. (filed as Exhibit 10.9 to the Annual Report on Form 10-K filed on March 24, 2023 and incorporated herein by reference).

10.9	Fourth Amendment to Revolving Credit Agreement, dated September 8, 2023, by and among Invesco REIT Operating Partnership LP, Invesco Real Estate Income Trust Inc., Bank of America, N.A. and the other parties thereto (filed as Exhibit 10.1 to the Current Report on Form 8-K filed on September 13, 2023 and incorporated herein by reference).

10.10	Fifth Amendment to the Revolving Credit Facility, dated October 11, 2024, among Invesco REIT Operating Partnership LP, the Company, Bank of America, N.A. and the other parties thereto (filed as Exhibit 10.1 to the Current Report on Form 8-K filed on October 11, 2024 and incorporated herein by reference).

10.11	Sixth Amendment to the Revolving Credit Facility, dated July 25, 2025, among Invesco REIT Operating Partnership LP, the Company, Bank of America, N.A. and the other parties thereto (filed as Exhibit 10.1 to the Current Report on Form 8-K filed on July 31, 2025 and incorporated herein by reference).

10.12	Subscription Agreement, dated July 29, 2021, by and between Invesco Real Estate Income Trust Inc. and Massachusetts Mutual Life Insurance Company (filed as Exhibit 10.3 to the Quarterly Report on Form 10-Q filed on November 15, 2021 and incorporated herein by reference).

10.13	Amendment No. 1 to Subscription Agreement, dated December 9, 2022, by and between Invesco Real Estate Income Trust Inc. and Massachusetts Mutual Life Insurance Company (filed as Exhibit 10.1 to the Current Report on Form 8-K filed on December 15, 2022 and incorporated herein by reference).

10.14	Amendment No. 2 to Subscription Agreement, dated October 15, 2024, between the Company and Massachusetts Mutual Life Insurance Company (filed as Exhibit 10.2 to the Current Report on Form 8-K filed on October 11, 2024 and incorporated herein by reference).

10.15†	Valuation Services Agreement, dated January 30, 2019, by and between Invesco Real Estate Income Trust Inc. and Capright Property Advisors, LLC (filed as Exhibit 10.4 to the Registration Statement on Form S-11 filed on March 31, 2021 and incorporated herein by reference).

10.16†	Amended and Restated Valuation Services Agreement, dated May 12, 2023, by and among Invesco Real Estate Income Trust Inc., Invesco Advisers, Inc. and Chatham Financial Corp. (filed as Exhibit 10.1 to the Current Report on Form 8-K filed on May 18, 2023 and incorporated herein by reference).

10.17	Amended and Restated DST Dealer Manager Agreement, dated October 6, 2025, by and among Invesco Real Estate Exchange LLC, Invesco REIT Operating Partnership LP and Invesco Distributors, Inc. (filed as Exhibit 10.2 to the Current Report on Form 8-K filed on October 10, 2025 and incorporated herein by reference)

10.18	Trademark Sublicense Agreement, by and among Invesco Real Estate Income Trust Inc., Invesco Advisers, Inc. and Invesco REIT Operating Partnership LP (filed as Exhibit 10.3 to the Registration Statement on Form S-11 filed on March 31, 2021 and incorporated herein by reference).

10.19	Exchange and Registration Rights Agreement, dated August 7, 2020, by and between Invesco Real Estate Income Trust Inc. and Massachusetts Mutual Life Insurance Company (filed as Exhibit 10.6 to the Registration Statement on Form S-11 filed on March 31, 2021 and incorporated herein by reference).

10.20+	2019 Equity Incentive Plan (filed as Exhibit 10.16 to the Post-Effective Amendment No. 8 on Form S-11 on filed on April 12, 2024 and incorporated herein by reference).

10.21+	Restricted Stock Award Agreement for Non-Executive Directors (filed as Exhibit 10.17 to the Post-Effective Amendment No. 8 on Form S-11 on filed on April 12, 2024 and incorporated herein by reference).

19.1	Insider Trading Policy (filed as Exhibit 19.1 to the Annual Report on Form 10-K filed on March 22, 2024 and incorporated herein by reference).

21.1*	Subsidiaries of the Company

31.1*	Certification of Chief Executive Officer, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2*	Certification of Chief Financial Officer, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1**	Certification of Chief Executive Officer, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2**	Certification of Chief Financial Officer, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

99.1*	Audited Financial Statements of Vida JV LLC & Subsidiaries as of and for the years ended December 31, 2025, 2024 and 2023

101
The following financial information from Invesco Real Estate Income Trust Inc.'s Annual Report on Form 10-K for the year ended December 31, 2025 formatted in Inline XBRL (Extensible Business Reporting Language) includes: (i) the Consolidated Balance Sheets, (ii) the Consolidated Statements of Operations, (iii) the Consolidated Statements of Changes in Stockholders Equity and Redeemable Common Stock, (iv) the Consolidated Statements of Cash Flows and (v) Notes to the Consolidated Financial Statements.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
+ Indicates management contract or compensatory plan
† Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.
* Filed herewith
** Furnished herewith
The agreements and other documents filed as exhibits to this report are not intended to provide factual information or other disclosure other than with respect to the terms of the agreements or other documents themselves, and you should not rely on them for that purpose. In particular, any representations and warranties made by us in these agreements or other documents were made solely within the specific context of the relevant agreement or document and may not describe the actual state of affairs as of the date they were made or at any other time.

ITEM 16.      FORM 10-K SUMMARY
Not applicable.

SIGNATURES
Pursuant to the requirements Section 13 or 15(d) of the of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INVESCO REAL ESTATE INCOME TRUST INC.

March 26, 2026	/s/ R. Scott Dennis
Date	R. Scott Dennis Chairperson of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

March 26, 2026	/s/ R. Scott Dennis
Date	R. Scott Dennis Chairperson of the Board and Chief Executive Officer (principal executive officer)

March 26, 2026	/s/ Courtney Popelka
Date	Courtney Popelka Chief Financial Officer and Treasurer (principal financial officer)

March 26, 2026	/s/ Clifford Stoops
Date	Clifford Stoops Chief Accounting Officer (principal accounting officer)

March 26, 2026	/s/ Stephanie Holder
Date	Stephanie Holder Director

March 26, 2026	/s/ Paul S. Michaels
Date	Paul S. Michaels Director

March 26, 2026	/s/ Julie Arrowsmith
Date	Julie Arrowsmith Independent Director

March 26, 2026	/s/ R. David Kelly
Date	R. David Kelly Independent Director

March 26, 2026	/s/ Ray Nixon
Date	Ray Nixon Independent Director

March 26, 2026	/s/ Paul E. Rowsey
Date	Paul E. Rowsey Independent Director

Financial statement schedules other than those listed above are omitted because the required information is given in the financial statements, including the notes thereto, or because the conditions requiring their filing do not exist.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Invesco Real Estate Income Trust Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Invesco Real Estate Income Trust Inc. and its subsidiaries (the "Company") as of December 31, 2025 and 2024, and the related consolidated statements of operations, of changes in equity and redeemable equity instruments and of cash flows for each of the three years in the period ended December 31, 2025, including the related notes and financial statement schedule listed in the accompanying index (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2025 in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Dallas, Texas
March 26, 2026

We have served as the Company’s auditor since 2019.

Invesco Real Estate Income Trust Inc.
Consolidated Balance Sheets

in thousands, except share amounts	December 31, 2025	December 31, 2024
ASSETS
Investments in real estate, net	$857,577	$680,596
Investments in unconsolidated entities	123,462	124,473
Investments in commercial loans, at fair value	95,335	12,996
Investments in real estate-related securities, at fair value	33,259	56,472
Investment in affiliated fund, at fair value	12,545	21,342
Intangible assets, net	43,207	24,943
Cash and cash equivalents	25,578	48,176
Restricted cash	1,954	4,883
Other assets	7,999	9,198
Total assets(1)	$1,200,916	$983,079

LIABILITIES
Revolving credit facility	$40,000	$—
Secured lending agreement	66,480	—
Mortgages payable, net	234,748	285,266
Financing obligation, net	53,983	53,991
Due to affiliates	22,395	23,960
Accounts payable, accrued expenses and other liabilities	22,340	16,058
Total liabilities(2)	439,946	379,275

Commitments and contingencies (See Note 20)	—	—

Class N redeemable common stock, $0.01 par value per share	445,933	425,178
Redeemable non-controlling interest in INREIT OP	—	2,018

EQUITY
Common stock, Class T shares, $0.01 par value per share, 600,000,000 shares authorized	3	6
Common stock, Class S shares, $0.01 par value per share, 600,000,000 shares authorized	4	7
Common stock, Class D shares, $0.01 par value per share, 600,000,000 shares authorized	5	9
Common stock, Class I shares, $0.01 par value per share, 600,000,000 shares authorized	40	47
Common stock, Class E shares, $0.01 par value per share, 600,000,000 shares authorized	13	12
Common stock, Class S-PR shares, $0.01 par value per share, 600,000,000 shares authorized	9	—
Common stock, Class K-PR shares, $0.01 par value per share, 600,000,000 shares authorized	4	—
Additional paid-in capital	242,367	229,983
Accumulated deficit and cumulative distributions	(175,374)	(127,796)
Total stockholders' equity	67,071	102,268
Non-controlling interests in consolidated joint ventures	247,966	74,340
Total equity	315,037	176,608
Total liabilities, redeemable equity instruments and equity	$1,200,916	$983,079
(1) Includes restricted assets of consolidated variable interest entities (“VIEs”) at December 31, 2025 and 2024 of $489.7 million and $165.7 million, respectively. See Note 16 — “Variable Interest Entities.”
(2) Includes non-recourse liabilities of consolidated VIEs at December 31, 2025 and 2024 of $145.7 million and $4.1 million, respectively. See Note 16 — “Variable Interest Entities.”
See accompanying notes to consolidated financial statements.

Invesco Real Estate Income Trust Inc.
Consolidated Statements of Operations

in thousands, except share and per share amounts	For the Year Ended December 31, 2025	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
Revenues
Rental revenue	$63,703	$59,303	$62,374
Income from commercial loans	2,750	3,701	4,439
Other revenue	4,435	3,090	3,193
Total revenues	70,888	66,094	70,006
Expenses
Rental property operating	27,198	25,561	25,651
General and administrative	7,128	7,714	4,836
Management fee – related party	3,018	2,013	1,720
Performance participation interest – related party	151	—	—
Depreciation and amortization	31,117	24,550	25,491
Total expenses	68,612	59,838	57,698
Other income (expense), net
Income (loss) from unconsolidated entities, net	2,198	2,476	1,908
Gain (loss) from real estate-related securities, net	2,840	3,688	1,027
Gain (loss) from disposition of investments in real estate	—	33,628	54
Debt extinguishment charges	(485)	(193)	(632)
Income (loss) from investment in affiliated fund, net	1,224	1,498	493
Gain (loss) on derivative instruments, net	(339)	2,001	1,662
Unrealized gain (loss) on commercial loans	1	170	(181)
Impairment loss on investments in real estate	—	—	(7,924)
Interest income	2,239	1,761	111
Interest expense	(17,153)	(24,171)	(27,265)
Other income (expense)	(872)	(370)	(346)
Total other income (expense), net	(10,347)	20,488	(31,093)
Net income (loss) attributable to Invesco Real Estate Income Trust Inc.	$(8,071)	$26,744	$(18,785)
Dividends to preferred stockholders	$—	$(4)	$(8)
Issuance and redemption costs of redeemed preferred stock	—	(24)	—
Net (income) loss attributable to non-controlling interests in consolidated joint ventures	(1,642)	531	1,673
Net (income) loss attributable to non-controlling interest in INREIT OP	(55)	(21)	82
Net income (loss) attributable to common stockholders	$(9,768)	$27,226	$(17,038)

Earnings (loss) per share:
Net income (loss) per share of common stock, basic and diluted	$(0.43)	$1.23	$(0.82)
Weighted average shares of common stock
Basic	22,904,056	22,183,231	20,883,401
Diluted	22,904,056	22,181,149	20,883,068
See accompanying notes to consolidated financial statements.

Invesco Real Estate Income Trust Inc.
Consolidated Statements of Changes in Equity and Redeemable Equity Instruments

in thousands, except per share/unit data	Series A Preferred Stock	Class T Common Stock	Class S Common Stock	Class D Common Stock	Class I Common Stock	Class E Common Stock	Class N Common Stock	Class S-PR Common Stock	Class K-PR Common Stock	Additional Paid-in Capital	Accumulated Deficit and Cumulative Distributions	Total Stockholders' Equity	Non-controlling interests in consolidated joint ventures	Total Equity	Class N Redeemable Common Stock	Redeemable Non-controlling Interest in INREIT OP
Balance at December 31, 2022	$41	$4	$4	$6	$38	$18	$—			$167,611	$(66,856)	$100,866	$30,024	$130,890	$432,604	$2,797
Proceeds from issuance of common stock, net of offering costs	—	2	1	2	11	1	—	—	—	51,412	—	51,429	—	51,429	(6)	—
Distribution reinvestment	—	—	—	—	—	—	—	—	—	1,339	—	1,339	—	1,339	7,884	—
Common stock repurchased	—	—	—	—	(6)	(7)	—	—	—	(40,663)	—	(40,676)	—	(40,676)	—	(1,187)
Share-based compensation	—	—	—	—	—	—	—	—	—	98	—	98	—	98	—	—
Net income (loss)	—	—	—	—	—	—	—	—	—	—	(17,030)	(17,030)	(1,673)	(18,703)	—	(82)
Preferred stock dividends	—	—	—	—	—	—	—	—	—	—	(8)	(8)	—	(8)	—	—
Common stock and INREIT OP unit distributions ($1.6657 gross per share/unit)	—	—	—	—	—	—	—	—	—	—	(34,494)	(34,494)	—	(34,494)	—	(350)
Contributions from non-controlling interests	—	—	—	—	—	—	—	—	—	—	—	—	7,978	7,978	—	—
Distributions to non-controlling interests	—	—	—	—	—	—	—	—	—	—	—	—	(1,205)	(1,205)	—	—
Issuance of Class E OP Units to non-controlling interests	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	3,977
Adjustment to carrying value of redeemable equity instruments	—	—	—	—	—	—	—	—	—	34,500	—	34,500	—	34,500	(35,003)	503
Balance at December 31, 2023	$41	$6	$5	$8	$43	$12	$—	$—	$—	$214,297	$(118,388)	$96,024	$35,124	$131,148	$405,479	$5,658
Proceeds from issuance of common stock, net of offering costs	—	—	2	1	13	1	—	—	—	45,159	—	45,176	—	45,176	—	—
Redemption of preferred stock	(41)	—	—	—	—	—	—	—	—	—	(24)	(65)	—	(65)	—	—
Distribution reinvestment	—	—	—	—	—	—	—	—	—	2,036	—	2,036	—	2,036	19,699	—
Common stock repurchased	—	—	—	—	(9)	(1)	—	—	—	(31,586)	—	(31,596)	—	(31,596)	—	(3,473)
Share-based compensation	—	—	—	—	—	—	—	—	—	100	—	100	—	100	—	—
Net income (loss)	—	—	—	—	—	—	—	—	—	—	27,253	27,253	(531)	26,722	—	21
Preferred stock dividends	—	—	—	—	—	—	—	—	—	—	(4)	(4)	—	(4)	—	—
Common stock and INREIT OP unit distributions ($1.6677 gross per share/unit)	—	—	—	—	—	—	—	—	—	—	(36,633)	(36,633)	—	(36,633)	—	(211)
Contributions from non-controlling interests	—	—	—	—	—	—	—	—	—	—	—	—	42,186	42,186	—	—
Distributions to non-controlling interests	—	—	—	—	—	—	—	—	—	—	—	—	(2,439)	(2,439)	—	—
Adjustment to carrying value of redeemable equity instruments	—	—	—	—	—	—	—	—	—	(23)	—	(23)	—	(23)	—	23
Balance at December 31, 2024	$—	$6	$7	$9	$47	$12	$—	$—	$—	$229,983	$(127,796)	$102,268	$74,340	$176,608	$425,178	$2,018

in thousands, except per share/unit data	Series A Preferred Stock	Class T Common Stock	Class S Common Stock	Class D Common Stock	Class I Common Stock	Class E Common Stock	Class N Common Stock	Class S-PR Common Stock	Class K-PR Common Stock	Additional Paid-in Capital	Accumulated Deficit and Cumulative Distributions	Total Stockholders' Equity	Non-controlling interests in consolidated joint ventures	Total Equity	Class N Redeemable Common Stock	Redeemable Non-controlling Interest in INREIT OP
Proceeds from issuance of common stock, net of offering costs	$—	$1	$1	$—	$5	$1	$—	$—	$—	$19,805	$—	$19,813	$—	$19,813	$—	$—
Distribution reinvestment	—	—	—	—	—	—	—	—	—	2,468	—	2,468	—	2,468	20,755	—
Common stock repurchased	—	—	—	—	(9)	—	—	—	—	(27,192)	—	(27,201)	—	(27,201)	—	(2,008)
Share-based compensation	—	—	—	—	—	—	—	—	—	250	—	250	—	250	—	—
Net income (loss)	—	—	—	—	—	—	—	—	—	—	(9,768)	(9,768)	1,642	(8,126)	—	55
Exchange of common stock	—	(4)	(4)	(4)	(3)	—	—	9	4	—	—	(2)	—	(2)	—	—
Common stock and INREIT OP unit distributions ($1.6657 gross per share/unit)	—	—	—	—	—	—	—	—	—	—	(37,810)	(37,810)	—	(37,810)	—	(30)
Contributions from non-controlling interests	—	—	—	—	—	—	—	—	—	—	—	—	180,585	180,585	—	—
Distributions to non-controlling interests	—	—	—	—	—	—	—	—	—	—	—	—	(7,113)	(7,113)	—	—
Sale of interest in consolidated joint ventures	—	—	—	—	—	—	—	—	—	17,050	—	17,050	—	17,050	—	—
Purchase of interest in consolidated joint ventures	—	—	—	—	—	—	—	—	—	(32)	—	(32)	(1,488)	(1,520)	—	—
Adjustment to carrying value of redeemable equity instruments	—	—	—	—	—	—	—	—	—	35	—	35	—	35	—	(35)
Balance at December 31, 2025	$—	$3	$4	$5	$40	$13	$—	$9	$4	$242,367	$(175,374)	$67,071	$247,966	$315,037	$445,933	$—

See accompanying notes to consolidated financial statements.

Invesco Real Estate Income Trust Inc.
Consolidated Statements of Cash Flows

in thousands	For the Year Ended December 31, 2025	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
Cash flows from operating activities:
Net income (loss)	$(8,071)	$26,744	$(18,785)
Adjustments to reconcile net loss to net cash provided by operating activities:
Non-cash management fee	3,018	2,013	1,720
Non-cash performance participation interest	151	—	—
(Income) loss from unconsolidated entities, net	(2,198)	(2,476)	(1,908)
Impairment loss on investments in real estate	—	—	7,924
Depreciation and amortization	31,117	24,550	25,491
Non-cash share-based compensation awards	250	100	98
Straight-line rents	(922)	(674)	(1,137)
Amortization of below-market lease intangibles	(1,988)	(477)	(397)
Amortization of above-market lease intangibles	176	175	176
Amortization of deferred financing costs	1,371	1,387	1,938
(Gain) loss from disposition of investments in real estate	—	(33,628)	(54)
(Income) loss from investment in affiliated fund, net	(1,224)	(1,498)	(493)
Unrealized (gain) loss from real estate-related securities, net	(269)	(2,258)	(1,015)
Realized (gain) loss from real estate-related securities, net	938	1,442	1,927
Unrealized (gain) loss on commercial loans	(1)	(170)	181
(Gain) loss on derivative instruments, net	1,613	2,811	4,560
Distributions of earnings from investments in unconsolidated entities	4,633	3,876	3,087
Other items	333	384	633
Change in assets and liabilities, net of assets and liabilities acquired in acquisitions:
Decrease (increase) in other assets	(208)	(1,323)	(630)
(Decrease) increase in due to affiliates	(3,008)	(303)	702
(Decrease) increase in accounts payable, accrued expenses and other liabilities	2,492	(2,627)	(3,799)
Net cash provided by operating activities	28,203	18,048	20,219
Cash flows from investing activities:
Acquisitions of real estate	(217,536)	(111,205)	—
Proceeds from disposition of real estate	—	129,384	61,523
Distribution from affiliated fund	1,505	2,236	2,197
Investments in unconsolidated entities	(6,694)	(9,834)	(3,780)
Distributions of capital from investments in unconsolidated entities	5,270	5,280	4,080
Proceeds from unconsolidated entities	—	—	4,562
Investment in affiliated fund	—	—	(15,000)
Redemption of investment in affiliated fund	8,427	5,639	547
Origination of commercial loans	(83,100)	—	(13,007)
Proceeds from repayment of commercial loan	761	21,800	—
Capital improvements to real estate	(4,069)	(3,787)	(9,508)
Purchase of real estate-related securities	(13,227)	(46,509)	(15,960)
Proceeds from sale of real estate-related securities	36,029	19,089	10,815
Net cash provided by (used in) investing activities	(272,634)	12,093	26,469

Cash flows from financing activities:
Redemption of preferred stock	—	(65)	—
Proceeds from issuance of common stock	18,271	45,598	51,993
Offering costs paid	(198)	(175)	(97)
Repurchase of common stock and OP units	(29,018)	(39,220)	(36,405)
Subscriptions received in advance	401	835	3,503
Proceeds from revolving credit facility	65,000	18,000	36,100
Repayment of revolving credit facility	(25,000)	(18,000)	(45,100)
Proceeds from secured lending agreement	66,480	—	—
Borrowings from mortgages payable	84,217	567	5,411
Payments of mortgages payable	(135,500)	(53,000)	(45,000)
Debt extinguishment charges	485	193	225
Payment of financing obligation	(9)	(9)	—
Sale of derivative instruments	—	574	290
Purchase of derivative instruments	—	(300)	(323)
Payment of deferred financing costs	(674)	(250)	(629)
Contributions from non-controlling interests	180,585	42,186	7,978
Distributions to non-controlling interests	(7,113)	(2,439)	(1,205)
Purchase of interest in consolidated joint ventures	(1,520)	—	—
Cash received from sale of interest in consolidated joint ventures	17,050	—	—
Preferred stock dividends	—	(4)	(8)
Common stock and INREIT OP unit distributions	(14,553)	(14,945)	(25,291)
Net cash (used in) provided by financing activities	218,904	(20,454)	(48,558)

Net change in cash and cash equivalents and restricted cash	(25,527)	9,687	(1,870)
Cash and cash equivalents and restricted cash, beginning of period	53,059	43,372	45,242
Cash and cash equivalents and restricted cash, end of period	$27,532	$53,059	$43,372

Reconciliation of cash and cash equivalents and restricted cash to the consolidated balance sheets:
Cash and cash equivalents	$25,578	$48,176	$36,046
Restricted cash	1,954	4,883	7,326
Total cash and cash equivalents and restricted cash	$27,532	$53,059	$43,372
Supplemental disclosures:
Interest paid	$15,736	$23,041	$26,399
Income taxes paid	508	743	323
Non-cash investing and financing activities:
Assumption of assets and liabilities in conjunction with acquisitions of real estate, net	$888	$194	$—
Transfer of assets and liabilities in conjunction with disposition of real estate, net	—	(263)	(228)
Issuance of Class E OP Units to non-controlling interests	—	—	3,977
Issuance of Class E shares for payment of management fees	2,752	1,964	1,677
Accrued capital expenditures	204	6	117
Distributions payable	3,212	3,144	2,980
Accrued offering costs due to affiliates	1,012	2,211	2,150
Distribution reinvestment	23,223	21,735	9,223
Accrued common stock repurchases	191	(4,151)	5,458
Adjustment to carrying value of redeemable common stock	(35)	23	(34,500)
See accompanying notes to consolidated financial statements.

Invesco Real Estate Income Trust Inc.
Notes to Consolidated Financial Statements

1.Organization and Business Purpose
Invesco Real Estate Income Trust Inc. (the “Company” or “we”) is focused on investing in stabilized, income-oriented commercial real estate in the United States. To a lesser extent, we also originate and acquire private real estate debt and invest in real estate-related securities. We own, and expect to continue to own, all or substantially all of our assets through Invesco REIT Operating Partnership L.P. (the “Operating Partnership” or “INREIT OP”), of which we are the sole general partner. We were incorporated in October 2018 as a Maryland corporation and commenced real estate operations in September 2020. We are externally managed by Invesco Advisers, Inc. (the “Adviser”), a registered investment advisor and an indirect, wholly-owned subsidiary of Invesco Ltd. (“Invesco”), an independent global investment management firm.

We qualified as a real estate investment trust (“REIT”) for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2020. We operate our business in a manner that permits our exclusion from the definition of “Investment Company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”).
In May 2021, we commenced our initial public offering of up to $3.0 billion in shares of common stock. In November 2024, our initial public offering terminated, and we commenced our follow-on public offering of up to $3.0 billion, consisting of up to $2.4 billion in shares in our primary offering (the “Primary Offering”) and up to $600.0 million in shares under our distribution reinvestment plan (collectively, the “Public Offering”). We are offering to sell any combination of five classes of shares of our common stock in the Public Offering: Class T shares, Class S shares, Class D shares, Class I shares and Class E shares, with a dollar value up to the maximum offering amount. The share classes have different upfront selling commissions and dealer manager fees and different ongoing stockholder servicing fees.
In addition to the Public Offering, we are conducting multiple private offerings of our common stock (collectively, the “Private Offerings”).
In February 2023, we, through our Operating Partnership, initiated a private placement program (the “DST Program”) to issue and sell up to $3.0 billion of beneficial interests (“Interests”) in specific Delaware statutory trusts (the “DSTs”) holding real properties (the “DST Properties”), which may be sourced from our real properties or from third parties.
2.Summary of Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and consolidate the financial statements of the Company and its controlled subsidiaries. All significant intercompany transactions, balances, revenues and expenses are eliminated upon consolidation.
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain amounts reported in the consolidated financial statements and accompanying notes. An example of an estimate may include, but is not limited to, estimates of the fair values of financial instruments and estimated payment periods for certain stockholder servicing fee liabilities. Actual results may differ from those estimates.
Consolidation
We consolidate entities in which the Company has a controlling financial interest. In determining whether we have a controlling financial interest in a partially owned entity, we consider whether the entity is a VIE and whether we are the primary beneficiary. We are the primary beneficiary of a VIE when we have both the power to direct the most significant activities impacting the economic performance of the VIE and the obligation to absorb losses or receive benefits significant to the VIE. See additional information on our VIEs in Note 16 — “Variable Interest Entities.”

The non-controlling partner’s interest is generally calculated as the joint venture partner’s ownership percentage. Certain of the joint ventures formed by the Company provide the joint venture partner a profits interest based on certain internal rate of return hurdles being achieved. Any profits interest due to the joint venture partner is reported as net income (loss) attributable to non-controlling interests in consolidated joint ventures on our consolidated statements of operations.
For our DST Program, the non-controlling interest represents the proceeds from the syndicated percentages of the DST Offerings. The non-controlling interest is presented as permanent equity in our consolidated balance sheets as the fair market value purchase option to exchange interests for units of the Operating Partnership or cash is based on the occurrence of a conditional event. See additional information on our DST Program in Note 17 — “DST Program.” The beneficial owners’ allocation of the DST Program’s income or loss is reported as net income (loss) attributable to non-controlling interests in consolidated joint ventures on our consolidated statements of operations.
We apply the equity method of accounting if we have significant influence over an entity, typically when we hold 20 percent or more of the voting common stock (or equivalent) of an investee but do not have a controlling financial interest. In certain circumstances, such as with investments in limited liability companies or limited partnerships, we apply the equity method of accounting when we own as little as three to five percent. See Note 4 — “Investments in Unconsolidated Entities” for further information about our investments in partially owned entities.
Fair Value Measurements
Valuation of Assets and Liabilities Carried at Fair Value
Our investments in real estate-related securities, commercial loans, an affiliated fund and derivative financial instruments are reported at fair value. We generally determine the fair value of these investments, other than our investment in an affiliated fund, by utilizing third-party pricing services and broker-dealer quotations on the basis of last available bid price. We determine the fair value of our investment in the affiliated fund using net asset value (“NAV”) as a practical expedient. Cost approximates fair value for all other assets and liabilities.
In determining the fair value of a particular investment in real estate-related securities, pricing service providers may use broker-dealer quotations, reported trades or valuation estimates from their internal pricing models to determine the reported price. The pricing service providers’ internal models for securities such as real estate-related securities generally consider the attributes applicable to a particular class of the security (e.g., credit rating or seniority), current market data, and estimated cash flows for each class and incorporate deal collateral performance such as prepayment speeds and default rates, as available.
We have elected the fair value option for our commercial real estate loan investments. We believe the fair value option will provide its financial statements users with reduced complexity, greater consistency, understandability and comparability. In the month that we originate or acquire a loan, we value our commercial real estate loan investments at fair value, which approximates par. Thereafter, an independent valuation advisor values our commercial loan investments monthly using a discounted cash flow analysis. The yield used in the discounted cash flow analysis is determined by comparing the features of the loan to the interest rates and terms required by lenders in the new loan origination market for similar loans and the yield required by investors acquiring similar loans in the secondary market as well as a comparison of current market and collateral conditions to those present at origination or acquisition.
We use derivative financial instruments such as interest rate swaps and interest rate caps to manage our interest rate risk. The valuation of these instruments is determined by a third-party service provider using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities.
The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.
The fair values of interest rate caps are determined by a third-party pricing service provider using the market standard methodology of discounting the future expected cash receipts that would occur if variable interest rates rise above the strike rate of the caps. The variable interest rates used in the calculation of projected receipts on the cap are based on an expectation of future interest rates derived from observable market interest rate curves and volatilities.

Cash and Cash Equivalents
We consider all highly liquid investments that have original or remaining maturity dates of three months or less when purchased to be cash equivalents. Certain cash balances classified as cash equivalents may be held in brokerage accounts that also hold our securities investments and can be swept into money market funds. Cash and cash equivalents are carried at cost, which approximates fair value due to the highly liquid and short-term nature of these instruments. We may have cash balances in excess of federally insured amounts. We mitigate our risk of loss by maintaining cash deposits with high credit-quality institutions and by actively monitoring the credit risk of our counterparties.
Restricted Cash
As of December 31, 2025, our restricted cash consists of subscriptions received in advance, amounts in escrow for taxes and insurance related to mortgages at certain properties and security deposits.
Investments in Real Estate
In accordance with the guidance for business combinations, we determine whether each acquisition qualifies as a business combination, which requires that the assets acquired and liabilities assumed constitute a business. If the acquisition is not a business, we account for the transaction as an asset acquisition. As of December 31, 2025, we have accounted for all of our property acquisitions as asset acquisitions.
Whether an acquisition is considered a business combination or asset acquisition, we recognize the identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquired entity. For transactions that are business combinations, we also evaluate the existence of goodwill or a gain from a bargain purchase. We expense acquisition-related costs associated with business combinations as they are incurred. We capitalize acquisition-related costs associated with asset acquisitions.
When a transaction is determined to be an asset acquisition, we assess the fair value of acquired tangible and intangible assets and liabilities (including land, buildings, tenant improvements, above-market and below-market leases, acquired in-place leases, leasing commissions and other identified intangible assets and assumed liabilities) and allocate the purchase price to the acquired assets and assumed liabilities. The cost of the acquisition is then allocated to the assets acquired and liabilities assumed based on their relative fair values. We assess relative fair value based on estimated cash flow projections that utilize discount and/or capitalization rates that we deem appropriate, as well as other available market information. We estimate future cash flows based on a number of factors including historical operating results, known and anticipated trends and market and economic conditions.
The fair value of the tangible assets of an acquired property considers the value of the property as if it were vacant. We also consider an allocation of purchase price to acquired intangibles, including acquired in-place leases that may have a customer relationship intangible value, including but not limited to the nature and extent of the existing relationship with the tenants, the tenants’ credit quality and expectations of lease renewals.
We record acquired above-market and below-market leases at their fair values (using a discount rate that reflects the risks associated with the leases acquired) equal to the difference between (1) the contractual amounts to be paid under each in-place lease and (2) management’s estimate of fair market lease rates for each corresponding in-place lease, measured over a period equal to the remaining term of the lease for above-market leases and the initial term plus the term of any below-market fixed rate renewal options for below-market leases. Other intangible assets acquired include amounts for in-place lease values that are based on our evaluation of the specific characteristics of each tenant’s lease. Factors to be considered include estimates of carrying costs during hypothetical expected lease-up periods considering current market conditions, and costs to execute similar leases. When estimating carrying costs, we include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, depending on local market conditions. When estimating costs to execute similar leases, we consider leasing commissions, legal and other related expenses.
Intangible assets, net and intangible liabilities, net are recorded separately on our consolidated balance sheets. Intangible liabilities are presented as a component of other liabilities. The amortization of acquired above-market and below-market leases is recorded as an adjustment to rental revenue on our consolidated statements of operations. The amortization of in-place leases is a component of depreciation and amortization expense on our consolidated statements of operations.

The cost of buildings and improvements includes the purchase price of our properties and any acquisition-related costs, along with any subsequent improvements to such properties. Our investments in real estate are stated at cost and are generally depreciated on a straight-line basis over the estimated useful lives of the assets as follows:

Description	Depreciable Life
Building	30 - 40 years
Building and land improvements	1 - 10 years
Furniture, fixtures and equipment	1 - 7 years
Lease intangibles	Over lease term(1)
Leasehold improvements	Shorter of lease term or economic life of improvements
(1)Multifamily and self-storage properties use a half-life for the average length of the leases to approximate the average remaining length of leases. Student housing properties use the remaining life of the leases for the current school year.
Significant improvements to properties are capitalized. When assets are sold or retired, their costs and related accumulated depreciation or amortization are removed from the accounts with the resulting gains or losses reflected in net income or loss for the period. Repairs and maintenance are expensed to operations as incurred and are included in rental property operating expense on our consolidated statements of operations.
We review our real estate properties for indicators of impairment each quarter or when there is an event or change in circumstances that indicates a property’s value may be impaired. We assess recoverability based on the estimated undiscounted future cash flows expected to be generated from the operation and eventual disposition of our properties over the period we expect to hold the properties. If the carrying amount of the real estate investment is no longer recoverable and exceeds the fair value of our investment, we recognize an impairment loss. The impairment loss is recognized based on the excess of the carrying amount of the asset over its fair value, or fair value less costs to sell if classified as held-for-sale. If we change our strategy or market conditions otherwise dictate an earlier sale date, an impairment loss may be recognized and such loss could be material to our results. Refer to Note 3 — “Investments in Real Estate, net” for additional information on impairment loss on investments in real estate.
Properties Held-For-Sale
We classify the assets related to real estate investments as held-for-sale when a sale is probable to occur within one year. We consider a sale to be probable when a binding contract has been executed, the buyer has posted a non-refundable deposit and there are limited contingencies to closing. We record held-for-sale real estate investments at the lower of depreciated cost or fair value, less estimated closing costs. At the time the real estate investment is classified as held-for-sale, no additional depreciation will be recorded for the held-for-sale investment. As of December 31, 2025 and 2024, we did not have any real estate investments classified as held-for-sale.
Investments in Unconsolidated Entities
We account for our investments in unconsolidated entities under the equity method of accounting. Under the equity method of accounting, we record our initial investment in an unconsolidated entity at cost and subsequently adjust the cost for our share of the unconsolidated entity's income or loss and cash contributions and distributions each period. We evaluate the carrying amount of our investment in an unconsolidated real estate entity for potential indicators of impairment if the carrying amount of our investment exceeds its fair value. We record an impairment charge when we determine an impairment is other-than-temporary. To determine whether an impairment is other-than-temporary, we consider whether we have the ability and intent to hold the investment until the carrying amount is fully recovered. The evaluation of an investment in an unconsolidated entity for potential impairment can require us to exercise significant judgment.
Distributions received from equity method investments are classified in the consolidated statements of cash flows as either operating or investing activities based on the cumulative earnings approach. Under the cumulative earnings approach, we compare distributions received to our cumulative equity method earnings since inception. Any distributions received up to the amount of cumulative equity earnings are considered a return on investment and classified in operating activities. Any excess distributions are considered a return of investment and classified in investing activities. The income or loss from equity method investments is included in income (loss) from unconsolidated entities, net in our consolidated statements of operations.

See additional information on investments in unconsolidated entities at Note 4 — “Investments in Unconsolidated Entities” as well as Note 16 — “Variable Interest Entities” for our investments in unconsolidated entities that are VIEs.
Investments in Commercial Loans
We have originated commercial real estate loan investments structured as senior loans and mezzanine loans and elected the fair value option as described in the Fair Value Measurements section above. At our election, the investments in commercial loans are stated at fair value and were initially valued at the face amount of the loan funding. Unrealized gains and losses are recorded as a component of unrealized gain (loss) on investments in commercial loans on our consolidated statements of operations.
In the event of a partial or whole sale of the commercial loan that qualifies for sale accounting under GAAP, we derecognize the corresponding asset, and fees paid as part of the partial or whole sale are recognized on our consolidated statements of operations. We have not had any partial or whole sales of commercial loans as of December 31, 2025.
Investments in Real Estate-Related Securities
We invest in debt and equity securities of real estate companies. We have elected the fair market value option for accounting for investments in debt securities. We record changes in fair value of debt securities, interest income on debt securities, and bond premium and discount amortization as gain (loss) from real estate-related securities in our consolidated statements of operations.
We record equity securities with readily determinable market values at fair value. We record dividend income on equity securities when declared. We record changes in fair value of equity securities and dividend income as gain (loss) from real estate-related securities in our consolidated statements of operations.
Investment in Affiliated Fund
We report our investment in Invesco Commercial Mortgage Income - U.S. Fund, L.P. (“CMI”), an affiliate of Invesco managed by our Adviser, as an equity interest carried at fair value. CMI invests primarily in mortgage loans that are collateralized by commercial and residential real estate throughout the United States. Fair value is determined using the affiliated fund’s NAV as a practical expedient as described in the Fair Value Measurements section above. As a result, income or losses recognized from the investment are recorded as a component of income (loss) from investment in affiliated fund, net on our consolidated statement of operations. Distributions and redemptions from our investment in the affiliated fund are classified as cash flows from investing activities on our consolidated statements of cash flows.
Derivative Financial Instruments
We use derivative financial instruments such as interest rate caps and swaps to manage risks from increases in interest rates. We record all derivatives at fair value on our consolidated balance sheets. At the inception of a derivative contract, we determine whether the instrument will be part of a qualifying hedge accounting relationship or whether we will account for the contract as a trading instrument. We have elected not to apply hedge accounting to all derivative contracts. Changes in the fair value of our derivatives are recorded as a component of gain (loss) on derivative instruments, net in our consolidated statements of operations. Derivative financial instruments are recorded as a component of other assets on our consolidated balance sheets at fair value. We have elected to classify the purchase and sale of interest rate derivative instruments as financing activities on our consolidated statements of cash flows in the same category as the cash flow from the instrument for which the interest rate derivative instruments provide an economic hedge. Cash receipts or payments that are attributed to contractual interest earned or incurred on derivative instruments are classified as cash flows from operating activities on our consolidated statements of cash flows.

Redeemable Equity Instruments
All of our Class N common stock is classified as Class N redeemable common stock on our consolidated balance sheets because the holder of these shares, Massachusetts Mutual Life Insurance Company (“MassMutual”), has the contractual right to redeem the shares under certain circumstances as described in Note 12 — “Redeemable Equity Instruments.”
Our Class E units in INREIT OP are classified as redeemable non-controlling interest in INREIT OP on our consolidated balance sheets because the holder of these units, Invesco REIT Special Limited Partner L.L.C. (the “Special Limited Partner”), a wholly-owned subsidiary of Invesco, has the contractual right to redeem the units under certain circumstances as described in Note 12 — “Redeemable Equity Instruments.”
We report our Class N redeemable common stock and redeemable non-controlling interest in INREIT OP on our consolidated balance sheets at redemption value. The redemption value is determined as of our balance sheet date based on our net asset value (“NAV”) per share of Class N common stock or per unit of Class E units, as applicable. NAV is equivalent to GAAP stockholders’ equity adjusted for the redemption value of our redeemable common stock; certain organization and offering costs and certain operating expenses; unrealized real estate appreciation and depreciation; accumulated depreciation and amortization; impairment of investments in real estate; accrued stockholder servicing fee; purchase and sale of interest in consolidated joint ventures and straight-line rent receivable. For purposes of determining our NAV, the fair value of our investments in real estate is determined based on third party valuations prepared by licensed appraisers in accordance with standard industry practice. We will limit any adjustment to the carrying amount of the redeemable equity instruments so as to not reduce the carrying amount below the initial amount reported as Class N redeemable common stock or redeemable non-controlling interest in INREIT OP, as applicable.
Stockholder Servicing Fees
As described in Note 18 — “Related Party Transactions”, we will pay a registered broker-dealer affiliated with the Adviser (the “Dealer Manager”) stockholder servicing fees over time for Class T, Class S and Class D shares sold in the Public Offering and Class S-PR shares sold in the Private Offerings. The Dealer Manager reallows (pays) all or a portion of the stockholder servicing fees to participating broker-dealers and servicing broker-dealers for ongoing stockholder services performed by such broker-dealers and will waive stockholder servicing fees to the extent a broker-dealer is not eligible to receive it for failure to provide such services. We accrue the full amount of stockholder servicing fees payable as an offering cost at the time each Class T, Class S, Class D and Class S-PR share is sold and record the stockholder servicing fee as a reduction of Additional Paid-in Capital when we issue stock. We adjust the liability for stockholder servicing fees as the fees are paid to the Dealer Manager or when fees are no longer payable under the terms of our agreement with the Dealer Manager.
Earnings (Loss) per Share
We calculate basic earnings (loss) per share (“EPS”) by dividing net earnings (loss) attributable to common stockholders for the period by the weighted average number of common shares outstanding during the period, including redeemable common stock. All classes of common stock are allocated net earnings (loss) at the same rate per share and receive the same gross distribution per share. We calculate diluted EPS considering the effect of dilutive instruments, such as unvested restricted stock awards, by dividing net income (loss) attributable to common stockholders for the period by the weighted average number of common shares and common share equivalents outstanding (unless their effect is antidilutive) for the period.
Deferred Financing Costs
Direct costs associated with entering into our revolving credit facility and secured lending agreement are recorded as other assets on our consolidated balance sheets and are being amortized on a straight-line basis, which approximates the effective interest method, over the term of the agreement. Direct costs associated with entering into our mortgage notes and financing obligation are recorded as an offset to the related liability and are being amortized on a straight-line basis, which approximates the effective interest method, over the term of the mortgage notes and financing obligation.

Revenue Recognition
Rental Revenue
Rental revenue consists of fixed contractual base rent arising from tenant leases at our properties under operating leases. Revenue under operating leases that are deemed probable of collection is recognized as revenue on a straight-line basis over the non-cancelable term of the related leases. For leases that have fixed and measurable rent escalations, the difference between such rental income earned and the cash rent due under the provisions of the lease is recorded in other assets on our consolidated balance sheets. For leases that are deemed not probable of collection, revenue is recorded as the lesser of (i) the amount which would be recognized on a straight-line basis or (ii) cash that has been received from the tenant, with any tenant and deferred rent receivable balances charged as a direct write-off against rental income in the period of the change in the collectability determination. Our estimate of collectability includes, but is not limited to, factors such as the tenant’s payment history, financial condition, industry and geographic area. These estimates could differ materially from actual results.
We recognize rental revenue on our leases based on a number of factors, including the initial determination that the contract is or contains a lease. Generally, all of our contracts are, or contain, leases, and therefore revenue is recognized on the lease commencement date when the leased asset has been made available for use by the lessee. At the commencement of a new lease, including new leases that arise from amendments, we assess the terms and conditions of the lease to determine the proper lease classification.
A lease is classified as an operating lease if none of the following criteria are met: (i) ownership transfers to the lessee at the end of the lease term, (ii) the lessee has a purchase option that is reasonably certain to be exercised, (iii) the lease term is for a major part of the economic life of the leased property, (iv) the present value of the future lease payments and any residual value guaranteed by the lessee that is not already reflected in the lease payments equals or exceeds substantially all of the fair value of the leased property, and (v) the leased property is of such a specialized nature that it is expected to have no future alternative use to the Company at the end of the lease term. If one or more of these criteria are met, the lease will generally be classified as a sales-type lease, unless the lease contains a residual value guarantee from a third party other than the lessee, in which case it would be classified as a direct financing lease under certain circumstances.
Our contracts may contain nonlease components (e.g., charges for management fees, common area maintenance and reimbursement of third-party maintenance expenses) in addition to lease components (i.e., monthly rental charges). Services related to nonlease components are provided over the same period of time as, and billed in the same manner as, monthly rental charges. We do not segregate the lease components from the nonlease components when accounting for operating leases. Since the lease component is the predominant component under each of these leases, combined revenues from both the lease and nonlease components are reported as rental revenues in the accompanying consolidated statements of operations.
Income from Commercial Loans
Our income from commercial loans consists of interest income and origination fees. We recognize interest income from the commercial loans when earned and deemed collectible, or until the loan becomes past due based on the terms of the loan agreement. Any related origination fees or costs on real estate debt for which we have elected the fair value option are recognized immediately in earnings.
The accrual of interest income on a commercial loan is discontinued when in management’s opinion, the borrower may be unable to meet payments as they become due (“nonaccrual commercial loan”), unless the loan is well-secured and is in the process of collection. Interest income received after a loan becomes past due or impaired is used to reduce the outstanding loan principal balance and is subsequently recognized only to the extent cash payments are received until the loan is returned to accrual status. When a delinquent loan previously placed on nonaccrual status has cured, meaning all delinquent principal and interest have been remitted by the borrower, the loan is placed back on accrual status. Alternately, loans that have been individually impaired may be placed back on accrual status if restructured and after the loan is considered re-performing. A restructured loan is considered re-performing when the loan has been current for at least 12 months. As of December 31, 2025, we did not have a commercial loan in nonaccrual status.

Income Taxes
We qualified to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2020. To maintain our REIT qualification, we must meet a number of organizational and operating requirements, including that we are generally required to distribute at least 90% of our REIT taxable income to our stockholders annually. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent we annually distribute all of our net taxable income (determined without regard to our net capital gain and dividends-paid deduction) to stockholders and maintain our qualification as a REIT.
We elect to treat certain of our corporate subsidiaries as taxable REIT subsidiaries (“TRSs”). In general, a TRS may perform additional services for our tenants and generally may engage in any real estate or non-real estate-related business. A TRS is subject to federal, state and local corporate income tax, as applicable. The TRS holds investments in assets, income streams, operating companies and associated expenses that produce non-qualifying items for purposes of REIT testing.
We account for applicable income taxes by utilizing the asset and liability method. As such, we record deferred tax assets and liabilities for the future tax consequences resulting from the difference between the carrying value of existing assets and liabilities and their respective tax basis. A valuation allowance for deferred tax assets is provided if we believe all or some portion of the deferred tax asset may not be realized.
For the years ended December 31, 2025, 2024 and 2023, we recorded a net tax expense of $0.5 million, $0.1 million and $0.3 million, respectively, reported within other income (expense) on our consolidated statements of operations. As of December 31, 2025, we had a net deferred tax liability of approximately $0.5 million. As of December 31, 2024, we had a deferred tax asset of approximately $0.3 million, which was offset by a full valuation allowance. Deferred tax liabilities are recorded within accounts payable, accrued expenses and other liabilities on our consolidated balance sheets. Deferred tax assets and valuation allowances are recorded within other assets on our consolidated balance sheets. As of December 31, 2025, our tax years 2022 through 2025 remain subject to examination by the United States tax authorities.
Share-Based Compensation
Under the terms of our 2019 Equity Incentive Plan, our independent directors are eligible to receive awards of time-vested common stock as part of their compensation for services as directors. In addition, we may compensate the officers and employees of our Adviser and its affiliates with share-based awards under the terms of the agreement between us and the Adviser (the “Advisory Agreement”); however, as of December 31, 2025, we have not compensated any officers or employees of our Adviser and its affiliates with share-based awards. See Note 13 — “Equity” for additional information regarding share-based compensation.
Share-based compensation arrangements may include options, stock appreciation rights, restricted stock and other share-based awards. We recognize compensation expense related to share-based awards to our independent directors in our consolidated financial statements based on the fair value of the award on the date of grant.
Recently Issued Accounting Pronouncements
In November 2024, the Financial Accounting Standards Board issued ASU 2024-03 — “Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40).” ASU 2024-03 requires public business entities to disclose disaggregated information about certain income statement line items. Public business entities are required to disclose purchases of inventory, employee compensation, depreciation, intangible asset amortization and depletion for each income statement line item that contains those expenses. Specified expenses, gains or losses that are already disclosed under existing GAAP are required to be included in the disaggregated income statement expense line item disclosures, and any remaining amounts need to be described qualitatively. Separate disclosures of total selling expenses and an entity’s definition of those expenses are also required. The guidance does not change what an entity presents on the face of its income statement.

We are required to implement the new standard prospectively in our consolidated financial statements for the year ended December 31, 2027 and for interim periods thereafter. We may implement the new standard retrospectively and early adoption is permitted. We are currently evaluating the impact of the new standard.

We reviewed all other recently issued accounting standards updates and determined that they were not expected to have a significant impact on our consolidated financial statements when adopted or did not have a significant impact on our consolidated financial statements upon adoption.

3.Investments in Real Estate, net
Investments in real estate, net consist of:

in thousands	December 31, 2025	December 31, 2024
Building and improvements	$688,814	$555,325
Land and land improvements	229,513	165,853
Furniture, fixtures and equipment	10,676	9,056
Total	929,003	730,234
Accumulated depreciation	(71,426)	(49,638)
Investments in real estate, net	$857,577	$680,596
Acquisitions
The following table details the properties acquired during the year ended December 31, 2025 and 2024:

in thousands
Property Name	Ownership Interest	Number of Properties	Segment	Acquisition Date	Purchase Price(1)
Tanner Road MHC	100%	1	Corporate and Other	May 2025	$9,718
Buckhorn Industrial	100%	1	Industrial	August 2025	39,432
Fleetwood Apartments	93%	1	Multifamily	August 2025	42,012
Arizona MHC Portfolio	100%	3	Corporate and Other	September 2025	16,384
Interstate Commerce	100%	1	Industrial	September 2025	38,327
Silver Shores MHC	100%	1	Corporate and Other	November 2025	13,419
Elizabeth on Seventh	100%	1	Office	December 2025	58,244
		9			$217,536

in thousands
Property Name	Ownership Interest	Number of Properties	Segment	Acquisition Date	Purchase Price(1)
International Business 4535	100%	1	Industrial	July 2024	$8,731
Elan at Bluffview	100%	1	Multifamily	November 2024	36,954
NJ Exit 5 Industrial Portfolio	95%	5	Industrial	December 2024	62,069
		7			$107,754
(1)Purchase price includes acquisition-related costs.
The following table summarizes the allocation of the total cost for properties acquired during the year ended December 31, 2025 and 2024:

	For the Year Ended December 31,
in thousands	2025	2024
Building and improvements	$130,558	$79,594
Land and land improvements	63,382	24,143
Lease intangibles(1)	27,490	8,014
Furniture, fixtures and equipment	752	506
Below-market lease intangibles	(4,646)	(4,503)
Total purchase price(2)	$217,536	$107,754
(1)Lease intangibles consist of in-place leases and leasing commissions.
(2)Includes acquisition-related costs.

The weighted-average amortization periods for intangible assets and liabilities acquired in connection with our acquisitions during the year ended December 31, 2025 were as follows:

	In-place lease intangibles	Leasing commissions	Below-market lease intangibles
Weighted-average amortization periods (in years)	5.47	7.24	7.32
The weighted-average amortization periods for intangible assets and liabilities acquired in connection with our acquisitions during the year ended December 31, 2024 were as follows:

	In-place lease intangibles	Leasing commissions	Below-market lease intangibles
Weighted-average amortization periods (in years)	2.52	4.29	4.42
Sale of Interest in Consolidated Joint Ventures
On February 28, 2025, we sold a 40% indirect leasehold interest in a student housing property, The Carmin, in which we previously had a 98% ownership interest, to an unaffiliated third party for a sale price of $138.5 million. In connection with the sale, the existing joint venture of the property, of which we have a controlling financial interest, formed a new joint venture with the buyer. The transaction did not qualify as a sale of real estate for financial reporting purposes because we continue to control the joint venture and will continue to account for the entity on a consolidated basis in our consolidated financial statements. We have accounted for the transaction as an equity transaction and have recognized non-controlling interest in our consolidated balance sheets of $4.9 million. Total consideration of $22.0 million for the transaction includes $14.4 million paid in cash by the buyer at the date of the sale and a $7.6 million note receivable from the buyer due within six months from the date of sale, which was repaid in full on August 28, 2025. The difference of $17.1 million between the total consideration of $22.0 million and the non-controlling interest recognized of $4.9 million has been reflected as an increase to additional paid in capital on our consolidated balance sheets.
Purchase of Interest in Consolidated Joint Ventures
On April 24, 2025, we purchased the remaining 5% interest of three industrial properties in our Midwest Industrial Portfolio, Meridian Business 940, Capital Park 2919 and 3101 Agler, in which we previously had a 95% ownership interest, from our joint venture partner for a sale price of $1.5 million. This was completed in connection with our DST Program, which includes these three industrial properties. We have accounted for the transaction as an equity transaction as we will continue to account for the entity on a consolidated basis in our consolidated financial statements and recognized a decrease in non-controlling interest in our consolidated balance sheets of $1.4 million. The difference of approximately $32,000 between the total consideration paid of $1.5 million and the decrease in non-controlling interest recognized of $1.4 million has been reflected as a decrease to additional paid in capital on our consolidated balance sheets.
Dispositions
There were no property dispositions during the year ended December 31, 2025.
The following table details the property disposition during the year ended December 31, 2024:

in thousands
Property Name	Ownership Interest	Number of Properties	Segment	Date of Sale	Sale Price	Net Proceeds	Net Gain
Bixby Kennesaw	98%	1	Student Housing	December 2024	$99,000	$44,822	$29,979
Blossom Drive Storage(1)	100%	1	Self-Storage	December 2024	12,800	12,544	660
Glen Creek Storage(1)	100%	1	Self-Storage	December 2024	18,400	18,032	2,989
					$130,200	$75,398	$33,628
(1)These properties were included in the Salem Self-Storage Portfolio prior to the disposition.

Impairment
During the years ended December 31, 2025 and 2024, we did not recognize any impairment losses on our real estate investments.
During the year ended December 31, 2023, we recognized an aggregate of $7.9 million of impairment charges. We recognized impairment of $1.7 million related to Cortona at Forest Park at the time the asset was classified as held-for-sale, as the carrying amount exceeded the fair value, which was based on the estimated sales price, less estimated closing costs. The remaining impairment of $6.2 million was related to an office property in which the current expectation was more likely than not that the investment would be sold significantly before the end of its previously estimated hold period. Of the $6.2 million impairment charge, $5.8 million was allocated to investments in real estate, net, $0.5 million was allocated to in-place lease intangibles and leasing commissions within intangible assets, net and $0.2 million was allocated to below-market lease intangibles within accounts payable, accrued expenses and other liabilities. The fair value of the investment was determined using the income approach based on future assumptions of cash flows. As the fair value inputs are unobservable, the significant inputs used to value the investment are classified as Level 3. Refer to Note 15 — “Fair Value Measurements” for additional information on Level 3 inputs.
4.Investments in Unconsolidated Entities
As of December 31, 2025, we held five investments in unconsolidated entities that are accounted for using the equity method of accounting. The amounts reflected in the following tables (except for our share of equity and income) are based on the historical financial information of the individual unconsolidated entities. We do not record operating losses of an unconsolidated entity in excess of its investment balance unless we are liable for the obligations of the entity or are otherwise committed to provide financial support to the entity.
Our investments in unconsolidated entities as of December 31, 2025 and 2024 were as follows:

in thousands		Carrying Amount
Entity	Ownership Percentage(1)	2025	2024
Vida JV LLC(2)	42.5%	$59,524	$64,292
San Simeon Preferred Equity(3)	—	30,056	28,693
PTCR Holdco, LLC(4)	—	11,344	9,375
Retail GP Fund(5)	4.5% - 9.0%	22,308	22,019
Homestead Communities, LLC(6)	50%	230	94
Total		$123,462	$124,473
(1)Ownership percentage represents our entitlement to residual distributions after payments of priority returns, where applicable. Preferred equity investment ownership percentages are not presented.
(2)We formed a joint venture with Invesco U.S. Income Fund L.P., an affiliate of Invesco, (the “Invesco JV”) to acquire an interest in a portfolio of medical office buildings located throughout the United States (the “Sunbelt Medical Office Portfolio”). As of December 31, 2025 and 2024, the Invesco JV owned an 85% interest in a joint venture (“Vida JV LLC”) with an unaffiliated third party. As of December 31, 2025 and 2024, Vida JV LLC owned a portfolio of twenty separate medical office buildings.
(3)We own a preferred membership interest in San Simeon Holdings LLC (“San Simeon Preferred Equity”), a limited liability company that owns a multifamily property. The common member of San Simeon Preferred Equity had two one-year extension options that they exercised which extended the mandatory redemption date to December 15, 2025. On December 16, 2025, the common member entered into an amendment to extend the mandatory redemption date from December 15, 2025 to January 29, 2026. The amendment also gives the common member the right to request one additional short-term extension of the mandatory redemption date to March 16, 2026, which was exercised. On March 13, 2026, the San Simeon Preferred Equity agreement was modified to extend the remaining term to March 13, 2031. In conjunction with the modification, a principal paydown was made by the common member to reduce the outstanding principal balance to $27.8 million. As of December 31, 2025, the investment yields a preferred return rate of 7.50%, which includes both the current pay and the deferred pay rates, as well as a preferred accrued return of 4.00% due upon redemption.
(4)We hold an 85% ownership interest in a consolidated joint venture, ITP Investments LLC (“ITP LLC”). ITP LLC holds a preferred equity investment in PTCR Holdco, LLC, a fully integrated retail platform operating company.
(5)ITP LLC has a 90% interest in PT Co-GP Fund, LLC (“Retail GP Fund”), which was formed to invest in retail properties through non-controlling general partner interests. ITP LLC holds non-controlling general partner interests through its interest in the Retail GP Fund ranging from 4.5% to 9.0% in fourteen retail properties.

(6)We hold a 50% ownership interest in a real estate operating company focused on the aggregation and asset management of manufactured housing through a joint venture, Homestead Communities, LLC (“Homestead”). Invesco U.S. Income Fund L.P., an affiliate of Invesco, owns the remaining 50% ownership interest. An unaffiliated third party has a promote incentive that could dilute our ownership percentage if certain performance milestones are exceeded.

Our share of the unconsolidated entities’ income (loss) for the years ended December 31, 2025, 2024 and 2023 were as follows:

in thousands		INREIT’s Share of Unconsolidated Entities' Income (Loss)
Entity	Ownership Percentage	2025	2024	2023
Vida JV LLC	42.5%	$(2,701)	$(2,756)	$(3,165)
San Simeon Preferred Equity	—	3,351	3,232	3,027
PTCR Holdco, LLC	—	1,863	1,106	1,068
Retail GP Fund	4.5% - 9.0%	(236)	1,009	1,422
Homestead Communities, LLC	50%	(79)	(115)	(444)
Total		$2,198	$2,476	$1,908
The following tables provide summarized balance sheets of our investments in unconsolidated entities:

	December 31, 2025			December 31, 2024
in thousands	Total assets	Total liabilities	Total equity	Total assets	Total liabilities	Total equity
Vida JV LLC	$364,661	$(225,438)	$(139,223)	$376,408	$(225,791)	$(150,617)
San Simeon Preferred Equity	$134,192	$(78,500)	$(55,692)	$132,593	$(77,450)	$(55,143)
Retail GP Fund	$1,111,223	$(718,971)	$(392,252)	$938,113	$(608,707)	$(329,406)
Other	$7,154	$(8,443)	$1,289	$4,316	$(3,832)	$(484)
The following tables provide summarized operating data of our investments in unconsolidated entities:

	Year Ended December 31, 2025		Year Ended December 31, 2024		Year Ended December 31, 2023
in thousands	Revenue	Net income (loss)	Revenue	Net income (loss)	Revenue	Net income (loss)
Vida JV LLC	$37,914	$(6,294)	$38,538	$(6,530)	$37,383	$(7,886)
San Simeon Preferred Equity	10,938	2,599	11,109	2,227	10,532	1,737
Retail GP Fund	106,668	3,657	80,153	(11,050)	57,863	2,283
Other	13,887	(1,957)	14,150	(893)	16,310	(1,178)
Total	$169,407	$(1,995)	$143,950	$(16,246)	$122,088	$(5,044)
Impairment
We did not record any impairment losses on our investments in unconsolidated entities for the years ended December 31, 2025, 2024 and 2023.

5.Investments in Commercial Loans
The following table summarizes our investments in commercial loans as of December 31, 2025 and 2024:

				December 31, 2025
in thousands	Origination Date	Loan Type	Periodic Payment Terms	Interest Rate(1)	Loan Amount(2)	Principal Balance Outstanding	Fair Value	Maturity Date(3)
5805 N Jackson Gap Loan	1/20/2023	Mezzanine	Interest only	12.48%	$12,245	$12,245	$12,235	2/9/2028
The Catherine II Loan	12/10/2025	Senior	Interest only	6.71%	86,250	83,100	83,100	12/9/2030
Total					$98,495	$95,345	$95,335

				December 31, 2024
in thousands	Origination Date	Loan Type	Periodic Payment Terms	Interest Rate(1)	Loan Amount(2)	Principal Balance Outstanding	Fair Value	Maturity Date(3)
5805 N Jackson Gap Loan	1/20/2023	Mezzanine	Interest only	12.48%	$13,007	$13,007	$12,996	2/9/2028
					$13,007	$13,007	$12,996
(1)Loan earns interest at Secured Overnight Financing Rate (“SOFR”) plus a spread.
(2)Loan amount consists of outstanding principal balance plus unfunded loan commitments.
(3)Assumes all extension options are exercised by the borrower; however, loans may be repaid prior to such date. Extension options are subject to certain conditions, as defined in the respective loan agreement.
On February 9, 2025, the borrower of 5805 N Jackson Gap Loan exercised its first option to extend the maturity date of the loan to February 9, 2026. In connection with the extension, the borrower repaid $0.8 million of the principal balance of the loan as required by the terms of the loan agreement. Subsequent to December 31, 2025, a short-term extension was granted to the borrower to extend the maturity date of the loan to March 9, 2026. On February 20, 2026, the loan was repaid in full at par value.
6.Investments in Real Estate-Related Securities
The following tables summarize our investments in real estate-related securities by asset type:

	December 31, 2025
in thousands	Principal Balance	Unamortized Premium (Discount)	Amortized Cost / Cost(1)	Unrealized Gain (Loss), Net	Fair Value	Period-end Weighted Average Yield	Weighted-Average Maturity Date
Non-agency CMBS	$31,974	$(1,065)	$30,909	$342	$31,251	4.95%	11/9/2027
Preferred stock of REITs	N/A	N/A	1,975	33	2,008	6.32%	N/A
Total	$31,974	$(1,065)	$32,884	$375	$33,259

	December 31, 2024
in thousands	Principal Balance	Unamortized Premium (Discount)	Amortized Cost / Cost(1)	Unrealized Gain (Loss), Net	Fair Value	Period-end Weighted Average Yield	Weighted-Average Maturity Date
Non-agency CMBS	$52,377	$(1,553)	$50,824	$49	$50,872	6.81%	1/14/2027
Common stock of REITs	N/A	N/A	5,543	56	5,600	4.41%	N/A
Total	$52,377	$(1,553)	$56,367	$105	$56,472
(1)For non-agency CMBS, the amount presented represents amortized cost. For preferred and common stock of REITs, the amount presented represents cost.

7.Intangibles
The gross carrying amount and accumulated amortization of our intangible assets and liabilities are:

	December 31, 2025
in thousands	Total Cost	Accumulated Amortization	Intangible Assets, net
Intangible assets, net:
In-place lease intangibles	$68,725	$(34,418)	$34,307
Leasing commissions	10,730	(3,063)	7,667
Above-market lease intangibles	1,951	(718)	1,233
Total intangible assets, net	$81,406	$(38,199)	$43,207

	Total Cost	Accumulated Amortization	Intangible Liabilities, net
Intangible liabilities, net:
Below-market lease intangibles	$11,875	$(3,421)	$8,454
Total intangible liabilities, net	$11,875	$(3,421)	$8,454

	December 31, 2024
in thousands	Total Cost	Accumulated Amortization	Intangible Assets, net
Intangible assets, net:
In-place lease intangibles	$45,510	$(26,021)	$19,489
Leasing commissions	6,166	(2,121)	4,045
Above-market lease intangibles	1,951	(542)	1,409
Total intangible assets, net	$53,627	$(28,684)	$24,943

	Total Cost	Accumulated Amortization	Intangible Liabilities, net
Intangible liabilities, net:
Below-market lease intangibles	$7,230	$(1,433)	$5,797
Total intangible liabilities, net	$7,230	$(1,433)	$5,797
The estimated future amortization of our intangibles for each of the next five years and thereafter as of December 31, 2025 is:

in thousands	In-place Lease Intangibles	Leasing Commissions	Above-market Lease Intangibles	Below-market Lease Intangibles
2026	$9,663	$1,517	$175	$(2,258)
2027	6,357	1,253	175	(2,093)
2028	4,220	1,093	175	(1,155)
2029	3,779	954	164	(943)
2030	3,404	859	94	(595)
Thereafter	6,884	1,991	450	(1,410)
Total	$34,307	$7,667	$1,233	$(8,454)

8.Other Assets
The following table summarizes the components of other assets:

in thousands	December 31, 2025	December 31, 2024
Deferred rent	$4,591	$3,669
Capitalized tax abatement, net(1)	1,030	1,196
Prepaid expenses	697	791
Derivative instruments	405	1,733
Deposits	333	339
Receivables, net	111	1,052
Other	832	418
Total	$7,999	$9,198
(1)We obtained a tax abatement in conjunction with our purchase of the 3101 Agler property with an expiration date of December 31, 2031. We are amortizing the tax abatements over their remaining useful life as a component of property operating expenses in the consolidated statements of operations. As of December 31, 2025, accumulated amortization of the capitalized tax abatement was $0.6 million.
9.Derivative Instruments
We are exposed to certain risks arising from both our business operations and economic conditions. We principally manage our exposures to a wide variety of business and operational risks through management of our core business activities. We manage economic risks, including interest rate risk, primarily by managing the amount, sources, and duration of our investments, borrowings, and the use of derivative financial instruments. Specifically, we use derivative financial instruments to manage exposures that arise from business activities that result in the payment of future known and uncertain cash amounts, the value of which are determined by interest rates. Our derivative financial instruments are used to manage differences in the amount, timing, and duration of our known or expected cash payments principally related to our borrowings.
The following table summarizes changes to the notional amount of our derivative instruments for the year ended December 31, 2025:

in thousands	December 31, 2024	Additions	Termination or Expiration	December 31, 2025
Interest rate caps	$153,500	$—	$(153,500)	$—
Interest rate swaps	52,500	142,900	—	195,400
Total	$206,000	$142,900	$(153,500)	$195,400
The following tables summarize the notional amount and other information related to our interest rate caps and interest rate swaps as of December 31, 2025 and 2024:

	December 31, 2025
in thousands	Number of Instruments	Notional Amount(1)	Fixed Amount	Fair Value	Weighted Average Strike Rate/Fixed Rate	Weighted Average Remaining Term In Years
Assets(2)
Interest rate swap	1	$52,500	N/A	$405	2.73%	1.32
Total assets	1	$52,500	$—	$405
Liabilities(3)
Interest rate swaps	2	$142,900	N/A	524	3.86%	0.80
Total liabilities	2	$142,900	$—	$524

	December 31, 2024
in thousands	Number of Instruments	Notional Amount(1)	Fixed Amount	Fair Value	Weighted Average Strike Rate/Fixed Rate	Weighted Average Remaining Term In Years
Assets(2)
Interest rate caps	3	$153,500	$2,108	$237	3.08%	0.22
Interest rate swap	1	52,500	N/A	1,496	2.73%	2.32
Total	4	$206,000	$2,108	$1,733
(1)The notional amount represents the amount of the mortgage note borrowings that we are hedging. It does not represent our exposure to credit, interest rate or market risks.
(2)Derivative assets are included as a component of other assets on our consolidated balance sheets.
(3)Derivative liabilities are included as a component of accounts payable, accrued expenses and other liabilities on our consolidated balance sheets.
The following tables summarize the effect of interest rate caps and interest rate swaps reported in gain (loss) on derivative instruments, net on the consolidated statements of operations for the year ended December 31, 2025, 2024 and 2023:

	December 31, 2025
in thousands	Realized gain (loss) on derivative instruments, net	Contractual net interest income (loss)	Unrealized gain (loss), net	Gain (loss) on derivative instruments, net
Interest rate caps	$(29)	$321	$(484)	$(192)
Interest rate swap	—	982	(1,129)	(147)
Total	$(29)	$1,303	$(1,613)	$(339)

	December 31, 2024
in thousands	Realized gain (loss) on derivative instruments, net	Contractual net interest income (loss)	Unrealized gain (loss), net	Gain (loss) on derivative instruments, net
Interest rate caps	$(122)	$3,477	$(2,686)	$669
Interest rate swap	—	1,335	(3)	1,332
Total	$(122)	$4,812	$(2,689)	$2,001

	December 31, 2023
in thousands	Realized gain (loss) on derivative instruments, net	Contractual net interest income (loss)	Unrealized gain (loss), net	Gain (loss) on derivative instruments, net
Interest rate caps	$(98)	$5,132	$(3,782)	$1,252
Interest rate swap	—	1,090	(680)	410
Total	$(98)	$6,222	$(4,462)	$1,662

10.Borrowings
Our borrowing arrangements include a revolving credit facility, secured lending agreement and mortgage notes payable. The table below summarizes our borrowing arrangements as of December 31, 2025 and 2024:

			December 31, 2025				Principal Balance Outstanding
$ in thousands	Current Maturity	Extended Maturity Date(1)	Interest Rate(2)	Weighted Average Interest Rate	Maximum Facility Size	Available Capacity	December 31, 2025	December 31, 2024
Revolving Credit Facility	7/23/2027	7/21/2028	S + applicable margin(3)	5.57%	$250,000	$60,000	$40,000	$—

Secured Lending Agreement
Repurchase Agreement
Citibank	12/9/2027	12/9/2029	S + 1.70%	5.46%	$160,200	$93,720	$66,480	$—

Mortgage Notes Payable
The Carmin	3/5/2026	3/5/2032	S + 1.75%	5.96%	$84,000	$—	$84,000	$65,500
Cortlandt Crossing	3/1/2027	N/A	3.13%	3.13%	39,660	—	39,660	39,660
Everly Roseland	4/28/2027	4/28/2029	S + 1.45%	5.78%	113,500	1,842	111,658	111,441
Midwest Industrial Portfolio	N/A	N/A	N/A	3.19%	N/A	N/A	—	70,000
Total mortgages payable							235,318	286,601
Deferred financing costs, net							(570)	(1,335)
Mortgages payable, net							$234,748	$285,266
(1)Assumes all available extension options are exercised upon meeting certain conditions, which may include payment of a non-refundable extension fee.
(2)The term “S” refers to the relevant floating benchmark rate, SOFR.
(3)Borrowings under the Revolving Credit Facility carry interest at a rate equal to (i) SOFR, (ii) SOFR with an interest period of one, three or six-months, or (iii) a Base Rate, where the base rate is the highest of (a) federal funds rate plus 0.5%, (b) the rate of interest as publicly announced by Bank of America, N.A. (“Bank of America”) as its “prime rate”, (c) SOFR with an interest period of one month plus 1.0%, or (d) 1.0%, in each case, plus an applicable margin that is based on our leverage ratio.
As of December 31, 2025, we were in compliance with all loan covenants in our revolving credit facility, secured lending and mortgage note agreements.
Revolving Credit Facility
We have a Revolving Credit Facility with Bank of America, which was amended on July 25, 2025. The amendment extended the maturity date from September 5, 2025 to July 23, 2027 and grants an option to extend the term to July 21, 2028, subject to certain conditions. With the amendment, the aggregate commitment is $100.0 million with an ability to request increases up to $250.0 million in aggregate commitments. With the amendment, the unused commitment fee was modified to be 0.25% if usage is less than 50% and 0.15% if usage is greater than or equal to 50% that accrues on the daily amount by which the aggregate commitments exceed the total outstanding balance of the Revolving Credit Facility.
Secured Lending Agreement
On December 9, 2025, we entered into a traditional repurchase agreement with Citibank. Our maximum facility size is $160.2 million with the ability to request increases up to $300.0 million, subject to certain conditions. We have pledged one investment in a commercial loans with a fair value of $83.1 million as collateral for this agreement. We segregate the commercial real estate loan that we have pledged as collateral in our books and records. Our repurchase agreement counterparty has the right to resell or repledge the collateral posted but has the obligation to return the pledged collateral upon maturity of the repurchase agreement.
We were not required to post any margin under our master repurchase agreements as of December 31, 2025. A margin deficiency may generally result from either a decline in the underlying loan’s market value or a shortfall in operating performance of the property. We may finance multiple commercial loan investments under a repurchase agreement; therefore, a margin excess in one asset could help mitigate a margin deficiency in another asset under the same repurchase agreement. We intend to maintain a level of liquidity that will enable us to meet margin calls. Master repurchase agreements are recourse obligations.

Mortgage Notes Payable
We have entered into mortgage notes that are secured by our real estate investments.
On February 28, 2025, we sold a 40% indirect leasehold interest in The Carmin student housing property and refinanced the mortgage note secured by the property. Proceeds from the new secured mortgage note were partially used to repay the existing mortgage. We incurred debt extinguishment charges of approximately $34,000 in connection with the refinancing of the mortgage note.
On April 24, 2025, we repaid the mortgage note secured by Meridian Business 940, Capital Park 2919, 3101 Agler and Earth City 13330 (collectively the Midwest Industrial Portfolio) in connection with our buyout of the joint venture partner. We incurred debt extinguishment charges of $0.5 million from the early repayment of the mortgage note.
Financing Obligation, Net

In connection with the sale and leaseback of The Carmin property, as of December 31, 2025, we hold a financing obligation on our condensed consolidated balance sheets of $54.0 million, net of debt issuance costs. We entered into a ground lease executed as a sale and leaseback transaction in 2021 whereby we sold The Carmin to an unaffiliated third party for $54.0 million and simultaneously leased back the property from the same unaffiliated third party for 104 years. We accounted for the sale and leaseback of The Carmin as a failed sale and leaseback transaction because the lease is classified as a finance lease. Accordingly, we did not recognize the sale of The Carmin, and we recorded the net proceeds from the sale as a financing lease obligation. We continue to account for the property as a real estate investment in our consolidated financial statements and depreciate the property as if we were the legal owner. We allocate the rental payments we make under the lease between interest expense and principal repayment of the financing obligation using the effective interest method and amortize over the 104 year lease term. The total principal payments will not exceed the difference between the gross proceeds from the sale of $54.0 million and the initial carrying value of the land of $17.6 million, resulting in maximum principal payments of $36.3 million over the term of the arrangement.
The following table presents the future principal payments due under our outstanding borrowings as of December 31, 2025:

Year (in thousands)	Revolving Credit Facility(1)	Secured Lending Agreement(1)	Mortgages Payable(1)	Financing Obligation	Total
2026	$—	$—	$—	$12	$12
2027	—	—	39,660	15	39,675
2028	40,000	—	—	18	40,018
2029	—	66,480	111,658	21	178,159
2030	—	—		25	25
Thereafter	—	—	84,000	36,245	120,245
Total	$40,000	$66,480	$235,318	$36,336	$378,134
(1) Assumes all extension options are exercised that may be extended at our option, subject to certain conditions.

11.Accounts Payable, Accrued Expenses and Other Liabilities
The following table summarizes the components of accounts payable, accrued expenses and other liabilities:

in thousands	December 31, 2025	December 31, 2024
Intangible liabilities, net	$8,454	$5,797
Real estate taxes payable	4,059	3,066
Accounts payable and accrued expenses	2,005	1,382
Tenant security deposits	2,204	1,651
Common stock repurchases	1,499	1,308
Accrued interest expense	1,382	1,300
Distributions payable	688	633
Prepaid rental income	588	86
Deferred tax liability	536	—
Derivative instruments	524	—
Subscriptions received in advance(1)	401	835
Total	$22,340	$16,058
(1)Represents subscriptions received by our transfer agent prior to the date the subscriptions are effective.
12.Redeemable Equity Instruments
Class N Redeemable Common Stock
The following table details the movement in our Class N redeemable common stock activity with MassMutual for the years ended December 31, 2025, 2024 and 2023:

Total
Balance at December 31, 2022	13,523,324
Distribution reinvestment	259,880
Balance at December 31, 2023	13,783,204
Distribution reinvestment	683,557
Balance at December 31, 2024	14,466,761
Distribution reinvestment	755,849
Balance at December 31, 2025	15,222,610
For the years ended December 31, 2025 and 2024, there was no adjustment to the value of the Class N shares held by MassMutual to our December 31, 2025 and 2024 NAV per Class N share because the NAV per Class N share remains below the initial amount reported. For the year ended December 31, 2023, we recorded a decrease to Class N redeemable common stock and an increase to additional paid-in capital of $35.0 million to adjust the value of the Class N shares held by MassMutual to our December 31, 2023 NAV per Class N share. The change in the redemption value does not affect income available to common stockholders.
MassMutual committed to purchase $400.0 million of Class N common stock in the Private Offerings and fully met its commitment as of December 31, 2022.
Beginning January 1, 2026 and continuing until we have repurchased $200.0 million of MassMutual shares, we are required to repurchase MassMutual shares on a monthly basis, subject to thresholds based on monthly net offering proceeds. In any month, MassMutual may choose to waive our obligation to repurchase shares. We are required to limit repurchases to ensure that the aggregate NAV of MassMutual shares is at least $50.0 million. MassMutual has waived this repurchase obligation through March 31, 2026.

Beginning January 1, 2026, MassMutual holds the right to request that we repurchase MassMutual shares on a monthly basis, subject to thresholds based on monthly net offering proceeds and the Company’s NAV. This right to request that we repurchase MassMutual shares is in addition to the requirement to repurchase MassMutual shares described in the preceding paragraph. We will not be required to repurchase (1) in any calendar year, more than $150.0 million of MassMutual shares or (2) in any calendar month, MassMutual shares with an aggregate repurchase price equal to more than 100% of the net proceeds to us from the sale of shares of our common stock during such month. MassMutual has not exercised the right to request repurchases as of March 26, 2026.
Exchange Rights and Registration Agreement
We have entered into an exchange rights and registration agreement with MassMutual (the “Registration Rights Agreement”). After September 28, 2025, MassMutual may require us to exchange all or a portion of its Class N shares for any class of shares of our common stock being sold in the Primary Offering and file and maintain an effective registration statement with the SEC (for no longer than three years) registering the offer and sale of the new shares issued in the exchange. As of December 31, 2025, MassMutual has not made a request to exchange its Class N shares. MassMutual's rights under the Registration Rights Agreement will terminate when its shares of our common stock have an aggregate NAV of less than $20.0 million.
Redeemable Non-controlling Interest in INREIT OP
In connection with its performance participation interest, the Special Limited Partner holds Class E units in INREIT OP. See Note 18 — “Related Party Transactions” for further details of the Special Limited Partner’s performance participation interest. Because the Special Limited Partner has the ability to redeem its Class E units for cash at its sole discretion, we have classified these Class E units as redeemable non-controlling interest in INREIT OP on our consolidated balance sheets. For the years ended December 31, 2025, 2024 and 2023, we recorded an increase to redeemable non-controlling interest in INREIT OP and a decrease to additional paid-in capital of approximately $35,000, $23,000 and $0.5 million, respectively, to adjust the value of the Class E units in INREIT OP held by the Special Limited Partner to our December 31, 2025, 2024 and 2023 NAV per Class E unit in INREIT OP.
The following table details the redeemable non-controlling interest in INREIT OP activity held by the Special Limited Partner:

	Years Ended December 31,
in thousands	2025	2024	2023
Net income (loss) allocated	$(55)	$21	$(82)
Distributions	$30	$211	$350
Adjustment to carrying value	$35	$23	$503
As the Class E units were fully repurchased as of December 31, 2025 there is no distribution payable to the Special Limited Partner. As of December 31, 2024, distributions payable to the Special Limited Partner was approximately $10,000.

13.Equity
Preferred Stock
We have 100,000,000 shares of preferred stock authorized with a par value of $0.01 per share. As of December 31, 2025 and December 31, 2024, we had zero shares of preferred stock issued and outstanding.
Common Stock
The following tables detail the movement in our outstanding shares of common stock for the years ended December 31, 2025, 2024 and 2023:

	Class T Shares	Class S Shares	Class D Shares	Class I Shares	Class E Shares	Class N Shares	Class S-PR Shares	Class K-PR Shares	Total
Balance at December 31, 2022	449,680	351,856	604,538	3,764,505	1,827,018	13,523,324	—	—	20,520,921
Issuance of common stock	159,258	174,949	224,961	1,156,356	56,812	—	—	—	1,772,336
Issuance of director awards	—	—	—	—	5,247	—	—	—	5,247
Common stock repurchased	(503)	—	(5,503)	(606,857)	(708,700)	—	—	—	(1,321,563)
Distribution reinvestment	4,970	1,463	8,602	18,736	10,212	259,880	—	—	303,863
Balance at December 31, 2023	613,405	528,268	832,598	4,332,740	1,190,589	13,783,204	—	—	21,280,804
Issuance of common stock	16,460	210,444	69,392	1,328,491	80,739	—	—	—	1,705,526
Exchange of common stock	—	—	—	(574)	547	—	—	—	(27)
Common stock repurchased	(7,369)	(23,124)	(40,081)	(1,013,135)	(53,241)	—	—	—	(1,136,950)
Distribution reinvestment	8,226	11,142	15,281	27,938	10,164	683,557	—	—	756,308
Balance at December 31, 2024	630,722	726,730	877,190	4,675,460	1,228,798	14,466,761	—	—	22,605,661
Issuance of common stock	34,781	98,249	31,903	465,377	121,350	—	27,718	25,510	804,888
Exchange of common stock	(353,618)	(351,766)	(362,060)	(299,200)	—	—	878,895	439,448	(48,301)
Common stock repurchased	(48,684)	(10,202)	(50,468)	(850,301)	(67,406)	—	—	—	(1,027,061)
Cancellation of common stock	—	—	—	—	(770)	—	—	—	(770)
Distribution reinvestment	8,686	17,880	17,359	37,724	11,336	755,849	—	126	848,960
Balance at December 31, 2025	271,887	480,891	513,924	4,029,060	1,293,308	15,222,610	906,613	465,084	23,183,377
Distributions
We generally intend to distribute substantially all of our taxable income to our stockholders each year to comply with the REIT provisions of the Internal Revenue Code. Taxable income does not necessarily equal net income as calculated in accordance with GAAP.
For the years ended December 31, 2025, 2024 and 2023, we declared distributions of $37.8 million, $36.8 million and $34.8 million, respectively. We accrued $2.5 million for distributions payable to related parties as a component of due to affiliates in our consolidated balance sheets as of December 31, 2025 and 2024, respectively. Additionally, we accrued $0.7 million and $0.6 million for distributions payable to third parties as a component of accounts payable and accrued expenses in our consolidated balance sheets as of December 31, 2025 and 2024, respectively.
The following table outlines the tax character of our distributions paid in 2025, 2024 and 2023 as a percentage of total distributions. The distributions declared on December 31, 2025, 2024 and 2023 were paid in January of the following year and are excluded from the analysis below as they were a tax event in the subsequent year.

	Ordinary Income	Capital Gains(1)	Return of Capital
2025 Tax Year	—%	30.18%	69.82%
2024 Tax Year	6.57%	85.23%	8.20%
2023 Tax Year	—%	—%	100.00%
(1)For the years ended December 31, 2025 and 2024, 91.35% and 36.9% of distributions characterized as Capital Gains (or 27.57% and 31.45% of total distributions paid) are comprised of Unrecaptured Section 1250 Gains.

The following tables detail the aggregate distributions declared per share for each applicable class of stock for the years ended December 31, 2025, 2024 and 2023:

	Year Ended December 31, 2025
	Series A Preferred Stock	Class T Common Stock	Class S Common Stock	Class D Common Stock	Class I Common Stock	Class E Common Stock	Class N Common Stock	Class S-PR Common Stock	Class K-PR Common Stock
Aggregate distributions declared per share	$—	$1.6657	$1.6657	$1.6657	$1.6657	$1.6657	$1.6657	$0.9720	$0.9720
Stockholder servicing fee per share(1)	—	(0.1710)	(0.1804)	(0.0546)	—	—	—	(0.0012)	—
Net distributions declared per share	$—	$1.4947	$1.4853	$1.6111	$1.6657	$1.6657	$1.6657	$0.9708	$0.9720

	Year Ended December 31, 2024
	Series A Preferred Stock	Class T Common Stock	Class S Common Stock	Class D Common Stock	Class I Common Stock	Class E Common Stock	Class N Common Stock	Class S-PR Common Stock	Class K-PR Common Stock
Aggregate distributions declared per share	$31.2500	$1.6677	$1.6677	$1.6677	$1.6677	$1.6677	$1.6677	$—	$—
Stockholder servicing fee per share(1)	—	(0.1030)	(0.1102)	(0.0411)	—	—	—	—	—
Net distributions declared per share	$31.2500	$1.5647	$1.5575	$1.6266	$1.6677	$1.6677	$1.6677	$—	$—

	Year Ended December 31, 2023
	Series A Preferred Stock	Class T Common Stock	Class S Common Stock	Class D Common Stock	Class I Common Stock	Class E Common Stock	Class N Common Stock	Class S-PR Common Stock	Class K-PR Common Stock
Aggregate distributions declared per share	$62.5000	$1.6657	$1.6657	$1.6657	$1.6657	$1.6657	$1.6657	$—	$—
Stockholder servicing fee per share(1)	—	(0.0940)	(0.0308)	(0.0389)	—	—	—	—	—
Net distributions declared per share	$62.5000	$1.5717	$1.6349	$1.6268	$1.6657	$1.6657	$1.6657	$—	$—
(1)See Note 18 — “ Related Party Transactions” for a discussion of our stockholder servicing fee.
Distribution Reinvestment Plan
We have adopted a distribution reinvestment plan whereby stockholders will have their cash distributions automatically reinvested in additional shares of common stock unless they elect to receive their distributions in cash. The per share purchase price for shares purchased (including fractional shares) under the distribution reinvestment plan is equal to the transaction price at the time the distribution is payable.
Share Repurchase Plan
We have adopted a share repurchase plan. On a monthly basis, our stockholders may request that we repurchase all or any portion of their shares. We may choose, in our discretion, to repurchase all, some or none of the shares that have been requested to be repurchased at the end of any month, subject to limitations in the share repurchase plan as described below. For the years ended December 31, 2025, 2024 and 2023, we repurchased 964,685 shares of common stock for $25.5 million, 1,092,323 shares of common stock for $30.3 million and 1,307,462 shares of common stock for $40.3 million, respectively. For the years ended December 31, 2025, 2024 and 2023, we fulfilled all repurchase requests that were made.

The total amount of share repurchases under the plan is limited to 2% of our aggregate NAV per month and 5% of our aggregate NAV per calendar quarter. Shares will be repurchased at a price equal to the transaction price on the applicable repurchase date, subject to any early repurchase deduction. Our transaction price will generally equal our prior month's NAV per share for that share class. Shares repurchased within one year of the date of issuance will be repurchased at 95% of the current transaction price (the “Early Repurchase Deduction”). The Early Repurchase Deduction will not apply to shares acquired through the distribution reinvestment plan, and we may waive the Early Repurchase Deduction in the case of repurchases resulting from a stockholder’s death, qualifying disability or divorce. Due to the illiquid nature of investments in real estate, we may not have sufficient liquid resources to fund repurchase requests, and we have established limitations on the amount of funds we may use for repurchases during any calendar month and quarter. Our board of directors may modify or suspend the share repurchase plan.
Share-Based Compensation Plan
During the years ended December 31, 2025 and 2024, we awarded independent members of our board of directors 11,522 and 8,724 Class E restricted shares, respectively, under our 2019 Equity Incentive Plan (the “Incentive Plan”). The restricted shares vest on the first anniversary of the grant date unless forfeited, subject to certain conditions that accelerate vesting. During the year ended December 31, 2023, we granted 2,775 Class E shares that vested 100% on the award date and 2,472 Class E restricted shares that vest on the first anniversary of the grant date unless forfeited under the Incentive Plan. For the years ended December 31, 2025, 2024 and 2023, we recognized $0.3 million, $0.1 million and approximately $98,000 of compensation expense related to these awards, respectively. The unrecognized stock compensation expense on the unvested awards is $0.3 million as of December 31, 2025. As of December 31, 2025, 2024 and 2023, 164,986, 175,739 and 184,463 shares of common stock remain available for future issuance under the Incentive Plan, respectively.
14.Earnings (Loss) Per Share
The following table summarizes our earnings (loss) per share for the years ended December 31, 2025, 2024 and 2023:

	For the Years Ended December 31,
in thousands, except per share amount	2025	2024	2023
Net income (loss) available to common stockholders	$(9,768)	$27,226	$(17,038)

Weighted average common shares outstanding	22,904,056	22,183,231	20,883,401
Effect of dilutive shares	—	2,082	333
Diluted weighted average common shares outstanding	22,904,056	22,181,149	20,883,068
Earnings (loss) per share:
Basic	$(0.43)	$1.23	$(0.82)
Diluted	$(0.43)	$1.23	$(0.82)
Refer to Note 2 — “Summary of Significant Accounting Policies” for additional information on the methodology used to calculate earnings (loss) per share.
15.Fair Value Measurements
A three-level valuation hierarchy exists for disclosure of fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. Observable inputs reflect readily obtainable data from independent sources, while unobservable inputs reflect our market assumptions. The three levels are defined as follows:
Level 1 — quoted prices are available in active markets for identical investments as of the measurement date. We do not adjust the quoted price for these investments.
Level 2 — quoted prices are available in markets that are not active or model inputs are based on inputs that are either directly or indirectly observable as of the measurement date.

Level 3 — pricing inputs are unobservable and include instances where there is minimal, if any, market activity for the investment. These inputs require significant judgment or estimation by management or third parties when determining fair value and generally represent anything that does not meet the criteria of Levels 1 and 2. Due to the inherent uncertainty of these estimates, these values may differ materially from the values that would have been used had a ready market for these investments existed.
Certain investments that are measured at fair value using NAV per share as a practical expedient are not required to be categorized in the fair value hierarchy tables. The total fair value of these investments is included in the tables below to permit reconciliation of the fair value hierarchy to amounts presented on our consolidated balance sheets. As of December 31, 2025 and 2024, none of these investments were expected to be sold at a value materially different than NAV.
Valuation of Assets and Liabilities Measured at Fair Value on a Recurring Basis
The following table details our assets measured at fair value on a recurring basis:

	December 31, 2025
	Fair Value Measurements Using:
in thousands	Level 1	Level 2	Level 3	NAV as a practical expedient	Total at Fair Value
Assets:
Investments in real estate-related securities	$2,008	$31,251	$—	$—	$33,259
Investments in commercial loans	—	—	95,335	—	95,335
Investment in affiliated fund	—	—	—	12,545	12,545
Interest rate swap	—	405	—	—	405
Total assets	$2,008	$31,656	$95,335	$12,545	$141,544
Liabilities:
Interest rate swaps	$—	$524	$—	$—	$524
Total liabilities	$—	$524	$—	$—	$524

	December 31, 2024
	Fair Value Measurements Using:
in thousands	Level 1	Level 2	Level 3	NAV as a practical expedient	Total at Fair Value
Assets:
Investments in real estate-related securities	$5,600	$50,872	$—	$—	$56,472
Investment in commercial loan	—	—	12,996	—	12,996
Investment in affiliated fund	—	—	—	21,342	21,342
Interest rate caps	—	237	—	—	237
Interest rate swap	—	1,496	—	—	1,496
Total assets	$5,600	$52,605	$12,996	$21,342	$92,543

Investments in commercial loans are carried at fair value based on significant unobservable inputs. The following table shows a reconciliation of the beginning and ending fair value measurements of our commercial real estate loan investments:

in thousands	Investments in Commercial Loans
Balance as of December 31, 2023	$34,626
Unrealized gain (loss)	170
Loan repayment	(21,800)
Balance as of December 31, 2024	$12,996
Loan origination	$83,100
Loan repayment	(761)
Balance as of December 31, 2025	$95,335

The following table shows the significant unobservable inputs related to the Level 3 fair value measurement of our investments in commercial loans as of December 31, 2025 and 2024:

			Weighted Average Rate
Type	Valuation Technique	Unobservable Input	December 31, 2025	December 31, 2024
Commercial loans	Discounted cash flow	Discount rate	8.75%	8.75%
The discount rate above is subject to change based on changes in economic and market conditions both current and anticipated, in addition to changes in use or timing of exit if applicable. These rates are also based on the location, type and nature of each property and related industry publications. Changes in discount rates result in increases or decreases in the fair values of these investments. The discount rates encompass, among other things, uncertainties in the valuation models with respect to terminal capitalization rates and the amount and timing of cash flows. It is not possible for us to predict the effect of future economic or market conditions based on our estimated fair values.
Valuation of Liabilities Not Carried at Fair Value
The following table presents the principal balance and estimated fair value of our liabilities that are not carried at fair value on the consolidated balance sheets:

	December 31, 2025		December 31, 2024
in thousands	Principal Balance	Estimated Fair Value	Principal Balance	Estimated Fair Value
Mortgage notes payable	$235,318	$234,532	$286,601	$283,937
Secured lending agreement	66,480	66,480	—	—
Revolving credit facility	40,000	40,000	—	—
Total	$341,798	$341,012	$286,601	$283,937
Valuation of Assets Measured at Fair Value on a Nonrecurring Basis
Our real estate investments are not measured at fair value on an ongoing basis but are subject to fair value adjustments when there is evidence of impairment. We review our real estate investments for impairment each quarter or when there is an event or change in circumstances that could indicate the carrying amount of these investments may not be recoverable.
During the years ended December 31, 2025 and 2024, we did not recognize any impairment losses on our real estate investments.
During the year ended December 31, 2023, we recognized an impairment loss of $1.7 million related to Cortona at Forest Park. The fair value of the real estate investment was $61.5 million and was primarily based on the sale price per the binding executed contracts which is considered a Level 3 input.
During the year end December 31, 2023, we also recognized an impairment of $6.2 million related to an investment in which the expectation was more likely than not that the investment would be sold significantly before the end of its previously estimated hold period. The fair value of the investment was $29.5 million and was determined using the income approach based on future assumptions of cash flows utilizing a discount rate of 8.5% and terminal capitalization rate of 7.3%, which are considered Level 3 inputs.
See Note 3 — “Investments in Real Estate, net” for additional information on impairment.

16.Variable Interest Entities
Consolidated Variable Interest Entities
Included within our consolidated financial statements as of December 31, 2025 and 2024 are six consolidated entities and one consolidated entity, respectively, that are VIEs for which we are the primary beneficiary. These entities were established to own and operate real estate property. Our involvement with these entities is through majority ownership and management of the property. The entities were deemed VIEs primarily because the unrelated investors do not have substantive kick-out rights to remove the managing partner by a vote of a simple majority or less and they do not have substantive participating rights. We determined that we are the primary beneficiary as (1) we have the power to direct activities of the VIEs that most significantly impact the VIEs economic performance and (2) we have the obligation to absorb losses or the right to receive benefits of the VIEs that could potentially be significant to the VIEs through our variable interests.
The majority of the operations of these VIEs are funded with cash flows generated from the properties. We have not provided financial support to these VIEs that we were not previously contractually required to provide, which consists primarily of funding expenses that are deemed necessary to continue to operate the entities and any operating cash shortfalls that the entities may experience.
Included within our consolidated financial statements as of December 31, 2025 and 2024 are four consolidated entities and two consolidated entities, respectively, that are VIEs that were established in connection with our DST Program. As of December 31, 2025, the entities within the DST Program include IREX Industrial Portfolio I DST, IREX II Storage Portfolio DST, IREX III Industrial Portfolio DST and IREX IV Industrial Portfolio DST. See additional information on the DST Program in Note 17 — “DST Program.” Our involvement with these entities is through our majority ownership and master lease agreements between us and the VIEs. These entities are deemed VIEs primarily because any equity ownership in the entities does not provide the equity owners voting rights. We determined that we are the primary beneficiary as (1) the VIEs have limited ongoing significant activities and we are responsible for the key decisions of the VIEs that were made at formation and have the power to direct the remaining activities of the VIEs such as the ability to exercise a fair market value purchase option and (2) we have the obligation to absorb losses or the right to receive benefits of the VIEs that could potentially be significant to the VIEs through the Company’s variable interests.
The majority of the operations of the VIEs are funded with cash flows from the master leases between the VIEs and wholly-owned subsidiaries of the Operating Partnership. We have not provided any financial support to the VIEs other than the interests described in Note 17 — “DST Program.”
The table below summarizes the consolidated VIEs and the classification of the restricted assets and non-recourse VIE liabilities on our consolidated balance sheets:

in thousands	December 31, 2025	December 31, 2024
Total number of consolidated VIEs	10	3

Restricted Assets:
Investments in real estate, net	$463,322	$155,313
Cash and cash equivalents	6,547	2,254
Intangible assets, net	18,005	7,025
Other assets	1,829	1,108
Total Restricted Assets	$489,703	$165,700

VIE Non-Recourse Liabilities
Mortgages payable, net	$83,442	$—
Financing obligation, net	53,983	—
Accounts payable, accrued expenses, and other liabilities	8,249	4,147
Total VIE Non-Recourse Liabilities:	$145,674	$4,147

Unconsolidated Variable Interest Entities
The table below summarizes the unconsolidated VIEs on our consolidated balance sheets:

in thousands	December 31, 2025
Investments in Unconsolidated Entities	Carrying Amount	Maximum Risk of Loss	Ownership Percentage(1)
San Simeon Preferred Equity	$30,056	$24,400	—
Retail GP Fund	22,308	26,700	4.5% - 9.0%
Homestead	230	2,700	50%
Total unconsolidated variable interest entities	$52,594	$53,800

in thousands	December 31, 2024
Investments in Unconsolidated Entities	Carrying Amount	Maximum Risk of Loss	Ownership Percentage(1)
San Simeon Preferred Equity	$28,693	$24,400	—%
Retail GP Fund	22,019	22,200	4.5% - 9.0%
Homestead	94	2,700	50%
Total unconsolidated variable interest entities	$50,806	$49,300
(1)Ownership percentage represents our entitlement to residual distributions after payments of priority returns, where applicable. Preferred equity investment ownership percentages are not presented.
We have concluded that these investments are VIEs primarily because the equity investors at risk lack the ability to make decisions that significantly impact the economic performance of the entities. We have determined that we are not the primary beneficiary because we either do not have the power or share the power to direct the activities of the VIEs that most significantly impact the VIEs’ economic performance. We have not provided financial support to the VIEs that we were not previously contractually required to provide.

17.DST Program
In February 2023, we, through our Operating Partnership, initiated the DST Program to issue and sell up to a maximum aggregate offering amount of $3.0 billion of beneficial interests in specific DSTs holding the DST Properties. Under the DST Program, each DST Property may be sourced from our real estate properties or from third parties, will be held in a separate DST, and will be leased by a wholly-owned subsidiary of the Operating Partnership in accordance with a master lease agreement. Each master lease agreement is guaranteed by the Operating Partnership, which has a fair market value purchase option (the “FMV Option”) giving it the right, but not the obligation, to acquire the interests in the applicable DST from the investors any time after two years from the closing of the applicable DST offering in exchange for units of the Operating Partnership (“OP Units”) or cash, at our sole discretion. After a one-year holding period, investors who receive OP Units under the FMV Option generally have the right to cause the Operating Partnership to redeem all or a portion of their OP Units for, at our sole discretion, shares of common stock, cash, or a combination of both.
The sale of beneficial interests in the DST are accounted for as sales of equity interests. As of December 31, 2025 and 2024, we have raised $219.3 million and $46.5 million net proceeds, respectively, related to the DST Program which is included in non-controlling interests on our consolidated balance sheets.
As of December 31, 2025, the following investments are included in our DST Program:

13034 Excelsior	5201 Industry
Bend Self-Storage Portfolio	Clarksville Self-Storage Portfolio
River Road Storage	South Loop Storage
University Parkway Storage	Meridian Business 340
Capital Park 2919	3101 Agler
International Business 4535	Buckhorn Industrial
Interstate Commerce
Under the master lease, we are responsible for subleasing the DST Properties to tenants and for covering all costs associated with operating the underlying DST Properties. The rental revenues and property operating expenses associated with the underlying property are included in the respective line items on our consolidated statements of operations. The net amount we receive from the underlying DST Properties may be more or less than the amount we pay to the investors in the relevant DST and could fluctuate over time.

18.Related Party Transactions
Due to Affiliates
The following table details the components of due to affiliates:

in thousands	December 31, 2025	December 31, 2024
Advanced organization and offering expenses	$6,789	$6,789
Advanced operating expenses	5,386	5,386
Accrued reimbursable operating expenses(1)	3,849	4,898
Accrued stockholder servicing fee	2,527	2,506
Distributions payable	2,525	2,511
Accrued management fee	611	375
Accrued reimbursable organization and offering expenses(1)	534	1,403
Performance participation interest	151	—
Share-based compensation payable	23	—
Accrued affiliate service provider expenses	—	92
Total	$22,395	$23,960
(1)We reimburse the Adviser on a quarterly basis for all accrued operating expenses incurred subsequent to December 31, 2021 and accrued organization and offering expenses incurred subsequent to December 31, 2022. See the ‘Accrued Reimbursable Operating, Organization and Offering Expenses’ section below for further details.
Management Fee and Performance Participation Interest
We are externally managed by the Adviser, a registered investment adviser and an indirect, wholly-owned subsidiary of Invesco. The Adviser is at all times subject to the supervision and oversight of our board of directors and has only such functions and authority as we delegate to it.
We pay the Adviser a management fee equal to 1.0% of NAV for Class T shares, Class S shares, Class D shares, Class I shares, Class S-PR shares and Class K-PR shares per annum calculated and payable monthly. In addition, we will pay the Adviser 1.0% per annum payable monthly of the total consideration received by us for selling interests in the DST Program to third-party investors, which will be allocated among all classes of common stock based on each class’s relative percentage of aggregate NAV. We will also pay the Adviser a management fee equal to 1.0% of NAV for INREIT OP Class T, Class S, Class S-1, Class S-2, Class D, Class D-2, Class I, Class S-PR, Class S-PR1, Class S-PR2 and Class K-PR units not held by us or the Adviser per annum. We will not pay a management fee on the Class E shares or INREIT OP Class E units. Commencing on January 16, 2030, we will pay the Adviser a management fee equal to 1.0% of NAV for Class N shares and INREIT OP Class N units not held by us or the Adviser per annum. The value of our investment in CMI, an affiliate of Invesco managed by our Adviser, is excluded from NAV for purposes of calculating the management fee. The Adviser may elect to receive its management fee in cash, shares of our Class I common stock, shares of our Class E common stock, INREIT OP Class I units or INREIT OP Class E units. For the years ended December 31, 2025, 2024 and 2023, we incurred management fees of $3.0 million, $2.0 million and $1.7 million, respectively. The unpaid portion of these fees are accrued as a component of due to affiliates on our consolidated balance sheets. For the years ended December 31, 2025, 2024 and 2023, we issued 97,995, 67,028 and 53,181 Class E shares, respectively, to the Adviser as payment for the management fee. The shares issued to the Adviser for payment of the management fee were issued at the applicable NAV per share at the end of each month for which the fee was earned. During the years ended December 31, 2025, 2024 and 2023, the Adviser submitted 62,377, 44,627 and 14,101 Class E shares for repurchase by the Company, for a total repurchase amount of $1.8 million, $1.3 million and $0.4 million, respectively.

The Special Limited Partner holds a performance participation interest in INREIT OP that entitles it to receive an allocation from INREIT OP equal to (1) with respect to all INREIT OP units other than Class N units and Class E units, 12.5% of the Total Return, subject to a 6.0% Hurdle Amount and a High Water Mark, with a Catch-Up (each such term as defined in the limited partnership agreement of INREIT OP), and (2) with respect to Class N units, 10.0% of the Class N Total Return, subject to a 7.0% Class N Hurdle Amount and a Class N High Water Mark, with a Catch-Up (each such term as defined in the limited partnership agreement of INREIT OP). The Special Limited Partner may elect to receive payment of the performance participation interest in cash, INREIT OP Class I units or INREIT OP Class E units. The performance participation interest is calculated and payable on an annual basis. For the year ended December 31, 2025, we accrued $0.2 million for the Special Limited Partner’s performance participation interest. For the years ended December 31, 2024 and 2023, the Special Limited Partner did not earn a performance participation interest. During the years ended December 31, 2025, 2024 and 2023, the Special Limited Partner submitted 71,205, 118,486 and 38,643 Class E units for repurchase by the Company, for a total repurchase amount of $2.0 million, $3.5 million and $1.2 million, respectively. As of December 31, 2025, all Class E units have been repurchased by the Special Limited Partner.
Reimbursement of Expenses Incurred by Adviser
The Adviser and its affiliates provide us with our management team, including our officers and appropriate support personnel. Each of our officers is an employee of the Adviser or one of its affiliates. We do not have any employees. In addition, the Adviser and its affiliates facilitate the payment of certain reimbursable operational costs and bundled contracts to third-party vendors that directly relate to the ongoing management operations of the Company. These expenses may include costs for third-party software, tenant relations, property management assessment, regulatory compliance, and IT support. The Adviser and its affiliates also facilitate the payment of reimbursable travel expenses incurred by the management team and support personnel on behalf of the Company. During the year ended December 31, 2025, we incurred $1.6 million for expenses incurred by the Adviser and during the years ended December 31, 2024 and 2023 we incurred $1.0 million respectively, for expenses incurred by the Adviser.
Stockholder Servicing Fees and Other Selling Commissions
Invesco Distributors, Inc. (“the Dealer Manager”) is a registered broker-dealer affiliated with the Adviser and is entitled to receive selling commissions, dealer manager fees and stockholder servicing fees for Class T, Class S and Class D shares sold in the Public Offering and Class S-PR shares sold in the Private Offerings. The Dealer Manager reallows (pays) all or a portion of the stockholder servicing fees to participating broker-dealers and servicing broker-dealers for ongoing stockholder services performed by such broker-dealers and will waive stockholder servicing fees to the extent a broker-dealer is not eligible to receive it for failure to provide such services.
We accrue the full amount of stockholder servicing fees payable as an offering cost at the time each Class T, Class S and Class D share is sold during the Public Offering and each Class S-PR share is sold during the Private Offering. During the years ended December 31, 2025 and 2024, we paid the Dealer Manager $0.2 million and $0.3 million, respectively, of commissions, dealer manager fees and stockholder servicing fees with respect to the outstanding Class T, Class S, Class D and Class S-PR shares.
The following table presents the upfront selling commissions and dealer manager fees for each class of shares sold in the Public Offering and the Private Offering, and the stockholder servicing fee per annum based on the aggregate outstanding NAV:

	Class T Shares	Class S Shares	Class D Shares	Class I Shares	Class E Shares	Class S-PR Shares	Class K-PR Shares	Class N Shares
Maximum Upfront Selling Commissions (% of Transaction Price)	up to 3.0%(1)	up to 3.5%	up to 1.5%	—	—	up to 3.5%	—	—
Maximum Upfront Dealer Manager Fees (% of Transaction Price)	0.50%(1)	—	—	—	—	—	—	—
Stockholder Servicing Fee (% of NAV)	0.85%(2)	0.85%	0.25%	—	—	0.85%	—	—
(1)For Class T shares sold in the Public Offering (other than as part of our distribution reinvestment plan), investors will pay upfront selling commissions of up to 3.0% of the transaction price and upfront dealer manager fees of 0.5% of the transaction price, however such amounts may vary at certain participating broker-dealers, provided that the sum will not exceed 3.5% of the transaction price.
(2)Consists of a representative stockholder servicing fee (0.65% per annum) and a dealer stockholder servicing fee (0.20% per annum).

We will cease paying the stockholder servicing fee with respect to any Class T share, Class S share or Class D share held in a stockholder’s account at the end of the month in which the Dealer Manager in conjunction with the transfer agent determines that total upfront selling commissions, dealer manager fees and stockholder servicing fees paid with respect to the shares held by such stockholder within such account would exceed, in the aggregate, 8.75% (or, in the case of Class T shares sold through certain participating broker-dealers, a lower limit as set forth in the applicable agreement between the Dealer Manager and a participating broker-dealer at the time such Class T shares were issued) of the gross proceeds from the sale of such shares (including the gross proceeds of any shares issued under our distribution reinvestment plan upon the reinvestment of distributions paid with respect thereto or with respect to any shares issued under our distribution reinvestment plan directly or indirectly attributable to such shares). At the end of such month, each such Class T share, Class S share or Class D share will convert into a number of Class I shares (including any fractional shares), with an equivalent aggregate NAV as such share. Such servicing fee limit does not apply to the Class S-PR shares.
DST Program Fees and Expenses
Invesco Distributors, Inc. serves as the dealer manager for the DST Program. We pay the dealer manager upfront selling commissions of up to 5.0% of Interests sold, upfront dealer manager fees of up to 1.0% of Interests sold and placement fees of up to 1.0% of the Interests sold, some or all of which may be waived or reallowed to participating broker-dealers. For the years ended December 31, 2025, 2024 and 2023, we incurred upfront selling commissions, upfront dealer manager and placement fees of $2.6 million, $0.4 million and approximately $23,000, respectively.

The DST dealer manager receives an investor servicing fee equal to 0.25% per annum of Interests sold, net of upfront fees and reimbursements, some or all of which may be waived or reallowed to participating broker-dealers. For the years ended December 31, 2025, 2024 and 2023, the expense incurred for investor servicing fees was $0.3 million, approximately $52,000 and less than $1,000, respectively.
Invesco DST Manager LLC, a subsidiary of the Adviser, is paid a management fee equal to 0.15% per annum of Interests sold, net of upfront fees and reimbursements, to serve as manager and signatory trustee of the DSTs. For the years ended December 31, 2025, 2024 and 2023, the expense incurred for management fees was $0.2 million, approximately $31,000 and less than $1,000, respectively.
For the first DST Offering, an affiliate of Invesco received an organizational and offering expense reimbursement from the beneficial owners of 0.5% of Interests sold. The first DST Offering closed in December 2024. As such, we did not incur any organizational and offering expense reimbursement fees for the year ended December 31, 2025. For the years ended December 31, 2024 and 2023, we incurred organizational and offering expense reimbursement fees of $0.1 million and approximately $37,000, respectively. For every subsequent DST Offering, our Operating Partnership receives an organizational and offering expense reimbursement from the beneficial owners of 0.5% of Interests sold. For the years ended December 31, 2025 and 2024, we recorded income from organizational and offering expense reimbursement of $0.9 million and $0.1 million, respectively, recorded as a component of other revenue on our consolidated statement of operations. As the subsequent DST Offerings commenced in 2024, we did not record any income from organizational and offering expense reimbursement for the year ended December 31, 2023.
Our Operating Partnership receives a closing cost reimbursement equal to 0.5% of Interests sold. For the years ended December 31, 2025, 2024 and 2023, we recorded income from closing cost reimbursements of $0.9 million, $0.1 million and approximately $37,000, respectively, recorded as a component of other revenue on our consolidated statement of operations.
See additional information on the DST Program in Note 17 — “DST Program.”

Related Party Share Ownership
The table below shows the amount of shares and the total purchase price of those shares held by affiliates as of December 31, 2025, 2024 and 2023, excluding the Class E Shares issued for payment of the management fee held by the Adviser as described above.

	December 31, 2025
in thousands, except share amounts	Class T Shares	Class S Shares	Class D Shares	Class I Shares	Class E Shares	Class N Shares	Class S-PR Shares	Class K-PR Shares	Total Purchase Price
MassMutual	—	—	—	—	—	15,222,611	—	—	$447,075
Invesco Global Property Plus Fund	—	—	—	147,960	834,416	—	—	—	29,500
Invesco Realty, Inc.	90	91	91	—	—	—	878,995	439,448	39,016
Members of our board of directors and employees of our Adviser(1)	—	—	—	—	138,102	—	—	—	3,850
	90	91	91	147,960	972,518	15,222,611	878,995	439,448	$519,441

	December 31, 2024
in thousands, except share amounts	Class T Shares	Class S Shares	Class D Shares	Class I Shares	Class E Shares	Class N Shares	Class S-PR Shares	Class K-PR Shares	Total Purchase Price
MassMutual	—	—	—	—	—	14,466,761	—	—	$426,204
Invesco Global Property Plus Fund	—	—	—	790,720	834,415	—	—	—	46,500
Invesco Realty, Inc.	351,856	351,856	351,856	311,283	—	—	—	—	39,016
Members of our board of directors and employees of our Adviser(1)	—	—	—	—	125,600	—	—	—	3,479
	351,856	351,856	351,856	1,102,003	960,015	14,466,761	—	—	$515,199

	December 31, 2023
in thousands, except share amounts	Class T Shares	Class S Shares	Class D Shares	Class I Shares	Class E Shares	Class N Shares	Class S-PR Shares	Class K-PR Shares	Total Purchase Price
MassMutual	—	—	—	—	—	13,783,203	—	—	$406,504
Invesco Global Property Plus Fund	—	—	—	1,582,753	834,415	—	—	—	68,500
Invesco Realty, Inc.	351,856	351,856	351,856	311,283	—	—	—	—	39,016
Members of our board of directors and employees of our Adviser(1)	—	—	—	—	115,033	—	—	—	3,174
	351,856	351,856	351,856	1,894,036	949,448	13,783,203	—	—	$517,194
(1)Members of our board of directors and employees of our Adviser are made up of officers of the Company or employees who serve on the Company’s steering committee. This includes stock awards issued to members of our board of directors under our Share-Based Compensation Plan. Total Purchase Price for stock awards issued under our Share-Based Compensation Plan represents the value of shares issued as equity compensation.
Advanced Operating Expenses
The Adviser advanced all of our operating expenses on our behalf through December 31, 2021. Beginning January 2022 and ceasing September 2022, we began ratably reimbursing the Adviser over 60 months for the operating expenses incurred prior to December 31, 2021 and will recommence reimbursements to the Adviser following the earlier of (1) the date that our NAV reaches $1.0 billion and (2) December 31, 2027. As of December 31, 2025 and 2024, we have $5.4 million, respectively, due to the Adviser for advanced operating expenses that are recorded as a component of due to affiliates on our consolidated balance sheets.

Advanced Organization and Offering Expenses
The Adviser advanced all of our organization and offering expenses (other than upfront selling commissions, dealer manager fees, and ongoing stockholder servicing fees) incurred through December 31, 2022. We will begin reimbursing the Adviser for advanced organization and offering expenses upon the earlier of (1) the date that our NAV reaches $1.0 billion and (2) December 31, 2027. We will reimburse the Adviser for all of our advanced expenses ratably over 60 months following such date. As of December 31, 2025 and 2024, we have $6.8 million, respectively, due to the Adviser for advanced organization and offering expenses that are recorded as a component of due to affiliates on our consolidated balance sheets.
Accrued Reimbursable Operating, Organization and Offering Expenses
In January 2022, we began reimbursing the Adviser on a quarterly basis for operating expenses incurred subsequent to December 31, 2021. As of December 31, 2025 and 2024, we have $3.8 million and $4.9 million, respectively, due to the Adviser for operating expenses. The amount due to the Adviser is recorded as a component of due to affiliates on our consolidated balance sheets.
In January 2023, we began reimbursing the Adviser on a quarterly basis for organization and offering expenses incurred subsequent to December 31, 2022. As of December 31, 2025 and 2024, we have $0.5 million and $1.4 million, respectively, due to the Adviser for organization and offering expenses that are recorded as a component of due to affiliates on our consolidated balance sheets.
On September 30, 2025, the Adviser agreed to reimburse us $1.1 million for operating expenses incurred by us for third-party support for our DST Program. We recorded this as a reduction of general and administrative expenses on our consolidated statements of operations and due to affiliates on our consolidated balance sheets.
Operating Expenses Reimbursement
Under our charter, we may reimburse the Adviser, at the end of each fiscal quarter, for total operating expenses paid by the Adviser. However, we may not reimburse the Adviser at the end of any fiscal quarter for total operating expenses (as defined in our charter) that, in the four consecutive fiscal quarters then ended, exceed the greater of 2% of average invested assets or 25% of net income determined without reduction for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of our assets for that period (the “2%/25% Guidelines”).
We may reimburse the Adviser for expenses in excess of the 2%/25% Guidelines if a majority of our independent directors determines that such excess expenses (an “Excess Amount”) are justified based on unusual and non-recurring factors. Operating expenses for the four fiscal quarters ended December 31, 2025 did not exceed the charter-imposed limitation.
Accrued Affiliate Service Provider Expenses
The Company has engaged Homestead Communities, LLC, in which we hold a 50% ownership interest, to provide property management services (including leasing, revenue management, accounting, legal and contract management, expense management and capital expenditure project services) and asset management services for our manufactured housing properties.
During the year ended December 31, 2025, we incurred $0.1 million of expenses due to Homestead for services in connection with the management of our manufactured housing properties. We did not incur these expenses during the years ended December 31, 2024 and 2023 as we did not own any manufactured housing properties. All management fees paid to Homestead are included in rental property operating expenses on our consolidated statements of operations.
The Company has engaged and expects to continue to engage Pine Tree Commercial Realty, LLC (“Pine Tree”), a wholly owned subsidiary of PTCR Holdco, LLC, in which we have a preferred equity investment, to provide property management services (including leasing, revenue management, accounting, legal and contract management, expense management and capital expenditure project services) for Cortlandt Crossing. The cost for such services is a percentage of the gross receipts and project costs, respectively.
During the years ended December 31, 2025, 2024 and 2023, we incurred $0.2 million of expenses, respectively, due to Pine Tree for services in connection with the property management of Cortlandt Crossing. All property management fees paid to Pine Tree are included in rental property operating expenses on our consolidated statements of operations.

Co-Investments with Affiliated Products
We formed a joint venture with Invesco U.S. Income Fund L.P., an affiliate of Invesco, to acquire an 85% interest in the Sunbelt Medical Office Portfolio. We and Invesco U.S. Income Fund L.P. each hold a 50% interest in the joint venture.
We hold a 50% ownership interest in a real estate operating company focused on the aggregation and asset management of manufactured housing through Homestead Communities, LLC. Invesco U.S. Income Fund L.P. owns the remaining 50% ownership interest.
See additional discussion in Note 4 — “Investments in Unconsolidated Entities.”

We hold our interest in Everly Roseland through a 60% consolidated ownership interest in Everly Roseland Co-Invest, a co-investment between INREIT OP and Invesco Real Estate Atlas US Everly LLC, an affiliate of Invesco and a majority owned subsidiary of Invesco Global Property Plus Fund. The Everly Roseland Co-Invest holds a 95% consolidated ownership interest in a joint venture with a third-party.
Investment in Affiliated Fund
As of December 31, 2025, we have an investment of $12.5 million in CMI, an affiliate of Invesco managed by our Adviser. CMI invests primarily in mortgage loans that are collateralized by commercial and residential real estate throughout the United States.
Captive Insurance Program
In March 2024, the Adviser established a captive insurance program to provide a portion of the “all risk property insurance” for real estate properties managed by the Adviser and its affiliates in the United States, including the properties owned by us. In connection with our participation in the captive insurance program, we or our property-owning subsidiaries will be a member of a Vermont mutual insurance company (the “Mutual Insurance Company”) formed by the Adviser. We are required to pay to the Mutual Insurance Company our pro rata share of the premium for this first loss retention insurance. The Adviser’s affiliated Vermont insurance company, IRE Core Insurance Services LLC, provides certain administrative services for the Mutual Insurance Company and is entitled to reimbursement from the Mutual Insurance Company (and thus, indirectly, from us and other participants) for such services at cost. In addition, the Mutual Insurance Company will reimburse IRE Core Insurance Services LLC for the fees and costs of certain third-party service providers retained in connection with such administrative services. For the years ended December 31, 2025 and 2024, we incurred $0.5 million for our wholly owned properties, respectively, as well as $0.1 million for our properties held through joint ventures, respectively, related to the captive insurance program which are recorded as a component of rental property operating expenses and income (loss) from unconsolidated entities, net, respectively, on our consolidated statement of operations. We did not incur any expenses related to the captive insurance program for the year ended December 31, 2023.
Adviser Capital Markets Service
We entered into a Financing Introduction Agreement, dated July 21, 2025, with the Adviser pursuant to which we pay the Adviser a fee to provide financing arrangement services upon the closing of mortgage financing on our assets. During the year ended December 31, 2025, we paid the Adviser a fee of $0.1 million for such services.
As the mortgage refinance transaction related to the Sunbelt Medical Office Portfolio is held in the Invesco JV, the total fee of $0.2 million was paid pro rata with U.S. Income Fund L.P. based on our respective ownership interest.
Other
As of December 31, 2025, we have a commitment of $30.0 million from Invesco Realty, Inc. that collateralizes our Revolving Credit Facility. As of December 31, 2024, we had a commitment of $65.0 million and on July 25, 2025, the commitment was reduced by $35.0 million pursuant to and in accordance with the terms of the amended Revolving Credit Facility. We may be required to call capital under this commitment to repay outstanding obligations under our Revolving Credit Facility in the event of default, however this commitment is not available to fund our operating or investing activities. As of December 31, 2025, we have not called any of the commitment.

MassMutual, an affiliate of Invesco, is the sole holder of our Class N redeemable common stock. See additional information on MassMutual’s investment in the Company in Note 12 — “Redeemable Equity Instruments.”
19.Economic Dependency
We are dependent on the Adviser and its affiliates for certain essential services, including the sale of shares of our common stock, acquisition and disposition decisions, and certain other responsibilities. If the Adviser and its affiliates are unable to provide such services, we would be required to find alternative service providers.
20.Commitments and Contingencies
Commitments and contingencies may arise in the ordinary course of business. As of December 31, 2025, we had an unfunded commitment of $3.2 million for one of our commercial real estate loan investments. The unfunded commitment consists of funding for leasing costs, interest reserves and capital expenditures. Funding depends on timing of lease-up, renovation and capital improvements as well as satisfaction of certain cash flow tests. Therefore, the exact timing and amounts of such future loan fundings are uncertain. We expect to fund our loan commitment over the remaining term of the related loan of five years.

We have also committed to pay counterparty legal, diligence and other fees in connection with new financing facilities in the ordinary course of business.
From time to time, we may be involved in various claims and legal actions arising in the ordinary course of business. As of December 31, 2025, we were not involved in any material legal proceedings.

Subsequent to December 31, 2025, we issued a $1.0 million letter of credit to a borrower within ITP LLC under our existing credit facility with Bank of America. The letter of credit was primarily issued to satisfy certain liquidity requirements of the borrower. It is subject to the same terms and conditions as the underlying credit agreement and reduces our available borrowing capacity by the amount issued. We have the right to be reimbursed by the borrower for any amounts paid under the letter of credit and do not anticipate any material losses.
21.Tenant Leases
Our real estate properties are leased to tenants under operating lease agreements that expire on various dates. Our tenants have the option to extend or terminate certain leases at their discretion and also have termination options that may result in additional fees due to the Company.
We recognize rental revenue on a straight-line basis over the life of the lease, including any rent steps or abatement provisions. Our tenant leases do not have material residual value guarantees or material restrictive covenants.
The following table details the components of our operating lease income:

	For the Year Ended December 31,
in thousands	2025	2024	2023
Fixed lease payments	$53,955	$52,865	$55,018
Variable lease payments	9,748	6,438	7,356
Rental revenue	$63,703	$59,303	$62,374

Aggregate minimum annual rentals for our consolidated real estate investments through the non-cancelable lease term are as follows:

in thousands
Year	Future Minimum Rents(1)
2026	$28,894
2027	26,716
2028	25,000
2029	21,625
2030	18,890
Thereafter	68,414
Total	$189,539
(1)Includes leases for our industrial, office and retail properties which typically have long-term leases over multiple years. All other properties issue short term-leases which have no contractual obligations for future years.
Certain leases provide for additional rental amounts based upon the recovery of actual operating expenses in excess of specified base amounts or contractual increases as defined in the lease agreement. These contractual contingent rentals are not included in the table above.
22.Segment Reporting
As of December 31, 2025, we operated in nine reportable segments: healthcare, office, industrial, self-storage, multifamily, student housing, grocery-anchored retail, real estate debt and real estate-related securities. Real estate debt includes originated commercial loans, the preferred equity investment in San Simeon Preferred Equity and our investment in an affiliated debt fund. We allocate resources and evaluate results based on the performance of each segment individually.
Our chief operating decision maker (“CODM”) for each segment is a group comprised of the Company’s Chief Executive Officer, President and Chief Financial Officer. The CODM is responsible for making investments in properties, real estate ventures and real-estate related securities and reviews the financial reports for each real estate sector and investment on a regular basis. The financial reports for each segment and investment are reviewed based on net operating income, a cash flow measure of operating performance that includes real estate revenue, income from commercial loans, rental property operating expenses, the net of revenues and rental property operating expenses of unconsolidated entities excluding depreciation and amortization, income from our investment in an affiliated fund and income from our real estate-related securities on a regular basis. Therefore, net operating income is the key performance metric that is used to make investment decisions and captures the unique operating characteristics of each segment.
The segment expenses regularly provided to the CODM that are used to manage our real estate segment operations are rental property operating expenses. Rental property operating expenses include real estate taxes, property insurance, repairs and maintenance, property management fees, utilities and other costs associated with owning real estate.

The following table summarizes our total assets by segment:

in thousands	December 31, 2025	December 31, 2024
Healthcare	$59,524	$64,292
Office	88,171	29,270
Industrial	285,031	216,473
Self-Storage	70,420	71,242
Multifamily	227,748	193,547
Student Housing	146,950	151,382
Grocery-Anchored Retail	61,065	62,843
Real Estate Debt	138,248	63,161
Real Estate-Related Securities	33,433	56,472
Corporate and Other	90,326	74,397
Total assets	$1,200,916	$983,079

The following table summarizes our financial results by segment for the year ended December 31, 2025:

in thousands	Healthcare	Office	Industrial	Self-Storage	Multifamily	Student Housing	Grocery-Anchored Retail	Real Estate Debt	Real Estate-Related Securities	Corporate and Other	Total
Revenues:
Rental revenue	$—	$3,022	$17,796	$6,502	$17,019	$12,611	$5,639	$—	$—	$1,114	$63,703
Income from commercial loans	—	—	—	—	—	—	—	2,750	—	—	2,750
Other revenue	—	—	349	588	430	1,190	4	15	—	1,859	4,435
Total revenues	—	3,022	18,145	7,090	17,449	13,801	5,643	2,765	—	2,973	70,888

Expenses:
Rental property operating	—	593	5,937	3,478	8,472	6,242	2,048	—	—	428	27,198
Total expenses	—	593	5,937	3,478	8,472	6,242	2,048	—	—	428	27,198
Income (loss) from unconsolidated entities, net	3,400	—	—	—	—	—	—	3,351	—	4,104	10,855
Income (loss) from investment in affiliated fund, net	—	—	—	—	—	—	—	1,224	—	—	1,224
Gain (loss) from real estate-related securities, net	—	—	—	—	—	—	—	—	2,840	—	2,840
Segment net operating income (loss)	$3,400	$2,429	$12,208	$3,612	$8,977	$7,559	$3,595	$7,340	$2,840	$6,649	$58,609

Depreciation and amortization	$(6,101)	$(1,489)	$(10,271)	$(1,842)	$(9,177)	$(4,854)	$(2,078)	$—	$—	$(3,962)	$(39,774)

General and administrative											(7,128)
Gain (loss) on derivative instruments, net											(339)
Unrealized gain (loss) on commercial loans											1
Debt extinguishment charges											(485)
Interest income											2,239
Interest expense											(17,153)
Management fee - related party											(3,018)
Performance participation interest - related party											(151)
Other income (expense)											(872)
Net income (loss) attributable to Invesco Real Estate Income Trust Inc.											$(8,071)
Net (income) loss attributable to non-controlling interests in consolidated joint ventures											$(1,642)
Net (income) loss attributable to non-controlling interest in INREIT OP											(55)
Net income (loss) attributable to common stockholders											$(9,768)

The following table reconciles our segment income from unconsolidated entities to income (loss) from unconsolidated entities, net on our consolidated statements of operations for the year ended December 31, 2025:

in thousands
Segment income (loss) from unconsolidated entities	$10,855
Depreciation and amortization attributable to unconsolidated entities	(8,657)
Income (loss) from unconsolidated entities, net	$2,198
The following table reconciles our segment depreciation and amortization to depreciation and amortization on our consolidated statements of operations for the year ended December 31, 2025:

in thousands
Segment depreciation and amortization	$(39,774)
Depreciation and amortization attributable to unconsolidated entities	8,657
Depreciation and amortization	$(31,117)

The following table summarizes our financial results by segment for the year ended December 31, 2024:

in thousands	Healthcare	Office	Industrial	Self-Storage	Multifamily	Student Housing	Grocery-Anchored Retail	Real Estate Debt	Real Estate-Related Securities	Corporate and Other	Total
Revenues:
Rental revenue	$—	$2,990	$9,844	$8,456	$12,145	$20,283	$5,585	$—	$—	$—	$59,303
Income from commercial loans	—	—	—	—	—	—	—	3,701	—	—	3,701
Other revenue	—	—	354	876	274	1,356	2	—	—	228	3,090
Total revenues	—	2,990	10,198	9,332	12,419	21,639	5,587	3,701	—	228	66,094

Expenses:
Rental property operating	—	587	3,650	4,274	5,095	9,646	1,874	—	—	435	25,561
Total expenses	—	587	3,650	4,274	5,095	9,646	1,874	—	—	435	25,561
Income (loss) from unconsolidated entities, net	3,741	—	—	—	—	—	—	3,233	—	5,239	12,213
Income (loss) from investment in affiliated fund, net	—	—	—	—	—	—	—	1,498	—	—	1,498
Gain (loss) from real estate-related securities, net	—	—	—	—	—	—	—	—	3,688	—	3,688
Segment net operating income (loss)	$3,741	$2,403	$6,548	$5,058	$7,324	$11,993	$3,713	$8,432	$3,688	$5,032	$57,932

Depreciation and amortization	$(6,497)	$(1,367)	$(5,737)	$(2,559)	$(5,840)	$(6,962)	$(2,085)	$—	$—	$(3,240)	$(34,287)

General and administrative											(7,714)
Gain (loss) on derivative instruments, net											2,001
Unrealized gain (loss) on commercial loans											170
Gain (loss) from disposition of investments in real estate											33,628
Debt extinguishment charges											(193)
Interest income											1,761
Interest expense											(24,171)
Management fee - related party											(2,013)
Other income (expense)											(370)
Net income (loss) attributable to Invesco Real Estate Income Trust Inc.											$26,744
Dividends to preferred stockholders											$(4)
Issuance and redemption costs of redeemed preferred stock											(24)
Net (income) loss attributable to non-controlling interests in consolidated joint ventures											531
Net (income) loss attributable to non-controlling interest in INREIT OP											(21)
Net income (loss) attributable to common stockholders											$27,226

The following table reconciles our segment income from unconsolidated entities to income (loss) from unconsolidated entities, net on our consolidated statements of operations for the year ended December 31, 2024:

in thousands
Segment income (loss) from unconsolidated entities	$12,213
Depreciation and amortization attributable to unconsolidated entities	(9,737)
Income (loss) from unconsolidated entities, net	$2,476
The following table reconciles our segment depreciation and amortization to depreciation and amortization on our consolidated statements of operations for the year ended December 31, 2024:

in thousands
Segment depreciation and amortization	$(34,287)
Depreciation and amortization attributable to unconsolidated entities	9,737
Depreciation and amortization	$(24,550)

The following table summarizes our financial results by segment for the year ended December 31, 2023:

in thousands	Healthcare	Office	Industrial	Self-Storage	Multifamily	Student Housing	Grocery-Anchored Retail	Real Estate Debt	Real Estate-Related Securities	Corporate and Other	Total
Revenues:
Rental revenue	$—	$2,916	$10,737	$8,345	$15,719	$18,930	$5,727	$—	$—	$—	$62,374
Income from commercial loans	—	—	—	—	—	—	—	4,439	—	—	4,439
Other revenue	—	—	347	932	616	1,261	—	—	—	37	3,193
Total revenues	—	2,916	11,084	9,277	16,335	20,191	5,727	4,439	—	37	70,006

Expenses:
Rental property operating	—	541	4,974	4,142	5,823	7,997	1,852	—	—	322	25,651
Total expenses	—	541	4,974	4,142	5,823	7,997	1,852	—	—	322	25,651
Income (loss) from unconsolidated entities, net	4,010	—	—	—	—	—	—	3,028	—	4,465	11,503
Income (loss) from investment in affiliated fund, net	—	—	—	—	—	—	—	493	—	—	493
Gain (loss) from real estate-related securities, net	—	—	—	—	—	—	—	—	1,027	—	1,027
Segment net operating income (loss)	$4,010	$2,375	$6,110	$5,135	$10,512	$12,194	$3,875	$7,960	$1,027	$4,180	$57,378

Depreciation and amortization	$(7,175)	$(1,665)	$(5,555)	$(3,789)	$(5,909)	$(6,570)	$(1,997)	$—	$—	$(2,426)	$(35,086)

General and administrative											(4,836)
Gain (loss) on derivative instruments, net											1,662
Unrealized gain (loss) on commercial loans											(181)
Impairment loss on investments in real estate											(7,924)
Gain (loss) from disposition of investments in real estate											54
Debt extinguishment charges											(632)
Interest income											111
Interest expense											(27,265)
Management fee - related party											(1,720)
Other income (expense)											(346)
Net income (loss) attributable to Invesco Real Estate Income Trust Inc.											$(18,785)
Dividends to preferred stockholders											$(8)
Net (income) loss attributable to non-controlling interests in consolidated joint ventures											1,673
Net (income) loss attributable to non-controlling interest in INREIT OP											82
Net income (loss) attributable to common stockholders											$(17,038)

The following table reconciles our segment income from unconsolidated entities to income (loss) from unconsolidated entities, net on our consolidated statements of operations for the year ended December 31, 2023:

in thousands
Segment income (loss) from unconsolidated entities	$11,503
Depreciation and amortization attributable to unconsolidated entities	(9,595)
Income (loss) from unconsolidated entities, net	$1,908
The following table reconciles our segment depreciation and amortization to depreciation and amortization on our consolidated statements of operations for the year ended December 31, 2023:

in thousands
Segment depreciation and amortization	$(35,086)
Depreciation and amortization attributable to unconsolidated entities	9,595
Depreciation and amortization	$(25,491)

23.Subsequent Events
Investments

Subsequent to December 31, 2025, we originated the Sync DFW Multifamily Portfolio Loan, a floating-rate loan secured by two multifamily properties located in Dallas, Texas, with a total commitment of $114.0 million. The loan earns interest at one-month term SOFR plus 2.60% and a maturity date of January 9, 2028, with three 12-month extension options.

Subsequent to December 31, 2025, we amended our joint venture agreement related to The Carmin student housing property resulting in a new consolidated ownership interest of 57%.

Revolving Credit Facility

Subsequent to December 31, 2025, we drew an additional $20.0 million on our Revolving Credit Facility. We then repaid the principal outstanding balance of $60.0 million.

Schedule III - Real Estate and Accumulated Depreciation as of December 31, 2025

in thousands						Initial Cost		Costs Capitalized Subsequent to Acquisition		Gross Amounts at which Carried at the Close of Period(1)
Property Name	Property Location	Property Type	Year Acquired	Year Built	Encumbrances	Land and Land Improvements	Building and Improvements	Land and Land Improvements	Building and Improvements	Land and Land Improvements	Building and Improvements	Total	Accumulated Depreciation	Depreciable Lives(2)
Willows Commerce 9805	Redmond, WA	Office	2020	1998	$—	$8,660	$18,109	$—	$3,531	$8,660	$21,640	$30,300	$(4,677)	(2)
13034 Excelsior	Norwalk, CA	Industrial	2020	1984	—	3,865	13,036	—	789	3,865	13,825	17,690	(2,029)	(2)
5201 Industry	Pico Rivera, CA	Industrial	2020	1990	—	2,115	9,180	—	—	2,115	9,180	11,295	(1,230)	(2)
Meridian Business 940	Aurora, IL	Industrial	2021	1998	—	5,626	19,858	—	142	5,626	20,000	25,626	(2,647)	(2)
Capital Park 2919	Grove City, OH	Industrial	2022	2000	—	5,877	22,938	—	61	5,877	22,999	28,876	(2,684)	(2)
3101 Agler Road	Columbus, OH	Industrial	2022	2021	—	1,947	15,511	—	7	1,947	15,518	17,465	(1,939)	(2)
Earth City 13330	Earth City, MO	Industrial	2022	1994	—	5,524	28,381	—	420	5,524	28,801	34,325	(3,743)	(2)
River Road Storage	Salem, OR	Self-Storage	2021	2006	—	3,292	10,628	19	112	3,311	10,740	14,051	(1,464)	(2)
South Loop Storage	Houston, TX	Self-Storage	2021	2002	—	1,881	7,776	16	78	1,897	7,854	9,751	(945)	(2)
The Carmin	Tempe, AZ	Student Housing	2021	2017	84,000	18,406	135,886	213	4,113	18,619	139,999	158,619	(14,994)	(2)
University Parkway Storage	Winston-Salem, NC	Self-Storage	2022	2008	—	2,267	8,718	92	199	2,359	8,917	11,276	(946)	(2)
Bend Self-Storage Portfolio	Bend, OR	Self-Storage	2022	2018	—	3,350	13,189	13	51	3,363	13,240	16,603	(1,322)	(2)
Clarksville Self-Storage Portfolio	Clarksville, TN	Self-Storage	2022	2002	—	4,660	17,259	348	124	5,008	17,383	22,391	(2,080)	(2)
Everly Roseland	Roseland, NJ	Multifamily	2022	1980	111,658	53,200	102,347	—	8,137	53,200	110,484	163,684	(15,957)	(2)
Cortlandt Crossing	Mohegan Lake, NY	Grocery-Anchored Retail	2022	2018	39,660	20,383	36,578	—	882	20,383	37,460	57,843	(5,246)	(2)
International Business 4535	Charlotte, NC	Industrial	2024	1998	—	1,865	7,427	—	—	1,865	7,427	9,292	(327)	(2)
Elan at Bluffview	Dallas, TX	Multifamily	2024	2008	—	5,693	28,883	99	577	5,792	29,460	35,252	(1,149)	(2)
NJ Exit 5 Industrial Portfolio	Lumberton, NJ	Industrial	2024	1998	—	16,585	43,284	—	44	16,585	43,328	59,913	(1,500)	(2)
Tanner Road MHC	Houston, TX	Manufactured Housing Community	2025	1996	—	8,990	—	8	—	8,998	—	8,998	(122)	(2)
Buckhorn Industrial	Mebane, NC	Industrial	2025	2024	—	3,359	31,465	—	—	3,359	31,465	34,824	(370)	(2)
Fleetwood Apartments	Las Vegas, NV	Multifamily	2025	2008	—	7,523	32,368	—	—	7,523	32,368	39,891	(417)	(2)
Arizona MHC Portfolio	Tucson, AZ	Manufactured Housing Community	2025	1961	—	12,991	1,461	128	—	13,119	1,461	14,580	(183)	(2)
Interstate Commerce	Fort Pierce, FL	Industrial	2025	2023	—	10,808	22,124	—	—	10,808	22,124	32,932	(221)	(2)
Silver Shores MHC	Everett, WA	Manufactured Housing Community	2025	1980	—	12,795	446	—	—	12,795	446	13,241	(36)	(2)
Elizabeth on Seventh	Charlotte, NC	Office	2025	2022	—	6,915	42,695	—	—	6,915	42,695	49,609	(56)	(2)
Portfolio Total					$235,318	$228,577	$669,547	$936	$19,267	$229,513	$688,814	$918,327	$(66,284)
(1)As of December 31, 2025, the aggregate cost basis for tax purposes was $850.6 million.
(2)Refer to Note 2 — “Summary of Significant Accounting Policies” to our consolidated financial statements for details of depreciable lives.

The total included on Schedule III does not include furniture, fixtures and equipment totaling $10.7 million. Accumulated depreciation does not include $5.1 million of accumulated depreciation related to furniture, fixtures and equipment.
The following table summarizes activity for real estate and accumulated depreciation for the years ended December 31, 2025, 2024 and 2023:

in thousands	December 31, 2025	December 31, 2024	December 31, 2023
Real Estate:
Balance at the beginning of year	$721,178	$712,369	$770,565
Additions during the year:
Land and land improvements	63,661	27,603	444
Building and improvements	133,488	82,907	8,458
Dispositions during the year:
Land and land improvements	—	(10,163)	(8,381)
Building and improvements	—	(91,538)	(51,139)
Impairment of investments in real estate	—	—	(7,578)
Balance at the end of the year	$918,327	$721,178	$712,369

Accumulated Depreciation:
Balance at the beginning of year	$(45,991)	$(34,869)	$(20,860)
Accumulated depreciation	(20,293)	(19,066)	(18,897)
Dispositions	—	7,944	4,888
Balance at the end of the year	$(66,284)	$(45,991)	$(34,869)

Exhibit 99.1

CONSOLIDATED FINANCIAL STATEMENTS

Vida JV LLC & Subsidiaries

(A Limited Liability Company)
For the Years Ended December 31, 2025, 2024 and 2023
With Report of Independent Auditors

Vida JV LLC & Subsidiaries

Consolidated Financial Statements

For the Years Ended December 31, 2025, 2024 and 2023

Table of Contents

Report of Independent Auditors	2

Consolidated Financial Statements

Consolidated Balance Sheets	4

Consolidated Statements of Operations	5

Consolidated Statements of Changes in Members' Equity	6

Consolidated Statements of Cash Flows	7

Notes to Consolidated Financial Statements	8

Supplemental Information: Schedule III - Real Estate and Accumulated Depreciation	17
1

Report of Independent Auditors

To the Management of Vida JV LLC
Opinion
We have audited the accompanying consolidated financial statements of Vida JV LLC and its subsidiaries (the "Company"), which comprise the consolidated balance sheets as of December 31, 2025 and 2024, and the related consolidated statements of operations, of changes in members' equity and of cash flows for each of the three years in the period ended December 31, 2025, including the related notes and schedule of real estate and accumulated depreciation as of December 31, 2025 (collectively referred to as the "consolidated financial statements").
In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2025 in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors' Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for one year after the date the consolidated financial statements are available to be issued.
Auditors' Responsibilities for the Audit of the Consolidated Financial Statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors' report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.
2

In performing an audit in accordance with US GAAS, we:
•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ PricewaterhouseCoopers LLP
Dallas, Texas
February 27, 2026
3

Vida JV LLC & Subsidiaries Consolidated Balance Sheets

Assets:	December 31, 2025	December 31, 2024
Real estate investments:
Real property owned:
Land and land improvements	$ 62,865,776	$ 62,865,776
Buildings and improvements	311,449,616	304,476,024
Less accumulated depreciation and amortization	(53,226,504)	(42,804,730)
Net real property owned	321,088,888	324,537,070
Lease intangibles, net	17,332,805	18,692,383
Operating leases right-of-use assets, net	7,957,370	8,118,418
Finance leases right-of-use assets, net	5,404,365	5,522,056
Net real estate investments	351,783,428	356,869,927
Other assets:
Cash and cash equivalents	2,144,956	5,366,264
Restricted cash	410,953	153,353
Straight-line rent receivable	8,659,071	8,216,394
Receivables and other assets	1,662,356	5,801,861
Total other assets	12,877,336	19,537,872
Total assets	$ 364,660,764	$ 376,407,799
Liabilities and equity
Liabilities:
Secured debt, net	$ 202,962,395	$ 202,829,684
Operating lease liabilities, net	4,222,145	4,202,074
Finance lease liabilities, net	7,406,752	7,350,675
Accrued expenses and other liabilities	10,846,908	11,408,660
Total Liabilities	225,438,200	225,791,093
Equity: Members equity	147,010,816	152,110,816
Accumulated income	(7,788,252)	(1,494,110)
Total Equity	139,222,564	150,616,706
Total liabilities and equity	$ 364,660,764	$ 376,407,799
See accompanying notes to the consolidated financial statements
4

Vida JV LLC & Subsidiaries Consolidated Statements of Operations

	For Year Ended December 31,
Revenues:	2025	2024	2023
Rental income	$ 37,913,938	$ 38,538,321	$ 37,382,586
Total revenues	37,913,938	38,538,321	37,382,586
Expenses: Property operating expenses	13,726,977	14,102,657	13,510,435
Interest expense	14,979,854	17,231,287	16,763,984
Loss (gain) on derivative instrument	646,108	(2,055,083)	(2,524,346)
Depreciation and amortization	14,186,545	15,171,700	16,815,766
General and administrative expenses	615,207	556,416	651,802
Total expenses	44,154,691	45,006,977	45,217,641
Income (loss) from operations before income taxes	(6,240,753)	(6,468,656)	(7,835,055)
Income tax expense	(53,389)	(60,887)	(50,933)
Net income (loss)	$ (6,294,142)	$ (6,529,543)	$ (7,885,988)
See accompanying notes to the consolidated financial statements
5

Vida JV LLC & Subsidiaries Consolidated Statements of Changes in Members' Equity For the Years Ended December 31, 2025, 2024 and 2023

	Welltower inc.			Vida MOB Portfolio Co-Invest LLC
	Member's Equity	Accumulated Income (Deficit)	Member's Equity	Accumulated Income (Deficit)	Total Equity
Balance at December 31, 2022	$ 26,086,622 $	1,938,213	$ 147,824,194 $	10,983,208	$ 186,832,237
Net income (loss)	—	(1,182,898)	—	(6,703,090)	(7,885,988)
Cash distributions	(1,440,000)	—	(8,160,000)	—	(9,600,000)
Balance at December 31, 2023	$ 24,646,622 $	755,315	$ 139,664,194 $	4,280.118	$ 169,346,249
Net income (loss)	—	(979,431)	—	(5,550,112)	(6,529,543)
Cash distributions	(1,830,000)	—	(10,370,000)	—	(12,200,000)
Balance at December 31, 2024	$ 22,816,622 $	(224,116)	$ 129,294,194 $	(1,269,994)	$ 150,616,706
Net income (loss)	—	(944,121)	—	(5,350,021)	(6,294,142)
Cash distributions	(765,000)	—	(4,335,000)	—	(5,100,000)
Balance at December 31, 2025	$ 22,051,622 $	(1,168,237)	$ 124,959,194 $	(6,620,015)	$ 139,222,564
See accompanying notes to the consolidated financial statements
6

Vida JV LLC & Subsidiaries Consolidated Statements of Cash Flows

	For Year Ended December 31,
Operating activities	2025	2024	2023
Net Income (loss)	$ (6,294,142)	$ (6,529,543)	$ (7,885,988)
Adjustments to reconcile net income to net cash provided from (used in) operating activities:
Depreciation and amortization expense	14,064,626	15,054,010	16,698,076
Amortization of deferred financing costs	955,711	968,266	968,267
Amortization related to above/below market leases, net	72,983	101,515	140,686
Rental income in excess of cash received	(442,677)	(1,128,448)	(1,887,870)
Loss (gain) on derivative instrument	3,869,016	7,377,264	7,367,472
Amortization of right-of-use assets	278,739	279,651	280,630
Accrued interest on lease liabilities	76,148	77,842	79,354
(Increase) decrease in receivables and other assets	270,489	1,361,868	(892,565)
Increase (decrease) in accrued expenses and other liabilities	(357,796)	737,146	(1,125,628)
Net cash provided from (used in) operating activities	12,493,097	18,299,571	13,742,434
Investing activities
Capital expenditures on real estate investments	(9,533,805)	(6,532,424)	(4,228,007)
Proceeds from insurance casualty claims	—	—	277,977
Net cash provided from (used in) investing activities	(9,533,805)	(6,532,424)	(3,950,030)
Financing activities
Secured debt issuance	1,503,658	1,278,145	1,689,197
Payments for deferred financing costs	(2,326,658)	—	—
Cash distributions to Welltower Inc.	(765,000)	(1,830,000)	(1,440,000)
Cash distributions to Vida MOB Portfolio Co-Invest LLC	(4,335,000)	(10,370,000)	(8,160,000)
Net cash provided from (used in) financing activities	(5,923,000)	(10,921,855)	(7,910,803)
Increase (decrease) in cash, cash equivalents and restricted cash	(2,963,708)	845,292	1,881,601
Cash, cash equivalents and restricted cash at beginning of period	5,519,617	4,674,325	2,792,724
Cash, cash equivalents and restricted cash at end of period	$ 2,555,909	$ 5,519,617	$ 4,674,325
Reconciliation of cash and cash equivalents and restricted cash to the consolidated balance sheet:
Cash and cash equivalents	2,144,956	5,366,264	4,420,250
Restricted cash	410,953	153,353	254,075
Total cash and cash equivalents and restricted cash	$ 2,555,909	$ 5,519,617	$ 4,674,325
Supplemental cash flow information:
Interest paid, net of interest received (Note 8)	$ 9,600,894	$ 6,686,670	$ 5,375,857
Accrued capital expenditures	$ 1,728,751	$ 1,742,203	$ 957,627
See accompanying notes to the consolidated financial statements
7

Vida JV LLC & Subsidiaries
Notes to Consolidated Financial Statements
1.Business and Organization
Vida JV LLC and its subsidiaries (“the Company”, “we” or “our”) were formed on July 6, 2020 under the laws of the state of Delaware. The Company was formed to facilitate the ownership of outpatient medical properties. On September 29, 2020 (inception), the Company commenced operations with the purchase of 13 properties and on December 23, 2020, the Company purchased an additional five properties. On February 4, 2021, the Company purchased two additional properties. Together, the 20 properties are referred to as the “Portfolio” or the “Portfolios”.
The Portfolios were purchased by the Company from Welltower Inc. or subsidiaries of Welltower Inc. who retained a 15% ownership interest. The remaining 85% is owned by Vida MOB Portfolio Co-Invest LLC, which is a partnership between Invesco U.S. Income REIT, LLC and Invesco REIT Operating Partnership, LP ("Investors"). The Investors are represented by their advisor, Invesco Advisers, Inc. (“Invesco”), an affiliate of Invesco Real Estate.
2.Summary of Significant Accounting Policies
The Company’s financial statements have been prepared on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The significant accounting policies are summarized below.
Principles of Consolidation
The consolidated financial statements include the accounts of Vida JV LLC and its wholly owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation.
Use of Estimates
The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) requires us to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates
Real Property
Real estate acquisitions are generally classified as asset acquisitions for which we record tangible assets and identifiable intangible assets and liabilities at cost on a relative fair value basis. Liabilities assumed and any associated noncontrolling interests are reflected at fair value. Tangible assets primarily consist of land, buildings and improvements. In making estimates of relative fair value, we utilize a number of sources including independent appraisals, our own analysis of recently acquired or developed and existing comparable properties in our portfolio and other market data.
For real estate acquisitions accounted for as business combinations, we allocate the acquisition consideration to the assets acquired, liabilities assumed and noncontrolling interests at fair value as of the acquisition date. Any excess of the consideration transferred relative to the fair value of the net assets acquired is accounted for as goodwill.
We assess relative fair value based on estimated cash flow projections that utilize discount and/or capitalization rates that we deem appropriate, as well as other available market information. We estimate future cash flows based on a number of factors including historical operating results, known and anticipated trends, and market and economic conditions. The fair value of the tangible assets of an acquired property considers the value of the property as if it were vacant. Tangible assets primarily consist of land, building and improvements. Tangible assets are depreciated on a straight-line basis over their estimated useful lives, which are 40 years for buildings and five to 15 years for improvements.
Intangible assets (liabilities) consist of in-place leases and above (below) market tenant leases acquired with the acquisitions. We also consider an allocation of purchase price to acquired intangibles, including acquired in-place leases that may have a customer relationship intangible value, including but not limited to the nature and extent of the existing relationship with the tenants, the tenants’ credit quality and expectations of lease renewals. The value allocable to the above or below market component of the acquired in-place lease is determined by a third-party appraiser based upon the present value (using a discount rate which reflects the risks associated with the acquired leases) of the difference between (i) the contractual amounts to be paid pursuant to the lease over its remaining term, and (ii) an estimate of the amounts that would be paid using market rental rates over the remaining term of the lease. The amounts allocated to above market leases are included in lease intangibles and below market leases are included in accrued expenses and other liabilities on the balance sheets and are amortized to rental income over the remaining terms of the respective leases.
Transaction costs primarily represent costs incurred with acquisitions including due diligence costs, fees for legal and valuation services, termination of pre-existing relationships computed based on the fair value of the assets acquired, lease termination fees and other acquisition-related costs. Transaction costs directly related to asset acquisitions are capitalized as a component of purchase price and all other noncapitalizable costs are reflected in other expenses on our Consolidated Statements of Comprehensive Income. Transaction costs related to business combinations are expensed as incurred.
We consider incremental, direct costs incurred in conjunction with re-leasing properties, including tenant improvements and lease commissions, to represent the acquisition of productive assets and accordingly such costs are reflected as investment activities in our statement of cash flows.
8

Vida JV LLC & Subsidiaries
Notes to Consolidated Financial Statements

The net book value of long-lived assets is reviewed quarterly on a property by property basis to determine if facts and circumstances suggest that the assets may be impaired or that the depreciable life may need to be reduced. We consider external factors relating to each asset. If these factors and the projected undiscounted cash flows of the assets over the remaining estimated hold period indicate that the asset will not be recoverable, the carrying value is reduced to the estimated fair market value. In addition, we are exposed to the risks inherent in concentrating investments in real estate, and, the health care industry. A downturn in the real estate industry could adversely affect the value of our properties and our ability to sell the properties for a price or on terms acceptable to us. No impairments were recorded for the years ended December 31, 2025, 2024 and 2023.
Cash and Cash Equivalents
Cash and cash equivalents consist of all highly liquid investments with an original maturity of three months or less. The Company is subject to concentrations of credit risk as a result of its temporary cash investments. The Company places its temporary cash investments with high credit quality financial institutions in order to mitigate that risk. Throughout the year, the Company may have cash balances in excess of federally insured amounts on deposit with various financial institutions.
Restricted Cash
Restricted cash primarily consists of escrows for future payments of capital improvements.
Receivables
Trade accounts receivables represent amounts for which the rental/lease income has been earned and cash has not yet been received. We review past due rent receivable balances for collectability. If it is concluded that it is not probable all contractual rent payments will be collected, we will begin to recognize income based only on the cash received.
Leases
The Company accounts for leases under ASC 842, which requires lessees to recognize assets and liabilities on their consolidated balance sheets related to the rights and obligations created by most leases, while continuing to recognize expenses on their consolidated statements of operations over the lease term. The Company determined that the lease component is the primary component for leases in which it is the lessor and thus variable lease payments (primarily common area maintenance reimbursements) are recognized as part of the lease payment in accordance with ASC 842.
For leases greater than 12 months for which we are the lessee, such as ground leases, leases of real properties and corporate office leases, we recognize a right-of use asset and related lease liability on the Consolidated Balance Sheets at inception of the lease. The lease liability is calculated as the sum of the present value of minimum lease payments at lease commencement (discounted using our secured incremental borrowing rate). Certain of our lease agreements have options to extend or terminate the lease upon meeting certain criteria. The lease term utilized in the calculation of the lease liability includes these options if they are considered reasonably certain of exercise. The right-of-use asset is calculated as the lease liability, adjusted for the following: (i) any lease payments made to the lessor at or before the commencement date, minus any lease incentives received and (ii) any initial direct costs incurred. For leases with a noncancellable lease term of 12 months or less for which we are the lessee, we recognize expenses on a straight-line basis and do not recognize such leases on the Consolidated Balance Sheets.
Income Allocation
For financial reporting purposes, income, gain, loss, credits and deductions are allocated as outlined in the Limited Liability Company Agreement (“LLC Agreement”). Operating cash flow is distributed to the members in proportion to their respective ownership percentages.
Cash proceeds resulting from a material capital transaction such as a refinance, insurance proceeds, or sale of a property are distributed in the following manner:
1.First, to the members on a proportionate basis until their capital accounts are reduced to zero.
2.Second, to the members on a proportionate basis until Vida MOB Portfolio Co-Invest LLC has achieved a rate of return equal to 12%.
3.Third, 80% of the remaining amount to the members on a proportionate basis and 20% of the remaining amount to Welltower Inc.
Cash proceeds resulting from the liquidation of the Company are also distributed as outlined as above, after the payment of any loans or other liabilities of the Company.
9

Vida JV LLC & Subsidiaries
Notes to Consolidated Financial Statements
Fair Value of Derivative Instruments
Derivatives are recorded at fair value on the balance sheet as assets or liabilities. The valuation of derivative instruments requires us to make estimates and judgments that affect the fair value of the instruments. Fair values of our derivatives are estimated by pricing models that consider the forward yield curves and discount rates. The fair value of our forward exchange contracts are estimated by pricing models that consider foreign currency spot rates, forward trade rates and discount rates. Such amounts and the recognition of such amounts are subject to estimates that may change in the future. See Note 8 for additional information.
Deferred Financing Costs
Deferred loan expenses are costs incurred by us in connection with the issuance, assumption and amendments of debt arrangements. Deferred loan expenses related to debt instruments, excluding the primary unsecured credit facility, are recorded as a reduction of the related debt liability. We amortize these costs over the term of the debt using the straight-line method, which approximates the effective interest method.
Revenue Recognition
A significant source of our revenue is generated through leasing arrangements and accounted for under ASC 842, Leases (“ASC 842”). Leases with fixed annual rental escalators are generally recognized on a straight-line basis over the initial lease period, subject to a collectability assessment. Rental income related to leases with contingent rental escalators is generally recorded based on the contractual cash rental payments due for the period. Leases in our portfolio typically include some form of operating expense reimbursement by the tenant, and upon adoption of ASC 842, we elected the lessor practical expedient to not separate non-lease components from the associated lease components resulting in presenting the revenue as leasing revenue on the Consolidated Statements of Comprehensive Income. Certain payments made to tenants are treated as lease incentives and amortized as a reduction of revenue over the lease term.
Income Taxes
The Company is a limited liability company treated as a partnership for federal income tax purposes with all income tax liabilities or benefits of the Company being passed through to the members. As such, no recognition of federal income taxes for the Company or its subsidiaries that are organized as limited liability companies has been provided for in the accompanying consolidated financial statements. Income tax expense represents state and local taxes. The Company is subject to gross margin taxes in the State of Texas where some of the properties are located. This expense is included in income tax expense on the Consolidated Statement of Operations. Given the applicable statute of limitations, we generally are subject to audit by the Internal Revenue Service (“IRS”) for the year ended December 31, 2022 and subsequent years. The statute of limitations may vary in the states in which we own properties or conduct business. We do not expect to be subject to audit by state taxing authorities for any year prior to the year ended December 31, 2021.
The members’ capital reflected in the accompanying consolidated financial statements may differ from amounts reported in the Company’s federal income tax returns because of differences in accounting policies adopted for financial and tax reporting purposes. The qualification as a LLC for tax purposes, and the amount of distributable member income or loss are subject to examination by the Internal Revenue Service.
ASC 740-10-25, Income Taxes, Overall Recognition describes a comprehensive model for the measurement, recognition, presentation and disclosure of uncertain tax positions in the financial statements. Under the interpretation, the financial statements will reflect expected future tax consequences of such positions presuming the tax authorities have full knowledge of the position and all relevant facts, but without considering time values. The Company had no uncertain tax positions that required an accrual for the years ended December 31, 2025 and December 31, 2024.
3.Real Estate Investments and Acquisitions
The Company had no acquisitions in the periods reported, but did recognize $6,973,592 and $6,047,499 in capital expenditures for the periods December 31, 2025 and December 31, 2024, respectively.
10

Vida JV LLC & Subsidiaries
Notes to Consolidated Financial Statements

4.Real Estate Intangibles
The following is a summary of our real estate intangibles, excluding those related to ground leases or classified as held for sale, as of the dates indicated:

	December 31, 2025	December 31, 2024
Assets: In place lease intangibles	$ 45,490,152	$ 45,490,152
Above market tenant leases	2,870	2,869,766
Lease commissions	6,007,576	3,460,814
Gross acquired lease intangibles	54,367	51,820,732
Accumulated amortization	(37,034,689)	(33,128,349)
Net book value	$ 17,332,805	$ 18,692,383
Weighted-average amortization period in years	8.4	8.5
Liabilities:
Below market tenant leases	$ 4,309,656	$ 4,309,656
Accumulated amortization	(1,817,722)	(1,627,218)
Net book value	$ 2,491,934	$ 2,682,438
Weighted-average amortization period in years	47.7	46.2

The following is a summary of real estate intangible amortization income (expense) for the periods presented:

	Year Ended December, 31
	2025	2024	2023
Rental income related to above/below market tenant leases, net	$ 72,983	$102	$ 140,686
Amortization related to lease intangibles	3,066,949	4,307	6,185,750
The estimated future amortization of our intangibles for each of the next five years and thereafter as of December 31, 2025 is:
		Assets	Liabilities
2026		$ 3,596,449	$ 149,688
2027		2,461.825	141.676
2028		2,209.003	138.141
2029		1,558.236	120.155
2030		1,268.349	120.155
Thereafter		6,238,943	1,822,119
Total		$ 17,332,805	$ 2,491,934
5.Transactions with Affiliates
The Company entered into a property management agreement with Healthcare Property Managers of America (HPMA), an affiliate of Welltower Inc., to provide property management services to the Portfolio. The agreement has a term of five years and expires in September of 2025. In October 2025, Remedy Medical Properties took over the property management services excluding the accounting services performed at the property, which have been retained by Welltower Inc.
Property management fees are charged to the properties at various percentages ranging from 1.0% to 5.0% of gross rental receipts for all properties. The property management fee is payable monthly. Total property management fees incurred for the years ended 2025, 2024, and 2023 were $1,298,863, $1,324,060 and $1,154,768, respectively. These fees are included in property operating expenses on the Consolidated Statements of Operations.
11

Vida JV LLC & Subsidiaries
Notes to Consolidated Financial Statements
The LLC Agreement also provides for an oversight fee owed to HPMA for services rendered in connection with asset management, accounting and reporting. The annual oversight fee is equal to 0.10% of the gross purchase price of the Portfolio and is payable in quarterly installments. Total oversight fees incurred for the years ended 2025, 2024, and 2023 were $401,058,
$401,058 and $401,058, respectively. These fees are included in general and administrative expenses on the Consolidated Statements of Operations.
The LLC Agreement also provides for a construction management fee to be paid to Welltower Inc. for construction management services for projects over $10,000. The fee is equal to 5% of construction costs up to $500,000 and 4% of construction costs when costs exceed $500,000. Total construction management fees incurred for the years ended 2025, 2024 and 2023 were $55,045, $255,581 and $181,486, respectively. These fees are capitalized within buildings and improvements on the Consolidated Balance Sheets.
The Company has a net payable due to affiliates of $339,112 and $214,002 as of December 31, 2025 and 2024, respectively, which include the above mentioned property management and oversight fees of $108,725 and $100,264, respectively, as of December 31, 2025; and $0 and $100,264 as of December 31, 2024. Included is the reimbursement due from affiliated entities of $(90,386) for expenses paid on behalf of the affiliated entities as of December 31, 2025, and the reimbursement due to affiliated entities of $113,738 for expenses paid on behalf of the Company as of December 31, 2024.
6.Ground Leases
The Company assumed five ground leases in December 2020, with an additional two ground leases assumed in February 2021. The agreements have remaining terms of 36 to 67 years that expire between 2062 and 2092. Four of the leases are classified as operating leases while three of the leases are classified as finance leases. Six of the leases have renewal options between 10 to 25 years.
Renewal options that we are reasonably certain to exercise are recognized in our right-of-use assets and lease liabilities. We consider it reasonably certain that we will exercise renewal options that begin prior to the date of the building being fully depreciated. As our leases do not provide a rate implicit in the lease agreement, we use our incremental borrowing rate available at lease commencement to determine the present value of lease payments. The incremental borrowing rates were determined using our longer term borrowing rates (actual pricing through 30 years, as well as other longer-term market rates). The components of lease expense are as follows:

		Year Ended December 31,
	Classification	2025	2024	2023
Operating lease cost: Straight-line amortization(1)	Property operating expenses	$ 344,869	$ 344,869	$ 345,133
Finance lease cost:
Amortization of leased assets (2)	Depreciation and amortization	$ 164,471	$ 117,691	$ 120,312
Interest on ground lease liability	Interest expense	310,894	308,531	306,165
Total		$ 475,365	$ 426,222	$ 426,477
(a)Included in this figure is amortization of the below market ground lease intangible assets related to the ground leases acquired in conjunction with the transactions. The value of these intangibles is included in the Operating leases right-of-use assets, net line item on the consolidated balance sheet. Annual amortization of these intangibles is summarized for each of the next 5 years and thereafter in the table below.
(b)Included in this figure is amortization of the above market ground lease intangible assets related to the ground leases acquired in conjunction with the transactions. The value of these intangibles is included in the Finance leases right-of-use assets, net line item on the consolidated balance sheet. Annual amortization of these intangibles is summarized for each of the next 5 years and thereafter in the table below.

12

Vida JV LLC & Subsidiaries
Notes to Consolidated Financial Statements

Estimated future amortization of above-market and below- market leases as of December 31, 2025 are as follows:

	Above Market Ground Lease Amortization	Below Market Ground Lease Amortization
2026	$25.678	$107.905
2027	25,678	107,905
2028	25,678	107,905
2029	25,678	107,905
2030	25,678	107,905
Thereafter	857,564	3,587,988
Total	$985,954	$4,127,513

Future payments of lease liabilities as of December 31, 2025 are as follows:

	Operating Leases	Finance Leases
2026	$166.605	$257.343
2027	169,238	260,441
2028	171,936	277,220
2029	174,702	279,934
2030	177,537	282,714
Thereafter	9,602,387	17,924,744
Total lease payments	10,462.405	19,282,396
Less: imputed interest	(6,240,260)	(11,875,644)
Total present values of lease liabilities	$4,222.15	$7,406.75
Supplemental information related to leases is as follows:
	December 31, 2025	December 31, 2024
Weighted average remaining lease term (years): Operating leases	42.5	43.5
Finance lease	45.2	46.2
Weighted average discount rate:
Operating leases	4.4%	4.4%
Finance lease	4.2%	4.2%
13

Vida JV LLC & Subsidiaries
Notes to Consolidated Financial Statements
7.Debt
In 2025, the Company refinanced its existing loan with Capital One, N.A. As a result of the refinancing, the Company has one loan payable in the amount of $205,000,000 outstanding as of December 31, 2025. In 2025, the Company issued $1,503,658 of secured debt for tenant improvements and leasing commissions. The interest rate is Secured Overnight Financing Rate ("SOFR") plus 1.90%. SOFR as of December 31, 2025 was 3.87%. Payments on the loan are interest only through the maturity date of September 28, 2028, with a balloon payment due at that time. The loan can be extended for one successive year term at our option.
The following is a summary of our secured debt as of December 31, 2025 and December 31, 2024:

	December 31, 2024	Debt Issuance	Amortization	December 31, 2025
Secured Debt	$ 203,496,342	$ 1,503,658 $	— $	205,000,000
Deferred Loan Costs	(666,658)	(2,326,658)	955,711	(2,037,605)
Secured Debt Total	$ 202,829,684	$ (823,000) $	955,711 $	202,962,395

The Company is subject to various quarterly debt covenants. As of December 31, 2025, the Company was in compliance with all debt covenants.
8.Derivative Instruments
On June 1, 2022, we entered into three SOFR interest rate swap contracts including a pay fixed (0.148%) and receive SOFR interest rate swap contract with a notional value of $130,296,194, a pay fixed (0.163%) and receive SOFR interest rate swap contract with a notional value of $46,611,336, and a pay fixed (0.198%) and receive SOFR interest rate swap contract with a notional value of $23,621,470. The first contract matures on September 29, 2025 while the two additional contracts matured on October 1, 2024. These interest rate swap contracts are used to hedge the variable cash flows associated with our variable rate debt.
On October 1, 2024, we entered into a pay fixed (4.174%) and receive SOFR interest rate swap contract with a notional value of $35,000,000. The contract matures on September 28, 2025 and is being used to hedge the variable cash flows associated with our variable rate debt.
On July 1, 2025, we entered into a pay fixed (3.605%) and receive SOFR interest rate swap contract with a notional value of
$148,000,000. The contract matures on April 1, 2028 and is being used to hedge the variable cash flows associated with our variable rate debt.
The fair value of these contracts totaled $(1,071,562) as of the year ended December 31, 2025 and $3,869,016 as of the year ended December 31, 2024. Interest received in connection with these contracts for the year ended 2025, 2024 and 2023 was
$4,289,300, $9,437,516, and $9,891,818, respectively. The derivative liabilities as of the year ended December 31, 2025 are included in the Accrued expenses and other liabilities on the Consolidated Balance Sheets.
These derivative instruments are not designated as hedges for accounting purposes, therefore gains, including interest received and losses including interest paid, and losses resulting from the changes in fair value of these derivative instruments are recorded in gain on derivative instrument on the Consolidated Statement of Operations.
9.Operating Leases
Substantially all of our operating leases in which we are the lessor contain escalating rent structures. Leases with fixed annual rental escalators are generally recognized on a straight-line basis over the non-cancellable lease period, subject to a collectability assessment. Rental income related to leases with contingent rental escalators is recorded based on the contractual cash rental payments due for the period. The Company’s leases typically include some form of operating expense reimbursement by the tenant.

14

Vida JV LLC & Subsidiaries
Notes to Consolidated Financial Statements

The following table is a summary of our rental income:

	Year Ended December 31,
	2025	2024	2023
Fixed lease payment	$ 29,864,195	$ 30,176,828	$ 29,834,707
Variable lease payment	8,203,671	8,517,007	7,711,561
Lease intangible amortization	(153,928)	(155,514)	(163,682)
Total rental income	$ 37,913,938	$ 38,538,321	$ 37,382,586

The following table sets forth the future minimum lease payments receivable, excluding operating expense reimbursements, for leases in effect at December 31, 2025:

Total
2026	$ 27,862,000
2027	25,117,805
2028	22,763,731
2029	18,695,708
2030	16,413,302
Thereafter	107,569,826
Totals	$ 218,422,372
The following tenants contributed greater than 10% of rental income recorded for the year ended December 31, 2025:

Concentration by Tenant:	Percentage of Current Year Rental Income	Lease Expiration Year
OHI West Medical Group II, LLC	18%	2038
The below table is a breakdown of rental revenue by state for the year ended December 31, 2025:

Concentration by State:	Percentage of Current Year Rental Income
Florida	53%
Texas	27%
California	10%
Colorado	6%
Tennessee	4%
Total	100%
15

Vida JV LLC & Subsidiaries
Notes to Consolidated Financial Statements
10.Disclosure about the Fair Value of Financial Instruments
Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. A three-level valuation hierarchy exists for disclosures of fair value instruments based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. A financial instrument's categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels are defined below:
Level 1 - Quoted prices in active markets for identical assets or liabilities.
Level 2 - Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:
Cash and Cash Equivalents and Restricted Cash - The carrying amount approximates fair value.
Secured Debt - The fair value of the Company’s secured debt was $204,641,991 and $203,946,711 as of the years ended December 31, 2025 and 2024, respectively. Fair value of the Company’s secured debt is estimated by modeling the cash flows required by the Company’s debt agreements and discounting them back to the present value using the appropriate discount rate based on current market rates and conditions determined by evaluating similar borrowing agreements with comparable loan-to-value ratios and credit profiles. The inputs used in determining the fair value of the Company’s indebtedness are considered Level 3.
Interest Rate Swaps - Interest rate swaps are recorded in other assets or other liabilities on the balance sheet at fair value that is derived from observable market data (Level 2).
11.Subsequent Events
The Company has reviewed subsequent events through February 27, 2026, the date the consolidated financial statements were available for issuance. There have been no events subsequent to the balance sheet date which require disclosures or adjustment in these consolidated financial statements.
16

Vida JV LLC & Subsidiaries
Supplemental Information
17

Vida JV LLC & Subsidiaries Schedule III
Real Estate and Accumulated Depreciation December 31, 2025

		Initial Cost to Company			Gross Amount at Which Carried at Close of Period
Description	Encumbrances	Land & Land Improvements	Building & Improvements	Cost Capitalized Subsequent to Acquisition	Land & Land Improvements	Building & Improvements	Accumulated Depreciation	Year Acquired	Year Built	Address
Castle Rock, CO	$11,513,205	$20,669	$20,045,458	$3,443,202	$20,669	$23,488,660	$3,117,258	2021	2013	2352 Meadows Boulevard
Glendale, CA	12,989.257	99.48	19,721.146	2,092.107	99.48	21,813.253	$3,161.82	2021	2002	222 W. Eulalia St.
Franklin, TN	8,561.101	2,993.824	9,360.827	1,669.127	2,993.824	11,029.954	$1,877.954	2020	1988	100 Covey Drive
Dallas, TX	17,830.708	167.883	31,245.013	1,441.109	167.883	32,686.122	$5,429.437	2020	2004	7115 Greenville Avenue
Plano, TX	11,454.163	2,866.2	9,883.197	3,123.549	2,866.2	13,006.746	$2,697.116	2020	2007	6957 Plano Parkway
Plantation, FL	8,443.018	3,521.86	8,965.846	702.982	3,521.86	9,668.828	$1,972.185	2020	1996	600 Pine Island Rd.
Lakewood, CA	5,095.331	61.967	8,434.764	44.584	61.967	8,479.348	$1,393.32	2020	1993	5750 Downey Ave.
Boynton Beach, FL	7,557.386	425.339	11,245.322	519.983	425.339	11,765.305	$1,918.81	2020	1996	10075 Jog Rd.
San Antonio, TX	10,208.375	20.557	15,926.023	1,766.831	20.557	17,692.854	$3,003.836	2020	2007	3903 Wiseman Boulevard
Coral Springs, FL	7,852.596	3,718.538	10,774.695	813.824	3,718.538	11,588.519	$2,556.759	2020	2005	2901 Coral Hills Drive
Coral Springs, FL	8,797.27	2,186.298	11,183.023	655.156	2,186.298	11,838.179	$1,979.373	2020	2008	3001 Coral Hills Drive
Brandon, FL	5,963.25	1,867.086	7,176.876	—	1,867.086	7,176.876	$1,151.879	2020	2016	2020 Town Center Boulevard
Land O Lakes, FL	14,530.46	5,173.522	22,941.586	—	5,173.522	22,941.586	$3,602.025	2020	2009	2100 Via Bella
Land O Lakes, FL	6,507.678	2,556.235	10,144.173	—	2,556.235	10,144.173	$1,611.011	2020	2011	2150 Via Bella
Tampa, FL	6,671.755	2,755.421	8,739.419	—	2,755.421	8,739.419	$1,399.843	2020	1996	12500 N Dale Mabry
Zephyrhills, FL	20,605.685	9,096.656	27,368.095	—	9,096.656	27,368.095	$4,456.602	2020	2016	2352 Bruce B Downs Boulevard
San Antonio, TX	4,138.85	1,391.48	4,705.644	1,241.373	1,391.48	5,947.017	$1,395.97	2020	1999	19016 Stone Oak Pkwy.
San Antonio, TX	4,475.39	1,751.736	3,780.187	1,349.816	1,751.736	5,130.003	$1,363.974	2020	1999	540 Stone Oak Centre Drive
Boynton Beach, FL	28,340.198	21,238.136	44,549.244	1,980.74	21,238.136	46,529.984	$8,161.383	2020	1995	10301 Hagen Ranch Road
Palm Springs, FL	3,464,324	952,889	3,915,211	499,484	952,889	4,414,695	$975,949	2020	1997	1630 S. Congress Ave.
Total	$ 205,000,000	$ 62,865,776	$ 290,105,749	$ 21,343,867	$ 62,865,776	$ 311,449,616	$ 53,226,504
'

18

VIDA JV LLC & Subsidiaries Schedule III (continued)
Real Estate and Accumulated Depreciation December 31, 2025

The following table summarizes activity for real estate and accumulated depreciation for the years ended December 31, 2025, 2024 and 2023:

	Year Ended December 31
Investment in real estate:	2025	2024	2023
Beginning balance	$ 367,341,800	$ 361,294,351	$ 358,400,478
Acquisitions and development	—	—	—
Improvements	6,973,592	6,047,449	2,893,873
Ending balance	$ 374,315,392	$ 367,341,800	$ 361,294,351
Accumulated depreciation: Beginning balance	$ (42,804,730)	$ (32,458,915)	$ (22,253,800)
Depreciation and amortization expenses	(10,421,774)	(10,345,815)	(10,205,115)
Ending balance	$ (53,226,504)	$ (42,804,730)	$ (32,458,915)

19